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Exhibit 99.(a)(5)(v)

(a)(5)(v)    Shareholder Circular, dated January 17, 2005.

Exhibit 99(a)(5)(v)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

        If you are in any doubt as to any aspect of this document, you should consult a licensed securities dealer, a bank manager, solicitor, professional accountant or other professional advisor.

        If you have sold or transferred all your shares in Beijing Yanhua, you should at once hand this document and the accompanying form of proxy to the purchaser or transferee or to the bank, licensed securities dealer or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee.

        The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.

        Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger or the merits or fairness of the Merger, or passed upon the adequacy of the disclosure in this document. Any representation to the contrary is a criminal offence.

PROPOSED PRIVATIZATION OF

SINOPEC BEIJING YANHUA PETROCHEMICAL COMPANY LIMITED
(A joint stock limited company incorporated in the People's Republic of China with limited liability)
(Stock code: 0325)
BY

(A joint stock limited company incorporated in the People's Republic of China with limited liability)
(Stock code: 0386)

THROUGH BEIJING FEITIAN BY WAY OF
MERGER BY ABSORPTION OF BEIJING YANHUA UNDER
ARTICLE 184 OF THE PRC COMPANY LAW
AT THE CANCELLATION PRICE OF
HK$3.80 PER BEIJING YANHUA H SHARE

Financial Advisors to Sinopec Corp.

CHINA INTERNATIONAL CAPITAL CORPORATION (HONG KONG) LIMITED

Financial Advisor to Beijing Yanhua

Bear Stearns Asia Limited

Independent Financial Advisor to
the Beijing Yanhua Independent Board Committee

Lehman Brothers Asia Limited

        This document is issued jointly by Beijing Yanhua and Sinopec Corp. to the Beijing Yanhua Shareholders. A letter from the chairman of the Beijing Yanhua Board is set out in Annex A of this document and a letter from the Beijing Yanhua Independent Board Committee containing its advice to the Independent Beijing Yanhua Shareholders in relation to the Proposal is set out in Annex B of this document. A letter from the Independent Financial Advisor containing its advice to the Beijing Yanhua Independent Board Committee in relation to the Proposal is set out in Annex D of this document.

        January 17, 2005

SINOPEC BEIJING YANHUA PETROCHEMICAL COMPANY LIMITED
(A joint stock limited company incorporated in the People's Republic of China with limited liability)

TO THE BEIJING YANHUA SHAREHOLDERS

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        On December 29, 2004, the Beijing Feitian Board and the Beijing Yanhua Board respectively approved and Beijing Feitian and Beijing Yanhua entered into the Merger Agreement, which was amended on January 14, 2005. The Merger Agreement, as amended, provides for the Merger of Beijing Yanhua with and into Beijing Feitian. Beijing Feitian will be the surviving company upon completion of the Merger and all record holders of Beijing Yanhua H Shares on July 15, 2005 will be entitled to HK$3.80 per Beijing Yanhua H Share.

        The Merger cannot be completed unless the Merger Agreement is approved by the Beijing Yanhua Shareholders.

        As required under PRC Company Law and the Beijing Yanhua Articles, the Merger requires the approval of not less than two-thirds of the Beijing Yanhua Shareholders attending the Special General Meeting. According to the PRC Company Law and the Beijing Yanhua Articles, Sinopec Corp. is eligible to vote at the Special General Meeting. Sinopec Corp. intends to vote for the Proposal at the Special General Meeting.

        In addition, under Rule 2.10 of the Takeovers Code, which is deemed to be applicable to the Proposal, the Merger also requires the approval of the Independent Beijing Yanhua Shareholders. The resolution of the Independent Beijing Yanhua Shareholders will only be considered to have been passed if (i) the Proposal is approved by at least 75% of the votes attaching to the Beijing Yanhua H Shares held by the Independent Beijing Yanhua Shareholders that are cast either in person or by proxy (by way of poll) at the Special General Meeting of the Independent Beijing Yanhua Shareholders; and (ii) the number of votes cast against the resolution at the Special General Meeting of the Independent Beijing Yanhua Shareholders is not more than 10% of the votes attaching to all of the Beijing Yanhua H Shares held by all of the Independent Beijing Yanhua Shareholders.

        Only those Beijing Yanhua Shareholders who hold their Beijing Yanhua Shares at the close of business on February 1, 2005 will be entitled to vote at the Special General Meeting and only those Independent Beijing Yanhua Shareholders who hold their Beijing Yanhua H Shares at the close of business on February 1, 2005 will be entitled to vote at the Special General Meeting of the Independent Beijing Yanhua Shareholders. The notices for the Special General Meetings that were sent out on January 17, 2005 are attached as Annex G and Annex H, respectively.

        After careful consideration, the Beijing Yanhua Board has determined the Merger to be fair, reasonable and in the best interests of the Beijing Yanhua Shareholders. The Beijing Yanhua Board has approved the Merger Agreement and the Merger and recommends their approval by the Beijing Yanhua Shareholders.

        This document provides you with detailed information concerning Beijing Yanhua, Sinopec Corp., Beijing Feitian and the Merger. Please give all of the information contained in this document your

i

careful attention. In particular, you should carefully consider the discussion in the section entitled "SPECIAL FACTORS REGARDING THE MERGER" beginning on page 24 of this document.

        Neither the SEC nor any state securities commission has approved or disapproved the Merger or the merits or fairness of the Merger, or passed upon the adequacy of the disclosure in this document. Any representation to the contrary is a criminal offence.

        Please use this opportunity to take part in the affairs of Beijing Yanhua by voting on the approval of the Merger Agreement and the Merger. Whether or not you plan to attend the Special General Meetings, please complete, sign, date and return the accompanying proxy forms. Returning the proxy forms does NOT deprive you of your right to attend the Special General Meetings and to vote your Beijing Yanhua Shares in person. Your vote is very important.

        If you are a record holder of the Beijing Yanhua ADSs, you must instruct the depositary for your Beijing Yanhua ADSs as to how to vote at the Special General Meetings. If you are not a record holder of the Beijing Yanhua H Shares or the Beijing Yanhua ADSs and hold Beijing Yanhua H Shares or Beijing Yanhua ADSs through an account at your broker, you must instruct your broker how you wish your Beijing Yanhua H Shares or Beijing Yanhua ADSs to be voted at the Special General Meetings.

        If the Merger is concluded, Beijing Yanhua Shareholders will be advised of the procedures for receiving the Merger Consideration.

        We appreciate your interest in Beijing Yanhua and consideration of this matter.

Yongjian Wang Chairman of the Board of Directors Sinopec Beijing Yanhua Petrochemical Company Limited

        This document is dated January 17, 2005 and was first mailed to Beijing Yanhua Shareholders on or about January 17, 2005.

Sinopec Beijing Yanhua Petrochemical Company Limited
No. 1 Beice Yingfeng Erli,
Yanshan, Fangshan District
Beijing, the PRC
Telephone: (86-10) 6934 5924
Facsimile: (86-10) 6934 5448

REPRESENTATIONS AND WARRANTIES	57
CONDITIONS TO THE COMPLETION OF THE MERGER	59
DE-REGISTRATION OF BEIJING YANHUA	60
CONVERSION OF BEIJING YANHUA DOMESTIC SHARES	60
TERMINATION OF THE MERGER	60
EXPENSES	61
CONDUCT OF BUSINESS BY BEIJING YANHUA	61
AMENDMENTS, MODIFICATIONS AND WAIVER	62
NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES	63
INDEMNIFICATION	63
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OWNERSHIP OF SECURITIES OF BEIJING YANHUA AND SINOPEC CORP.	64
FUTURE INTENTIONS OF SINOPEC CORP.	65
FEES AND EXPENSES	66
WHERE TO FIND MORE INFORMATION	67
ANNEX INDEX	68

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What is the proposed Merger?

A:
Upon completion of the Merger, Beijing Yanhua will be merged with and into Beijing Feitian, a wholly-owned subsidiary of Sinopec Corp. Beijing Feitian will be the surviving corporation. See "SUMMARY—The Merger—General".

Q:
As a Beijing Yanhua H Shareholder, what do I receive for my Beijing Yanhua H Shares as a result of the Merger?

A:
If the Merger is approved, you will receive HK$3.80 for each Beijing Yanhua H Share (which translates into US$24.37 for each Beijing Yanhua ADS*). See "SUMMARY—The Merger—Merger Consideration".

Q:
What are the United States federal tax consequences of the proposed Merger?

A:
For United States holders generally, Beijing Yanhua Shareholders' receipt of cash for Beijing Yanhua H Shares or Beijing Yanhua ADSs pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and you will recognize capital gain or loss equal to the difference between the U.S. dollar value of the amount you realize and your tax basis in your Beijing Yanhua H Shares or Beijing Yanhua ADSs. Tax matters, however, are complicated, and the tax consequences of the proposed Merger to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the Merger to you. See "Special Factors Regarding the Merger—Taxation" and "Special Factors Regarding the Merger—Material U.S. Federal Income Tax Consequences".

Q:
If I am not going to attend the Special General Meetings but still want to vote on the proposed Merger, should I return my proxy form?

A:
Yes, please fill out and sign your proxy form and mail it to us as soon as possible. If you are the holder of record of Beijing Yanhua ADSs, you must instruct your depositary for your Beijing Yanhua ADSs how to vote. If your Beijing Yanhua H Shares or Beijing Yanhua ADSs are held by your broker, you must provide your broker with instructions on how you wish to vote and request them to fill out and sign the proxy forms according to your instructions and mail the completed and signed proxy forms to the Registrar's office at 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong. Returning your proxy forms ensures that your Beijing Yanhua H Shares will be represented at the Special General Meetings. See "Special General Meetings—Abstentions".

Q:
If my Beijing Yanhua H Shares are held by my broker, will my broker vote my Beijing Yanhua H Shares for me?

A:
Your broker should send you directions on how to provide your broker with instructions to vote your Beijing Yanhua H Shares. If you do not provide your broker with instructions on how to vote your Beijing Yanhua H Shares, your broker will not be permitted to vote them on the Merger. You should therefore be sure to provide your broker with instructions on how you wish to vote your Beijing Yanhua H Shares. If you do not give voting instructions to your broker, you will not be

*
Translation of amounts from HK$ to US$ is only for the convenience of readers and has been made at the exchange rate of US$1.00 = HK$7.7796, representing the noon buying rate quoted by the Federal Reserve Bank of New York on December 21, 2004. No representation is made that the HK$ amounts could have been, could be or will be converted into US$ at such rate or at any other rate.

  counted as voting for the purposes of the Special General Meetings. See "SPECIAL GENERAL MEETINGS—Abstentions."

Q:
What do I do if I want to change my vote after I have mailed my proxy forms?

A:
Send in, or if your Beijing Yanhua H Shares or Beijing Yanhua ADSs are held by a broker, ask your broker to send in, a later-dated, signed proxy form to the Registrar's office 24 hours before the Special General Meetings or attend the Special General Meetings in person and vote. See "SPECIAL GENERAL MEETINGS".

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this document and completing, dating and signing your proxy forms, you should return your signed proxy forms in accordance with the instructions printed thereon as soon as practicable (but in any event not later than 24 hours before the scheduled timing for holding the relevant Special General Meeting) so that your Beijing Yanhua H Shares may be represented at the Special General Meetings. If you are the holder of record of Beijing Yanhua ADSs, instruct your depositary for your Beijing Yanhua ADSs how to vote. If your Beijing Yanhua H Shares are held by brokers, ask your broker to date, sign and mail the proxy form to us. In order to ensure that your vote is counted, please return your proxy forms, even if you currently plan to attend the Special General Meetings in person. If you hold Beijing Yanhua ADSs through an account at your broker, you must instruct your broker how you wish to vote.

  You may still attend the Special General Meetings in person if you have not returned your signed proxy forms.

Q:
What does the Beijing Yanhua Board recommend I do?

A:
The Beijing Yanhua Board recommends that Beijing Yanhua Shareholders vote for approval of the Merger Agreement and the Merger. See "SPECIAL FACTORS REGARDING THE MERGER—Recommendation of the Beijing Yanhua Board".

Q:
Why is the Beijing Yanhua Board recommending that I vote for approval of the Merger Agreement and the Merger?

A:
The Beijing Yanhua Board has determined that the Merger is fair, reasonable and in the best interests of the Beijing Yanhua Shareholders. For a complete description of the factors considered by the Beijing Yanhua Board in concluding that the Merger is fair and reasonable to the Beijing Yanhua Shareholders, please see "SPECIAL FACTORS REGARDING THE MERGER—Recommendation of the Beijing Yanhua Board".

Q:
Does Beijing Feitian have the financial resources to pay the Merger Consideration?

A:
Yes. The aggregate consideration to be paid by Beijing Feitian to Beijing Yanhua H Shareholders after the withdrawal of the Beijing Yanhua Listing is approximately HK$3,846 million. Sinopec Corp. and Beijing Feitian intend to finance the cash consideration required for the Proposal from existing banking facilities of Sinopec Corp. granted by Bank of China and made available to Sinopec Corp. and its subsidiaries. For a more detailed description of Beijing Feitian's source of funds, please see "SPECIAL FACTORS REGARDING THE MERGER—Source of Funds for the Payment of Merger Consideration".

Q:
Where can I find more information about Beijing Yanhua?

A:
Beijing Yanhua files reports with, and submits other information to, the Hong Kong Stock Exchange. The reports and other information filed with the Hong Kong Stock Exchange by Beijing Yanhua are also available at Hong Kong Stock Exchange's website at www.hkex.com.hk. Beijing Yanhua also files reports with, and submits other information to, the SEC. You may read and copy these reports and information at the SEC's public reference facilities. Please call the SEC in the United States at 1-800-SEC-0330 for information about these facilities. The reports and other information filed with the SEC by Beijing Yanhua are also available at SEC's website at www.sec.gov.

Q:
What are the location, date and time of the Special General Meetings?

A:
The Special General Meeting will be held at Beijing Yanhua Hotel located at No. 4 Ying Feng Zhong Lu, Yanshan, Fangshan District, Beijing, the PRC on March 4, 2005 at 9:30 a.m., Beijing time. The Special General Meeting of the Independent Beijing Yanhua Shareholders will be held at the same location on the same date at 10:30 a.m., Beijing time. See "SPECIAL GENERAL MEETINGS—Date, Time and Place."

Q:
Why are there two Special General Meetings for Beijing Yanhua?

A:
The Special General Meeting is necessary for the approval of the Merger Agreement and the Merger under PRC Company Law and the Beijing Yanhua Articles. The Special General Meeting of the Independent Beijing Yanhua Shareholders is necessary under the Takeovers Code because the Merger is a transaction regulated by the Takeovers Code. See "SPECIAL GENERAL MEETINGS".

Q:
How will Beijing Yanhua H Shareholders and Beijing Yanhua ADS Holders receive the Merger Consideration?

A:
Within 10 days from the Delisting Date, Beijing Feitian will make proper arrangement to cause the Registrar to pay the Merger Consideration for each Beijing Yanhua H Share. For Beijing Yanhua ADS Holders, the depositary for your Beijing Yanhua ADSs will send you written instructions on how to receive the Merger Consideration. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT—Payment of the Merger Consideration".

Q:
If my Beijing Yanhua Shares are held through ADSs, what are the voting procedures?

A:
Holders of Beijing Yanhua ADSs will receive with this document an ADS Voting Instruction Card and reply-paid envelop. Please complete and sign the ADS Voting Instruction Card and return it in the enclosed reply-paid envelop in accordance with the instructions printed on it as soon as possible and in any event so as to be received by the Bank of New York at P.O. Box 11230, Church Street Station, New York, NY 10203-0230, United States by 5:00 p.m. (New York time on February 21, 2005). If you hold your ADSs indirectly, you must rely on the procedures of the bank, broker, financial institution or share plan administrator through which you hold your Beijing Yanhua ADSs if you wish to vote.

Q:
When do you expect the Merger to be completed?

A:
We are working towards completing the Merger as quickly as possible. Assuming that Beijing Yanhua receives the approval of the relevant Beijing Yanhua Shareholders at the Special General Meetings, we currently expect that we will receive all other necessary PRC approvals and complete the Merger by the end of August, 2005.

Q:
Who should I call with additional questions?

A:
If you are a Beijing Yanhua Shareholder, please call the Secretary to the Beijing Yanhua Board at (8610) 6934 5924. Please be aware that the local time in Beijing is 13 hours ahead of Eastern Standard Time in the United States. There is no time difference between Beijing and Hong Kong.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the Merger and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents to which you have been referred. See "WHERE TO FIND MORE INFORMATION."

THE COMPANIES

Sinopec Corp.
No. A6, Huixin East Street,
Chaoyang District, Beijing, 100029, PRC
Telephone: (8610) 6499-9295
Facsimile: (8610) 6499-9294

        Sinopec Corp. is a joint stock limited liability company incorporated on February 25, 2000 in accordance with the PRC Company Law whose H shares are listed on the Hong Kong Stock Exchange, A shares are listed on the Shanghai Stock Exchange and American Depositary Shares ("ADSs") are listed on the NYSE and traded on the London Stock Exchange.

        Sinopec Corp. is approximately 67.917% owned by CPC, which is a PRC state-owned enterprise.

        The principal operations of Sinopec Corp. include exploring for and developing, producing and trading crude oil and natural gas, processing crude oil into finished oil products, producing finished oil products and trading, transporting, distributing and marketing finished oil products and producing, distributing and trading petrochemical products. See "THE COMPANIES—Sinopec Corp.".

Beijing Feitian
No. A6, Huixin East Street,
Chaoyang District, Beijing, 100029, PRC
Telephone: (8610) 6499-0008
Facsimile: (8610) 6499-0477

        Beijing Feitian is a wholly-owned subsidiary of Sinopec Corp. established in the PRC on June 29, 2004. It is 95% owned by Sinopec Corp. and 5% owned by Sinopec International. Sinopec International is a wholly-owned subsidiary of Sinopec Corp. Beijing Feitian is established for the purpose of the Merger and has no substantive business. See "THE COMPANIES—Beijing Feitian".

Beijing Yanhua
No. 1 Beice, Yingfeng Erli,
Yanshan, Fangshan District
Beijing, the PRC
Telephone: (8610) 6934 5924
Facsimile: (8610) 6934 5448

        Beijing Yanhua is a joint stock limited company incorporated on April 23, 1997 in accordance with the PRC Company Law. Its principal executive office is No. 1 Nanlu, Yanshangang, Fangshan District, Beijing, PRC. Beijing Yanhua's foreign shares (accounting for approximately 30% of its issued share capital) include the Beijing Yanhua H Shares and the Beijing Yanhua ADSs.

        The principal business of Beijing Yanhua involves the production and sale of three principal petrochemical product groups, namely: (i) resins and plastics, (ii) synthetic rubber, and (iii) basic organic chemical products. See "THE COMPANIES—Beijing Yanhua".

THE SPECIAL GENERAL MEETINGS OF BEIJING YANHUA

Date, Time and Place; Purpose

        Two Special General Meetings, one for the Beijing Yanhua Shareholders, the other for the Independent Beijing Yanhua Shareholders, will be held at Beijing Yanhua Hotel located at No. 4 Ying Feng Zhong Lu, Yanshan, Fangshan District, Beijing, the PRC at 9:30 a.m. and 10:30 a.m., Beijing time, respectively, on March 4, 2005. The Beijing Yanhua Shareholders and the Independent Beijing Yanhua Shareholders who appear on the Registers at the close of business on February 1, 2005 will be asked to consider and vote upon a proposal to approve the Proposal at the Special General Meeting and the Special General Meeting of the Independent Beijing Yanhua Shareholders respectively. See "THE SPECIAL GENERAL MEETINGS—Date, Time and Place; Purpose."

Record Date for the Special General Meetings

        Only holders of record of Beijing Yanhua Shares at the close of business on February 1, 2005 are entitled to vote at the Special General Meetings. Each Beijing Yanhua Shareholder on the Registers at the close of business on February 1, 2005 is entitled to cast one vote per Beijing Yanhua Share on the Proposal at the Special General Meeting. Each Independent Beijing Yanhua Shareholder on the Registers at the close of business on February 1, 2005 is entitled to cast one vote per Beijing Yanhua H Share on the Proposal in the Special General Meeting of Independent Beijing Yanhua Shareholders.

Quorum and Required Votes

        The presence at the Special General Meeting, either in person or by proxy, of a majority of the issued and outstanding Beijing Yanhua Shares entitled to attend will constitute a quorum at the Special General Meeting. With respect to the Special General Meeting of the Independent Beijing Yanhua Shareholders, the Beijing Yanhua Shares held by non-Independent Beijing Yanhua Shareholders represented at such meeting will count towards the quorum, although they are not allowed to vote at such meeting. See "THE SPECIAL GENERAL MEETINGS—Quorum and Required Vote."

        The Merger requires the approval of not less than two-thirds of the Beijing Yanhua Shareholders attending the Special General Meeting. According to the PRC Company Law and the Beijing Yanhua Articles, Sinopec Corp. is eligible to vote in the Special General Meeting. Sinopec Corp. intends to vote for the Proposal in the Special General Meeting.

        In addition, under the Takeovers Code, the Merger also requires the approval of the Independent Beijing Yanhua Shareholders. The resolution of the Independent Beijing Yanhua Shareholders approving the Merger will only be considered to have been passed if (i) the Proposal is approved by at least 75% of the votes attaching to the Beijing Yanhua H Shares of the Independent Beijing Yanhua Shareholders that are cast either in person or by proxy (by way of poll) at the Special General Meeting of the Independent Beijing Yanhua Shareholders; and (ii) the number of votes cast against the resolution (by way of poll) at the Special General Meeting of the Independent Beijing Yanhua Shareholders is not more than 10% of the votes attaching to all the Beijing Yanhua H Shares held by all the Independent Beijing Yanhua Shareholders. See "THE SPECIAL GENERAL MEETINGS—Quorum and Required Vote".

Solicitation of Proxies and Expenses

        Beijing Yanhua H Shares represented by properly executed proxies received in time for the Special General Meetings will be voted at the Special General Meetings in the manner specified in the proxy forms. Proxy forms that are properly executed but do not contain instructions will be voted "FOR" approval and adoption of the Proposal. A shareholder may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the Special General Meetings, to the Secretary to the Beijing Yanhua

Board, a written notice of revocation bearing a later date or time than the proxy form delivered; (ii) delivering to the Registrar on 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong a duly executed proxy form bearing a later date or time than the revoked proxy form; or (iii) attending the Special General Meetings and voting in person, and attendance at the Special General Meetings will not by itself constitute a revocation of a proxy; unless you revoke your proxy at such meetings, it will be voted in accordance with the instructions on your proxy form. See "THE SPECIAL GENERAL MEETINGS—Solicitation of Proxies and Expenses."

        Sinopec Corp. and Beijing Yanhua will bear the cost of the solicitation of proxies from the Beijing Yanhua Shareholders. Beijing Yanhua will bear the cost of printing and mailing this document to them. The solicitation, if any, will be conducted by CICC and Morgan Stanley. CICC and Morgan Stanley will not charge extra fees for conducting such solicitation, if any. See "THE SPECIAL GENERAL MEETINGS—Solicitation of Proxies and Expenses."

THE MERGER

General

        This "merger by absorption" is provided for under the PRC Company Law and the Beijing Yanhua Articles.

        Under the Merger Agreement, on the Effective Date, (i) Beijing Yanhua will be merged into Beijing Feitian, with Beijing Feitian as the surviving corporation; and (ii) the assets and liabilities (together with the rights and obligations attached to such assets) and the employees of Beijing Yanhua will be assumed by Beijing Feitian. A copy of the English translation of the Merger Agreement is attached hereto as Annex F. You should read it completely.

Merger Consideration

        Pursuant to the Proposal, Beijing Feitian will (i) pay the Cancellation Price per Beijing Yanhua H Share in cash to the Beijing Yanhua H Shareholders for the cancellation of all Beijing Yanhua H Shares and (ii) issue RMB4,163,335,400 of new registered capital of Beijing Feitian to Sinopec Corp. (representing 70% of the NAV of Beijing Yanhua as at December 31, 2003), being the sole holder of all Beijing Yanhua Domestic Shares for the cancellation of all Beijing Yanhua Domestic Shares.

        The Cancellation Price represents a premium of approximately 10.9% over the closing price of HK$3.425 per Beijing Yanhua H Share as quoted on the Hong Kong Stock Exchange on December 21, 2004 (being the last date of trading prior to the suspension of trading in the Beijing Yanhua H Share pending the issue of the Announcement). The Cancellation Price per Beijing Yanhua H Share represents a premium of approximately 140.5% to the NAV per Beijing Yanhua H Share of approximately HK$1.58 as at December 31, 2003 and a premium of approximately 108.8% to the unaudited net asset value per Beijing Yanhua H Share of approximately HK$1.82 as at June 30, 2004.

        The Cancellation Price was arrived at after taking into consideration prevailing and historical market prices of the Beijing Yanhua H Shares, the NAV per Beijing Yanhua H Share as at December 31, 2003 and the unaudited net asset value per Beijing Yanhua H Share as at June 30, 2004.

        Following the payment of the Merger Consideration, the Beijing Yanhua H Shares will be deemed to be cancelled. No Beijing Yanhua H Shareholders will be paid any dividend or other distributions.

        Under the Merger Agreement, Beijing Yanhua has agreed not to pay any dividend or other distributions prior to completion or termination of the Merger Agreement.

        Holders of Beijing Yanhua ADSs will be required to surrender their Beijing Yanhua ADSs in order to receive their entitlement under the Merger. The Bank of New York, as Depositary, will mail a notice to registered holders of Beijing Yanhua ADSs regarding the mechanics of the exchange of their existing Beijing Yanhua ADSs. Instructions for the exchange of Beijing Yanhua ADS certificates will be set out in the letter of transmittal. If you hold Beijing Yanhua ADSs indirectly, you must rely on the procedures of the bank, broker, financial institution or share plan administrator through which you hold your Beijing Yanhua ADSs of the exchange. A cancellation fee of US$0.05 per Beijing Yanhua ADS will be withheld from the cash payment of the Merger Consideration to the Beijing Yanhua ADS holders and the Deposit Agreement will be terminated. Application will be made for the listing of Beijing Yanhua ADSs on NYSE to be cancelled and for the ADS to cease to be admitted to trading on its market.

Recommendation of the Beijing Yanhua Board

        The Beijing Yanhua Board has unanimously determined that the Merger Agreement and the Merger are fair, reasonable to and in the best interests of the Beijing Yanhua Shareholders. Accordingly, the Beijing Yanhua Board has unanimously approved the Merger Agreement and the Merger, and recommends that Beijing Yanhua Shareholders vote to approve the Merger Agreement and the Merger. See "SPECIAL FACTORS REGARDING THE MERGER—Recommendation of the Beijing Yanhua Board."

Recommendation of the Beijing Yanhua Independent Board Committee

        Having taken into account the terms of the Proposal and the Merger Agreement and the opinion of the Independent Financial Advisor, the Beijing Yanhua Independent Board Committee considers that the offer for Beijing Yanhua Shares under the Proposal and the terms of the Merger Agreement are fair and reasonable in so far as the Independent Beijing Yanhua Shareholders are concerned. Accordingly, they recommend that the Independent Beijing Yanhua Shareholders vote in favour of the resolution in relation to the Proposal and the Merger Agreement to be proposed at the Special General Meeting of the Independent Beijing Yanhua Shareholders. See "SPECIAL FACTORS REGARDING THE MERGER—Recommendation of the Beijing Yanhua Independent Board Committee".

Opinion of The Independent Financial Advisor

        Lehman Brothers Asia Limited delivered an opinion to the Beijing Yanhua Independent Board Committee to the effect that, the terms of the Merger offered to the Independent Beijing Yanhua Shareholders were fair and reasonable, from a financial point of view and having considered the financial and non-financial factors as set out in their letter attached to this document as Annex D, to the Independent Beijing Yanhua Shareholders. The full text of the written opinion of the Independent Financial Advisor is attached to this document as Annex D. You should read this opinion completely.

Conditions to the Merger

        The Merger is conditional upon the fulfillment (unless waived, as applicable) of all of the following conditions on or before December 31, 2005 (or such other date as Beijing Yanhua and Beijing Feitian may agree):

  (i)
  approval of the Merger Agreement and the Merger by the requisite vote of the Shareholders of Beijing Yanhua and Beijing Feitian has been obtained;

  (ii)
  authorizations have been obtained from all appropriate governments and/or governmental bodies and/or regulatory bodies in Hong Kong and/or any other relevant jurisdiction (except the PRC);

  (iii)
  all necessary PRC Approvals or filings in respect of the Merger Agreement and the Merger have been obtained or made;

  (iv)
  approval from SAFE on exchanging the necessary foreign currencies to pay the Cancellation Price and other fees or expenses incurred in connection with the Merger has been obtained;

  (v)
  Schedule 13E-3 has been filed with the SEC for a period of at least 30 days prior to the date on which the Special General Meetings will be held;

  (vi)
  no statute, rule or regulation shall have been enacted or promulgated by any governmental authority prohibiting the completion of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect prohibiting completion of the Merger;

  (vii)
  Beijing Yanhua has filed all necessary documents for its de-registration with the Beijing AIC;

  (viii)
  Beijing Feitian has filed all necessary documents to increase its registered capital in accordance with the Merger Agreement with the Beijing AIC;

  (ix)
  the undertakings given by Beijing Yanhua and Beijing Feitian in the Merger Agreement shall been complied with in all material respects and, to the extent that there is failure to comply, such non-compliance shall not be of material significance to the Merger;

  (x)
  not more than 5% of the Beijing Yanhua H Shareholders have demanded Beijing Yanhua and/or other Beijing Yanhua H Shareholders which have voted for the Merger to purchase their Beijing Yanhua Shares at a "fair price" in accordance with the Beijing Yanhua Articles; and

  (xi)
  the representations and warranties made by Beijing Yanhua and Beijing Feitian in the Merger Agreement shall not contain mistakes or omission which will be of material significance to the Merger on the Delisting Date.

        See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT—Conditions to the Completion of the Merger" for further description of all the conditions to the consummation of the Merger.

De-registration of Beijing Yanhua

        On the fourteenth day after all the Conditions save for those in (vii) and (viii) above have been fulfilled (unless waived, if applicable), Beijing Yanhua will make all necessary filings with the Beijing AIC for its de-registration. When these filings are made, the Beijing Yanhua Listing will be withdrawn. Payment will be made to Beijing Yanhua H Shareholders no later than 10 days after withdrawal of the Beijing Yanhua Listing. Payment to Beijing Yanhua ADS Holders will be made through the depositary for Beijing Yanhua ADSs following its receipt of the Merger Consideration. The register of Beijing Yanhua H Shareholders will remain closed from Record Time until Beijing Yanhua is de-registered. Beijing Yanhua H Shares and Beijing Yanhua ADSs will be delisted from the NYSE and their registration under Section 12 of the Exchange Act will be terminated after the Effective Date.

Termination of the Merger

        Either Beijing Feitian or Beijing Yanhua may terminate the Merger prior to the Delisting Date for the following reasons:

  •
  the Conditions have not been satisfied or waived (if applicable) by December 31, 2005;

  •
  there exist legal restraints preventing the Merger;

  •
  the Beijing Yanhua Shareholders do not approve the Merger; or

  •
  the other party breaches its representations, warranties, covenants or agreements and that breach is of material significance to the Merger and is not remedied within 30 days after the receipt of notice.

        See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT—Termination of the Merger" for further discussion of the termination provisions of the Merger.

        Neither Beijing Feitian nor Beijing Yanhua is required to pay any termination fee to the other party in case of termination. However, under certain circumstances, Beijing Feitian or Beijing Yanhua may be required to reimburse the other party's actual expenses incurred in connection with the Merger. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT—Expenses" for further discussion of fees and expenses connected with the Merger.

PRC Regulatory Approvals

        The Merger, or some aspects thereof, require approvals from relevant PRC governmental or regulatory bodies, such as the CSRC (if necessary), SASAC and SAFE. In addition to these government authorities, Beijing Feitian and Beijing Yanhua will also seek consents, approvals, orders and authorizations from other government agencies necessary or advisable to complete the Merger. While Sinopec Corp., Beijing Feitian and Beijing Yanhua believe that they will receive the requisite regulatory approvals, there can be no assurance that these will be obtained. See "PRC REGULATORY APPROVALS."

        All Conditions will have to be fulfilled (or waived, as applicable), on or before December 31, 2005. Otherwise, the Merger may be terminated by either of Beijing Yanhua and Beijing Feitian.

U.S. Tax Treatment

        Upon completion of the Merger, the receipt of cash for Beijing Yanhua H Shares or Beijing Yanhua ADSs by Beijing Yanhua Shareholders in the U.S. pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. You will recognize capital gain or loss equal to the difference between the U.S. dollar value of the amount you realize and your tax basis in your Beijing Yanhua H Shares or Beijing Yanhua ADSs. To review tax consequences of the Merger in greater details, see "SPECIAL FACTORS REGARDING THE MERGER—Taxation" and "SPECIAL FACTORS REGARDING THE MERGER—Material U.S. Federal Income Tax Consequences."

Dissenting Beijing Yanhua Shareholders

        According to the Beijing Yanhua Articles, any Dissenting Beijing Yanhua Shareholder may request Beijing Yanhua and/or other Beijing Yanhua Shareholders who have voted for the Proposal to purchase its Dissenting Beijing Yanhua Shares at a "fair price."

        The PRC legal advisors to Sinopec Corp. and Beijing Yanhua have confirmed that the Beijing Yanhua Articles and the Merger Agreement do not provide for a time limit for the Dissenting Beijing Yanhua Shareholders to assert their right of requesting Beijing Yanhua and/or other Beijing Yanhua Shareholders to purchase the Dissenting Beijing Yanhua Shares held by the Dissenting Beijing Yanhua Shareholders. The Dissenting Beijing Yanhua Shareholders may make their claim in any manner they see fit.

        The Merger Agreement provides that if any Dissenting Beijing Yanhua Shareholder elects to request Beijing Yanhua and/or other Beijing Yanhua Shareholders who have voted for the Proposal to purchase its Dissenting Beijing Yanhua Shares at a "fair price", Beijing Feitian or its successor shall, at the request of Beijing Yanhua and/or such Beijing Yanhua Shareholders, assume any liability which Beijing Yanhua and/or such Beijing Yanhua Shareholders who have received such a request may have towards the Dissenting Beijing Yanhua Shareholder, provided that, if requested by any of such Dissenting Beijing Yanhua Shareholders to purchase the Dissenting Beijing Yanhua Shares at "fair price", Beijing Yanhua and/or any Beijing Yanhua Shareholder receiving such a request and choosing to have Beijing Feitian assume the liabilities are required to give Beijing Feitian or any successor to

Beijing Feitian (i) notice of any written demands for payment of the "fair price", withdrawals of such demands, and any other instruments served on the shareholders pursuant to the PRC Company Law or the Beijing Yanhua Articles, (ii) the opportunity and right to direct all negotiations and proceedings with respect to such demands for determining the "fair price" under the Beijing Yanhua Articles, and (iii) except with the prior written consent of Beijing Feitian or any successor to Beijing Feitian, Beijing Yanhua and/or any Beijing Yanhua Shareholder receiving such a request and choosing to have Beijing Feitian assume the liabilities may not voluntarily make any payment with respect to any demands for determining the "fair price", settle or offer to settle any such demands.

        The Merger Agreement further provides that if more than 5% of the Beijing Yanhua H Shareholders make such request, the Merger will lapse, unless Beijing Feitian decides to waive this condition.

        Beijing Yanhua Shareholders who have voted for the Merger and have received the relevant demand from Dissenting Beijing Yanhua Shareholders may at any time after receiving such demand send a notice (by fax or by mail) to Beijing Feitian at the following address: Secretary of Beijing Feitian, No. A6 Huixin East Street Chaoyang District, Beijing, 100029, PRC; Facsimile: (8610) 6499 0477. This will ensure that Beijing Feitian can assume all obligations that are owed by the Beijing Yanhua Shareholders who have approved the Merger to the Dissenting Beijing Yanhua Shareholders in a timely manner.

        Given that the Beijing Yanhua Articles and the Merger Agreement do not provide for a time limit for the Dissenting Beijing Yanhua Shareholders to assert their right, no time limit has been set for the above notification procedure.

        The provisions regarding the right of shareholders opposing the Proposal to be bought out at a "fair price" are contained only in the articles of association of PRC companies with shares listed on overseas markets and are not otherwise stipulated in any PRC law or regulations. There is no administrative guidance on the substantive as well as procedural rules as to how the "fair price" will be determined. Thus, no assurance can be given as to how long the process will take.

        See "THE SPECIAL GENERAL MEETINGS—Dissenting Beijing Yanhua Shareholders" for further discussion of the procedure relating to demands of Dissenting Beijing Yanhua Shareholders.

Creditors' Consent

        Beijing Yanhua and Beijing Feitian are also required by the PRC Company Law to notify their creditors of the Proposal. Beijing Yanhua's and Beijing Feitian's creditors may require Beijing Yanhua and Beijing Feitian to pay off their respective indebtedness or provide a satisfactory guarantee for such indebtedness. Under the PRC Company Law, if Beijing Yanhua or Beijing Feitian fails to so pay or guarantee such indebtedness, the Proposal may not proceed. If the shareholders of Beijing Yanhua and Beijing Feitian approve the Merger, Beijing Yanhua and Beijing Feitian will each publish an announcement on the first business day immediately after the general meetings of Beijing Yanhua and Beijing Feitian were convened, giving notice to their respective creditors of the Proposal. If any creditor requests repayment of the indebtedness owed by Beijing Yanhua or Beijing Feitian or requests for any guarantee in relation to such indebtedness, such request will have to be made within a 90-day period from the date of such announcement. Upon the expiry of the relevant period specified in the above announcement, such creditor's right to claim against Beijing Yanhua or Beijing Feitian will lapse under PRC law.

Payment of the Merger Consideration

        Payment of the Cancellation Price will be effected by way of cheque and implemented in full in accordance with the terms of the Proposal without regard to any lien, right of set-off, counterclaim or other analogous right which Beijing Yanhua may have or claim to have against any Beijing Yanhua Shareholders.

        Within 10 days after the Delisting Date, which is expected to be before the Effective Date, Beijing Feitian will make proper arrangement to cause the Registrar to pay the Merger Consideration for each Beijing Yanhua H Share (except for the Dissenting Beijing Yanhua Shares) to each holder of Beijing Yanhua H Share recorded, at the Record Time, in the Registers (including The Bank of New York or its custodian in relation to the Beijing Yanhua H Shares represented by Beijing Yanhua ADSs), and will cause The Bank of New York to establish procedures/distribute instructions to Beijing Yanhua ADS Holders to present their Beijing Yanhua ADRs to receive payment of the U.S. dollar equivalent of the aggregated Merger Consideration for Beijing Yanhua H Shares represented by Beijing Yanhua ADSs to each Beijing Yanhua ADS Holder. As each Beijing Yanhua ADS represents 50 Beijing Yanhua H Shares, holders of Beijing Yanhua ADSs will be entitled to receive an amount equal to Merger Consideration for each Beijing Yanhua H Share multiplied by 50. Following the payment of the Merger Consideration, the relevant Beijing Yanhua H Shares including those represented by Beijing Yanhua ADSs shall be deemed cancelled. Following the issue of new registered capital by Beijing Feitian to Sinopec Corp., the Beijing Yanhua Domestic Shares will be deemed cancelled. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT—Payment of Merger Consideration" for further discussion of paying procedures.

DEFINITIONS

        In this document, the following expressions shall have the meanings respectively set opposite them unless the context requires otherwise:

"Announcement"	the announcement dated December 29, 2004 issued jointly by Beijing Yanhua and Sinopec Corp. relating to the Proposal and published in the South China Morning Post and Hong Kong Economic Times on December 30, 2004
"Authorizations"	all necessary authorizations, registrations, filings, rulings, consents, permissions and approvals in connection with the Proposal
"Beijing Feitian"	Beijing Feitian Petrochemical Co. Ltd., a limited liability company established in the PRC and a wholly owned subsidiary of Sinopec Corp.
"Beijing Feitian Board"	the board of directors of Beijing Feitian
"Beijing AIC"	the Administration of Industry and Commerce of Beijing
"Beijing Yanhua"	Sinopec Beijing Yanhua Petrochemical Company Limited, a joint stock limited company incorporated in the PRC with limited liability, the H shares of which are listed on the Hong Kong Stock Exchange and whose American depositary shares are listed on the New York Stock Exchange
"Beijing Yanhua ADSs"	American depository share(s), each representing ownership of 50 Beijing Yanhua H Shares, which are listed on the NYSE
"Beijing Yanhua ADRs"	American Depositary Receipts evidencing Beijing Yanhua ADSs
"Beijing Yanhua ADS Holders"	holders of the Beijing Yanhua ADSs
"Beijing Yanhua Articles"	the articles of association of Beijing Yanhua
"Beijing Yanhua Board"	the board of Beijing Yanhua Directors
"Beijing Yanhua Director(s)"	director(s) of Beijing Yanhua
"Beijing Yanhua Domestic Share(s)"	domestic shares of RMB1.00 each in the share capital of Beijing Yanhua
"Beijing Yanhua H Share(s)"	H share(s) of RMB1.00 each in the share capital of Beijing Yanhua which are listed on the Hong Kong Stock Exchange
"Beijing Yanhua H Shareholder(s)"	registered holder(s) of Beijing Yanhua H Shares
"Beijing Yanhua Independent Board Committee"	an independent committee of the Beijing Yanhua Board comprising the independent non-executive Beijing Yanhua Directors, being Mr. Zhang Yanning, Mr. Liu Haiyan and Mr. Yang Xuefeng
"Beijing Yanhua Listing"	the listing of Beijing Yanhua H Shares on the Hong Kong Stock Exchange
"Beijing Yanhua Shareholder(s)"	the Beijing Yanhua H Shareholders and Sinopec Corp.
"Beijing Yanhua Shares"	Beijing Yanhua H Shares and Beijing Yanhua Domestic Shares
"BSAL"	Bear Stearns Asia Limited, a company incorporated in Hong Kong, which is licensed for Type 1 regulated activity (dealing in securities), Type 4 regulated activity (advising on securities), Type 6 regulated activity (advising on corporate finance), Type 7 regulated activity (providing automated services) and Type 9 regulated activity (asset management) under the Securities and Futures Ordinance of Hong Kong

"Cancellation Price" or "Merger	the cancellation price of HK$3.80 per Beijing Yanhua H Share payable in
Consideration"	cash by Beijing Feitian to the Beijing Yanhua H Shareholders whose names appear on the Registers at the Record Time, also referred to as "Merger Consideration" in the Merger Agreement
"CICC"	China International Capital Corporation (Hong Kong) Limited which is deemed licensed for Type 1 regulated activity (dealing in securities), Type 4 regulated activity (advising on securities), Type 6 regulated activity (advising on corporate finance) and Type 9 regulated activity (asset management) under the Securities and Futures Ordinance of Hong Kong
"Conditions"	the conditions to which the Proposal is subject and "Condition" means any of them
"CPC"	China Petrochemical Corporation, a PRC state-owned enterprise organized in 1998 and the ultimate parent company of Sinopec Corp., Beijing Feitian and Beijing Yanhua, with its legal address at No. A6 Huixin East Street, Chaoyang District, Beijing, PRC
"CSRC"	China Securities Regulatory Commission
"Delisting Date"	the date on which all the Conditions are fulfilled (unless waived, as applicable)
"Disclosure Period"	the period beginning six months prior to the date of Announcement and ending on the Latest Practicable Date, both dates inclusive
"Dissenting Beijing Yanhua Shares"	the Beijing Yanhua Shares held by the Dissenting Beijing Yanhua Shareholders
"Dissenting Beijing Yanhua Shareholders"	any Beijing Yanhua Shareholder who has voted against the Proposal and requested Beijing Yanhua and/or Beijing Yanhua Shareholders who have voted for the Proposal to purchase its Dissenting Beijing Yanhua Shares at a "fair price" in accordance with Article 172 of the Beijing Yanhua Articles and as of the Delisting Date has neither effectively withdrawn nor lost its right thereto
"Effective Date"	the date all the Conditions are fulfilled (unless waived, as applicable) and the de-registration of Beijing Yanhua is completed
"Exchange Act"	the United States Securities Exchange Act of 1934
"Executive"	the Executive Director of the Corporate Finance Division of the Securities and Futures Commission of Hong Kong or any delegate of the Executive Director
"HK$"	Hong Kong dollars, the lawful currency of Hong Kong
"Hong Kong"	the Hong Kong Special Administrative Region of the PRC
"Hong Kong Government"	the government of Hong Kong
"Hong Kong Stock Exchange"	The Stock Exchange of Hong Kong Limited
"IFRS"	International Financial Reporting Standard

"Independent Beijing Yanhua Shareholders"	Beijing Yanhua Shareholders other than Sinopec Corp. and parties acting in concert with Sinopec Corp., the Independent Financial Advisor and parties acting in concert with the Independent Financial Advisor, BSAL and parties acting in concert with BSAL (Bear Stearns & Co. Inc., an associated company of BSAL, was interested in 1,000,000 Beijing Yanhua H Shares as represented by 20,000 Beijing Yanhua ADSs, as at the Latest Practicable Date)
"Independent Financial Advisor"	Lehman Brothers Asia Limited, the independent financial advisor to the Beijing Yanhua Independent Board Committee appointed pursuant to Rule 2.1 of the Takeovers Code in connection with the Proposal. Lehman Brothers Asia Limited is a company incorporated in Hong Kong, licensed for Type 1 regulated activity (Dealing in Securities), Type 2 regulated activity (Dealing in Futures Contracts), Type 4 regulated activity (Advising on Securities), Type 6 regulated activity (Advising on Corporate Finance) under the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)
"Latest Practicable Date"	January 13, 2005, being the latest practicable date prior to the issue of this document
"Listing Rules"	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time)
"London Stock Exchange"	London Stock Exchange plc
"Merger"	the proposed merger by absorption of Beijing Yanhua by Beijing Feitian
"Merger Agreement"	the agreement entered into between Beijing Feitian and Beijing Yanhua on December 29, 2004 in relation to the Merger, as amended by an amendment agreement entered into on January 14, 2005 between Beijing Feitian and Beijing Yanhua
"Morgan Stanley"	Morgan Stanley Dean Witter Asia Limited, a company incorporated in Hong Kong, which is licensed for Type 1 regulated activity (dealing in securities), Type 4 regulated activity (advising on securities), Type 6 regulated activity (advising on corporate finance) and Type 7 regulated activity (providing automated services) under the Securities and Futures Ordinance of Hong Kong
"NAV"	the audited net asset value of Beijing Yanhua as set out in its published audited accounts
"NYSE"	New York Stock Exchange Inc.
"PRC"	the People's Republic of China, excluding for the purposes of this document, Hong Kong, Macao and Taiwan
"PRC Approvals"	the approvals from the relevant PRC governmental and regulatory bodies (including approvals of, inter alia, the CSRC (if necessary), SASAC and SAFE)
"PRC Company Law"	the Company Law of the PRC, as amended, supplemented or otherwise modified from time to time
"PRC Government"	the government of the PRC

"Proposal"	the proposal for the privatization of Beijing Yanhua by Sinopec Corp. through Beijing Feitian by way of merger by absorption of Beijing Yanhua by Beijing Feitian pursuant to Article 184 of the PRC Company Law
"Record Time"	4:00 p.m. (Hong Kong time) on the business day immediately preceding the Delisting Date
"Registers"	registers of members of Beijing Yanhua
"Relevant Authorities"	appropriate governments and/or governmental bodies, regulatory bodies, courts or institutions
"Registrar"	Hong Kong Registrars Limited, being Beijing Yanhua's H share registrar in Hong Kong
"RMB"	Renminbi, the lawful currency of the PRC
"SAFE"	State Administration of Foreign Exchange of the PRC
"SASAC"	State Assets Supervision and Administration Commission of the State Council of the PRC
"SEC"	The United States Securities and Exchange Commission
"Sinopec Corp."	China Petroleum & Chemical Corporation, a joint stock limited company incorporated in the PRC with limited liability, the H shares of which are listed on the Hong Kong Stock Exchange
"Sinopec Corp. Board"	the board of Sinopec Corp. Directors
"Sinopec Corp. Directors"	directors of Sinopec Corp.
"Sinopec Corp. Shares"	issued shares of Sinopec Corp.
"Sinopec Corp. Shareholders"	shareholders of Sinopec Corp.
"Sinopec International"	China Petrochemical International Business Co., Ltd, a limited liability company established in the PRC and a wholly owned subsidiary of Sinopec Corp.
"Special General Meeting"	the special general meeting of Beijing Yanhua proposed to be convened and held in respect of the approval of the Proposal
"Special General Meeting of the Independent Beijing Yanhua Shareholders"	the special general meeting of the Independent Beijing Yanhua Shareholders proposed to be convened and held in respect of the approval of the Proposal
"Special General Meetings"	the Special General Meeting and the Special General Meeting of the Independent Beijing Yanhua Shareholders
"Takeovers Code"	the Hong Kong Code on Takeovers and Mergers
"U.S."	the United States of America
"US$"	United States dollar, the lawful currency of the United States of America
"U.S. GAAP"	generally accepted accounting principles in the United States
"Yanshan Company"	SINOPEC Group Beijing Yanshan Petrochemical Company Limited, a limited liability company established in the PRC and a subsidiary of CPC, with its legal address at No. 1 Nanlu, Yanshangang, Fanshan District, Beijing, PRC. Yanshan Company was Beijing Yanhua's controlling shareholder until February 25, 2000

EXPECTED TIMETABLE

Latest time for lodging transfers of the Beijing Yanhua H Shares in order to be entitled to attend and vote at the Special General Meeting and the Special General Meeting of the Independent Beijing Yanhua Shareholders	4:00 p.m. on Tuesday, February 1, 2005
Depositary mail proxy material to Beijing Yanhua ADS Holders	Tuesday, February 1, 2005^
Closure of the Registers for the determination of entitlements of the Independent Beijing Yanhua Shareholders to attend and vote at the Special General Meeting of the Independent Beijing Yanhua Shareholders and of the Beijing Yanhua Shareholders to attend and vote at the Special General Meeting	Wednesday, February 2, 2005 to Friday, March 4, 2005
Latest time for receiving reply slips for the Special General Meeting and Special General Meeting of Independent Beijing Yanhua Shareholders	Saturday, February 12, 2005
Latest time for receipt by the Depositary for completed ADS Voting Instruction Cards from registered holders of Beijing Yanhua ADSs*	Monday, February 21, 2005^
Latest time for lodging forms of proxy in respect of the Special General Meeting	9:30 a.m. on Thursday, March 3, 2005
Latest time for lodging forms of proxy in respect of the Special General Meeting of the Independent Beijing Yanhua Shareholders	10:30 a.m. on Thursday, March 3, 2005
Suspension of dealings in the Beijing Yanhua H Shares	9:30 a.m. on Friday, March 4, 2005
Special General Meeting	9:30 a.m. on Friday, March 4, 2005
Special General Meeting of the Independent Beijing Yanhua Shareholders	10:30 a.m. Friday, March 4, 2005
Press announcement of the results of the Special General Meetings in South China Morning Post and Hong Kong Economic Times	Monday, March 7, 2005
Resumption of dealings in the Beijing Yanhua H Shares	9:30 a.m. on Monday, March 7, 2005
Each of Beijing Yanhua and Beijing Feitian notifies its creditors of the Proposal pursuant to PRC Company Law	Monday, March 7, 2005
End of the period during which creditors may request Beijing Yanhua and Beijing Feitian to pay off their respective indebtedness (if waiver is not obtained)**	Tuesday, June 7, 2005
Expected date for all Conditions (except filing for de-registration of Beijing Yanhua with Beijing AIC) to be satisfied, including obtaining of all the PRC Approvals	Monday, July 4, 2005

*
If you hold your Beijing Yanhua ADSs indirectly you must rely on the procedures of the bank, broker, financial institution or share plan administrator through which you hold your Beijing Yanhua ADSs if you wish to vote.

^
Eastern Standard Time in the United States

Press announcement that of all Conditions (except filing for de-registration of Beijing Yanhua with Beijing AIC) are satisfied and the expected date of withdrawal of the Beijing Yanhua Listing in South China Morning Post and Hong Kong Economic Times	Tuesday, July 5, 2005
Notice to the Hong Kong Stock Exchange and the NYSE of the expected date of withdrawal of Beijing Yanhua Listing of Beijing Yanhua H Shares and Beijing Yanhua ADSs, respectively	Tuesday, July 5, 2005
Last day for dealings in the Beijing Yanhua ADSs	Friday, July 8, 2005^
Last day for dealings in the Beijing Yanhua H Shares	Monday, July 11, 2005
Suspension of dealings in the Beijing Yanhua H Shares	9:30 a.m. on Tuesday, July 12, 2005
Latest time for lodging transfers of the Beijing Yanhua H Shares in order to qualify for the Cancellation Price	4:00 p.m. on Thursday, July 14, 2005
Record Time/Closure of Beijing Yanhua's ADS Registers (until deregistration occurs)	5:00 p.m. on Thursday, July 14, 2005A
Record Time/Closure of Beijing Yanhua's Registers (until deregistration occurs)	4:00 p.m. on Friday, July 15, 2005
Date of filing for de-registration of Beijing Yanhua with Beijing AIC	Monday, July 18, 2005
Withdrawal of the Beijing Yanhua Listing becomes effective	Monday, July 18, 2005
Press announcement of the date of filing for de-registration and the withdrawal of the Beijing Yanhua Listing in South China Morning Post and Hong Kong Economic Times	Tuesday, July 19, 2005
Cheques for payment of the Cancellation Price to be despatched on or before	Thursday, July 28, 2005

Beijing Yanhua Shareholders should note that the above expected timetable is subject to change. Further announcements will be made in the event of any change to the above expected timetable.

**
Beijing Feitian and Beijing Yanhua will use their respective best efforts to obtain an exemption from the period for the creditor notice from the relevant PRC government authorities. If an exemption is granted, this period could end 60 days earlier than the date inidicated above. There can be no assurance, however, that such exemption will be granted.

^
Eastern Standard Time in the United States

COMPARATIVE STOCK PRICES AND DIVIDENDS

        Beijing Yanhua H Shares are listed and traded on the Hong Kong Stock Exchange and the Beijing Yanhua ADSs representing Beijing Yanhua H Shares are listed and traded on the NYSE. The following table sets forth, for the periods indicated, the high and low closing price per Beijing Yanhua ADS and per Beijing Yanhua H Shares as reported on the NYSE Composite Tape and the Hong Kong Stock Exchange, respectively. Each Beijing Yanhua ADS represents 50 Beijing Yanhua H Shares.

	NYSE		Hong Kong Stock Exchange
	HIGH	LOW	HIGH	LOW
	US$/ADS	US$/ADS	HK$/H Share	HK$/H Share
2001
First Quarter	7.88	4.70	1.22	0.74
Second Quarter	9.00	5.81	1.41	0.97
Third Quarter	7.25	3.25	1.13	0.48
Fourth Quarter	5.28	3.80	0.83	0.62
2002
First Quarter	7.10	4.49	1.11	0.68
Second Quarter	7.80	6.35	1.25	0.98
Third Quarter	7.35	4.40	1.19	0.71
Fourth Quarter	6.35	3.98	1.02	0.62
2003
First Quarter	7.00	5.90	1.14	0.88
Second Quarter	7.65	5.30	1.21	0.83
Third Quarter	11.60	7.05	1.61	1.07
Fourth Quarter	20.82	9.65	3.03	1.50
2004
First Quarter	25.01	16.00	3.70	2.58
Second Quarter	21.20	10.42	3.35	1.58
Third Quarter	20.45	15.80	3.15	2.48
Fourth Quarter	23.63	18.20	3.68	2.80

        On the Latest Practicable Date, the last reported price for Beijing Yanhua ADSs on the NYSE and for Beijing Yanhua H Shares on the Hong Kong Stock Exchange was US$23.39 and HK$3.65, respectively. As of the Latest Practicable Date, Beijing Yanhua had an aggregate of 1,012,000,000 issued and outstanding Beijing Yanhua H Shares 84,059,000 of which were held in the form of 1,681,180 Beijing Yanhua ADSs.

        The following table sets forth, for the years indicated, the dividends declared by Beijing Yanhua.

Per share (RMB)
2002
Interim	0
Final	0
2003
Interim	0
Final	0.05
2004
Interim	0

        There are no restrictions on Beijing Yanhua's ability to pay dividends other than the undertaking by Beijing Yanhua contained in the Merger Agreement to not pay any dividends prior to completion or termination of the Merger Agreement.

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents selected financial data for Beijing Yanhua for each of the three years ended December 31, 2003 and for the six months ended June 30, 2004. This financial information is extracted from the financial statements of Beijing Yanhua for each of the three years ended December 31, 2003 and from the financial statements of Beijing Yanhua for the six months ended June 30, 2004. These results are not necessarily indicative of results which may be expected for any other period. All such data should be read in conjunction with the audited financial statements and the accompanying notes, which are contained in Beijing Yanhua's annual reports for each of three years ended December 31, 2003 filed with the SEC on Form 20-F via the EDGAR system. The unaudited financial statements for the six months ended June 30, 2004 was filed with the SEC on Form 6-K via the EDGAR system. All these financial statements have been prepared in accordance with IFRS. All these financial statements are available on the SEC's website at www.sec.gov and the website of the Hong Kong Stock Exchange at www.hkex.com.hk.

	For the years ended December 31,
				For the six months ended June 30, 2004
	2001	2002	2003
	(RMB'000)	(RMB'000)	(RMB'000)	(RMB'000)
STATEMENT OF OPERATION DATA
IFRS
Sales	5,975,255	9,443,061	11,473,928	7,669,587
Gross profit	315,064	1,075,032	1,750,366	2,007,028
Operating (loss)/income	(350,644)	541,558	1,043,043	1,584,327
Net financing costs	59,579	210,830	165,936	60,407
(Loss)/income before income tax	(410,223)	330,728	877,107	1,523,920
Net (loss)/income	(272,467)	209,099	633,885	1,031,656
Basic (loss)/earnings per share(1)	RMB(0.08)	RMB0.06	RMB0.19	RMB0.31
Basic (loss)/earnings per ADS(1)	RMB(4.04)	RMB3.10	RMB9.39	RMB15.29
U.S. GAAP
Gross profit	240,730	1,124,647	1,797,885	—
Operating (loss)/income	(428,642)	587,509	1,086,898	—
Net financing costs	60,929	212,420	167,280	—
(Loss)/income before income tax	(643,320)	379,279	954,411	—
Net (loss)/income	(440,306)	229,864	673,223	—
Basic (loss)/earnings per share(1)	RMB(0.13)	RMB0.07	RMB0.20	—
Basic (loss)/earnings per ADS(1)	RMB(6.53)	RMB3.41	RMB9.98	—
CASH FLOW DATA
IFRS
Net cash from operating activities	381,268	1,037,119	1,616,596	1,530,392
Depreciation	525,410	806,124	890,779	465,653
Capital expenditures	2,048,217	722,492	356,334	252,493
BALANCE SHEET DATA
IFRS
Current assets	1,909,987	2,028,367	1,823,024	1,761,533
Property, plant and equipment, net	8,362,192	7,900,990	7,388,120	7,080,754
Other non-current assets	486,017	330,450	334,167	355,493

Total assets	10,758,196	10,259,807	9,545,311	9,197,780
Current liabilities	4,755,442	3,024,160	2,046,927	1,568,472
Long-term bank loans	869,811	1,927,543	1,596,359	886,259
Other long-term liabilities	320,095	286,157	246,193	224,391
Shareholders' equity	4,812,848	5,021,947	5,655,832	6,518,658

Total liabilities and shareholders' equity	10,758,196	10,259,807	9,545,311	9,197,780
U.S. GAAP
Current assets	1,917,315	2,032,031	1,823,024	—
Property, plant and equipment, net	7,812,191	7,404,794	6,974,236	—
Other non-current assets	486,017	330,450	334,167	—

Total assets	10,215,523	9,767,275	9,131,427	—
Current liabilities	4,755,442	3,024,160	2,046,927	—
Long-term bank loans	869,811	1,927,543	1,596,359	—
Other long-term liabilities	104,291	98,664	97,110	—
Shareholders' equity	4,485,979	4,716,908	5,391,031	—

Total liabilities and shareholders' equity	10,215,523	9,767,275	9,131,427	—
OTHER FINANCIAL DATA
IFRS AND U.S. GAAP
Dividend declared per Beijing Yanhua Share	—	—	RMB0.05	—
Number of Beijing Yanhua Shares (in thousands)	3,374,000	3,374,000	3,374,000	3,374,000
IFRS
Net asset value per Beijing Yanhua Share	RMB1.43	RMB1.49	RMB1.68	RMB1.93

(1)
Basic (loss)/earnings per Beijing Yanhua Share and per Beijing Yanhua ADS have been computed by dividing net (loss)/income by the weighted average number of Beijing Yanhua Shares in issue.

        The following table presents ratio of earnings to fixed charges for Beijing Yanhua for each of the three years ended December 31, 2003:

	Year Ended December 31,
	2001		2002	2003
Earnings to fixed charges(1)	—	(2)	2.59	7.14

(1)
Under the relevant SEC rules, the term "earnings" is the amount resulting from adding the following: (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) a registrant's share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges, and subtracting the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pretax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that a registrant accounts for using the equity method of accounting. The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

(2)
In 2001, earnings were inadequate to cover fixed charges and the amount of the coverage deficiency was about RMB797,064,000.

SPECIAL FACTORS REGARDING THE MERGER

GENERAL

        Upon completion of the Merger, Beijing Yanhua will be merged with and into Beijing Feitian, with Beijing Feitian continuing as the surviving corporation. Beijing Feitian may also be dissolved following the completion of the Merger.

BACKGROUND OF THE MERGER

        Beijing Yanhua was incorporated as a joint stock limited company in accordance with the PRC Company Law on April 23, 1997 pursuant to the reorganisation of Yanshan Company. The reorganisation was carried out in preparation for its initial public offering and to enable Beijing Yanhua to focus on petrochemical production as its primary business.

        Beijing Yanhua completed its initial public offering in June 1997, pursuant to which the Beijing Yanhua H Shares were offered and sold, in order to expand its production capacity, enhance operating efficiently, improve its product mix and strengthen its sales and marketing activities. At the completion of its initial public offering, Yanshan Company held the Beijing Yanhua Domestic Shares which comprised approximately 70% of Beijing Yanhua Shares. Beijing Yanhua H Shares (including Beijing Yanhua H Shares represented by Beijing Yanhua ADSs) comprised approximately 30% of Beijing Yanhua Shares. Beijing Yanhua H Shares started trading on the Hong Kong Stock Exchange on June 25, 1997, while Beijing Yanhua ADSs started trading on the NYSE on June 24, 1997 (United States Eastern Standard Time).

        Yanshan Company was under the control of the former China National Petrochemical Corporation, which was, on July 27, 1998, reorganised into CPC. On February 25, 2000, Sinopec Corp. was incorporated as a subsidiary of CPC and all of the Beijing Yanhua Domestic Shares, representing approximately 70% of Beijing Yanhua Shares held by Yanshan Company, were transferred to Sinopec Corp..

        Sinopec Corp. completed an initial public offering in October 2000, pursuant to which its H shares were listed on the Hong Kong Stock Exchange and American depository shares representing its H shares were listed on the NYSE and the London Stock Exchange. Following its initial public offering, Sinopec Corp. remained, and still remains, majority owned by CPC and Beijing Yanhua remained, and still remains, majority owned by Sinopec Corp..

        In its October 2000 prospectus, in connection with its initial public offering, Sinopec Corp. stated that its business strategy included improving Sinopec Corp.'s and its subsidiaries' competitiveness and their return on capital employed. Sinopec Corp. also stated that Sinopec Corp. and its subsidiaries may integrate their operations and capital structure by seeking to reduce over time, through purchase, exchange or other means, the portion of shares of their subsidiaries that are held by minority shareholders, including publicly held shares of their listed subsidiaries.

        Sinopec Corp. has considered various factors in deciding to privatize Beijing Yanhua. At the end of March 2004, Sinopec Corp. decided to study the feasibility of consolidating Beijing Yanhua. For this purpose, Sinopec Corp. subsequently engaged CICC and Morgan Stanley as financial advisors and Haiwen & Partners, Herbert Smith and Skadden, Arps, Slate, Meagher & Flom LLP as its PRC, Hong Kong and U.S. legal counsels, respectively.

        During the period of April and May of 2004, the financial and legal advisors of Sinopec Corp. held a number of discussions with respect to the potential acquisition. Transactions of this nature are subject to a number of constraints including domestic and overseas regulatory requirements and there are no precedent merger or acquisition transactions for PRC H share companies involving cash or stock under the PRC law. After many discussions, Sinopec Corp. and its advisors believed merger by absorption under PRC law with cash as consideration, is the most appropriate plan to complete the Merger. Also during this period, Sinopec Corp. conducted preliminary financial and legal due diligence on Beijing Yanhua internally within Sinopec Corp. based on information Sinopec Corp. already possessed.

        In anticipation of Sinopec Corp.'s decision to proceed with a merger proposal, on June 29, 2004, Beijing Feitian was established as a special purpose company wholly owned by Sinopec Corp. to be merged with Beijing Yanhua if Sinopec Corp.'s merger proposal was accepted.

        Sinopec Corp. was advised that the approval of several PRC regulatory authorities will be required to complete the transaction if its merger proposal was accepted. From May 2004 to December 2004, management of Sinopec Corp. and Beijing Feitian had a number of contacts with relevant PRC government authorities with regard to the feasibility of consolidating Beijing Yanhua through a merger by absorption. During the course of these contacts, these authorities expressed their in principle support that the relevant approvals for the proposal could be granted.

        Due to the complexities of this type of transaction, Sinopec Corp. also consulted its financial advisors and its PRC, Hong Kong and U.S. legal advisors many times during this period. In light of the support in principle from relevant PRC government authorities to the proposed transaction and advice from its advisors, Sinopec Corp. decided to propose a merger by absorption to Beijing Yanhua.

        On December 3, 2004, Mr. Wang Jiming, Vice Chairman and President of Sinopec Corp. and Madam Wang Lisheng, Deputy CFO of Sinopec Corp. and Chairman of Beijing Feitian, met with Mr. Wang Yongjian, Chairman of Beijing Yanhua, Mr. Xu Hongxing, General Manager and an executive director of Beijing Yanhua, and Mr. Zhou Quansheng, Secretary to the Beijing Yanhua Board, at Sinopec Corp.'s headquarters in Beijing and had a preliminary discussion on the potential restructuring of Beijing Yanhua. The management of Sinopec Corp. explained its thoughts to the management of Beijing Yanhua in terms of the strategic implications, transaction design as well as preliminary timeline of a potential merger. The management of Beijing Yanhua stated that it required time to convey this important proposal to the Beijing Yanhua Board and to conduct a proper analysis of the Proposal, including discussions with relevant professionals and advisors.

        On December 4, 2004, realizing the potential impact that the Proposal may have on the Independent Beijing Yanhua Shareholders, and as required by Rule 2.1 of the Takeovers Code, the Beijing Yanhua Independent Board Committee was established for the purposes of advising the Independent Beijing Yanhua Shareholders as to the fairness and reasonableness of the Proposal. Mr. Yang Xuefeng was appointed as the Chairman of the Beijing Yanhua Independent Board Committee. Such committee establishment was approved, confirmed and ratified at the meeting of the Beijing Yanhua Board held on December 29, 2004. Management of Beijing Yanhua informed the Beijing Yanhua Independent Board Committee of the Proposal.

        On December 4, 2004, Beijing Yanhua appointed Coudert Brothers LLP as its legal advisors on Hong Kong law and U.S. law and Deheng Law Offices as its legal advisors on PRC law.

        On December 6, 2004, Madame Wang Lisheng and Sinopec Corp.'s advisors met with Mr. Zhou Quansheng, Secretary to the Beijing Yanhua Board and Beijing Yanhua's advisors to introduce the proposed transaction structure and timetable.

        On December 6, 2004, the financial advisors and legal advisors of Sinopec Corp. submitted financial and legal due diligence question lists to Mr. Zhou Quansheng, Secretary to the Beijing Yanhua Board.

        On December 10, 2004, the Beijing Yanhua Independent Board Committee agreed on the appointment of Lehman Brothers Asia Limited as the Independent Financial Advisor to render an opinion to the Beijing Yanhua Independent Board Committee as to whether the terms of the Merger are fair and reasonable, from a financial point of view, so far as the Independent Beijing Yanhua

Shareholders are concerned. The Independent Financial Advisor was chosen because it is an internationally recognized investment banking and advisory firm, which has been doing business in China for years and has acquired sufficient experience appropriate for this role.

        In the morning of December 14, 2004, the Independent Financial Advisor, on behalf of the Beijing Yanhua Independent Board Committee, conducted a due diligence meeting with the management of Beijing Yanhua at Beijing Yanhua's headquarters in Beijing. In the afternoon of the same day, the Independent Financial Advisor met with the management of Sinopec Corp. at Sinopec Corp's headquarters in Beijing.

        In the evening of December 14, 2004, CICC and Morgan Stanley, on behalf of Sinopec Corp., met with the Independent Financial Advisor at CICC's Beijing office. At that meeting, CICC and Morgan Stanley explained the methodology used at arriving at a price range and discussed for the first time the proposed price range. The expected Cancellation Price ranged from HK$3.50 to HK$3.60, representing a premium of 8.5%-11.6% to the closing price of HK$3.225 for Beijing Yanhua H Shares on December 14, 2004.

        On December 18, 2004, CICC and Morgan Stanley, on behalf of Sinopec Corp., held further discussions with the Independent Financial Advisor to explain the methodologies used in arriving at the proposed price range.

        On December 19, 2004, both Sinopec Corp. and Beijing Yanhua further discussed the terms of the proposed Merger. Acting in the interests of the Independent Beijing Yanhua Shareholders, the Beijing Yanhua Independent Board Committee requested Sinopec Corp. to further increase the Cancellation Price, from the price range of HK$3.50-3.60 per Beijing Yanhua H Share previously proposed by Sinopec Corp.. Sinopec Corp., together with CICC and Morgan Stanley, further analyzed the request from the counterpart. On the same day, CICC and Morgan Stanley, on behalf of Sinopec Corp., informed the Independent Financial Advisor that Sinopec Corp. was considering increasing the proposed cancellation price range to HK$3.70-3.80 per Beijing Yanhua H Share.

        On December 21, 2004, CICC and Morgan Stanley met with Mr. Wang Jiming, Vice Chairman and President of Sinopec Corp., and Madam Wang Lisheng, for a further discussion on valuation.

        On December 22, 2004, Madam Wang Lisheng met with Mr. Yang Xuefeng, the Chairman of the Beijing Yanhua Independent Board Committee. Madam Wang explained that the proposed cancellation price has been increased to HK$3.80 per Beijing Yanhua H Share and explained their bases for proposing this price from the perspective of capital markets and industry cycles as well as Beijing Yanhua Shareholders' interests. Mr. Yang Xuefeng discussed these explanations with the other two members of the Beijing Yanhua Independent Board Committee immediately after the meeting.

        On December 23, 2004, Beijing Yanhua appointed BSAL as its financial advisor.

        From December 6, 2004 to December 29, 2004, legal advisors to Sinopec Corp. and Beijing Yanhua carried out a number of discussions on the draft Merger Agreement and dealt with technical issues that need to be covered in the agreement.

        On December 28, 2004, the Independent Financial Advisor verbally presented its preliminary views on the proposed Merger to Mr. Liu Haiyan, an independent director of Beijing Yanhua. The presentation did not include a comparison of the proposed Cancellation Price to a valuation of the Beijing Yanhua H Shares based on a discounted cash flow analysis by the Independent Financial Advisor.

        On the morning of December 29, 2004, the Independent Financial Advisor gave a written presentation on its views of the terms of the Merger to Mr. Yang Xuefeng, the Chairman of the Beijing Yanhua Independent Board Committee. The other two members of the Beijing Yanhua Independent Board Committee, Mr. Liu Haiyan and Mr. Zhang Yanning, were not able to attend the presentation because they had to attend other meetings which had been scheduled earlier. After the presentation, Mr. Yang communicated by telephone to the other two members of the Beijing Yanhua Independent Board Committee the major contents of the presentation. Subsequently, the Independent Financial Advisor also explained the written presentation to Mr. Liu Haiyan through telephone conversations.

        At the following board meeting on December 29, 2004 of Beijing Yanhua, Mr. Wang Yongjian, Chairman of Beijing Yanhua, reported to the Beijing Yanhua Board on the background of the Merger and the management of Beijing Yanhua's view on the Merger. After that, legal advisors of Beijing Yanhua introduced the terms and conditions of the Merger Agreement. After discussion of the Proposal, the Beijing Yanhua Directors unanimously approved the Merger. The Beijing Yanhua Directors also unanimously confirmed and ratified the establishment of the Beijing Yanhua Independent Board Committee and all of the activities that the committee had already taken in relation to the Merger.

        On December 29, 2004, CICC and Morgan Stanley delivered their fairness opinion to Sinopec Corp. On December 29, 2004, all Sinopec Corp. Directors adopted resolutions by way of unanimous written consents to approve the Merger.

        At the board meeting of Beijing Feitian held on December 29, 2004, all Beijing Feitian Directors unanimously approved the Merger.

        Following the approval of the Merger by the Beijing Feitian Board and the Beijing Yanhua Board, respectively, Madam Wang Lisheng of Beijing Feitian and Mr. Wang Yongjian of Beijing Yanhua signed the Merger Agreement in the evening of December 29, 2004.

        On December 30, 2004, in compliance with the Takeovers Code's requirements, Sinopec Corp. and Beijing Yanhua published a joint announcement concerning the proposed Merger in Hong Kong. On the same day, Sinopec Corp. also published the announcement in mainland China in accordance with the Shanghai Stock Exchange Listing Rules.

        After December 30, 2004, the Independent Financial Advisor provided further advice to the Beijing Yanhua Independent Board Committee, including advice comparing the Cancellation Price to a valuation of the Beijing Yanhua H Shares based on a discounted cash flow analysis by the Independent Financial Advisor, and delivered its written opinion to the Beijing Yanhua Independent Board Committee as further described below at "SPECIAL FACTORS REGARDING THE MERGER—Opinion of Independent Financial Advisor".

SOURCE OF FUNDS FOR THE PAYMENT OF MERGER CONSIDERATION

        Sinopec Corp. and Beijing Feitian intend to finance the total merger consideration of approximately HK$3,846 million required for the Proposal from existing banking facilities of Sinopec Corp. granted by Bank of China and made available to Sinopec Corp. and its subsidiaries. A total of approximately RMB4.1 billion would be used to pay the Merger Consideration and certain costs and expenses relating to the Merger. The repayment by Beijing Feitian of such banking facilities to Bank of China will not depend to any significant extent on the business of Beijing Yanhua.

        Such existing facilities were established under a credit agreement entered into between Sinopec Corp. and Bank of China on November 16, 2004. The main terms of this agreement include the following:

  •
  Bank of China agrees to grant to Sinopec Corp. and its branches and subsidiaries a line of credit in an aggregate amount of RMB17 billion. This line of credit is reduced by an amount equal to the amount used by Sinopec Corp. under an aggregate RMB16 billion line of credit facility granted to Sinopec Corp. by Bank of China in 2003.

  •
  During the period from November 16, 2004 to November 16, 2005 Sinopec Corp. and/or its branches and subsidiaries may utilize such line of credit to fund their short-term borrowing needs or support their business in issuing bankers' acceptance, letters of credit and import/export related guarantees.

  •
  An amount equal to 20% of this aggregate credit, or RMB3.4 billion, is revolving in nature and is permitted to be borrowed, repaid and reborrowed.

  •
  Sinopec Corp. is jointly liable for and guarantees all payment and other obligations of its branches and subsidiaries under this agreement.

        Sinopec Corp. and Beijing Feitian explained to Bank of China that Beijing Feitian was established for the purpose of implementing the Merger, and that it wished to finance the payment of the Merger Consideration from the line of credit described above. By a letter dated December 28, 2004, the Bank of China confirmed that Sinopec Corp. may make available to Beijing Feitian RMB4.1 billion from this line of credit. In such letter, the Bank of China also confirmed that interest will accrue on borrowed funds at a rate per annum equal to 3 month LIBOR plus a margin of 0.9% or 0.7% as may be agreed to at the time of borrowing.

        Sinopec Corp. and Beijing Feitian intends to use cash generated from its business operations to repay the borrowed funds.

        Each of CICC and Morgan Stanley, being a financial adviser to Sinopec Corp., is satisfied that sufficient financial resources are available to Sinopec Corp. and Beijing Feitian for the satisfaction of Beijing Feitian's obligations under the Proposal.

        Under PRC law, an approval from SAFE (as set out in Condition (iv) under the section headed "CERTAIN PROVISIONS OF THE MERGER AGREEMENT—Conditions to the Completion of the Merger" below) is required for exchanging RMB into foreign currencies to pay the Cancellation Price and other fees incurred in connection with the Merger.

SINOPEC CORP.'S AND BEIJING FEITIAN'S REASONS FOR THE MERGER

        Sinopec Corp. and Beijing Feitian identified a number of reasons for and benefits of the Merger. These include:

  •
  The Merger can consolidate and strengthen the management of Sinopec Corp. and Beijing Yanhua. Beijing Yanhua's petrochemical business will be consolidated into Sinopec Corp.'s integrated oil and petrochemical operation under a leaner and more efficient group structure, which will be beneficial for Sinopec Corp. to achieve business strategies and objectives for the group as a whole.

  •
  The Merger can reinforce the business value chain of Beijing Yanhua through the vertical integration of Beijing Yanhua's petrochemical assets with the upstream and refining operation of Sinopec Corp.

  •
  The Merger can consolidate Sinopec Corp.'s resources and realize potential synergies. The Merger will enable Sinopec Corp. and Beijing Yanhua to improve the utilization of the capital resources by centralizing capital allocation and enhancing capital expenditure management. After the Merger, Sinopec Corp. can consolidate its brand name, marketing capabilities and distribution network to achieve economies of scale and reduce operations cost.

  •
  The Merger can effectively eliminate intra-group competition. At present, both Sinopec Corp. and Beijing Yanhua are engaged in the petrochemical business with similar products and competing sales channels. After the Merger, the combined production and sales efforts will effectively eliminate this intra-group competition.

POSSIBLE DETRIMENTS OF THE MERGER

        Although the Merger can result in significant benefits to Sinopec Corp. and Beijing Yanhua as outlined above, the Merger may have the following detriments to Sinopec Corp., Beijing Yanhua and the Beijing Yanhua H Shareholders:

  •
  In order to pay the Merger Consideration, Sinopec Corp. will incur a debt of approximately RMB4.1 billion. This will increase the leverage ratio and financing cost of Sinopec Corp..

  •
  Once the Merger is completed, the existing Beijing Yanhua H Shareholders will no longer have any equity interests in Beijing Yanhua and therefore will lose the opportunity to share in Beijing Yanhua's possible future earnings and growth of Beijing Yanhua after the Merger and will not have the right to vote on corporate matters. As a result of the deemed cancellation of their Beijing Yanhua H Shares, they will forego the opportunity of benefiting, through the value of such holdings, from any potential increase in the performance of Beijing Yanhua. Depending on the extent of any such improvement, the future value of Beijing Yanhua represented by a Beijing Yanhua H Share, if the Merger does not proceed, could exceed the Cancellation Price.

POSITION OF SINOPEC CORP. AND BEIJING FEITIAN REGARDING THE FAIRNESS OF THE MERGER

        Because Sinopec Corp. currently beneficially wholly owns Beijing Feitian and beneficially owns approximately 70% of the Beijing Yanhua Shares, each of Sinopec Corp. and Beijing Feitian is deemed an "affiliate" of Beijing Yanhua that is engaging in a Rule 13E-3 transaction under Rule 13E-3 of the Exchange Act. Accordingly, Sinopec Corp. and Beijing Feitian are required to consider the fairness of the Merger to Beijing Yanhua Shareholders, other than Sinopec Corp..

        Sinopec Corp. and Beijing Feitian believe that the Merger and the Merger Consideration of HK$3.80 per Beijing Yanhua H Share are fair to the Independent Beijing Yanhua Shareholders. The amount of the Merger Consideration was determined by the management of Sinopec Corp. and Beijing Feitian after considering various factors and following negotiations with the Beijing Yanhua Independent Board Committee. The factors considered by Sinopec Corp. and Beijing Feitian in concluding that the Merger is fair include the following:

  •
  The Merger is structured so that the approval of the holders of at least 75% of the votes attached to the Beijing Yanhua H Shares of the Independent Beijing Yanhua Shareholders cast either in person or by proxy at the Special General Meeting of Independent Beijing Yanhua Shareholders, are voted for the Merger required as a condition to the Merger; in addition, votes held by Beijing Yanhua H Shareholders cast against the Merger may not exceed 10% of the total votes held by all Beijing Yanhua H Shareholders;

  •
  The right of Dissenting Beijing Yanhua Shareholders who object to the Merger to sell their Dissenting Beijing Yanhua Shares at a "fair price" to Beijing Yanhua and/or other Beijing Yanhua Shareholders who vote for the Merger under the Beijing Yanhua Articles;

  •
  Sinopec Corp. has sufficient stock ownership to control a disposition of Beijing Yanhua and informed Beijing Yanhua that it would not be interested in a third-party sale of Beijing Yanhua;

  •
  The Beijing Yanhua Independent Board Committee received a fairness and reasonableness opinion from the Independent Financial Advisor to the effect that, as of the date of such opinion and based on and subject to the matters reviewed with the Beijing Yanhua Independent Board Committee, the terms of the Merger offered to the Independent Beijing Yanhua Shareholders were fair and reasonable, to the Independent Beijing Yanhua Shareholders from a financial point of view and having considered the financial and non-financial factors set out in their letter attached to this document as Annex D;

  •
  The terms of the Merger Agreement, including the Merger Consideration, were arrived at after arm's length negotiation between Beijing Feitian and Beijing Yanhua. The terms and conditions of the Merger were negotiated with the Beijing Yanhua Independent Board Committee, which was advised by the Independent Financial Advisor;

  •
  Sinopec Corp. and Beijing Feitian believe that the Cancellation Price reflects the "fair price" of Beijing Yanhua Shares, taking into consideration among other things the historical earnings power and prospects of Beijing Yanhua's business and the development opportunities of Beijing Yanhua;

  •
  The Merger provides the Beijing Yanhua H Shareholders who are considering to sell their Beijing Yanhua H Shares with the opportunity to exchange their Beijing Yanhua H Shares for the Merger Consideration. The Merger Consideration represents a 10.9% premium over the closing price for Beijing Yanhua H Shares on the day prior to the Announcement and a 22.7% premium over Beijing Yanhua's average market price over the one-month period prior to such Announcement. Sinopec Corp. also noted that the Merger Consideration was higher than Beijing Yanhua's average market price of HK$1.35 from its initial public offering to December 21, 2004;

  •
  Sinopec Corp. and Beijing Feitian have also reviewed the factors considered by the Beijing Yanhua Board in reaching their determination on the Merger and believe that these factors provide a reasonable basis for Sinopec Corp. and Beijing Feitian to believe, as they do, that the Merger is fair to the Independent Beijing Yanhua Shareholders; and

  •
  The opinion of Sinopec Corp.'s financial advisors that, as at December 29, 2004, the Merger Consideration was fair from a financial point of view to Sinopec Corp. See "SPECIAL FACTORS REGARDING THE MERGER—Opinion of Sinopec Corp.'s Financial Advisors".

        The Sinopec Corp. Board and the Beijing Feitian Board also considered the following financial effects in concluding that the Merger is fair to the Independent Beijing Yanhua Shareholders.

        The Cancellation Price represents:

  (i)
  a premium of approximately 10.9% over the closing price of HK$3.425 per Beijing Yanhua H Share, as quoted on the Hong Kong Stock Exchange on December 21, 2004 (being the last traded price prior to the suspension of trading in the Beijing Yanhua H Shares pending the issue of the Announcement);

  (ii)
  a premium of approximately 15.9% over the average closing price of approximately HK$3.280 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 5 trading days up to and including December 21, 2004;

  (iii)
  a premium of approximately 22.7% over the average closing price of approximately HK$3.097 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 1-month period up to and including December 21, 2004;

  (iv)
  a premium of approximately 24.3% over the average closing price of approximately HK$3.057 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 3-month period up to and including December 21, 2004;

  (v)
  a premium of approximately 32.4% over the average closing price of approximately HK$2.870 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 6-month period up to and including December 21, 2004; and

  (vi)
  a premium of approximately 34.8% over the average closing price of approximately HK$2.820 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 12-month period up to and including December 21, 2004.

        Historical share price information on the Beijing Yanhua H Shares is set out in the Section headed "Market Prices" in Annex J on pages J-4 and J-5 of this document.

Net Asset Value

        The Cancellation Price per Beijing Yanhua H Share represents a premium of approximately 140.5% to the NAV per Beijing Yanhua H Share of approximately HK$1.58 as at December 31, 2003 and a premium of approximately 108.8% to the unaudited net asset value per Beijing Yanhua H Share of approximately HK$1.82 as at June 30, 2004.

        The Cancellation Price was arrived at after taking into consideration prevailing and historical market prices of the Beijing Yanhua H Shares, the NAV per Beijing Yanhua H Share as at December 31, 2003 and the unaudited net asset value per Beijing Yanhua H Share as at June 30, 2004.

Earnings

        Beijing Yanhua's published audited profit attributable to the Beijing Yanhua Shareholders for the two years ended December 31, 2003 and December 31, 2002 prepared under IFRS was approximately RMB633,885,000 and RMB209,099,000 respectively, representing earnings per Beijing Yanhua Share of approximately RMB0.19 and RMB0.06 respectively, as shown in the Income Statement of Beijing Yanhua in "Section 2. Audited Financial Statements of Beijing Yanhua for the year ended December 31, 2003" of Annex E of this document.

        Beijing Yanhua's profit attributable to the Beijing Yanhua Shareholders for the years ended December 31, 2003 and December 31, 2002 as restated in accordance with the requirements of U.S. GAAP was approximately RMB673,223,000 and RMB229,864,000 respectively, representing earnings per Beijing Yanhua Share of approximately RMB0.20 and RMB0.07 respectively.

        Beijing Yanhua's published unaudited profit attributable to Beijing Yanhua Shareholders for the six months ended June 30, 2004 prepared in accordance with the Listing Rules, including compliance with IAS34 "Interim Financial Reporting" issued by IFRS, was RMB1,031,656,000. The earnings per Beijing Yanhua Share was approximately RMB0.31.

Dividend Yield

        Based on the Cancellation Price and the dividends for the year ended December 31, 2003, the dividend yield for the Beijing Yanhua Shares would be approximately 1.24%.

Recent Beijing Yanhua traded share price and liquidity and liquidity trend

        The following chart illustrates the daily closing price of Beijing Yanhua H Shares since its listing up to the Latest Practicable Date.

Daily Closing Price of Beijing Yanhua H Shares

	1997	1998	1999	2000	2001	2002	2003	2004	2005
(HK$)
Low	1.37	0.40	0.45	0.61	0.48	0.62	0.83	1.58	3.65
High	4.03	1.50	1.86	1.31	1.41	1.25	3.03	3.70	3.68
Ending	1.50	0.70	0.90	0.78	0.66	0.94	3.03	3.68	3.65

Source: Bloomberg.

        As shown in the chart above, the price of Beijing Yanhua H Shares has increased dramatically since the end of 2003, reaching a 52-week high of HK$3.70 on January 4, 2004. This rise in price has been driven by expectations for improving profitability of Beijing Yanhua due to the significant increase in the prices of its principal products and low raw material cost as a result of the PRC's government recent price control on naphtha prices. However, the share price deteriorated significantly in the second quarter of 2004 following austerity measures implemented by the PRC government to slow down certain sectors of the economy that were considered to be overheating. Beijing Yanhua's H Share price has since recovered following the extremely strong set of interim results that were delivered in August 2004.

        However, as the table indicates, Beijing Yanhua H Share price has traded within a relatively narrow range until 2004. Beijing Yanhua H Share price has rarely traded above the Cancellation Price. Its historical high of HK$4.03 was achieved back in 1997, in its initial year of listing. Between 1998 and 2003, Beijing Yanhua H Share price never traded above the Cancellation Price. Beijing Yanhua H Share price has closed above the Cancellation Price on only 3 days out of its entire trading history, on August 25, 1997, September 12, 1997 and September 15, 1997.

        The daily trading volume of Beijing Yanhua since its listing in 1997 up to the Latest Practicable Date is shown in the table below.

Historical Daily Trading Volume of Beijing Yanhua H Shares

	1997	1998	1999	2000	2001	2002	2003	2004	2005
(shares in millions)
Low	2.2	0.2	0.3	1.2	0.4	0.4	1.0	4.0	4.1
High	98.1	72.3	60.3	141.8	128.2	70.9	178.6	153.2	55.9
Average	37.6	8.9	10.2	15.9	16.4	8.6	24.3	23.0	23.7
% of Free Float	3.7%	0.9%	1.0%	1.6%	1.6%	0.9%	2.4%	2.3%	2.4%

        The daily trading volume of Beijing Yanhua H Shares has increased since 2003, with an average daily trading volume in 2004 of approximately 23.0 million Beijing Yanhua H Shares. However, this only represents 2.3% of the free float of Beijing Yanhua of 1,012 million Beijing Yanhua H Shares. The Merger therefore represents a significant liquidity opportunity for the Independent Beijing Yanhua Shareholders.

        The effect of the Merger on Sinopec Corp.'s and Beijing Feitian's interest in the net book value and net earnings of Beijing Yanhua is immaterial. Sinopec Corp. and Beijing Feitian have also reviewed the factors considered by the Beijing Yanhua Board in reaching its determination on the Merger and believe that these factors provide a reasonable basis for Sinopec Corp. to believe, as it does, that the Merger is fair to the Beijing Yanhua Shareholders. Each of Sinopec Corp. and Beijing Feitian has also expressly adopted the fairness opinion provided by Sinopec Corp.'s financial advisors in its conclusion that the Merger is fair to Sinopec Corp. and to the Independent Beijing Yanhua Shareholders. In view of the wide variety of factors considered by the Sinopec Corp. Board in its evaluation of the Merger and the complexity of such matters, the Sinopec Corp. Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather than assigning any particular weight to any factors, the Sinopec Corp. Board and the Beijing Feitian Board evaluated these factors described above comprehensively and reached a general consensus that the Merger was advisable and fair to Beijing Yanhua H Shareholders. Sinopec Corp. and Beijing Feitian did not undertake any analysis of the liquidation value of Beijing Yanhua because they do not believe that liquidation would be permitted by the regulatory authorities.

OPINION OF SINOPEC CORP.'S FINANCIAL ADVISORS

        On December 29, 2004, CICC and Morgan Stanley delivered a written opinion to the Sinopec Corp. Board that, as at that date, the Cancellation Price to be paid by Sinopec Corp. pursuant to the Merger Agreement was fair from a financial point of view to Sinopec Corp.

        The full text of the written opinion of CICC and Morgan Stanley, dated December 29, 2004, is attached as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by CICC and Morgan Stanley in rendering its opinion. CICC and Morgan Stanley urge you to read the entire opinion carefully. CICC and Morgan Stanley's opinion is directed to the Sinopec Corp. Board and addresses only the fairness from a financial point of view of the Cancellation Price to be paid by

Sinopec Corp. pursuant to the Merger Agreement. It does not address any other aspects of the Merger and does not constitute a recommendation to any Beijing Yanhua H Shareholder as to how he/she should vote at the Special General Meeting or the Special General Meeting of the Independent Beijing Yanhua Shareholders.

        In arriving at their opinion, CICC and Morgan Stanley, among other things:

  i)
  reviewed certain publicly available financial statements and other information of Beijing Yanhua and Sinopec Corp.;

  ii)
  reviewed certain historical and projected financial and operating data concerning Beijing Yanhua prepared and provided by Sinopec Corp.;

  iii)
  reviewed the reported prices and trading activity for the Beijing Yanhua H Shares;

  iv)
  compared the financial performance of Beijing Yanhua and the prices and trading activity of the Beijing Yanhua H Shares with those of certain other comparable publicly-traded companies and their securities;

  v)
  reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

  vi)
  participated in discussions with the management of Sinopec Corp. and its legal advisors;

  vii)
  reviewed the Merger Agreement and certain related documents; and

  viii)
  performed such other analyses and considered such other factors as they have deemed appropriate.

        In preparing their opinion, CICC and Morgan Stanley have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by them for the purposes of their opinion. With respect to the projected financial and operating data, CICC and Morgan Stanley have assumed that they have been prepared with reasonable care and after having made due and careful enquiry and on bases reflecting the best currently available estimates and judgments of the future financial performance of Beijing Yanhua as provided by Sinopec Corp. CICC and Morgan Stanley did not receive internal financial information on Beijing Yanhua from Beijing Yanhua. CICC and Morgan Stanley have relied upon certain historical and projected financial and operating data for Beijing Yanhua provided by Sinopec Corp. regarding product prices, key raw material costs and production volumes. CICC and Morgan Stanley express no view with respect to these projected data, assumptions and other information and data or the estimates, judgments and assumptions on which they were based. CICC and Morgan Stanley have not made any independent valuation or appraisal of the assets or liabilities of Beijing Yanhua or Sinopec Corp, nor have they been furnished with any such appraisals. The opinion of CICC and Morgan Stanley is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to them as at, the date of their opinion.

        The following is a summary of all material analyses performed by CICC and Morgan Stanley. Certain aspects of the summary include information presented in tabular format. In order to understand fully the financial analyses used by CICC and Morgan Stanley, you must read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

  •
  Historical Market Trading Analysis

        CICC and Morgan Stanley analyzed the historical trading prices of Beijing Yanhua for different time periods and observed that the Cancellation Price represented a premium of 10.9% over the closing price of the Beijing Yanhua H Shares on December 21, 2004 as quoted on the Hong Kong

Stock Exchange and premiums of approximately 15.9%, 22.7% and 24.3% over the average closing price per Beijing Yanhua H Share for the one-week, one-month and three-month periods up to and including December 21, 2004, respectively.

  •
  Comparable Companies Analysis

        CICC and Morgan Stanley compared financial information of Beijing Yanhua with publicly available information for selected publicly traded petrochemical companies which shared certain characteristics with the businesses of Beijing Yanhua (the "Comparable Companies"). The Comparable Companies were:

        Shanghai Petrochemical

        Yizheng Fibre

        Jilin Chemical

        LG Petrochemical

        Honam Petrochemical

        National Petrochemical

        CICC and Morgan Stanley calculated the multiples of aggregate value ("AV", defined as market capitalization, plus net financial debt, plus minority interests and adjusted as appropriate to exclude associate investments) of the Comparable Companies to estimated 2005 and 2006 earnings before interest, tax, depreciation and amortization ("EBITDA") and the multiples of equity value of these companies to estimated 2005 and 2006 earnings ("P/E"), based on estimates compiled by International Brokers Estimate System ("IBES") as at December 21, 2004. IBES is an electronic data base which gathers and compiles earnings estimates of publicly traded companies which have been published by research analysts of international and regional institutional stockbrokers. IBES covers approximately 35,000 companies and 56 countries. IBES estimates give an indication of the views held by institutional stockbrokers in respect of the earnings prospects of companies covered. IBES is a public source of information and can be accessed on Bloomberg and other financial market information systems. IBES is commonly used by corporate finance advisers as a source of information. The IBES estimates used were estimates of institutional stockbrokers and were not prepared by CICC or Morgan Stanley. CICC and Morgan Stanley have not relied on the IBES estimates as the work of independent experts for the purpose of the transaction between Sinopec Corp. and Beijing Yanhua, have not carried out any independent verification of such estimates and do not endorse or otherwise pass judgement on such estimates.

        No company utilized in the comparable company analysis is identical to Beijing Yanhua. In evaluating the Comparable Companies, CICC and Morgan Stanley made judgments and assumptions with regard to differences in exposure to the petrochemical cycle, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sinopec Corp. and/or Beijing Yanhua, such as the impact of competition on the businesses of Beijing Yanhua and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Beijing Yanhua or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. In conducting their analysis, CICC and Morgan Stanley applied representative ranges of multiples of the Comparable Companies to the Beijing Yanhua financial projections for EBITDA and earnings for fiscal years 2005 and 2006, derived from IBES. The ratios of aggregate value and equity value, based on the Cancellation Price, to the relevant IBES estimates for Beijing Yanhua yields 2005 and 2006 AV/EBITDA and P/E multiples that fall within the range of multiples of the Comparable Companies.

  •
  Precedent transactions analysis

        Precedent transactions analysis compares the price paid in precedent transactions to the market price of the target company prior to the launch of an offer. CICC and Morgan Stanley reviewed transactions which they deemed reasonably comparable to the Merger. The transactions reviewed included privatization transactions where a controlling shareholder who owned between 50% and 90% of the share capital of a company sought to purchase the remaining shares it did not already own.

        CICC and Morgan Stanley reviewed privatization transactions in the United States and Europe and determined that such transactions had a median premium of 23.2% to the closing price of the last full trading day prior to announcement and a median premium of 24.3% to the average closing price over the 1-month period up to and including the last full trading day prior to announcement, respectively. These transactions in the United States and Europe included:

		Final Premium Paid over Average Closing Price of
Target Name	Acquiror Name	One Day prior to Announcement	One Month prior to Announcement
Telecom Italia Mobile S.p.A	Telecom Italia S.p.A	8.3%	14.2%
Cox Communications Inc.	Cox Enterprises Inc.	26.0%	24.1%
Orange	France Telecom	17.7%	23.1%
Wanadoo	France Telecom	17.2%	22.0%
Travelers Property Casualty Corp.	Citigroup Inc.	23.2%	30.7%
Vastar Resources Inc.	BP Amoco PLC	31.5%	50.2%
Hartford Life Inc.	Hartford Financial Services Group Inc.	24.7%	42.9%
BHC Communications Inc.	News Corp. Ltd.	16.4%	11.3%
Hertz Corp.	Ford Motor Co.	46.4%	27.6%
Westfield America	Westfield America Trust	12.5%	12.8%
J Ray McDermott SA	McDermott International Inc.	16.8%	14.7%
Travelocity.com Inc.	Sabre Holdings Corp.	45.8%	26.3%
Phoenix Investment Partners	Phoenix Home Life Mutual	45.7%	44.7%
TD Waterhouse Group Inc.	Toronto-Dominion Bank	53.2%	49.8%
Howmet International Inc.	Alcoa Inc.	13.5%	13.0%
AAPT Ltd.	Telecom Corp. of New Zealand	22.9%	24.3%
Citizens Corp.	Allmerica Financial Corp.	20.6%	22.6%
Unigraphics Solutions Inc.	Electronic Data Systems Corp.	52.9%	74.1%
Boise Cascade Office Products Corp.	Boise Cascade Corp.	43.5%	53.7%
Median		23.2%	24.3%

        CICC and Morgan Stanley also reviewed premiums paid in recent privatization transactions on the Hong Kong Stock Exchange and found that all such transactions occurred in the property or bank industries, where the valuation metrics seemed to be based on a premium to net asset value making analyses of premiums to share prices not meaningful. These transactions on the Hong Kong Stock Exchange included:

Target Name	Acquiror Name	Premium/ (Discount) over Closing Price of 1 Day Prior to Suspension	Premium/ (Discount) over Adjusted NAV per share	Premium/ (Discount) over Net Tangible Asset Value per share
Pacific Concord Holdings Ltd.	Consortium	51.2%	(55.4%)	(64.5%)
Top Glory International Holdings	COFCO (Hong Kong) Limited	72.1%	(44.8%)	(44.8%)
Realty Development Corp.	New Asia Realty & Trust Co. Ltd.	28.0%	(18.8%)	N/A
Dao Heng Bank Group Ltd	DBS Group Holdings Ltd.	59.9%	N/A	N/A
Concord Land Dvlp Co	Pacific Concord Holdings Ltd.	66.7%	N/A	(77.9%)
Mingly Corporation Ltd.	Hong Lok International Ltd.	29.6%	(40.2%)	(33.3%)
Median		55.6%	(42.5%)	(54.6%)

        CICC and Morgan Stanley also reviewed transaction multiples for recent M&A activity in the Asian petrochemical sector and determined average and median multiples paid to last-twelve-months EBITDA to be 5.4x and 5.3x, respectively. In conducting their analysis, CICC and Morgan Stanley used a representative range of multiples based on the timing of a transaction within the historical petrochemical cycle and applied this representative range to the Beijing Yanhua financial projections for EBITDA for fiscal years 2005 and 2006. These M&A transactions included:

Target Name	Acquiror Name	Enterprise Value to LTM EBITDA
Petrochemical assets	Sinopec Corp	3.6x
KP Chemical Corp	Honam Petrochemical Corp	5.7x
Maoming Ethylene	Sinopec Corp	5.0x
Hyundai Petrochemical	LG Chem Ltd. & Honam Petrochemical	6.5x
Samsung General Chem Co. Ltd	Atofina SA	6.9x
IPCL	Reliance Petroleum	4.7x
Mean		5.4x
Median		5.3x

        No transaction utilized in the precedent transactions analysis is identical to the Merger. In evaluating the precedent transactions, CICC and Morgan Stanley made judgments and assumptions with regard to differences in exposure to the petrochemical cycle, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sinopec Corp. and/or Beijing Yanhua, such as the impact of competition on the businesses of Beijing Yanhua and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Beijing Yanhua or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transactions.

  •
  Discounted cash flow analysis

        In rendering their opinion, CICC and Morgan Stanley took into account the value of Beijing Yanhua H Shares on a stand-alone basis estimated using the discounted cashflow ("DCF") method.

        The DCF analysis was based upon business and financial projections provided by Sinopec Corp.'s management. Utilizing these forecasts and other financial data, CICC and Morgan Stanley estimated a range of equity values of Beijing Yanhua based on the sum of the net present value of Beijing Yanhua's stream of projected free cash flows for the next 5 years, plus the net present value of the terminal value representing the value of all future free cash flows of Beijing Yanhua after the 5th year, and minus the value of Beijing Yanhua's net debt.

        The discount rate used in the DCF analysis is the estimated weighted average cost of capital ("WACC") of Beijing Yanhua determined using the Capital Asset Pricing Model. The terminal value was estimated by applying an exit multiple of EBITDA based on trading multiples of comparables within comparable timing of the petrochemical cycle.

        The DCF analyses of CICC and Morgan Stanley indicated a valuation range of HK$3.29 to HK$3.83 and HK$3.73 to HK$4.16 per Beijing Yanhua H Share, respectively.

        These valuations should not be regarded as indications of what Beijing Yanhua share prices should or could be achieved or indications of profit forecasts.

  •
  Equity research target price analysis

        CICC and Morgan Stanley reviewed the recommendations of equity research analysts from certain major investment banks and found that the majority of the analysts had stated price targets below the Cancellation Price. A possible reason underlying these price targets was the view that the prevailing share price of Beijing Yanhua had already factored in the current petrochemical cycle reaching its peak.

        CICC and Morgan Stanley's analyses were prepared solely as part of CICC and Morgan Stanley's analysis of the Merger and were provided to the Sinopec Corp. Board in that connection. The fairness opinion was only one of the factors taken into consideration by Sinopec Corp. in making its determination that the Cancellation Price was fair to Sinopec Corp.

        In connection with the review of the Merger by Sinopec Corp. Board, CICC and Morgan Stanley performed a variety of financial and comparative analyses for the purposes of rendering their opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at their opinion, CICC and Morgan Stanley considered the results of all of their analyses as a whole and did not attribute any particular weight to any analysis or factor they considered. CICC and Morgan Stanley believe that selecting any portion of their analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying their analyses and opinion. In addition, CICC and Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. In performing their analyses, CICC and Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are based on factors beyond the control of Sinopec Corp. or Beijing Yanhua. Any estimates contained in CICC and Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Sinopec Corp. retained CICC and Morgan Stanley to act as its financial advisors in connection with the Merger based upon, among other things, their respective experience and expertise in investment banking, as well as their knowledge and experience in the petrochemical industry. CICC and Morgan Stanley are both internationally recognized investment banking and advisory firms. CICC and Morgan Stanley, as part of their respective investment banking and financial advisory businesses, are continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment banking, investment management, financing and principal investing activities, each of CICC, Morgan Stanley and their respective affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or equity securities or senior loans of Sinopec Corp., Beijing Yanhua and/or their respective affiliates. In the past, CICC and Morgan Stanley and/or their respective affiliates have provided financial advisory and financing services to Sinopec Corp., Beijing Yanhua and/or their respective affiliates and have received fees for the rendering of those services. CICC and Morgan Stanley and/or their respective affiliates maintain banking and other business relationships with Sinopec Corp., Beijing Yanhua and/or their respective affiliates, for which they receive customary fees. CICC and Morgan Stanley and/or their affiliates may also, from time to time, engage in transactions and perform services for Sinopec Corp., Beijing Yanhua and/or their respective affiliates in the ordinary course of their respective businesses.

        Pursuant to CICC and Morgan Stanley's engagement letter, if the Merger is completed, Sinopec Corp. will pay CICC and Morgan Stanley a transaction fee of US$2.8 million. The full transaction fee is payable on completion of the Merger. In addition, Sinopec Corp. also has agreed to reimburse CICC and Morgan Stanley for their reasonable travel and other out-of-pocket expenses incurred in connection with their engagement and to indemnify CICC and Morgan Stanley against certain liabilities and expenses relating to or arising out of their engagement. CICC and Morgan Stanley are engaged by Sinopec Corp. on a several, not joint, basis.

BEIJING YANHUA'S REASONS FOR THE MERGER

        Beijing Yanhua has identified a number of reasons for and benefits of the Merger. These include:

  1)
  enhancing Beijing Yanhua's ability to resist business risk. Beijing Yanhua currently engages in business that is largely subject to the cyclicality of regional and global markets, which makes its performance unstable.

  2)
  eliminating intra-group competition. Currently, Sinopec Corp. and Beijing Yanhua both engage in petrochemical business with comparable products and competing sales channels.

  3)
  unifying the overall market image. The investor relationship function of Beijing Yanhua will be consolidated into Sinopec Corp., resulting in consistency in information disclosure and investor relationship management to enhance the overall capital market image of Sinopec Corp.

  4)
  reinforcing the business value chain of Beijing Yanhua through the vertical integration of Beijing Yanhua's petrochemical assets with the upstream and refining operation of Sinopec Corp.

RECOMMENDATION OF THE BEIJING YANHUA BOARD

        After careful consideration, the Beijing Yanhua Board has unanimously determined that the Merger Agreement and the Merger are fair to and in the best interest of the Beijing Yanhua Shareholders. Accordingly, the Beijing Yanhua Board has unanimously approved the Merger Agreement and the Merger and recommends that the Beijing Yanhua Shareholders approve the Merger Agreement and the Merger.

        In reaching its determination, the Beijing Yanhua Board considered a number of factors, including the following:

  •
  The fact that the Cancellation Price represents (i) a 10.9% premium over the closing price for the Beijing Yanhua H Shares on the Hong Kong Stock Exchange on December 21, 2004 (the last trading day prior to the suspension of trading in the Beijing Yanhua H Shares pending the issue of the Announcement); and (ii) a 22.7% premium over the average closing price for the Beijing Yanhua H Shares on the Hong Kong Stock Exchange for the one-month period ended December 21, 2004.

  •
  The fact that the Cancellation Price represents a 140.5% multiple of Beijing Yanhua's net earnings per Beijing Yanhua H Share for the year ended December 31, 2003.

  •
  The negotiations with Sinopec Corp., which resulted in an increase in the proposed merger consideration from the initial proposed price range of HK$3.50-3.60 per Beijing Yanhua H Share to HK$3.80 per Beijing Yanhua H Share.

  •
  The Beijing Yanhua Board's belief, based, among other things, on the historical trading activity of the Beijing Yanhua H Shares, that in the absence of the existence of a possible transaction involving the Beijing Yanhua H Shares, it was probable that the Beijing Yanhua H Shares would trade at prices significantly below HK$3.80 per Beijing Yanhua H Share.

  •
  The absence of any proposals from any other party to acquire Beijing Yanhua.

  •
  The opinion of the Independent Financial Adviser that, as of January 17, 2005, the terms of the Merger offered to Independent Beijing Yanhua Shareholders were fair and reasonable from a financial point of view and having considered the financial and non-financial factors as set out in their letter attached to this document as Annex D to the Independent Beijing Yanhua Shareholders. See "SPECIAL FACTORS REGARDING THE MERGER—Opinion from Independent Financial Advisor".

  •
  The requirement that the Merger Agreement be approved by at least 75% of the votes held by Beijing Yanhua Independent Shareholders at the Special General Meeting of the Beijing Yanhua Independent Shareholders and the number of votes cast against the Merger at such meeting must not exceed 10% of the total votes held by all of Beijing Yanhua Independent Shareholders.

  •
  The fact that the Merger Agreement is not subject to further post-signing due diligence, financing or other unusual condition in favor of Sinopec Corp. and the consequent likelihood that the Merger could be completed expeditiously.

  •
  The Beijing Yanhua Board's belief that further negotiations would not have produced a price higher than HK$3.80 per Beijing Yanhua H Share.

  •
  The fact that under the PRC Company Law the Independent Beijing Yanhua Shareholders would not be exposed to any liabilities of Beijing Yanhua if the Merger is completed.

  •
  The fact that, following completion of the Merger, the Independent Beijing Yanhua Shareholders will no longer be able to participate in the earnings generated by the assets now owned by Beijing Yanhua.

  •
  The fact that the Merger requires approvals from relevant PRC regulatory authorities.

  •
  The Beijing Yanhua Board's belief that Beijing Yanhua's assets would be more valuable when merged into Sinopec Corp. than on a stand alone basis.

  •
  The availability of rights for demanding purchase of shares at "fair price" to the dissenting Beijing Yanhua Shareholders under Beijing Yanhua Articles. See "THE SPECIAL GENERAL MEETINGS—Dissenting Beijing Yanhua Shareholders".

        In reaching its conclusion that the Merger is fair and reasonable to Beijing Yanhua H Shareholders, the Beijing Yanhua Board has also expressly adopted the analysis provided by the Independent Financial Advisor to the Beijing Yanhua Independent Board Committee. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Beijing Yanhua Board did not find it practicable to, and did not, quantify or otherwise assign specific or relative weights to the specific factors considered in reaching its determination. In addition, the Beijing Yanhua Board did not undertake to determine the degree to which each of the enumerated factors was favorable or unfavorable. Also, the Beijing Yanhua Board did not undertake any analysis of the liquidation value of Beijing Yanhua because it does not believe that liquidation would be permitted by the relevant PRC regulatory authorities.

        In considering the recommendation of the Beijing Yanhua Board with respect to the Merger, Beijing Yanhua H Shareholders should be aware that one member of the Beijing Yanhua Board, Mr. Xiang Hanyin, a non-executive Beijing Yanhua Director, at the time of approval of the Merger Agreement had certain interests that may present him with a potential conflict of interest in connection with the Merger. Mr. Xiang Hanyin was nominated as a director by Sinopec Corp., the controlling shareholder of Beijing Yanhua. Mr. Xiang Hanyin also serves as the deputy director of Chemicals Department of Sinopec Corp.

        The Beijing Yanhua Directors that are not employees of Beijing Yanhua did not retain an unaffiliated representative to act on behalf of Beijing Yanhua H Shareholders or Independent Beijing Yanhua Shareholders. However, the Independent Financial Advisor was appointed to provide a fairness and reasonableness opinion as described in the next section.

        After reasonable inquiry, to Beijing Yanhua Directors' best knowledge, information and belief, none of Beijing Yanhua's executive officers, directors or supervisors holds any Beijing Yanhua Share.

RECOMMENDATION OF BEIJING YANHUA INDEPENDENT BOARD COMMITTEE

        The Beijing Yanhua Independent Board Committee comprised Mr. Zhang Yanning, Mr. Liu Haiyan and Mr. Yang Xuefeng. They have discussed the Merger with the management, reviewed the fairness and reasonableness opinion prepared by the Independent Financial Advisor, and prepared a letter addressed to the Independent Beijing Yanhua Shareholders. The full text of the letter from Beijing Yanhua Independent Board Committee addressed to the Independent Beijing Yanhua Shareholders is set out in Annex B and is incorporated by reference in this document. You should read the letter in its entirety.

        Having taken into account the terms of the Proposal and the Merger Agreement and the opinion of the Independent Financial Advisor mentioned above and based upon the factors set forth and discussed in the previous section of this document under the heading "Recommendation of the Beijing Yanhua Board", the Beijing Yanhua Independent Board Committee unanimously considers that the offer for Beijing Yanhua Shares under the Proposal and the terms of the Merger Agreement are fair and reasonable in so far as the Independent Beijing Yanhua Shareholders are concerned. Accordingly, they recommend that the Independent Beijing Yanhua Shareholders vote in favour of the resolution in relation to the Proposal and the Merger Agreement to be proposed at the Special General Meeting of the Independent Beijing Yanhua Shareholders.

OPINION OF INDEPENDENT FINANCIAL ADVISOR

        On January 17, 2005, the Independent Financial Advisor delivered its opinion to the Beijing Yanhua Independent Board Committee to the effect that, as of that date and subject to the assumptions, limitations and qualifications contained in such opinion letter, from a financial point of view and having considered the financial and non-financial factors as set out in their letter attached to this document as Annex D, the terms of the Merger were fair and reasonable to the Independent

Beijing Yanhua Shareholders. Such opinion was prepared and delivered by the Independent Financial Advisor in accordance with the requirements of the Takeovers Code to the Beijing Yanhua Independent Board Committee. Beijing Yanhua Independent Board Committee imposed no other limits on the Independent Financial Advisor with respect to the scope of investigation made by it in rendering its above opinion.

        The opinion of the Independent Financial Advisor was provided for the information and assistance of Beijing Yanhua's Independent Board Committee in connection with the Merger and does not constitute a recommendation to hold, sell or buy any securities of Beijing Yanhua or otherwise constitute a recommendation to the Independent Beijing Yanhua Shareholders on how to vote with respect to the Merger. In rendering this opinion, the Independent Financial Advisor reviewed the proposed Merger from the perspective of Beijing Yanhua's Independent Beijing Yanhua Shareholders as a whole rather than that of each individual Independent Beijing Yanhua Shareholder. As such, each Independent Beijing Yanhua Shareholder should consider various factors relating to the proposed Merger that are specific to such Independent Beijing Yanhua Shareholder in deciding how to vote with respect to the proposed Merger. In addition, the opinion rendered by the Independent Financial Advisor constitutes only one of the bases considered by Beijing Yanhua's Independent Board Committee and should not be viewed as determinative of Beijing Yanhua's Independent Board Committee's conclusion as to the Merger.

        The full text of the written opinion of the Independent Financial Advisor, dated January 17, 2005, which identifies assumptions made, matters considered and limitations on the review undertaken and the qualifications made in connection with the opinion, is attached as Annex D and is incorporated by reference in this document. You should read the opinion in its entirety.

        In formulating its opinion with regards to the terms of the Merger, the Independent Financial Advisor has reviewed, among other things: (i) audited financial statements of Beijing Yanhua as of and for the 12 months ended December 31, 1998, 1999, 2000, 2001, 2002 and 2003; (ii) unaudited financial statements of Beijing Yanhua as of and for the six-month period ended June 30, 2004; (iii) financial and operating information with respect to the business, operations and prospects of Beijing Yanhua furnished by Beijing Yanhua, including but not limited to projections prepared by Beijing Yanhua's management and information on Beijing Yanhua's historical product volumes and prices and raw material volumes and prices; (iv) the Merger Agreement and this document; (v) the Raw Materials and Services Supply Agreement between Beijing Yanhua and Sinopec Corp. dated August 2000; (vi) the trading history from June 25, 1997 to the Latest Practicable Date and a comparison with those of other companies deemed relevant; (vii) the historical financial results, present financial condition and future financial performance of Beijing Yanhua and a comparison with those of other companies deemed relevant; (viii) a comparison of the financial terms of the Merger with the financial terms of certain other transactions deemed relevant; and (ix) published estimates of third party research analysts with respect to the future financial performance of Beijing Yanhua. The Independent Financial Advisor has also had verbal discussions with Beijing Yanhua, with Beijing Yanhua's independent accountants regarding the basis on which the aforesaid financial information has been prepared, and with Beijing Yanhua's and Sinopec Corp.'s management on the terms on which the aforesaid agreements have been arrived at and on the, outlook for the petrochemical industry in the PRC and future government policy on naphtha prices and have undertaken such other studies, analyses and investigations that we deemed appropriate.

        In preparing its opinion, upon the instruction of the Beijing Yanhua Independent Board Committee, the Independent Financial Advisor assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available, and did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of Beijing Yanhua's production facilities.

        The opinion of the Independent Financial Advisor was necessarily based upon market, economic, regulatory and other conditions as they existed, and on the information made available to it as of, the date of the opinion. The Independent Financial Advisor has not given an undertaking to update its opinion in the event of any change in the market, economic, regulatory or other conditions or on the information available to it, subsequent to the date of its opinion.

        In connection with its engagement, the Independent Financial Advisor was not asked to, and did not, participate in negotiations respect to the terms of the Merger.

        The following is a summary of the major financial analyses performed by the Independent Financial Advisor in arriving at its opinion. Some of the summaries of financial analyses include information presented in a table and chart format. The tables and charts must be read together with the accompanying text of each summary. The tables and charts alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and viewed in isolation could create a misleading or incomplete view of the financial analyses performed by the Independent Financial Advisor.

  •
  Historical stock price and market value analysis

        The Independent Financial Advisor compared the relative price performance of Beijing Yanhua's H Shares to the H Share index and also reviewed the daily closing price of Beijing Yanhua's H Shares, in each case, since its listing on the Hong Kong Stock Exchange in 1997 to the Latest Practicable Date. This analysis indicated that the share price of the Beijing Yanhua H Shares has only closed above the Cancellation Price on 3 days out of its trading history. The Independent Financial Advisor also analyzed Beijing Yanhua's historical share price performance relative to its NAV per share. The Cancellation Price represents an implied price to NAV ratio of 2.41x based on the NAV per share of HK$1.58 as at December 31, 2003 and an implied price to NAV ratio of 2.09x based on the unaudited NAV per share of HK$1.82 as at June 30, 2004.

  •
  Premium analysis

        The Independent Financial Advisor reviewed the premium that the Cancellation Price represents over the trading price of Beijing Yanhua's H Shares at different times in its trading history. The Cancellation Price represented a premium of approximately 10.9% over the closing price of HK$3.43 per Beijing Yanhua's H Share, as quoted on the Stock Exchange on December 21, 2004, and approximately 10.9%, 22.7% and 24.3% over Beijing Yanhua's 1 day, 1 month and 3 month average trading prices respectively as at December 21, 2004.

        The Independent Financial Advisor also reviewed a selection of transactions exceeding US$150 million in transaction value on a global basis that involved a majority shareholder privatizing a company by buying-out the remainder of the company it does not own on an all cash basis ("Going-Private Transactions"). The selection of transactions included the following:

Announced Date	Target Name	Acquiror Name
12/07/2004	Telecom Italia Mobile S.p.A.	Telecom Italia S.p.A.
08/02/2004	Cox Communications Inc.	Cox Enterprises Inc.
03/23/2004	SAP SI	SAP
02/20/2004	Wanadoo	France Telecom
09/01/2003	Orange	France Telecom
05/28/2003	Terra Lycos	Telefonica
05/03/2003	Top Glory International Hldgs	COFCO (HK) Ltd.
02/19/2002	Travelocity.com Inc.	Sabre Moldings Corp.
10/10/2001	TD Waterhouse Group Inc.	Toronto-Dominion Bank
05/23/2001	Unigraphics Solutions Inc.	Electronic Data Systems Corp.
02/15/2001	Westfield America	Westfield America Trust
09/21/2000	Hertz Corp.	Ford Motor Co.
08/15/2000	AAPT Ltd.	Telecom Corp. of New Zealand
08/14/2000	BHC Communications Inc.	News Corp. Ltd.
07/24/2000	Phoenix Investment Partners	Phoenix Home Life Mutual
03/27/2000	Hartford Life Inc.	Hartford Financial Services Group Inc.
03/21/2000	Travelers Property Casualty Corp.	Citigroup Inc.
03/17/2000	Vastar Resources Inc.	BP Amoco PLC
03/14/2000	Howmet International Inc.	Alcoa Inc.
12/01/1999	Boise Cascade Office Products Corp.	Boise Cascade Corp.
05/07/1999	J Ray McDermott SA	McDermott International Inc.
10/27/1998	Citizens Corp.	Allmerica Financial Corp.

        The implied premia that the Cancellation Price represented over the time periods indicated above were comparable to the median premia paid of 23.7%, 26.4% and 26.4% in the Going-Private transactions over the same time periods. This analysis also takes into consideration the significant appreciation of Beijing Yanhua's share price over the 6 months prior to the Announcement date and the fact that some of the Going-Private Transactions were consummated when the target companies' business were undergoing a cyclical downturn or were undervalued by the market compared to Beijing Yanhua's business which is currently undergoing a cyclical upturn.

  •
  Comparable company analysis

        The Independent Financial Advisor compared the premium that the Cancellation Price represents to the unaudited NAV per share of approximately HK$1.82 as at June 30, 2004 to the NAV per share ratio of those of comparable companies. The comparable companies examined included LG Chem, Sinopec Shanghai Petrochemicals, Honam Petrochemical, Jilin Chemical Industrial and LG Petrochemical. The Cancellation Price to NAV per Share of 2.09x was higher than the median price to NAV per share of these comparable companies of 1.32x.

        The Independent Financial Advisor also compared the earnings multiple of these selected comparable companies to the earnings multiples implied by the Cancellation Price. Based on this analysis, the Independent Financial Advisor determined that the earnings multiples implied by the Cancellation Price is in line with those of the comparable companies as of the Latest Practicable Date.

  •
  Comparable transaction analysis

        The Independent Financial Advisor compared the earnings and NAV multiples implied in a number of transactions involving companies in the petrochemical industry in Asia to the earnings and NAV multiples implied by the Cancellation Price. The Cancellation Price implied an enterprise value to last twelve months sales multiple of 0.99x, enterprise value to last twelve months EBITDA multiple of 4.3x, equity value to last twelve months net income multiple of 9.3x and equity value to last twelve months book value multiple of 2.09x. Except for the enterprise value to last twelve months EBITDA multiple, all of the implied valuation multiples of the Cancellation Price fell within the range of implied valuation multiples of the selected comparable transactions.

  •
  Equity research target price analysis

        The Independent Financial Advisor has surveyed the recommendations of equity research analysts from major investment banks and found that the majority of such equity research analysts had sell recommendations for Beijing Yanhua's H Shares with price targets below the Cancellation Price as of the date of Announcement. Key reasons stated by equity research analysts underlying these recommendations were the view that the current share price had already factored in the current petrochemical cycle reaching its peak and that product prices and market conditions will not continue to improve and may decline.

  •
  Discounted cash flow ("DCF") analysis

        The Independent Financial Advisor has also compared the Cancellation Price with the implied valuation using the discounted cash flow methodology relying solely on information provided by management of Beijing Yanhua. The Cancellation Price falls within the discounted cash flow analysis result range. The DCF analysis should not be regarded as an indication of what Beijing Yanhua H Share price should or could be achieved or a profit forecast.

        Beijing Yanhua retained the Independent Financial Advisor to serve as the independent financial advisor to Beijing Yanhua's Independent Board Committee in the Merger based upon its experience and expertise. The Independent Financial Advisor is part of an internationally recognized investment banking and advisory group of companies, which is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes.

        The Independent Financial Advisor and its affiliates has not been involved in any transaction involving either Beijing Yanhua or Sinopec Corp. during the last two years.

        The Independent Financial Advisor and its affiliated companies provides a full range of financial advisory and securities agency services and, in the normal course of their normal trading activities, may from time to time effect transactions and hold securities of Sinopec Corp. or Beijing Yanhua for the account of customers. A company under the same control as the Independent Financial Advisor, Lehman Brothers Finance S.A. ("LBFSA"), held 1,120,000 Beijing Yanhua H Shares as at the Latest Practicable Date.

        Pursuant to the Independent Financial Advisor's engagement letter, Beijing Yanhua will pay the Independent Financial Advisor a fee of US$450,000. Beijing Yanhua has also agreed to indemnify the Independent Financial Advisor and certain related persons against certain liabilities and expenses in connection with its engagement, including liabilities and expenses under United States federal securities laws.

REASON FOR THE STRUCTURE OF THE MERGER

        The Merger is structured to use Sinopec Corp's wholly owned subsidiary, Beijing Feitian, to facilitate the Merger. Under this structure, Beijing Yanhua will be merged with and into Beijing Feitian when the Merger is completed. This structure is designed so that Sinopec Corp. will not be a direct party to the Merger Agreement and thus increase approval efficiency.

        The PRC legal advisors of both Sinopec Corp. and Beijing Yanhua have confirmed that this structure is valid under the relevant provisions of the PRC Company Law and the articles of association of Sinopec Corp. and the Beijing Yanhua Articles.

TRANSACTIONS BETWEEN BEIJING YANHUA AND ITS AFFILIATES

        Effective August 14, 2000, Beijing Yanhua entered into a ten-year agreement with Sinopec Corp. and the Yanshan Company to reflect new arrangements regarding mutual provision of certain materials and services following the establishment of Sinopec Corp. as a wholly-owned subsidiary of the CPC and its subsidiaries and the transfer of 70% controlling interest in Beijing Yanhua by Yanshan Company to Sinopec Corp. on February 25, 2000. This agreement replaced the previous Supply of Materials and Services Agreement dated April 23, 1997 between Beijing Yanhua and Yanshan Company, and sets forth the materials, utilities and services to be provided by each party, the basis of charges, and the length of notice by which the provision of any particular material, utility or service may be terminated by a party.

        Under the terms of this agreement, Sinopec Corp. is required to provide Beijing Yanhua with cracking feedstock, VGO, hydrogenated raffinate oil, heavy oil, mixed xylene, raffinate, benzene, toluene, 1-Butane and propylene. Beijing Yanhua supplies to Sinopec Corp. and Yanshan Company propane, C7-C8, cracked heavy matte, styrene, polypropylene, residual by-products, testing and maintenance of measurement instruments and MTBE. Beijing Yanhua also provides to the Yanshan Company LDPE, HDPE, polyoxyethylene, ethylene glycol, diethylene glycol, styrene, polypropylene (granules), polypropylene (powder), polyester tiles, polybutadiene rubber, SBS, phenylic acid and acetone.

        Yanshan Company is obligated to provide Beijing Yanhua with fresh water, electricity, steam, nitrogen and silver catalYanshant, and procure for storage bags, white mineral oil, mineral oil, alcohol, BCH-CatalYanshant, 841-CatalYanshant, heavy packaging film. In addition, the Yanshan Company is also required to provide Beijing Yanhua with certain ancillary services, including property management, employee benefits, passenger transport and road maintenance, training and education, domestic gas supply, media and communications, construction and installation, maintenance and manufacture of equipment, environmental services, purchasing and sales services, fire and security services, rail & road freight and storage services, and trademark licensing.

        Each of Sinopec Corp. and Yanshan Company has an obligation to provide materials and services to Beijing Yanhua on a priority basis and has granted Beijing Yanhua a right of first refusal in respect of such materials and services. Beijing Yanhua may source such materials and services from third parties if such third parties are able to provide the same materials and services on more favorable terms. Beijing Yanhua may, but is not obligated to, provide materials and services to Sinopec Corp. or the Yanshan Company.

        The categories, scope, pricing mechanism and other details of the relevant materials, utilities and services to be provided in each year are to be agreed towards the end of the preceding year and are set forth in a supplementary agreement between the relevant parties. If the parties are unable to agree to such terms by the end of the preceding year, the terms of supply of materials, utilities and services in effect for the preceding year will continue to apply until the parties reach an agreement or the difference is resolved through mediation.

        Sinopec Corp. and Yanshan Company will provide materials and services to Beijing Yanhua at state-guided prices or market or cost prices, depending on the specific services or materials. Beijing Yanhua will provide materials and services to Sinopec Corp and Yanshan Company at market prices.

        See "Related Party Transactions" of Annex E for a description of the value of the transactions contemplated by this agreement for each of the two years ended December 31, 2003 and for the six months ended June 30, 2004.

TAXATION

        The Beijing Yanhua H Shareholders, whether in Hong Kong or in other jurisdictions, are recommended to consult their professional advisors if they are in any doubt as to the taxation implication of the Proposal and, in particular, whether the receipt of Cancellation Price or monies in relation to the proposed Merger would make such Beijing Yanhua Shareholders liable to taxation in the PRC, Hong Kong or in other jurisdiction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of certain U.S. federal income tax consequences, under current law, relevant to United States holders (as defined below) of Beijing Yanhua H Shares or Beijing Yanhua ADSs whose Beijing Yanhua H Shares or Beijing Yanhua ADSs are being converted to cash in the Merger. It applies to you only if you hold your Beijing Yanhua H Shares or Beijing Yanhua ADSs as capital assets for tax purposes. The discussion does not deal with special classes of holders, such as:

  •
  dealers in securities or currencies,

  •
  traders in securities that have elected to mark-to-market accounting,

  •
  banks,

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  financial institutions,

  •
  insurance companies,

  •
  tax-exempt organizations,

  •
  persons liable for alternative minimum tax,

  •
  persons that actually or constructively own 10% of the voting stock of Beijing Yanhua,

  •
  persons that hold shares or Beijing Yanhua ADSs as part of a straddle or a hedging or conversion transaction for United States federal income tax purposes,

  •
  persons whose functional currency is not the U.S. dollar, or

  •
  persons that are not U.S. holders.

        You are a U.S. holder if you are the beneficial owner of Beijing Yanhua H Shares or Beijing Yanhua ADSs and you are:

  •
  a citizen or resident of the U.S.,

  •
  a corporation or other entity treated as a corporation that is created in or organized under the laws of the United States or any State or political subdivision thereof,

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source,

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  a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or

  •
  a person otherwise subject to United States federal income tax on its worldwide income.

        Your receipt of cash for Beijing Yanhua Shares or Beijing Yanhua ADSs pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You will recognize capital gain or loss equal to the difference between the U.S. dollar value of the amount you realize and your tax basis in your Beijing Yanhua H Shares or Beijing Yanhua ADSs. Your tax basis in your Beijing Yanhua H Shares or Beijing Yanhua ADSs generally will equal your purchase price for such Beijing Yanhua H Shares or Beijing Yanhua ADSs, determined in U.S. dollars. Gain or loss must be determined separately for each block of Beijing Yanhua H Shares or Beijing Yanhua ADSs (i.e., Beijing Yanhua H Shares or Beijing Yanhua ADSs acquired at the same cost in a single transaction) converted to cash in the Merger. Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 15% where the property has been held for more than one year. The gain or loss will generally be income from sources within the U.S. for foreign tax credit limitations purposes. The claim of a deduction in respect of a capital loss, for United States federal income tax purposes, may be subject to limitations.

        Payments made to you within the U.S. or through certain U.S.-related financial intermediaries will generally be subject to information reporting and backup withholding at a rate of 28% if you are a non-corporate U.S. person and you fail to provide an accurate taxpayer identification number and certain other certification requirements.

        YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER IN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

THE SPECIAL GENERAL MEETINGS

DATE, TIME AND PLACE

        The enclosed Beijing Yanhua proxy forms are solicited by and on behalf of Beijing Yanhua Board for use at the Special General Meeting for all Beijing Yanhua Shareholders, and the Special General Meeting for Independent Beijing Yanhua Shareholders, which will respectively be held at 9:30 a.m. and 10:30 a.m., Beijing time, on Friday, March 4, 2005 at Beijing Yanhua Hotel, No. 4 Ying Feng Zhong Lu, Yanshan, Fangshan District, Beijing, PRC. Any Beijing Yanhua ADS Holder that wishes to attend the Special General Meetings in person must withdraw the Beijing Yanhua H Shares represented by the Beijing Yanhua ADSs and become a record holder of Beijing Yanhua H Shares prior to the Special General Meetings.

PURPOSE

        At the Special General Meetings, Beijing Yanhua Shareholders of record will be asked to consider and vote upon resolutions to approve the Merger Agreement and the Merger.

RECORD DATE FOR THE SPECIAL GENERAL MEETINGS

        Only holders of record of Beijing Yanhua Shares at the close of business on February 1, 2005 are entitled to vote at the Special General Meetings. Each Beijing Yanhua Shareholder on the Registers at the close of business on February 1, 2005 is entitled to cast one vote per Beijing Yanhua Share on the Proposal at the Special General Meeting. Each Independent Beijing Yanhua Shareholder on the Registers at the close of business on February 1, 2005 is entitled to cast one vote per Beijing Yanhua H Share on the Proposal at the Special General Meeting of Independent Beijing Yanhua Shareholders.

QUORUM AND REQUIRED VOTE

        Pursuant to the PRC Company Law and the Beijing Yanhua Articles, approval of the Merger Agreement and the Merger requires the affirmative vote of at least a two-thirds of the Beijing Yanhua Shareholders present in person or by proxy and entitled to vote at the Special General Meeting. If Beijing Yanhua Shareholders who have replied in writing to inform their intention to attend the Special General Meeting at least 20 days before the scheduled meeting date hold less than 50% of all Beijing Yanhua Shares (including proxies) that are entitled to attend the Special General Meeting, Beijing Yanhua is required to give a second notice by publication (containing the same information as this notice) within 5 days after that. If the number of Beijing Yanhua Shares owned by the Beijing Yanhua Shareholders (including proxies) who subsequently attend the Special General Meeting is still less than one-half of the total number of Beijing Yanhua Shares entitled to attend the Special General Meeting, resolutions passed at the Special General Meeting will nevertheless be deemed valid. Sinopec Corp. intends to attend the Special General Meeting and vote for the Merger Agreement and Merger.

        In addition, the Merger is deemed to be regulated under the Takeovers Code, and must also be approved by at least 75% of the votes attaching to the Beijing Yanhua H Shares of the Independent Beijing Yanhua Shareholders present in person or by proxy (by way of poll) at the Special General Meeting of the Independent Beijing Yanhua Shareholders. In addition, votes cast against the Merger at the Special General Meeting of the Independent Beijing Yanhua Shareholders (by way of poll) must not exceed 10% of all votes attaching to all the Beijing Yanhua H Shares held by all Independent Beijing Yanhua Shareholders. The requirements for a quorum and the follow-up notice as described above are the same for both the Special General Meeting and the Special General Meeting of Independent Beijing Yanhua Shareholders. The Beijing Yanhua Shares held by Sinopec Corp. and parties acting in concert with Sinopec Corp., the Independent Financial Advisor and the parties acting in concert with the Independent Financial Advisor, BSAL and parties acting in concert with BSAL and represented in the Special General Meeting of the Independent Beijing Yanhua Shareholders will count towards the quorum, but do not confer the right to vote at the Special General Meeting of the Independent Beijing Yanhua Shareholders. BSAL (or its associated company) will not give instructions to vote any Beijing Yanhua H Shares represented by Beijing Yanhua ADSs held by Bear Stearns & Co. Inc. at the Special General Meeting of the Independent Beijing Yanhua Shareholder.

ABSTENTIONS

        Only those Beijing Yanhua Shares which are affirmatively voted to approve the Merger Agreement, including those Beijing Yanhua Shares which are represented by properly executed proxies that do not contain voting instructions, will be counted as votes "FOR" the Merger Agreement and the Merger.

        Brokers who hold Beijing Yanhua H Shares in street name for a customer who is the beneficial owner of those shares may not give a proxy to vote the customer's shares without specific instructions from the customer. These nonvoted shares are referred to as broker nonvotes. Beijing Yanhua H Shares held in street name will only be voted if the broker receives voting instructions from the beneficial owner of those shares.

        Abstentions will be included in determining the presence of a quorum.

        A pink form of proxy for use at the Special General Meeting and a white form of proxy for use at the Special General Meeting of the Independent Beijing Yanhua Shareholders are enclosed with this document.

        Whether or not they are able to attend the Special General Meeting or the Special General Meeting of the Independent Beijing Yanhua Shareholders (where applicable) in person, the Beijing Yanhua Shareholders are strongly urged to complete and sign the enclosed pink form of proxy in respect of the Special General Meeting and the Independent Beijing Yanhua Shareholders are strongly urged to complete and sign the enclosed white form of proxy in respect of the Special General Meeting of the Independent Beijing Yanhua Shareholders, in accordance with the instructions respectively printed thereon and to return them to the office of the Registrar, on 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong as soon as possible, but in any case not later than the following respective times:

  (a)
  in the case of the pink form of proxy for use at the Special General Meeting, the Beijing Yanhua Shareholders are requested to deposit such form of proxy not later than 9:30 a.m. on Thursday, March 3, 2005; and

  (b)
  in the case of the white form of proxy for use at the Special General Meeting of the Independent Beijing Yanhua Shareholders, the Independent Beijing Yanhua Shareholders are requested to deposit such form of proxy not later than 10:30 a.m. on Thursday, March 3, 2005.

        The completion and return of a form of proxy for any of the Special General Meetings will not preclude you from attending and voting in person at the relevant Special General Meetings (or any adjournment thereof) if you so wish. In the event that you attend and vote at any of the Special General Meetings after having deposited the relevant form of proxy, that form of proxy will be deemed to have been revoked.

        In accordance with the Beijing Yanhua Articles, the Registers will be closed from Wednesday, February 2, 2005 to Friday, March 4, 2005 (both dates inclusive). During such period, no transfer of Beijing Yanhua Shares will be effected. Only those Beijing Yanhua Shareholders or Independent Beijing Yanhua Shareholders, as the case may be, whose names appear on the Registers at the close of business on February 1, 2005 will be entitled to vote at the Special General Meeting and/or the Special General Meeting of Independent Beijing Yanhua Shareholders, where applicable.

        Assuming that all of the Conditions are fulfilled or, where applicable, waived, the Merger will become effective on the Effective Date. Further announcements will be issued giving details of the results of the Special General Meetings and, if all the resolutions are duly passed at the Special General Meetings, the last day for dealing in the Beijing Yanhua H Shares, the Record Time, the Delisting Date and the proposed Effective Date.

SOLICITATION OF PROXIES AND EXPENSES

        Beijing Yanhua H Shares represented by properly executed proxy forms received in time for the Special General Meetings will be voted at the Special General Meetings in the manner specified in the proxy forms. Proxy forms that are properly executed but do not contain instructions will be voted "FOR" approval and adoption of the Proposal.

        A Beijing Yanhua H Shareholder may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the Special General Meetings, to the office of the Registrar, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Registrar's office at 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong, a duly executed proxy form bearing a later date or time than the revoked proxy form; or (iii) attending the Special General Meetings and voting in person. Attendance at the Special General Meetings will not by itself constitute a revocation of a proxy. Unless you revoke your proxy, it will be voted in accordance with the instructions on your proxy form.

        Sinopec and Beijing Yanhua will bear the cost of the solicitation of proxies from the Beijing Yanhua Shareholders. Beijing Yanhua will bear the cost of printing and mailing this document to them. The solicitation, if any, will be conducted by CICC and Morgan Stanley. CICC and Morgan Stanley will not charge extra fees for conducting such solicitation, if any.

        No arrangement has been made in connection with the Merger to grant Independent Beijing Yanhua Shareholders access to the corporate files of any of Sinopec Corp., Beijing Feitian or Beijing Yanhua or to obtain legal or appraisal services at the expense of Sinopec Corp., Beijing Feitian or Beijing Yanhua.

DISSENTING BEIJING YANHUA SHAREHOLDERS

        Beijing Yanhua Shareholders who have opposed the Merger at the Special General Meetings may request Beijing Yanhua and/or other Beijing Yanhua Shareholders who have voted for the Merger to purchase the Dissenting Beijing Yanhua Shares held by the Dissenting Beijing Yanhua Shareholder at a "fair price" in accordance with Section 172 of the Beijing Yanhua Articles. Beijing Yanhua Shareholders who have opposed the Merger can exercise such right from the date when the Merger Agreement and the Merger are approved by Beijing Yanhua Shareholders.

        The PRC legal advisors to Sinopec Corp. and Beijing Yanhua have confirmed that the Beijing Yanhua Articles and the Merger Agreement do not provide for a time limit for the Dissenting Beijing Yanhua Shareholders to assert their right of requesting Beijing Yanhua and/or other Beijing Yanhua Shareholders to purchase the Beijing Yanhua Shares held by the Dissenting Beijing Yanhua Shareholders. The Dissenting Beijing Yanhua Shareholders may make their claim in any manner they see fit.

        In addition, the Merger Agreement provides that if any Dissenting Beijing Yanhua Shareholder elects to request Beijing Yanhua and/or other Beijing Yanhua Shareholders who have voted for the Merger to purchase its Dissenting Beijing Yanhua Shares at a "fair price", Beijing Feitian or its successor shall, at the request of Beijing Yanhua and/or such Beijing Yanhua Shareholders, assume any liability which Beijing Yanhua and/or such Beijing Yanhua Shareholder, who have received such a request may have towards the Dissenting Beijing Yanhua Shareholders, provided that, if requested by any of such Dissenting Beijing Yanhua Shareholders to purchase such Dissenting Beijing Yanhua Shares at a "fair price", Beijing Yanhua and/or any Beijing Yanhua Shareholder receiving such a request and choosing to have Beijing Feitian assume the liabilities are required to give Beijing Feitian or any successor to Beijing Feitian (i) notice of any written demands for payment of the "fair price", withdrawals of such demands, and any other instruments served on the shareholders pursuant to the PRC Company Law or the Beijing Yanhua Articles, (ii) the opportunity to direct all negotiations and proceedings with respect to demands for determining the "fair price" under the Beijing Yanhua Articles, and (iii) except with the prior written consent of Beijing Feitian or any successor to Beijing Feitian, Beijing Yanhua and/or any Beijing Yanhua Shareholder receiving such a request and choosing to have Beijing Feitian assume the liabilities may not voluntarily make any payment with respect to any demands for determining the "fair price", settle or offer to settle any such demands.

        Holders of Beijing Yanhua ADS who wish to exercise dissenting rights should take steps to present their Beijing Yanhua ADRs to the Depositary for cancellation and (upon compliance with the terms of the Deposit Agreement, including payment of the Depositary's fees and any applicable taxes and governmental charges) delivery of Beijing Yanhua H Shares so as to become registered shareholders of Beijing Yanhua prior to the Special Meeting.

        Beijing Yanhua Shareholders who have voted for the Merger and have received the relevant demand from Dissenting Beijing Yanhua Shareholders may at any time after receiving such demand send a notice (by fax or by mail) to Beijing Feitian at the following address: Beijing Feitian Secretary of Beijing Feitian No. A6 Huixin East Street Chaoyang District, Beijing, 100029, PRC; Facsimile: (8610) 6499-0477 This will ensure that Beijing Feitian can assume all obligations that are owed by the Beijing Yanhua Shareholders who have voted for the Merger to the Dissenting Beijing Yanhua Shareholders in a timely manner.

        Given that the Beijing Yanhua Articles and the Merger Agreement do not provide for a time limit for the Dissenting Beijing Yanhua Shareholders to assert their right, no time limit has been set for the above notification procedure.

        The provisions regarding the right of shareholders opposing the Proposal to be bought out at a "fair price" are contained only in the articles of association of PRC companies with shares listed on overseas market and are not otherwise stipulated in any PRC law or regulations. There is no administrative guidance on the substantive as well as procedural rules as to how the "fair price" will be determined. Thus, no assurance can be given as to how long the process will take.

PRC REGULATORY APPROVALS

        The Merger requires the approval from the relevant PRC governmental and regulatory bodies, including, CSRC (if necessary), SASAC and SAFE. PRC law also requires the companies to the Merger to notify their respective creditors of the Merger within 10 days after the Merger Agreement and the Merger are approved by the shareholders of Beijing Feitian and Beijing Yanhua. Beijing Feitian and Beijing Yanhua will also announce the approval of the Merger at least three times in a newspaper within 30 days after the shareholders' approval of the Merger Agreement and the Merger and gives the creditors 90 days to respond to the proposed Merger. Beijing Feitian and Beijing Yanhua will use their respective best efforts to obtain an exemption from the 90-day creditor notice period from the relevant PRC government authorities. If exemption is granted, the Merger could be completed earlier. There can be no assurance, however, that such exemption will be granted.

THE COMPANIES

SINOPEC CORP.

        Sinopec Corp. is a joint stock limited liability company incorporated on February 25, 2000 in accordance with the PRC Company Law whose H shares are listed on the Hong Kong Stock Exchange, A shares are listed on the Shanghai Stock Exchange and whose ADSs representing those H shares are listed on the NYSE and the London Stock Exchange.

        Sinopec Corp. is approximately 67.917% owned by CPC, which is a PRC state-owned enterprise.

        The principal operations of Sinopec Corp. include exploring for and developing, producing and trading crude oil and natural gas, processing crude oil into finished oil products, producing finished oil products and trading, transporting, distributing and marketing finished oil products and producing, distributing and trading petrochemical products.

        Set out below is a description of Sinopec Corp.'s core activities.

Exploring for and developing, producing and trading crude oil and natural gas

        Sinopec Corp. is the second largest crude oil and gas producer in China. Most of the crude oil and a small portion of the natural gas it produced are used for its refining and chemical operations. Most of the natural gas and a small portion of crude oil it produced were sold to refineries that are not owned by Sinopec Corp. and third party customers.

Processing crude oil into finished oil products, producing finished oil products and trading, transporting, distributing and marketing finished oil products

        Sinopec Corp. is the largest oil refiner in China, producing gasoline, diesel, jet fuel, lubricants, fuel oil, various petrochemical feedstock and other refined oil products. Sinopec Corp. also has the largest distribution network for refined oil products in China.

Producing, distributing and trading petrochemical products

        Sinopec Corp. is the largest petrochemical producer and distributor in China. The major products it produces and sells include intermediate petrochemicals, synthetic resins, synthetic rubber, chemical fertilizers, and synthetic fiber and its monomers and polymers.

        Sinopec Corp. has not been convicted in any criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has it been a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws of the United States or a finding of any violation of federal or state securities law of the United States.

BEIJING FEITIAN

        Beijing Feitian is a wholly-owned subsidiary of Sinopec Corp. established in the PRC on June 29, 2004. It is 95% owned by Sinopec Corp. and 5% owned by Sinopec International. Sinopec International is a wholly-owned subsidiary of Sinopec Corp. Beijing Feitian is established for the purpose of the Merger and has no substantive business.

        Beijing Feitian has not been convicted in any criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has it been a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws of the United States or a finding of any violation of federal or state securities law of the United States.

BEIJING YANHUA

        Beijing Yanhua was incorporated as a joint stock limited company in accordance with the PRC Company Law on April 23, 1997. Beijing Yanhua's foreign shares (accounting for 30% of the issued share capital of Beijing Yanhua) include Beijing Yanhua H Shares listed on Hong Kong Stock Exchange and Beijing Yanhua ADSs listed on the NYSE.

        Beijing Yanhua has not been convicted in any criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has it been a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws of the United States or a finding of any violation of federal or state securities law of the United States.

Principal business of Beijing Yanhua

        The principal business of Beijing Yanhua involves the production and sale of three principal petrochemical product groups, namely: (i) resins and plastics, (ii) synthetic rubber, and (iii) basic organic chemical products.

Resins and Plastics

        Resins and plastics have very broad applications. The level of demand in China for resins and plastics is significantly related to the development of the agricultural, industrial, construction-related and automobile industries and the consumption of consumer products such as housewares, household electric appliances, toys and packaging materials. In 2003, sales of resins and plastics were RMB6,332,332,000, representing appropriately 55.2% of Beijing Yanhua's total sales.

Synthetic Rubber

        The level of demand for synthetic rubber is significantly related to the development of the tire industry, as well as other industries such as housewares, shoes, toys and mining. Beijing Yanhua's synthetic rubber products include cis-polybutadiene rubber, bytyl rubber and SBS. In 2003, sales of Beijing Yanhua's synthetic rubber were RMB1,923,773,000, representing approximately 16.8% of its total sales.

Basic Organic Chemical Products

        Beijing Yanhua's main basic organic chemical products include ethylene, ethylene glycol, phenol and acetone. Ethylene is one of the most important petrochemical raw materials used in the production of downstream petrochemical products. Beijing Yanhua uses most of the ethylene it produces for the production of downstream products. In 2003, sales of basic organic chemical products were RMB2,700,036,000, representing approximately 23.5% of its total sales.

Raw materials

        Cracking feedstock is Beijing Yanhua's principal raw material. In 2003, the cost of cracking feedstock purchased from Sinopec Corp. accounted for 73.2% of Beijing Yanhua's total raw material costs and 51.2% of its total sales costs. In addition to cracking feedstock, Sinopec Corp. also supplies Beijing Yanhua with other raw materials, including benzene, mixed-xylene, acrylonitride, 1-butane and toluene.

        The cracking feedstock Beijing Yanhua uses includes light industrial oil, naphtha, VGO, cracking wax oil and hydrogenated raffinate oil. Beijing Yanhua's primary cracking feedstock is light industrial oil. Cracking feedstock is derived from crude oil. Therefore, the supply and price of crude oil are key factors in determining the availability and pricing of the cracking feedstock it use. At present, the domestic prices for finished oil in the PRC domestic market have been set by CPC and China National Petroleum Corporation within a range of plus or minus 8% of the weighted average of the finished oil prices in New York, Rotterdam, and Singapore, and are subject to non-scheduled adjustments from time to time.

        Beijing Yanhua began using VGO as a cracking feedstock in 1995. Beijing Yanhua purchases all of its VGO from Sinopec Corp.

        Cracking wax oil and hydrogenated raffinate oil were developed by Beijing Yanhua's research and development department as cracking feedstock alternatives for light industrial oil and VGO. Both materials are similar to light industrial oil in terms of production efficiency, and are produced by Sinopec Corp.

Principal Production Facilities

        Beijing Yanhua's principal production facilities, based on annual rated capacity, include a 710,000 tons ethylene production unit, a 380,000 tons low density polyethylene production unit, a 360,000 tons polypropylene production unit, a 160,000 tons high density polyethylene production unit, a 240,000 tons phenol-acetone unit, a 80,000 tons cis-polybutadiene rubber production unit and a 30,000 tons butyl rubber production unit.

        Beijing Yanhua's corporate headquarters and production and ancillary facilities occupy an area of approximately 50 square kilometers (approximately 3.8 square kilometers of which are covered by land use rights Beijing Yanhua holds) in Fangshan District in Beijing. The total gross floor area of its production and other facilities is approximately 632,830 square meters. Beijing Yanhua owns all of the buildings and facilities on its premises. The land use rights for the land upon which its buildings and facilities are located have terms of 50 years for the land used for industrial purposes and 70 years for the land used for residential purposes. Such terms commenced in April 1997.

Ethylene and LDPE Facilities

        Beijing Yanhua's ethylene expansion project (the "Ethylene Project") was one of the six projects contemplated by China's ninth five-year plan for 1996-2000. After the Ethylene Project was completed in November 2001, Beijing Yanhua's annual ethylene production rated capacity increased to 710,000 tons. As an integral part of the Ethylene Project, Beijing Yanhua's Low Density Polyethylene facilities were also expanded, increasing their annual rated capacity from 180,000 tons to 380,000 tons. The expanded Low Density Polyethylene facility uses the ethylene produced by the expanded ethylene facility to produce Low Density Polyethylene, a high value-added resin and plastic product with a broad range of applications. Although China's annual ethylene production had reached 6.11 million tons by the end of 2003, the PRC government anticipates a continuation of a significant shortage of ethylene in China in the near term. As of December 31, 2003, the total actual investment of Beijing Yanhua in the Ethylene Project was RMB3.16 billion, including RMB1.01 billion in self-funded investment and RMB2.15 billion in loans.

Polypropylene Facility

        Beijing Yanhua's polypropylene facility was completed in 1998. This 200,000 ton polypropylene facility, with an estimated investment of RMB1.39 billion, required an actual investment of RMB772 million. With the completion of the polypropylene facility and expansion of the ethylene facility, Beijing Yanhua increased the volume and variety of its polypropylene facility and also improved its quality. In November 2001, to accelerate the pace of its technology renovation program and to increase the overall efficiency of the production of Beijing Yanhua, Beijing Yanhua sold its oldest and the first polypropylene production unit to Yanshan Company on condition that Yanshan Company would not compete with it in its business.

Butyl Rubber Facility

        In the last quarter of 1999, Beijing Yanhua completed the construction of the butyl rubber facility and commenced commercial production at the site. Butyl rubber is a high-performance product sought for its air-tight sealing capacity and resistance to oxidation under high temperature. This project, with estimated investment of RMB1.48 billion, currently has an actual investment of RMB950 million, of which RMB468 million is self-funded and RMB482 million are loans.

Phenol-acetone

        From September to November of 2003, Beijing Yanhua conducted and completed the upgrade and increase of the annual production capacity of the No. 1 phenol-acetone production unit from 100,000 tons to 160,000 tons, and its production volume of phenol-acetone was accordingly increased from 180,000 tons to 240,000 tons. While phenol and acetone are widely used in China and the demand of such products is growing year by year, there is a great shortage of such products in China. The completion of the upgrade and capacity increase of the phenol-acetone facilities would aid in further increasing Beijing Yanhua's performance. This project, which had an estimated investment of RMB150 million, had an actual investment of RMB110 million.

Environmental Protection

        Beijing Yanhua is subject both to PRC national and local environmental protection regulations which currently impose a graduated schedule of fees for the discharge of waste substances, require the payment of fees for pollution and provide for closure of any facility which fails to comply with orders requiring it to cease or rectify certain behavior causing environmental damage.

        Beijing Yanhua utilizes its own and Yanshan Company's environmental protection units to establish a system to treat waste water and materials in order to prevent pollution of the environment. Yanshan Company's environmental protection units consist of an environmental compliance division and a number of facilities to treat wastewater, solid waste and waste gas. Beijing Yanhua uses the wastewater treatment facilities that are part of its production facilities to conduct preliminary water treatment. Thereafter, the wastewater is sent to Yanshan Company's waste water treatment plant for further treatment. The treated water is stored in Yanshan Company's reservoir for further biochemical treatment. Yanshan Company charges Beijing Yanhua treatment fees based on the quantity and pollution content of the wastewater. All solid waste materials are either buried in a sealed disposal site or burned in a furnace, both of which are operated by Yanshan Company.

        In 2001, 2002 and 2003, Beijing Yanhua's environmental protection related expenses amounted to approximately RMB52.34 million, RMB44.62 million and RMB50.39 million respectively, which expenses included equipment operating expenses and treatment fees paid to Yanshan Company and the PRC government.

Maintenance

        The maintenance of Beijing Yanhua's production facilities follows a scheduled maintenance program, which comprises routine daily, monthly and annual inspections and maintenance and, historically, a one-month major overhaul shutdown every two years. Beijing Yanhua had a major overhaul shutdown in 2000 and 2001 during which certain works were done in connection with the expansion of its ethylene facility. Its last major shutdown was in 2003 and lasted for approximately

30 days. It primarily served the purpose of eliminating certain technological bottlenecks in the ethylene unit relating to the upgrade and expansion of the ethylene facilities.

RECENT DEVELOPMENT

        Due to the completion and stable running of Beijing Yanhua's ethylene facilities with the rated capacity of 710,000 tons, the production process of its major products have reached the international standard. Beijing Yanhua is restructuring its internal operation process to further improve its management and enhance its core competence.

EXCHANGE RATE INFORMATION

        The following table sets forth certain information concerning exchange rates between (i) RMB and U.S. dollars and (ii) HK dollars and U.S. dollars for the periods indicated:

	Noon Buying Rate(1)
Period	Period End	Average(2)	High	Low
	(RMB per U.S.$)
2000	8.2774	8.2784	8.2799	8.2768
2001	8.2766	8.2771	8.2786	8.2709
2002	8.2800	8.2770	8.2800	8.2700
2003	8.2767	8.2772	8.2800	8.2765
2004	8.2765	8.2768	8.2774	8.2764
	Noon Buying Rate(1)
Period	Period End	Average(2)	High	Low
	(HKD per U.S.$)
2000	7.7999	7.7924	7.8008	7.7765
2001	7.7980	7.7997	7.8004	7.7970
2002	7.7988	7.7996	7.8095	7.7970
2003	7.7640	7.7874	7.8001	7.7085
2004	7.7723	7.7891	7.8010	7.7632

(1)
Noon buying rate in New York City for cable transfers payable in foreign currencies as certified for customs purpose by the Federal Reserve The Bank of New York.

(2)
Determined by averaging the rate on each day during the relevant period.

CERTAIN PROVISIONS OF THE MERGER AGREEMENT

        The Merger Agreement contemplates the Merger of Beijing Yanhua into Beijing Feitian, with Beijing Feitian as the surviving entity. This section of the document describes certain provisions of the Merger Agreement. This description of the Merger Agreement is a summary and may not contain all the information which is important to you. The Merger Agreement is prepared and executed in Chinese, with an English translation attached as Annex F and is incorporated by reference in this document. If there are any inconsistencies between the Chinese version and the English version, the Chinese version will prevail. You should carefully read the entire Merger Agreement.

DELISTING AND EFFECTIVE DATE OF THE MERGER

        Delisting.    Unless the parties agree otherwise, the withdrawal of Beijing Yanhua Listing will take place on the date on which all the Conditions are fulfilled (unless waived, as applicable).

        Effective Date.    The Merger will be effective at the time when all the Conditions have been satisfied or waived (if applicable) and deregistration of Beijing Yanhua has been completed.

MERGER CONSIDERATION

        On the Delisting Date, any of Beijing Yanhua H Shareholders (except for the Dissenting Beijing Yanhua Shareholders) whose name appears on the Registers at the Record Time will be entitled to receive the Cancellation Price for each Beijing Yanhua H Share, without interest.

DISSENTING BEIJING YANHUA SHARES

        Beijing Yanhua H Shareholders who have voted against the Merger Agreement and the Merger and exercised rights to be bought out at a "fair price" in accordance with the Beijing Yanhua Articles will not have their Dissenting Beijing Yanhua Shares converted into cash, unless they withdraw or lose their rights before the Delisting Date. The Dissenting Beijing Yanhua Shareholders can exercise their right from the date when the Merger Agreement and the Merger are approved at the Special General Meetings.

PAYMENT OF THE MERGER CONSIDERATION

        Within 10 days after the Delisting Date, which is expected to be before the Effective Date, Beijing Feitian will make proper arrangements to cause the Registrar to pay the Merger Consideration to Beijing Yanhua H Shareholders and will make proper arrangements to cause The Bank of New York to establish procedures/provide instructions to Beijing Yanhua ADS Holders to exchange their Beijing Yanhua ADRs to receive the payment of the U.S. dollar equivalent of the aggregated Merger Consideration to Beijing Yanhua ADS Holders. Upon the payment of the Merger Consideration, the Beijing Yanhua H Shares and the Beijing Yanhua ADS representing such Beijing Yanhua H Shares will be deemed cancelled without any further action on the past of Beijing Yanhua or any of the Beijing Yanhua H Shareholders or Beijing Yanhua and upon presentation of their Beijing Yanhua ADR.

REPRESENTATIONS AND WARRANTIES

        The Merger Agreement contains various representations and warranties by Beijing Yanhua in relation to:

  •
  the proper organization and valid existence of the companies and the requisite corporate authority to own their properties and carry on their business;

  •
  the corporate authority to execute, deliver and perform their obligations under the Merger Agreement and to complete the Merger, and the enforceability of the Merger Agreement;

  •
  the approval of the Merger Agreement by the board of directors of Beijing Yanhua and Beijing Feitian, each board of directors' confirmation that the Merger is fair and in the best interests of its respective shareholders, and each board of directors recommending that its respective shareholders vote in favor of adoption of the Merger Agreement; and

  •
  apart from any consent or approval required under the Exchange Act, Listing Rules, Takeovers Code, the PRC Company Law and other applicable laws, the absence of breaches or violations of the articles of association or other organizational documents of the companies or their subsidiaries, or of material breaches or violations of any agreements to which the companies are bound by or any rules, regulations or orders to which the companies or their subsidiaries are subject to that will be caused by the execution of the Merger Agreement and the completion of the Merger.

        The Merger Agreement contains representations and warranties of Beijing Feitian relating to:

  •
  the sufficiency of funds to pay for the Merger Consideration and expense related to the Merger.

        The Merger Agreement contains representations and warranties of Beijing Yanhua relating to, among other things:

  •
  the ownership and valid existence of the subsidiaries of Beijing Yanhua as disclosed to Beijing Feitian, the absence of material claims against these subsidiaries and the requisite corporate authority to own their properties and carry on their businesses;

  •
  the capital structure of Beijing Yanhua, the absence of any rights or securities which will oblige the company to issue further shares, the absence of any obligation to repurchase shares of Beijing Yanhua or its affiliates and that the material debt obligation of Beijing Yanhua or its subsidiaries will not restrict them to repay earlier, assume further debt or to grant any lien;

  •
  the accuracy and completeness of all filings (including financial statements) with the Hong Kong Stock Exchange and the U.S. SEC and that such filings materially comply with the provisions of the Takeovers Code and the provisions and regulations of the United States Securities Act and the Exchange Act, respectively, and that the financial statements comply with IFRS and fairly reflect the financial condition of Beijing Yanhua;

  •
  since the date of the most recent published audited balance sheet, the business of Beijing Yanhua and its subsidiaries has been conducted in the ordinary and usual course and that there has been no material adverse event or change to Beijing Yanhua or its subsidiaries;

  •
  the absence of (i) any material litigation or investigation against Beijing Yanhua or its subsidiaries; (ii) breaches of any material contracts to which Beijing Yanhua or its subsidiaries is bound by; and (iii) judgment or order which materially restricts the ability of Beijing Yanhua or its subsidiaries to carry on its business;

  •
  the employee benefit plan of Beijing Yanhua;

  •
  the accuracy of tax returns and the payment of taxes by Beijing Yanhua, the reflection of tax matters in the financial statements and the absence of administrative proceedings against Beijing Yanhua in relation to taxation matter;

  •
  the ownership and title to all material assets and properties of Beijing Yanhua or its subsidiaries and the absence of encumbrances against such assets;

  •
  the operating condition of the plants and equipment owned by Beijing Yanhua and its subsidiaries and the absence of any breaches of law or regulations as a result of the operations of such plants;

  •
  leases entered into by Beijing Yanhua or its subsidiaries in relation to material assets; the absence of breaches of such leases and, to the extent required, the consent of all lessors under such leases to the Merger;

  •
  material compliance with environmental laws and the absence of material proceeding relating to environmental laws;

  •
  the compliance by Beijing Yanhua and its subsidiaries of all applicable laws and regulations and the absence of notification of breaches of such laws and regulations;

  •
  the absence of any proceedings involving Beijing Yanhua's intellectual property rights and the effect of the Merger on such intellectual property rights;

  •
  the validity of material insurance policies granted to Beijing Yanhua and its subsidiaries;

  •
  the absence of any material governmental decree expropriating or condemning any material assets of Beijing Yanhua; and

  •
  the absence of any third party consents which are necessary to the implementation of the Merger, unless PRC laws or regulations otherwise require.

Reasonable Best Endeavors

        Beijing Yanhua and Beijing Feitian have agreed to use reasonable best endeavors to complete the Merger by taking the following actions:

  •
  preparing and submitting the necessary filings and notices and obtaining the necessary approvals from third parties and governmental organizations;

  •
  satisfying the conditions precedent to completion of the Merger; and

  •
  consulting with each other in submitting documents relating to the Merger to any governmental body.

CONDITIONS TO THE COMPLETION OF THE MERGER

Conditions To Obligation Of Each Party To Effect The Merger

        The Merger is conditional upon the fulfillment (unless waived, as applicable) of all of the following conditions on or before December 31, 2005 (or such other date as Beijing Yanhua and Beijing Feitian may agree):

  (i)
  approvals of the Merger Agreement and the Merger by the requisite vote of the shareholders of both parties shall have been obtained;

  (ii)
  Authorizations have been obtained from all appropriate governmental bodies and/or regulatory bodies in Hong Kong and/or any other relevant jurisdiction (except the PRC);

  (iii)
  all necessary PRC Approvals for the Merger Agreement and the Merger shall have been obtained;

  (iv)
  approval from SAFE on exchanging the necessary foreign currency to pay the Cancellation Price and other fees or expenses incurred in connection with the Merger have been obtained;

  (v)
  Schedule 13E-3 has been filed with the SEC for a period of at least 30 days prior to the date on which the Special General Meetings will be held;

  (vi)
  no statute, rule or regulation shall have been enacted or promulgated by any governmental authority prohibiting the completion of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect prohibiting completion of the Merger;

  (vii)
  Beijing Yanhua has filed all necessary documents for the de-registration with the Beijing AIC; and

  (viii)
  Beijing Feitian has filed all necessary documents to increase its registered capital in accordance with the Merger Agreement with the Beijing AIC.

Additional Conditions To Obligation Of Beijing Feitian

        The obligation of Beijing Feitian to complete the Merger is also subject to the following additional conditions:

  •
  the representations and warranties made by Beijing Yanhua in the Merger Agreement shall not contain mistakes or omissions which will be of material significance to the Merger on the Delisting Date;

  •
  the undertakings given by Beijing Yanhua in the Merger Agreement shall have been complied with in all material respects and, to the extent that there is failure to comply, such non-compliance shall not be of material significance to the Merger; and

  •
  not more than 5% of the Beijing Yanhua H Shareholders have demanded Beijing Yanhua and/or other Beijing Yanhua Shareholders which have voted for the Merger to purchase their Dissenting Beijing Yanhua Shares at a "fair price" in accordance with the Beijing Yanhua Articles.

Additional Conditions To Obligation Of Beijing Yanhua

        The obligation of Beijing Yanhua to complete the Merger is also subject to the following additional conditions:

  •
  the representations and warranties made by Beijing Feitian in the Merger Agreement shall not contain mistakes or omissions which will be of material significance to the Merger on the Delisting Date;

  •
  the undertakings given by Beijing Feitian in the Merger Agreement shall have been complied with in all material respects and, to the extent that there is failure to comply, such non-compliance shall not be of material significance to the Merger.

DE-REGISTRATION OF BEIJING YANHUA

        Beijing Yanhua will, on the fourteenth day after satisfaction or waiver (if applicable) of the conditions in (i) to (vi) above, file all necessary documents for its deregistration with the Beijing AIC.

CONVERSION OF BEIJING YANHUA DOMESTIC SHARES

        Before the Effective Date, Beijing Feitian will increase its registered capital by an amount equal to the net asset value of Beijing Yanhua attributable to Sinopec Corp. in accordance with the PRC legal procedures, and will register Sinopec Corp. as the holder of such new registered capital.

TERMINATION OF THE MERGER

        The Merger can be terminated at any time prior to the Delisting Date by:

  •
  either Beijing Feitian or Beijing Yanhua if:

  (i)
  any governmental body has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

    (ii)
    the Conditions have not been satisfied or waived (if applicable) by December 31, 2005; or

    (iii)
    Beijing Yanhua has not obtained the requisite vote at the Special General Meeting or the Special General Meeting of the Independent Beijing Yanhua Shareholders for approving the Proposal;

  •
  Beijing Yanhua if Beijing Feitian has breached any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach is of material significance to the Merger and cannot be or has not been cured within 30 days after the giving of written notice by Beijing Yanhua to Beijing Feitian, if applicable; or

  •
  Beijing Feitian if Beijing Yanhua has breached any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach is of material significance to the Merger and cannot be or has not been cured within 30 days after the giving of written notice by Beijing Feitian to Beijing Yanhua, if applicable.

EXPENSES

        Beijing Yanhua has agreed to pay Beijing Feitian its actual expenses incurred in relation to the Merger, the Merger Agreement and completion of the Merger if:

  •
  the Merger is terminated or abandoned by Beijing Feitian because:

  (i)
  Beijing Yanhua did not obtain the requisite vote at the Special General Meetings;

  (ii)
  Beijing Yanhua breached any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach is of material significance to the Merger and cannot be or has not been cured within 30 days after the giving of written notice by Beijing Feitian to Beijing Yanhua, as applicable.

  •
  the Merger is terminated or abandoned by Beijing Yanhua because Beijing Yanhua did not obtain the requisite vote at the Special General Meetings.

        Beijing Feitian has agreed to pay Beijing Yanhua its actual expenses incurred in relation to the Merger, the Merger Agreement and completion of the Merger if the Merger is terminated or abandoned by Beijing Yanhua because Beijing Feitian breached any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach is of material significance to the Merger and cannot be or has not been cured within 30 days after the giving of written notice by Beijing Yanhua to Beijing Feitian, as applicable.

        Except as discussed above, each party agreed to pay its own costs and expenses incurred in connection with the Merger Agreement and the completion of the Merger.

CONDUCT OF BUSINESS BY BEIJING YANHUA

        Beijing Yanhua has agreed that, prior to the completion of the Merger except (i) as expressly contemplated by the Merger Agreement; or (ii) as required by applicable law, after the date of the Merger Agreement:

  •
  the business of it and its subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and each of it and its subsidiaries shall use its best efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Effective Date;

  •
  neither it nor any of its subsidiaries shall: (i) amend its articles of association or similar organizational documents, (ii) issue or encumber any shares of any class or series of its capital stock or voting debt, (iii) declare, set aside or pay any dividend or other distribution; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire any shares of any class;

  •
  neither it nor any of its subsidiaries shall (i) incur or modify any material indebtedness or other material liability, other than in the ordinary and usual course of business and consistent with past practice; or (ii) modify or terminate any of its material contracts or waive any material rights or claims, except in the ordinary course of business and consistent with past practice;

  •
  neither it nor any of its subsidiaries shall: (i) incur or assume any material long-term debt, or except in the ordinary course of business, incur or assume any material short-term indebtedness in amounts not consistent with past practice; (ii) modify the terms of any indebtedness or other material liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice; (iii) assume the material obligations of any other person, except in the ordinary course of business and consistent with past practice; (iv) make any material loans or investments in any other person (other those in the ordinary course of business and consistent with past practice); or (v) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate);

  •
  neither it nor any of its subsidiaries shall transfer, lease or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice;

  •
  neither it nor any of its subsidiaries shall enter into any contract or transaction relating to the purchase of material assets other than in the ordinary course of business consistent with prior practices;

  •
  neither it nor any of its subsidiaries shall pay or satisfy any of its material claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of material claims, liabilities or obligations;

  •
  neither it nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries (other than the Merger);

  •
  neither it nor any of its subsidiaries will change any of the accounting methods issued by it unless required by PRC Company Law or IFRS; and

  •
  neither it nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

AMENDMENTS, MODIFICATIONS AND WAIVER

        The Merger Agreement may be amended, modified or supplemented any time before the Delisting Date by written agreement and through the Beijing Yanhua Board and Beijing Feitian Board before or after the voting by the Beijing Yanhua Shareholders provided that the amount of the Cancellation Price cannot be reduced and the form of the Cancellation Price cannot be changed after shareholders of both companies have approved the Merger Agreement. Beijing Feitian and Beijing Yanhua may waive any inaccuracies in representations or waive compliance with any Condition (where applicable) prior to the Effective Date.

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        None of the representations and warranties in the Merger Agreement or in any schedule or other document delivered pursuant to the Merger Agreement shall survive the Effective Date. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates after the Effective Date.

INDEMNIFICATION

        Beijing Feitian (or its successor) will for three years after the Merger, defend and hold harmless each officer or director of Beijing Yanhua against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Beijing Feitian) arising out of actions or omissions related to the Merger Agreement or the Merger occurring at or prior to the completion of the Merger; provided that, in the event any claim or claims are asserted or made within such three year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. This provision shall survive termination of the Merger Agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OWNERSHIP OF SECURITIES OF BEIJING YANHUA

        The following table sets forth certain information regarding ownership of Beijing Yanhua's share capital as of June 30, 2004 by (1) CPC, Sinopec Corp. and Beijing Feitian (2) the directors and executive officers of each of CPC, Sinopec Corp., Beijing Feitian and Beijing Yanhua, (3) associates of Sinopec Corp., Beijing Feitian and Beijing Yanhua and (4) majority-owned subsidiaries of Sinopec Corp., Beijing Feitian and Beijing Yanhua.

Title of Class	Identity of Person or Group	Amount Owned	Percent of class (%)	Percent of Beijing Yanhua Shares (%)
Domestic Shares	Sinopec Corp.	2,362,000,000	100	70
	CPC	0	0	0
	Beijing Feitian	0	0	0
	Officers and Directors of CPC, Sinopec Corp., Beijing Feitian and Beijing Yanhua	0	0	0
	Associates of Sinopec Corp., Beijing Feitian and Beijing Yanhua	0	0	0
	Majority-owned subsidiaries of Sinopec Corp., Beijing Feitian and Beijing Yanhua	0	0	0

        The following table sets forth certain information regarding ownership of Sinopec Corp.'s share capital stock as of June 30, 2004 by (1) all persons who are known to Sinopec Corp. to be owners of more than 10% of its ordinary shares and (2) the aggregate amount of its shares owned by the officers and directors of Sinopec Corp. as a group.

Title of Class	Identity of Person or Group	Amount Owned	Percent of class (%)	Percent of Sinopec Corp. Shares (%)
Domestic Shares	CPC	47,742,561,000	71.13	55.06
	Officers and Directors	0	0	0

FUTURE INTENTIONS OF SINOPEC CORP.

        After the Merger, Beijing Yanhua will be merged into Beijing Feitian, with Beijing Feitian as the surviving corporation. Beijing Yanhua will cease to exist as a separate legal entity following the Effective Date. On the Effective Date, the assets and liabilities (together with the rights and obligations attached to such assets) and the employees of Beijing Yanhua will be assumed by Beijing Feitian.

        While Sinopec Corp. and Beijing Feitian have no intention to make significant changes to the existing businesses of Beijing Yanhua upon completion of the Merger, neither of them rule out the possibility of any changes in the future if and when it thinks needed in order to benefit Sinopec Corp.

        If the Merger is effected, the Sinopec Corp. Directors and Beijing Feitian Directors do not intend to make any significant redeployment of its fixed assets other than in the ordinary course of business and do not have any intention to make any significant changes to the continuing employment of the employees of Beijing Yanhua.

        If the Merger is not effected, the Beijing Yanhua Directors intend to continue the existing business of Beijing Yanhua.

        If the Merger is approved at the Special General Meetings and if all necessary PRC Approvals are obtained, the Beijing Yanhua Directors will withdraw the Beijing Yanhua Listing and will maintain the Beijing Yanhua Listing in the event that the Merger is not approved by the Beijing Yanhua H Shareholders at the Special General Meeting of the Independent Beijing Yanhua Shareholders or the necessary PRC Approvals are not obtained or if the Proposal is withdrawn or lapse. After the Merger, Sinopec Corp. plans to de-register Beijing Feitian at appropriate time, in order to consolidate its business into Sinopec Corp.'s business. The consolidation will not involve any significant changes to the existing business of Beijing Yanhua.

FEES AND EXPENSES

        Except as disclosed in this document and as set forth in the Merger Agreement, each of Beijing Feitian and Beijing Yanhua agrees to pay it costs, fees and expenses in connection with the Merger. Estimated costs, fees and expenses to be incurred by Sinopec Corp., Beijing Feitian and Beijing Yanhua in connection with the Merger are as follows:

• Filing fees	US$189,973
• Financial advisor fees and expenses	US$3,480,000
• Legal fees and expenses	US$1,926,500
• Printing and solicitation costs	US$25,700
• Miscellaneous	US$50,000

        Of the above amount, US$1,448,073 will be paid by Beijing Yanhua.

WHERE TO FIND MORE INFORMATION

        Beijing Yanhua is subject to the information reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file certain reports and other information with the SEC. However, as a foreign private issuer, Beijing Yanhua and its shareholders are exempt from some of the Exchange Act reporting requirements. The reporting requirements that do not apply to Beijing Yanhua or its shareholders include the proxy solicitation rules, the rules requiring filing of quarterly reports, the rules regarding the furnishing of annual reports to shareholders, and Section 16 short-swing profit reporting for officers and directors and for holders of more than 10% of Beijing Yanhua Shares. You may read and copy any report, statement or other information filed by Beijing Yanhua from the SEC's EDGAR database available at the SEC's website at www.sec.gov and at the Hong Kong Stock Exchange's website at www.hkex.com.hk.

        You can find in Beijing Yanhua's annual report of 2003 filed with the SEC on Form 20-F filed with the SEC on June 17, 2004, the audited financial statements of Beijing Yanhua as of December 31, 2002 and 2003, which are incorporated herein by reference. In addition, Beijing Yanhua's half yearly financial information for the six months ended June 30, 2004, is on file with the SEC, is included in the Form 6-K filed with the SEC on August 30, 2004, and is incorporated herein by reference.

ANNEX INDEX

ANNEX NUMBER	DESCRIPTION OF DOCUMENTS
Annex A	Letter from the Chairman of Beijing Yanhua Board
Annex B	Letter from the Beijing Yanhua Independent Board Committee
Annex C	Opinion of Financial Advisors to Sinopec Corp.
Annex D	Opinion of Independent Financial Advisor to Beijing Yanhua Independent Board Committee
Annex E	Financial Information relating to Beijing Yanhua
Annex F	Merger Agreement and Amendment
Annex G	Notice of Special General Meeting
Annex H	Notice of Special General Meeting of Independent Beijing Yanhua Shareholders
Annex I	Schedule of Directors and Executive Officers of Beijing Yanhua, Sinopec Corp., Beijing Feitian and CPC
Annex J	General Information Required by Takeovers Code

Annex A

Letter from the Chairman of Beijing Yanhua Board

SINOPEC BEIJING YANHUA PETROCHEMICAL COMPANY LIMITED
(A joint stock limited company incorporated in the People's Republic of China with limited liability)
(Stock code: 0325)

Directors:	Legal Address:
Mr. Wang Yongjian*	No. 1 Beice, Yingfeng Erli,
Mr. Yang Qingyu*	Yanshan Fangshan District, Beijing,
Mr. Xu Hongxing*	The People's Republic of China,
Ms. Wang Yuying#	Postal Code: 100500
Mr. Wang Ruihua#
Mr. Cui Guoqi#	Principal place of business in Hong Kong:
Mr. Xiang Hanyin#	39th Floor, Gloucester Tower,
Mr. Zhang Yanning^	The Landmark, 11 Pedder Street,
Mr. Liu Haiyan^	Central, Hong Kong
Mr. Yang Xuefeng^

* executive Beijing Yanhua Director
#non-executive Beijing Yanhua Director
^ independent non-executive Beijing Yanhua Director

January 17, 2005

To the Beijing Yanhua Shareholders

Dear Sir or Madam,

Proposed Privatization of Beijing Yanhua
by Sinopec Corp. through Beijing Feitian
by way of merger by absorption of Beijing Yanhua
under Article 184 of the PRC Company Law
at the cancellation price of HK$3.80 per Beijing Yanhua H Share

INTRODUCTION

        On December 29, 2004, the Beijing Feitian Board and the Beijing Yanhua Board respectively approved and Beijing Feitian and Beijing Yanhua entered into the Merger Agreement, which was amended on January 14, 2005. The Merger Agreement, as amended, provides for the Merger by absorption of Beijing Yanhua with and into Beijing Feitian under Article 184 of the PRC Company Law at the cancellation price of HK$3.80 per Beijing Yanhua H Share, with Beijing Feitian as the surviving company. Beijing Feitian is a limited liability company incorporated in the PRC and is wholly-owned by Sinopec Corp. The Merger cannot be completed unless the Merger is, amongst others, approved by Beijing Yanhua Shareholders.

        On the Delisting Date, the Beijing Yanhua Listing will be withdrawn from Hong Kong Stock Exchange. Beijing Yanhua H Shares and Beijing Yanhua ADSs will be delisted from NYSE and their registration under Section 12 of the Exchange Act will be terminated after the Effective Date. Whilst Sinopec Corp. and Beijing Feitian have no intention to make significant changes to the existing businesses of Beijing Yanhua upon completion of the Merger, neither of them rule out the possibility of any changes in the future if and when it thinks needed in order to benefit Sinopec Corp..

        For the purposes of the Proposal, the shareholdings of Beijing Yanhua as at the Latest Practicable Date are set out below in the section of this letter headed "Shareholding Structure of Beijing Yanhua."

        Sinopec Corp. and parties acting in concert with Sinopec Corp., the Independent Financial Advisor and parties acting in concert with the Independent Financial Advisor, BSAL and parties acting in concert with BSAL (which altogether are interested in 70.24% of the issued share capital of Beijing Yanhua as at the Latest Practicable Date) will count towards the quorum but do not confer the right to vote in their capacity as Beijing Yanhua Shareholders at the Special General Meeting of the Independent Beijing Yanhua Shareholders, as required under Rule 2.10 of the Takeovers Code. BASL (or its associated company) will not give instructions to vote any Beijing Yanhua H Shares represented by Beijing Yanhua ADSs held by Bear Stearns & Co. Inc. at the Special General Meeting of the Beijing Yanhua Independent Shareholders.

        Beijing Yanhua has appointed BSAL as its financial advisor in connection with the Proposal.

        The Beijing Yanhua Independent Board Committee comprises Mr. Yang Xuefeng, Mr. Liu Haiyan and Mr. Zhang Yanning. The other Beijing Yanhua Directors are not independent because Mr. Wang Yongjian, Mr. Yang Qingyu and Mr. Xu Hongxing are employees of Beijing Yanhua. Each of Mr. Xiang Hanyin and Mr. Cui Guoqi at present holds a position in Sinopec Corp.. Each of Mr. Wang Yongjian, Mr. Yang Qingyu, Ms. Wang Yuying, Mr. Wang Ruihua and Mr. Cui Guoqi at present holds a position in Yanshan Company.

        Lehman Brothers Asia Limited has been appointed as the independent financial advisor to the Beijing Yanhua Independent Board Committee pursuant to Rule 2.1 of the Takeovers Code in connection with the Proposal.

        The purpose of this document is to provide you with further information regarding the Proposal and to give you notices of the Special General Meetings. Your attention is also drawn to the letter from the Beijing Yanhua Independent Board Committee, the opinion from the financial advisors to Sinopec Corp., the opinion from the Independent Financial Advisor to Beijing Yanhua Independent Board Committee, and the Merger Agreement, all of which form part of this document.

SUMMARY OF THE PROPOSAL

        It is proposed that, subject to the Conditions being fulfilled or, where applicable, waived, the Proposal will be implemented by way of merger by absorption.

        The Proposal is made pursuant to and in accordance with Article 184 of the PRC Company Law.

        Pursuant to the Proposal, Beijing Feitian will (i) pay the Cancellation Price per Beijing Yanhua H Share in cash to the Beijing Yanhua H Shareholders for the cancellation of all Beijing Yanhua H Shares and (ii) issue RMB4,163,335,400 of new registered capital of Beijing Feitian to Sinopec Corp. (representing 70% of the NAV of Beijing Yanhua as at December 31, 2003), being the sole holder of all the Beijing Yanhua Domestic Shares. The Cancellation Price represents a premium of approximately 10.9% over the closing price of HK$3.425 per Beijing Yanhua H Share as quoted on Hong Kong Stock Exchange on December 21, 2004 (being the last date of trading prior to the suspension of trading in the Beijing Yanhua H Shares pending the issue of the Announcement).

        The Merger, or some aspects thereof, requires approvals from the relevant PRC governmental or regulatory bodies, such as the CSRC (if necessary), SASAC and SAFE.

        According to the Beijing Yanhua Articles, any Dissenting Beijing Yanhua Shareholder may request Beijing Yanhua and/or other Beijing Yanhua Shareholders who have voted for the Proposal to purchase its Dissenting Beijing Yanhua Shares at a "fair price". The Beijing Yanhua Articles and the Merger Agreement do not provide for a time limit for the Dissenting Beijing Yanhua Shareholders to assert their right of requesting Beijing Yanhua and/or other Beijing Yanhua Shareholders to purchase the Dissenting Beijing Yanhua Shares held by the Dissenting Beijing Yanhua Shareholders. The Dissenting Beijing Yanhua Shareholders may make their claim in any manner they see fit.

        The Merger Agreement provides that if any Dissenting Beijing Yanhua Shareholder elects to request Beijing Yanhua and/or other Beijing Yanhua Shareholders who have voted for the Proposal to purchase its Dissenting Beijing Yanhua Shares at a "fair price", Beijing Feitian or its successor shall, at the request of Beijing Yanhua and/or such Beijing Yanhua Shareholders, assume any liability which Beijing Yanhua and/or such Beijing Yanhua Shareholders who have received such a request may have towards the Dissenting Beijing Yanhua Shareholder. The Merger Agreement further provides that if more than 5% of the Beijing Yanhua H Shareholders make such request, the Merger will lapse, unless Beijing Feitian decides to waive this condition.

        Beijing Yanhua Shareholders who have voted for the Merger and have received the relevant demand from Dissenting Beijing Yanhua Shareholders may at any time after receiving such demand send a notice (by fax or by mail) to Beijing Feitian at the following address: Secretary of Beijing Feitian, No. A6 Huixin East Street Chaoyang District, Beijing, 100029, PRC; Facsimile: (8610) 6499-0477. This will ensure that Beijing Feitian can assume all obligations that are owed by the Beijing Yanhua Shareholders who have approved the Merger to the Dissenting Beijing Yanhua Shareholders in a timely manner.

        Given that the Beijing Yanhua Articles and the Merger Agreement do not provide for a time limit for the Dissenting Beijing Yanhua Shareholders to assert their right, no time limit has been set for the above notification procedure.

        The provisions regarding the right of shareholders opposing the Proposal to be bought out at a "fair price" are contained only in the articles of association of PRC companies with shares listed on overseas market and are not otherwise stipulated in any PRC law or regulations. There is no administrative guidance on the substantive as well as procedural rules as to how the "fair price" will be determined. Thus, no assurance can be given as to how long the process will take.

        Beijing Yanhua and Beijing Feitian are also required by the PRC Company Law to notify their creditors of the Proposal. Beijing Yanhua's and Beijing Feitian's creditors may require Beijing Yanhua and Beijing Feitian to pay off their indebtedness or provide a satisfactory guarantee for such indebtedness. Under the PRC Company Law, if Beijing Yanhua and Beijing Feitian fail to so pay or guarantee such indebtedness, the Proposal may not proceed. If the shareholders of Beijing Yanhua and Beijing Feitian approve the Merger, Beijing Yanhua and Beijing Feitian will each publish an announcement on the first business day immediately after the general meetings of Beijing Yanhua and Beijing Feitian were convened, giving notice to their respective creditors of the Proposal. If any creditor requests repayment of the indebtedness owed by Beijing Yanhua or Beijing Feitian or requests for any guarantee in relation to such indebtedness, such request will have to be made within a 90-day period from the date of such announcement. Upon the expiry of the relevant period specified in the above announcement, such creditor's right to claim against Beijing Yanhua or Beijing Feitian shall lapse under PRC law.

        Payment of the Cancellation Price will be effected by way of cheque and implemented in full in accordance with the terms of the Proposal without regard to any lien, right of set-off, counterclaim or other analogous right which Beijing Yanhua may have or claim to have against any Beijing Yanhua Shareholder.

        Within 10 days after the Delisting Date, which is expected to be before the Effective Date, Beijing Feitian will cause the Registrar to pay the Merger Consideration for each Beijing Yanhua H Share to each holder of Beijing Yanhua H Share recorded, at the Record Time, in the Registers (including The Bank of New York or the custodian in relation to the Beijing Yanhua H Shares represented by Beijing Yanhua ADSs, except for the Dissenting Beijing Yanhua Shares), and will cause The Bank of New York to establish procedures/distribute instructions to Beijing Yanhua ADS Holders for the payment of the U.S. dollar equivalent of the aggregated Merger Consideration for Beijing Yanhua H Shares represented by Beijing Yanhua ADSs to each Beijing Yanhua ADS Holders. Following the payment of the Merger Consideration, the relevant Beijing Yanhua H Shares including those represented by Beijing Yanhua ADSs shall be deemed cancelled. Following the issue of new registered capital by Beijing Feitian to Sinopec Corp., the Beijing Yanhua Domestic Shares will be deemed cancelled.

        As at the Latest Practicable Date, there were 3,374,000,000 Beijing Yanhua Shares in issue and the Beijing Yanhua H Shareholders owned 1,012,000,000 Beijing Yanhua H Shares, representing approximately 30% of the issued share capital of Beijing Yanhua as at that date.

        Sinopec Corp. and Beijing Feitian intend to finance the consideration of approximately HK$3,846 million required for the Proposal from existing banking facilities of Sinopec Corp. granted by Bank of China and made available to Sinopec Corp. and its subsidiaries. Each of CICC and Morgan Stanley, being a financial advisor to Sinopec Corp., is satisfied that sufficient financial resources are available to Sinopec Corp. and Beijing Feitian for the satisfaction of Beijing Feitian's obligations under the Proposal. Under PRC law, an approval from SAFE as set out in the section headed "CERTAIN PROVISIONS OF THE MERGER AGREEMENT—Conditions to the Completion of the Merger" on pages 68 and 69 of this document is required for exchanging RMB into foreign currencies to pay the Cancellation Price and other fees incurred in connection with the Merger.

        The Proposal will become binding on Beijing Yanhua and all Beijing Yanhua Shareholders, provided that the Conditions are fulfilled or, where applicable, waived. The Conditions are set out in the section headed "CERTAIN PROVISIONS OF THE MERGER AGREEMENT—Conditions of the Completion of the Merger" on pages 68 and 69 of this document.

FINANCIAL EFFECTS OF THE PROPOSAL

Share Price

        The Cancellation Price represents:

  (i)
  a premium of approximately 10.9% over the closing price of HK$3.425 per Beijing Yanhua H Share, as quoted on the Hong Kong Stock Exchange on December 21, 2004 (being the last traded price prior to the suspension of trading in the Beijing Yanhua H Shares pending the issue of the Announcement);

  (ii)
  a premium of approximately 15.9% over the average closing price of approximately HK$3.280 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 5 trading days up to and including December 21, 2004;

  (iii)
  a premium of approximately 22.7% over the average closing price of approximately HK$3.097 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 1-month period up to and including December 21, 2004;

  (iv)
  a premium of approximately 24.3% over the average closing price of approximately HK$3.057 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 3-month period up to and including December 21, 2004;

  (v)
  a premium of approximately 32.4% over the average closing price of approximately HK$2.870 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 6-month period up to and including December 21, 2004; and

  (vi)
  a premium of approximately 34.8% over the average closing price of approximately HK$2.820 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 12-month period up to and including December 21, 2004.

        Historical share price information on the Beijing Yanhua H Shares is set out in Section "Market Prices" in Annex J on pages J-4 and J-5 of this document.

Net Asset Value

        The Cancellation Price per Beijing Yanhua H Share represents a premium of approximately 140.5% to the NAV per Beijing Yanhua H Share of approximately HK$1.58 as at December 31, 2003 and a premium of approximately 108.8% to the unaudited net asset value per Beijing Yanhua H Share of approximately HK$1.82 as at June 30, 2004.

Earnings

        Beijing Yanhua's published audited profit attributable to the Beijing Yanhua Shareholders for the two years ended December 31, 2003 and December 31, 2002 prepared under IFRS was approximately RMB633,885,000 and RMB209,099,000 respectively, representing earnings per Beijing Yanhua Share of approximately RMB0.19 and RMB0.06 respectively, as shown in the Income Statement of Beijing Yanhua in "Section 2. Audited Financial Statements of Beijing Yanhua for the year ended December 31, 2003" of Annex E of this document.

        Beijing Yanhua's profit attributable to the Beijing Yanhua Shareholders for the years ended December 31, 2003 and December 31, 2002 as restated in accordance with the requirements of U.S. GAAP was approximately RMB673,223,000 and RMB229,864,000 respectively, representing earnings per Beijing Yanhua Share of approximately RMB0.20 and RMB0.07 respectively.

        Beijing Yanhua's published unaudited profit attributable to Beijing Yanhua Shareholders for the six months ended June 30, 2004 prepared in accordance with the Listing Rules, including compliance with IAS34 "Interim Financial Reporting" issued by IFRS, was RMB1,031,656,000. The earnings per Beijing Yanhua Share was approximately RMB0.31.

Dividend Yield

        Based on the Cancellation Price and the dividends for the year ended December 31, 2003, the dividend yield for the Beijing Yanhua Shares would be approximately 1.24%.

SHAREHOLDING STRUCTURE OF BEIJING YANHUA

        The table below sets out the shareholding structure of Beijing Yanhua as at the Latest Practicable Date:

	As at the Latest Practicable Date
	Number of Beijing Yanhua Shares		Class of Beijing Yanhua Shares	Percentage over the entire issued share capital of Beijing Yanhua (%)
Sinopec Corp	2,362,000,000		Domestic Shares	70.01
Beijing Feitian	0		—	0
Morgan Stanley	2,560,000		H Shares	0.08
Morgan Stanley (Note 1)	3,148,000		H Shares	0.09
Independent Financial Advisor	1,120,000	(Note 2)	H Shares	0.03
BSAL	1,000,000	(Note 3)	H Shares	0.03
Total number of Beijing Yanhua Shares held by Sinopec Corp., associates of Beijing Yanhua and parties acting in concert with them	2,369,828,000			70.24
Independent Beijing Yanhua Shareholders	1,004,172,000		H Shares	29.76

Total number of Beijing Yanhua Shares	3,374,000,000			100

(Note
1: These shares are held by Morgan Stanley and represent exempt dealings to hedge positions arising from its client positions.)

(Note
2: 1,120,000 Beijing Yanhua H Shares were held by Lehman Brothers Finance S.A., ("LBFSA"), an associated company of Lehman Brothers Asia Limited and represent exempt dealings to hedge derivative position arising from its existing client transaction.)

(Note
3: 1,000,000 Beijing Yanhua H Shares as represented by 20,000 Beijing Yanhua ADSs were held by Bear Stearns & Co. Inc., an associated company of BSAL).

(i)
Save as disclosed in this section, Sinopec Corp. does not own any Beijing Yanhua Shares and has not dealt for value in any Beijing Yanhua Shares during the Disclosure Period.

(ii)
None of the Beijing Yanhua Directors or the Sinopec Corp. Directors had any interest in any Beijing Yanhua Shares or dealt for value in any Beijing Yanhua Shares during the Disclosure Period.

(iii)
Save as disclosed above and in relation to: (i) non-concert party dealings of Morgan Stanley and persons controlling, controlled by or under the same control as Morgan Stanley; and (ii) dealings for the account of non-discretionary clients by the brokerage division of a subsidiary of CICC, none of the parties acting in concert with Sinopec Corp., or parties which are presumed to be acting in concert with Sinopec Corp. under the Takeovers Code, owned or controlled any Beijing Yanhua Shares as at the Latest Practicable Date or had dealt for value in any Beijing Yanhua Shares during the Disclosure Period.

(iv)
Save as disclosed on page J-2 of Annex J, no pension fund of any member of the Sinopec Corp. Group, or any professional advisor to Beijing Yanhua as specified in class (2) of the definition of associate in the Takeovers Code, but excluding exempt principal traders, owned or controlled any Beijing Yanhua Shares as at the Latest Practicable Date or has dealt for value in any Beijing Yanhua Shares either on a proprietary basis or on account of clients for whom they have discretionary management mandate during the period commencing from the date of the Announcement and ending on the Latest Practicable Date.

  (v)
  No arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code existed between any person and Sinopec Corp. or Beijing Yanhua or any person acting in concert with Sinopec Corp. or any person who is an associate of Sinopec Corp. or of Beijing Yanhua by virtue of classes (1), (2), (3) or (4) of the definition of "associate" under the Takeovers Code during the period commencing from the date of the Announcement and ending on the Latest Practicable Date; and

  (vi)
  No interest in Beijing Yanhua H Shares was managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Beijing Yanhua during the period commencing from the date of the Announcement and ending on the Latest Practicable Date.

BACKGROUND TO, AND REASONS FOR THE MERGER

        Your attention is drawn to the section headed "Special Factors Regarding the Merger" on page 24 of this document.

INFORMATION RELATING TO BEIJING YANHUA

        Your attention is also drawn to the section headed "The Companies—Beijing Yanhua" on page 59 of this document.

FUTURE INTENTIONS OF SINOPEC CORP.

        Your attention is drawn to the section headed "Future Intentions of Sinopec Corp." on page 74 of this document.

        The Beijing Yanhua Board believes that the business and employees of Beijing Yanhua would not be adversely affected in any material respects after the completion of the Merger.

MEETINGS AND ACTION TO BE TAKEN BY THE INDEPENDENT SHAREHOLDERS AND THE SHAREHOLDERS

        As you will see from the notices of the Special General Meeting and the notice of the Special General Meeting of the Independent Beijing Yanhua Shareholders on pages G-1 and H-1 of this document, the Special General Meetings will be held at 9:30 a.m. (Beijing time) and 10:30 a.m. (Beijing time), respectively, on March 4, 2005.

        As required under the PRC Company Law, the Merger requires the approval of not less than two-thirds of the Beijing Yanhua Shareholders attending the Special General Meeting. According to the PRC Company Law and the Beijing Yanhua Articles, Sinopec Corp. is eligible to vote in the Special General Meeting. Sinopec Corp. intends to vote for the Proposal in the Special General Meeting.

        In addition, under the Takeovers Code, the Merger also requires the approval of the Independent Beijing Yanhua Shareholders. The resolution of the Independent Beijing Yanhua Shareholders will only be considered to have been passed if (i) the Proposal is approved by at least 75% of the votes attaching to the Beijing Yanhua H Shares of the Independent Beijing Yanhua Shareholders that are cast either in person or by proxy (by way of poll) at the Special General Meeting of the Independent Beijing Yanhua Shareholders; and (ii) the number of votes cast against the resolution (by way of poll) at the Special General Meeting of the Independent Beijing Yanhua Shareholders is not more than 10% of the votes attaching to all the Beijing Yanhua H Shares held by all of the Independent Beijing Yanhua Shareholders (i.e. not more than 100,417,200 Beijing Yanhua H Shares, based on 1,004,172,000

Beijing Yanhua H Shares held by the Independent Beijing Yanhua Shareholders as at the Latest Practicable Date).

        Sinopec Corp., and parties acting in concert with Sinopec Corp., the Independent Financial Advisor and parties acting in concert with the Independent Financial Advisor will not be entitled to vote in the Special General Meeting of the Independent Beijing Yanhua Shareholders. BSAL (or its associated company), the financial advisor to Beijing Yanhua, will not give instructions to vote on the Beijing Yanhua H Shares represented by Beijing Yanhua ADSs held by BSAL (or its associated company) at the Special General Meeting of the Independent Beijing Yanhua Shareholders.

        Whether or not they are able to attend the Special General Meeting or the Special General Meeting of the Independent Beijing Yanhua Shareholders (where applicable) in person, the Beijing Yanhua Shareholders are strongly urged to complete and sign the enclosed pink form of proxy in respect of the Special General Meeting and the Independent Beijing Yanhua Shareholders are strongly urged to complete and sign the enclosed white form of proxy in respect of the Special General Meeting of the Independent Beijing Yanhua Shareholders in accordance with the instructions respectively printed thereon and to return them to the office of the Registrar, on the 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong as soon as possible, but in any case not later than the following respective times:

  (a)
  in the case of the pink form of proxy for use at the Special General Meeting, the Beijing Yanhua Shareholders are requested to deposit such form of proxy not later than 9:30 a.m. on Thursday, March 3, 2005; and

  (b)
  in the case of the white form of proxy for use at the Special General Meeting of the Independent Beijing Yanhua Shareholders, the Independent Beijing Yanhua Shareholders are requested to deposit such form of proxy not later than 10:30 a.m. on Thursday, March 3, 2005.

        The completion and return of a form of proxy for any of the Special General Meetings will not preclude you from attending and voting in person at the relevant Special General Meetings (or any adjournment thereof) if you so wish. In the event that you attend and vote at any of the Special General Meetings after having deposited the relevant form of proxy, that form of proxy will be deemed to have been revoked.

        Holders of Beijing Yanhua ADSs will receive with this document an ADS Voting Instruction Card and reply-paid envelop. Please complete and sign the ADS Voting Instruction Card and return it in the enclosed reply-paid envelop in accordance with the instructions printed on it as soon as possible and in any event so as to be received by the Bank of New York at P.O. Box 11230, Church Street Station, New York, NY 10203-0230, United States by 5:00 p.m. (New York time on February 21, 2005). If you hold your Beijing Yanhua ADSs indirectly, you must rely on the procedures of the bank, broker, financial institution or share plan administrator through which you hold your Beijing Yanhua ADSs if you wish to vote.

        For the purpose of determining the entitlements of the Independent Beijing Yanhua Shareholders to attend and vote at the Special General Meeting of the Independent Beijing Yanhua Shareholders and the Beijing Yanhua Shareholders to attend and vote at the Special General Meeting, the Registers will be closed from February 2, 2005 to March 4, 2005 (both dates inclusive). During such period, no transfer of Beijing Yanhua Shares will be effected.

        Only holders of record of Beijing Yanhua Shares at the close of business on February 1, 2005 are entitled to vote at, the Special General Meetings. Each Beijing Yanhua Shareholder on the Registers at the close of business on February 1, 2005 is entitled to cast one vote per Beijing Yanhua Share on the Proposal in the Special General Meeting. Each Independent Beijing Yanhua Shareholder on the Registers at the close of business on February 1, 2005 is entitled to cast one vote per Beijing Yanhua H Share on the Proposal in the Special General Meeting of Independent Beijing Yanhua Shareholders.

        Assuming that all of the Conditions are fulfilled or, where applicable, waived, the Merger will become effective on the Effective Date. Further announcements will be issued giving details of the results of the Special General Meetings and, if all the resolutions are duly passed at the Special General Meetings, the last day for dealing in the Beijing Yanhua H Shares, the Record Time, the Delisting Date and the proposed Effective Date.

        If the Proposal lapses on or before December 31, 2005, the Beijing Yanhua H Shareholders will be notified accordingly by press announcement. Further announcements regarding the Proposal will be made as and when appropriate.

RECOMMENDATIONS

        Your attention is drawn to the recommendations of the Independent Financial Advisor to the Independent Board Committee in relation to the Proposal set out in its letter on pages D1 to D17 of this document and to the recommendations of the Independent Board Committee to the Independent Beijing Yanhua Shareholders in relation to the Proposal set out in their letter on pages B1 to B2 of this document.

DEALINGS, BEIJING YANHUA LISTING, REGISTRATION AND PAYMENT

        Your attention is drawn to the sections headed "Certain Provisions of the Merger Agreement" on pages 65 to 72 of this document.

FURTHER INFORMATION

        In considering what action to take in connection with the Proposal, you should consider your own tax position and, if you are in any doubt, you should consult your professional advisors.

        You are also urged to read carefully all the annexes to this document.

Yours faithfully, For and on behalf of the board of Sinopec Beijing Yanhua Petrochemical Company Limited Wang Yongjian Chairman of the board of Director

Annex B

Letter from the Beijing Yanhua Independent Board Committee

SINOPEC BEIJING YANHUA PETROCHEMICAL COMPANY LIMITED
(A joint stock limited company incorporated in the People's Republic of China with limited liability)
(Stock code: 0325)

January 17, 2005

To the Independent Beijing Yanhua Shareholders

Dear Sir or Madam,

Proposed Privatization of Beijing Yanhua
by Sinopec Corp. through Beijing Feitian
by way of merger by absorption of Beijing Yanhua
under Article 184 of the PRC Company Law
at the cancellation price of HK$3.80 per Beijing Yanhua H Share

BACKGROUND

        Terms used in this letter have the same meanings as those defined in the document of which this letter forms part.

        On December 29, 2004, the Sinopec Corp. Directors and the Beijing Yanhua Directors jointly announced that:

  (a)
  Sinopec Corp.'s wholly owned subsidiary, Beijing Feitian had entered into the Merger Agreement with Beijing Yanhua on the same day; and

  (b)
  the Beijing Yanhua Directors had agreed to put forward to the Beijing Yanhua Shareholders the Proposal, which involves the cancellation of all the Beijing Yanhua Shares.

        Details of the Proposal are set out in Annex A headed "Letter from the Chairman of Beijing Yanhua Board" (on pages A-1 to A-11 of this document). For the purpose of the Proposal, we have been appointed as members of the Beijing Yanhua Independent Board Committee to give a recommendation to the Independent Beijing Yanhua Shareholders as to how they should vote on the Proposal. Lehman Brothers Asia Limited has been appointed as the Independent Financial Advisor to advise the Beijing Yanhua Independent Board Committee in connection with the Proposal.

ADVICE FROM THE INDEPENDENT FINANCIAL ADVISOR

        We have considered carefully the terms of the Proposal as well as the advice from the Independent Financial Advisor, including the principal factors and reasons as well as their opinion. Your attention is drawn to the opinion from the Independent Financial Advisor to the Beijing Yanhua Independent Board Committee as set out in Annex D (on pages D-1 to D-17 of this document) and to the letter from the Chairman of Beijing Yanhua Board as set out in Annex A (on pages A-1 to A-11 of this

B-1

document), and all the other annexes which form part of this document, in particular, the financial information relating to Beijing Yanhua as set out in Annex E (on pages E-1 to E-40 of this document).

        In deciding on the course of action to take, the Independent Beijing Yanhua Shareholders should have regard to their own personal circumstances and, in so doing, they may have regard to the opinion of the Independent Financial Advisor.

RECOMMENDATIONS

        Having taken into account the terms of the Proposal and the Merger Agreement and the opinion of the Independent Financial Advisor mentioned above, we consider that the offer for the Beijing Yanhua Shares under the Proposal and the terms of the Merger Agreement are fair and reasonable in so far as the Independent Beijing Yanhua Shareholders are concerned. Accordingly, we recommend that the Independent Beijing Yanhua Shareholders vote in favour of the resolution in relation to the Proposal and the Merger Agreement to be proposed at the Special General Meeting of the Independent Beijing Yanhua Shareholders.

Yours faithfully,
For and on behalf of
 the Beijing Yanhua Independent Board Committee
Yang Xuefeng
Independent Non-executive Beijing Yanhua Director

Liu Haiyan Independent Non-executive Beijing Yanhua Director	Zhang Yanning Independent Non-executive Beijing Yanhua Director

B-2

Annex C

Opinion of Financial Advisors to Sinopec Corp.

29 December 2004

Board of Directors
China Petroleum & Chemical Corporation
No. 6 Huixin East St.
Chaoyang District
Beijing, China

Members of the Board:

        We understand that Sinopec Beijing Yanhua Petrochemical Company Limited ("Beijing Yanhua"), China Petroleum & Chemical Corporation ("Sinopec Corp") and Beijing Feitian Petrochemical Co., Ltd. ("Beijing Feitian"), a wholly-owned subsidiary of Sinopec Corp propose to enter into an Agreement, to be dated on or around 29 December 2004 (the "Merger Agreement"), which provides, among other things, for (i) the privatization of Beijing Yanhua by way of "merger by absorption" under Article 184 of the PRC Company Law (the "Merger") and (ii) upon the fulfillment or waiver, as applicable, of certain conditions as set forth in the Merger Agreement, the subsequent merger of Beijing Yanhua with and into Beijing Feitian, with Beijing Feitian as the surviving corporation and Beijing Yanhua ceasing to exist as separate legal entity (together, the "Merger").

        Pursuant to the Merger, Beijing Feitian will (i) pay cash consideration of HK$3.80 per Beijing Yanhua H share (the "Cancellation Price") to the Beijing Yanhua H Shareholders for the cancellation of all of the outstanding Beijing Yanhua H shares and (ii) issue RMB4,163,335,400 of new registered capital of Beijing Feitian to Sinopec Corp, being the sole holder of all the Beijing Yanhua domestic shares. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Cancellation Price to be paid by Sinopec Corp pursuant to the Merger Agreement is fair from a financial point of view to Sinopec Corp.

        For the purposes of the opinion set forth herein, we have:

  i)
  reviewed certain publicly available financial statements and other information of Beijing Yanhua and Sinopec Corp;

  ii)
  reviewed certain historical and projected financial and operating data concerning Beijing Yanhua prepared and provided by Sinopec Corp;

  iii)
  reviewed the reported prices and trading activity for the Beijing Yanhua H shares;

  iv)
  compared the financial performance of Beijing Yanhua and the prices and trading activity of the Beijing Yanhua H shares with those of certain other comparable publicly-traded companies and their securities;

C-1

  v)
  reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

  vi)
  participated in discussions with the management of Sinopec Corp and its legal advisors;

  vii)
  reviewed the Merger Agreement and certain related documents; and

  viii)
  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the projected financial and operating data, we have assumed that they have been prepared with reasonable care and after having made due and careful enquiry and on bases reflecting the best currently available estimates and judgments of the future financial performance of Beijing Yanhua as provided by Sinopec Corp. We did not receive internal financial information on Beijing Yanhua from Beijing Yanhua. We have relied upon certain historical and projected financial and operating data for Beijing Yanhua provided by Sinopec Corp. including product prices, key raw material costs and production volumes. We express no view with respect to these projected data, assumptions and other information and data or the estimates, judgments and assumptions on which they were based. We have not made any independent valuation or appraisal of the assets or liabilities of Beijing Yanhua or Sinopec Corp, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        We have assumed that the final terms of the Merger Agreement will not vary materially in any respect from those set forth in the draft annexed to this letter. We have further assumed that the Merger will be completed in accordance with the terms of the Merger Agreement, without waiver of any of the conditions to the Merger contained in the Merger Agreement and without any amendment to the Merger Agreement.

        We have been engaged by Sinopec Corp to act as its financial advisors in connection with the Merger and will receive a fee for our services, which is contingent upon the consummation of the Merger. In the past, Morgan Stanley Dean Witter Asia Limited, China International Capital Corporation (Hong Kong) Limited and their respective affiliates have provided financial advisory and financing services to Sinopec Corp and have received fees for the rendering of these services.

        This letter is for the information of the Board of Directors of Sinopec Corp and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation to any Beijing Yanhua H Shareholder as to how such holder should vote at any special meeting Beijing Yanhua Shareholders concerning the Merger. We do not express an opinion as to the prices at which Beijing Yanhua H Shares might actually trade as of the Merger or at any other time. Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Cancellation Price to be paid by Sinopec Corp pursuant to the Merger Agreement is fair from a financial point of view to Sinopec Corp.

Very truly yours,

CHINA INTERNATIONAL CAPITAL CORPORATION (HONG KONG) LIMITED By: Kevin Qi	MORGAN STANLEY DEAN WITTER ASIA LIMITED By: Gokol Laroia
Name: Kevin Qi Title:Vice President	Name: Gokol Laroia Title:Managing Director

C-2

Annex D

Letter from Independent Financial Advisor to Beijing Yanhua Independent Board Committee

Lehman Brothers Asia Limited
Level 38, One Pacific Place
88 Queensway
Hong Kong
January 17, 2005

To the Independent Board Committee of Beijing Yanhua

Dear Sirs,

PROPOSED PRIVATIZATION OF BEIJING YANHUA BY
SINOPEC CORP. THROUGH BEIJING FEITIAN
BY WAY OF MERGER BY ABSORPTION OF BEIJING YANHUA
UNDER ARTICLE 184 OF THE PRC COMPANY LAW,
AT THE CANCELLATION PRICE OF HK$3.80 PER
BEIJING YANHUA H SHARE

INTRODUCTION

        We refer to the circular dated January 17, 2005 (the "Circular") issued jointly by China Petroleum & Chemical Corporation. ("Sinopec Corp.") and Sinopec Beijing Yanhua Petrochemical Company Limited ("Beijing Yanhua") of which this letter forms a part. Terms defined in the Circular shall have the same meanings herein.

        In accordance with Rule 2.1 of the Hong Kong Code on Takeovers and Mergers (the "Takeovers Code"), the independent committee of the board of directors of Beijing Yanhua comprising Zhang Yanning, Liu Haiyan and Yang Xuefeng (the "Independent Board Committee") has been formed to consider the terms of the Merger. We have been appointed to act as the independent financial advisor to the Independent Board Committee to give an opinion as set out in the penultimate paragraph to this letter with respect to the terms of the Merger as set out in pages 65 to 72 of the Circular. Lehman Brothers is independent from and not affiliated with Beijing Yanhua and its affiliates or any other party acting in concert with it. We have not been requested to opine as to, and our opinion does not in any manner address, Beijing Yanhua's underlying business decision to enter into the Merger. This letter has been prepared and delivered in accordance with the requirements of the Takeovers Code for the purpose of assisting the Independent Board Committee in evaluating the Merger and for no other reason.

        In formulating our opinion, we have reviewed, among other things: (i) audited financial statements of Beijing Yanhua as of and for the 12 months ended December 31, 1998, 1999, 2000, 2001, 2002 and 2003; (ii) unaudited financial statements of Beijing Yanhua as of and for the six-month period ended June 30, 2004; (iii) financial and operating information with respect to the business, operations and prospects of Beijing Yanhua furnished to us by Beijing Yanhua, including but not limited to projections prepared by Beijing Yanhua's management and information on Beijing Yanhua's historical product volumes and prices and raw material volumes and prices; (iv) the Agreement of Merger by Absorption by and between Beijing Yanhua and Beijing Feitian Petroleum & Chemical Co., Ltd. ("Beijing Feitian"), a wholly owned subsidiary of Sinopec Corp. incorporated for the purpose of facilitating the Merger (the "Merger Agreement") dated December 29, 2004 and the Circular; (v) the Raw Materials and Services Supply Agreement between Beijing Yanhua and Sinopec Corp. dated August 2000; (vi) the trading history from June 25, 1997 to the Latest Practicable Date of Beijing Yanhua H Shares and a comparison with those of other companies that we deemed relevant; (vii) the historical financial results, present financial condition and future financial performance of Beijing Yanhua and a comparison with those of other companies that we deemed relevant; (viii) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and (ix) published estimates of third party research analysts with respect to the future financial performance of Beijing Yanhua. We have also had verbal discussions with Beijing Yanhua's management regarding the business, operations, assets, financial condition and prospects of Beijing Yanhua, with Beijing Yanhua's independent accountants regarding the basis on which the aforesaid financial information has been prepared, and with Beijing Yanhua's and Sinopec Corp.'s managements on the terms on which the aforesaid agreements have been arrived at and on the outlook for the petrochemical industry in China and future government policy on naphtha prices and have undertaken such other studies, analyses and investigations that we deemed appropriate. We have assumed that such information and facts, and any representations made to us, are true, accurate and complete in all material respects as of the date hereof and we have relied upon them in formulating our opinion. We also have assumed that all information, representations and opinions contained or referred to in the Circular are true, accurate and complete in all material respects as of the date hereof and that they may be relied upon them in formulating our opinion. We have also assumed that all statements of intention of Beijing Yanhua's management and directors, as set forth in the Circular, will be implemented as described. With respect to any historical audited financial statements, financial forecasts, estimates and projections relating to Beijing Yanhua, we have assumed that each was prepared on bases reflecting the best currently available information, views, and judgments of the management of Beijing Yanhua based on the historical and future financial revenues and expenses involved in operating Beijing Yanhua and we have relied upon them in formulating our opinion.

        We have been advised by the Beijing Yanhua management and directors that no material facts have been omitted and that they are not aware of any facts or circumstances which would render the information provided and the representations made to us untrue, inaccurate or misleading. The Beijing Yanhua directors have jointly and severally accepted full responsibility for the accuracy of the information contained in the Circular. The Beijing Yanhua directors have confirmed, having made all reasonable enquiries, that, to the best of their knowledge, opinions expressed in the Circular have been arrived at after due and careful consideration and there are no other facts the omission of which would make any statement in the Circular misleading.

        We have not carried out any independent verification of the information provided to us nor have we conducted any form of investigation into the business rationale for the Merger. We have not conducted any independent investigation into the business and affairs of Beijing Yanhua and we have made no physical inspection of Beijing Yanhua's production facilities. We have further assumed that all material governmental, regulatory, or other consents and approvals necessary for the effectiveness and implementation of the Merger have been or will be obtained without any adverse effect on Beijing Yanhua and that the Merger will be consummated within the time periods and within the constraints contemplated by the Merger Agreement.

        Our opinion is necessarily based upon the financial, economic, market, regulatory and other conditions as they exist on, and the facts, information and opinions made available to us as of the date of this letter. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion expressed herein which may come or be brought to our attention after the date hereof.

        Our opinion is also subject to the following qualifications:

  (a)
  We are instructed to act as the independent financial advisor to the Independent Board Committee in relation to the terms of the Merger. As such, the scope of our review, and consequentially, our opinion, is limited by reference to a financial point of view only and does not include any statement or opinion as to the merits or otherwise of the Merger from any other point of view;

  (b)
  We have considered the Merger from the perspective of Independent Beijing Yanhua Shareholders as a whole, and not from the perspective of each individual Independent Beijing Yanhua Shareholder. As such, each Independent Beijing Yanhua Shareholder should consider his/her/its vote on the merits or otherwise of the Merger in his/her/its own circumstances and from his/her/its own point of view having regard to all the circumstances (and not only the financial perspectives offered in this letter) as well as his/her/its own investment objectives. In addition, we did not consider and our opinion does not address the fairness of any payment to be received by any dissenting Independent Beijing Yanhua Shareholders in connection with a request that Beijing Yanhua or other Beijing Yanhua Shareholders who have voted for the Proposal purchase such dissenting shareholders' Beijing Yanhua Shares at a "fair price";

  (c)
  We express no opinion as to whether the Merger will be completed or achieved;

  (d)
  Nothing contained in this letter should be construed as an opinion or view as to the trading price or market trends of any securities of Beijing Yanhua at any particular time;

  (e)
  Nothing contained in this letter should be construed as a recommendation to hold, sell or buy any securities of Beijing Yanhua;

  (f)
  We were not requested to and did not provide services other than the delivery of this letter relating to the terms of the Merger. We did not participate in negotiations with respect to the terms of the Merger; and

  (g)
  The opinion contained in this letter is intended to provide only one of the bases on which the Independent Board Committee may make their recommendation to the Independent Beijing Yanhua Shareholders on how to vote in respect of the terms of the Merger.

        We will receive a fee from Beijing Yanhua for the delivery of this letter. Beijing Yanhua has also agreed to indemnify Lehman Brothers Asia Limited and certain related persons against certain liabilities and expenses in connection with this engagement. In the ordinary course of our business, subject to the Takeovers Code, we may actively trade in the securities of Beijing Yanhua or Sinopec Corp. for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. A company under the same control as the Independent Financial Advisor held 1,120,000 Beijing Yanhua H Shares as at the Latest Practicable Date.

TERMS OF THE MERGER

        In summary, the key terms of the Merger are as follows:

  •
  Beijing Feitian proposes to pay the Cancellation Price of HK$3.80 per Beijing Yanhua H Share in cash to all the Independent Beijing Yanhua Shareholders for the cancellation of all Beijing Yanhua H Shares, including those represented by Beijing Yanhua ADSs; and

  •
  Beijing Feitian proposes to issue RMB4,163,335,400 of new registered capital, representing an amount equal to 70% of the Net Asset Value ("NAV") of Beijing Yanhua as at December 31, 2003, to Sinopec Corp., being the sole holder of all the Beijing Yanhua Domestic Shares.

        The Merger will be implemented by way of merger by absorption in accordance with Article 184 of the PRC Company Law. The listing of the Beijing Yanhua H Shares on the Stock Exchange will be withdrawn following the effective date of the Merger, and Beijing Yanhua will become wholly owned by Beijing Feitian. Any shareholder that does not vote in favour of the Merger may request Beijing Yanhua and/or any other shareholder who has voted in favour of the Merger to acquire his/her/its shares at a "fair price". The Merger Agreement provides that if any Beijing Yanhua shareholder elects to request other Beijing Yanhua Shareholders to purchase his/her/its Beijing Yanhua Shares at a "fair price", Beijing Feitian shall, at the request of Beijing Yanhua and/or any Beijing Yanhua Shareholder, assume any liability which Beijing Yanhua and/or such Beijing Yanhua Shareholder may have towards the dissenting shareholder. There is no administrative guidance on the substantive as well as procedural rules as to how a "fair price" is determined. Within 10 days of the delisting of Beijing Yanhua, Beijing Yanhua H Shareholders and Beijing Yanhua ADS Holders will be entitled to payment of the Cancellation Price per Beijing Yanhua H Share held (or represented by Beijing Yanhua ADSs) and the Beijing Yanhua H Shares will be cancelled. The Merger is conditional upon the fulfillment or waiver, as applicable, of the conditions as described in the Circular in the section headed "Conditions of the Proposal". All conditions will have to be fulfilled or waived, as applicable, on or before December 31, 2005 (or such later date as Beijing Feitian and Beijing Yanhua may agree).

PRINCIPAL FACTORS AND REASONS

        In arriving at our opinion, we have taken into consideration the principal factors and reasons set out below. In reaching our conclusion, we have considered the results of the analyses in light of each other and ultimately reached our opinion based on the results of all the analyses taken as a whole.

1.     Background and Rationale

Background

        Beijing Yanhua was incorporated as a sino-foreign joint stock limited company in accordance with the PRC Company Law on April 23, 1997. Beijing Yanhua's foreign shares (accounting for 30% of the issued share capital) include Beijing Yanhua H Shares listed on the main board of the Stock Exchange and Beijing Yanhua ADSs (one Beijing Yanhua ADS represents 50 Beijing Yanhua H Shares) listed on the New York Stock Exchange.

Principal business of Beijing Yanhua

        The principal business of Beijing Yanhua involves the production and sale of three principal petrochemical product groups, namely: (i) resins and plastics, (ii) synthetic rubber and (iii) basic organic chemical products. Beijing Yanhua's principal production facilities include a 710,000 ton ethylene production unit, a 380,000 ton low density polyethylene production unit, a 360,000 ton polypropylene production unit, a 160,000 ton high density polyethylene production unit, a 240,000 ton phenol-acetone unit, an 80,000 ton cis-polybutadiene rubber production unit and a 30,000 ton butyl rubber production unit.

Rationale for the Merger

        Beijing Yanhua has identified a number of reasons for and benefits of the Merger. These include:

  1)
  enhancing Beijing Yanhua's ability to resist business risk. Beijing Yanhua currently engages in a business that is largely subject to the cyclicality of regional and global markets, which makes its performance unstable;

  2)
  eliminating intra-group competition. Currently, Sinopec Corp. and Beijing Yanhua both engage in the petrochemical business with comparable products and competing sales channels;

  3)
  unifying the overall market image. The investor relationship function of Beijing Yanhua will be consolidated into Sinopec Corp. resulting in consistency in information disclosure and investor relationship management to enhance the overall capital market image of Sinopec Corp; and

  4)
  reinforcing the business value chain of Beijing Yanhua through the vertical integration of Beijing Yanhua's petrochemical assets with the upstream and refining operation of Sinopec Corp.

2.     Historical Financial Performance

        Summarized in the table and description below is the historical financial information and the management discussion and analysis of Beijing Yanhua's financial performance extracted from Beijing Yanhua's annual reports and public filings for the three years ended December 31, 2003 and the 6 months ended June 30, 2004.

Table 1: Financial Summary for 3 Years Ended December 31, 2003
and 6 Months Ended June 30, 2004

	Audited 12 months to December 31,
				Unaudited 6 months to June 30, 2004
	2001	2002	2003
	(in RMB millions)
Sales	5,975	9,443	11,474	7,670
Gross Profit	315	1,075	1,750	2,007
% margin	5.3%	11.4%	15.3%	26.2%
Operating (Loss)/Income	(351)	542	1,043	1,584
% margin	—	5.7%	9.1%	20.7%
Net (Loss)/Income	(272)	209	634	1,032
% margin	—	2.2%	5.5%	13.5%
Basic EPS (RMB)	(0.08)	0.06	0.19	0.31
Total Assets	10,758	10,260	9,545	9,198
Total Debt	4,418	4,084	2,785	1,745
Shareholders' Equity	4,813	5,022	5,656	6,519

Return on Equity	—	4.2%	11.2%	—
Debt/Equity	83%	81%	49%	27%

Year Ended December 31, 2001

        For the year ended December 31, 2001, Beijing Yanhua recorded sales and a net loss of RMB6 billion and RMB272 million respectively. Sales declined by 23.9% due to both a decline in prices and volume as well as a shutdown of production facilities for approximately 100 days for regular maintenance. Due to the impact of the large amount of imported products and a decrease in the price of crude oil, the weighted average price of Beijing Yanhua's principal products declined by 8.7%. Volume also decreased by 20.9% due to lower demand and the plant shutdown. The net loss was principally caused by significant falls in production volume and prices.

Year Ended December 31, 2002

        For the year ended December 31, 2002, Beijing Yanhua recorded sales and net income of RMB9.4 billion and RMB209 million respectively. The 57% increase in sales was mainly due to an 81.6% increase in production and sales volume as new production capacity became operational, although the weighted average sales price of Beijing Yanhua's eight principal products decreased by 7.0%. The reversal of the loss incurred in 2001 was largely due to improved economies of scale resulting from the higher production volume.

Year Ended December 31, 2003

        For the year ended December 31, 2003, Beijing Yanhua recorded sales and net income of RMB11.5 billion and RMB634 million respectively. The 21.5% increase in sales was principally due to a large increase in the prices of Beijing Yanhua's principal products. Due to strong market demand and an increase in the price of raw materials the weighted average price of Beijing Yanhua's products increased by 25.9%. Sales volume actually decreased by 4%. The 203.2% increase in net income was largely due to increased prices, as well as improved operating efficiencies.

Six Months Ended June 30, 2004

        For the six months ended June 30, 2004, Beijing Yanhua recorded sales and net income of RMB7.7 billion and RMB1.0 billion respectively. Sales increased by 39.6% compared to the same period in 2003 largely due to the increase in prices. The weighted average price of Beijing Yanhua's principal products increased by 25.4% compared to the same period in the previous year largely due to the increase in oil prices caused by the political situation in the Middle East and the continuing growth of the PRC economy. Beijing Yanhua also benefited from the price controls placed on the prices of its raw materials even as the price of oil jumped to historical highs during the period. The 437% spike in net income compared to the same period in 2003 was entirely due to the significant improvement in gross profits from the increase in prices and operational scale.

        After reviewing the historical performance of Beijing Yanhua, we would highlight the following observations:

(i)
Highly Cyclical Business

        As is evident from the historical financial performance of Beijing Yanhua, its sales and profits fluctuate considerably over time. This cycle of demand and prices has historically occurred over a number of years. During periods of low demand and prices, Beijing Yanhua will typically experience significant sales declines and operating losses. However, during periods of demand growth and high prices, Beijing Yanhua will experience high operating profits and return on capital. Given the financial performance in 2002, 2003 and the first six months of 2004, it is evident that Beijing Yanhua is currently benefiting from an upturn in the cycle.

(ii)
Significant Product and Raw Material Price Sensitivity

        Given the commoditized nature of Beijing Yanhua's products, movements in the market prices of its products as well as its raw materials have a significant impact on sales and operating profits. During periods of high prices, sales and operating profits will be high. In terms of raw materials, during times of high oil prices, as is currently the case, the PRC government will regulate any naphtha price increases in order to maintain a reasonable rate of growth in the economy. This policy further benefits Beijing Yanhua during periods of high market prices.

(iii)
High Level of Operating Leverage

        As a significant component of Beijing Yanhua's cost base is fixed in nature, such as depreciation of its production plants and utility expenses, Beijing Yanhua experiences a high level of operating leverage. During periods of low demand and low production volume, Beijing Yanhua will likely experience extremely low levels of gross margins and potentially incur operating losses. This was evident during 2001. However, as market demand picks up and production volume increases, this operating leverage works in Beijing Yanhua's favour. This was evident in 2002, 2003 and the first six months of 2004 as gross margins have increased from 11.4% to 26.2%. The improvement in gross margins resulted in improved net margins given the low level of operating and financing expenses.

3.     Business Outlook

        Despite surging oil prices, the petrochemical industry has experienced robust growth and increased profitability in 2004 primarily due to (i) stronger than expected demand growth, (ii) supply shortages, (iii) pre-emptive petrochemical product purchases prompted by rapidly rising raw material costs and (iv) producers' ability to pass on almost all of the raw material cost increases to consumers. The increase in earnings was even more pronounced in the PRC market as the naphtha prices in the PRC were lower than in the international market. However, naphtha prices in the PRC are expected to be in line with international prices from 2005 onwards.

        The consensus view is that the petrochemical cycle is currently near its peak and that the exceptionally strong growth and high margins in the industry are unlikely to be replicated in the next few years. Market participants believe that with (i) better-managed capacity utilization, (ii) build-out of new capacity in the PRC and the Middle East which will ease demand shortage and (iii) a forecast drop in oil prices, petrochemical product prices will gradually decline in the medium term. In the PRC, it is anticipated that a number of foreign joint-ventures such as BP Shanghai and BASF/YPC will complete build-out of their operations by 2006, thereby creating price pressures for petrochemical end products.

Chart 1: Oil Price (Brent) Forecast	Chart 2: Global Ethylene Demand/Supply

Source: Economist Intelligence Unit.	Source: Lehman Brothers' Equity Research.

4.     The Cancellation Price

(i)
Historical Share Price and Market Value Analysis

        The table below shows the relative price performance of Beijing Yanhua H Shares compared to the H-share index from its listing in 1997 up to the Latest Practicable Date.

Chart 3: Daily Closing Price of Beijing Yanhua H Shares Relative to the H-share Index

Source: Bloomberg.

        Beijing Yanhua's H Share price has performed in line with the H-share index since listing in 1997. However, over the last 12 months Beijing Yanhua's H Share price has significantly outperformed the H-share index reflecting the significant improvements in its operating and financial results.

        The following chart illustrates the daily closing price of Beijing Yanhua's H Shares from listing up to the Latest Practicable Date.

Chart 4: Daily Closing Price of Beijing Yanhua H Shares

	1997	1998	1999	2000	2001	2002	2003	2004	2005
	(HK$)
Low	1.37	0.40	0.45	0.61	0.48	0.62	0.83	1.58	3.65
High	4.03	1.50	1.86	1.31	1.41	1.25	3.03	3.70	3.68
Ending	1.50	0.70	0.90	0.78	0.66	0.94	3.03	3.68	3.65

Source: Bloomberg.

        As shown in the chart above, the price of Beijing Yanhua's H Shares has increased dramatically since the end of 2003, reaching a 52-week high of HK$3.70 on January 4, 2004. This rise in price has been driven by expectations for improving profitability of Beijing Yanhua due to the significant increase in the prices of its principal products and low raw material cost as a result of the PRC's government recent price control on oil prices. However, the share price deteriorated significantly in the second quarter of 2004 following austerity measures implemented by the PRC government to slow down certain sectors of the economy that were considered to be overheating. Beijing Yanhua's H Share price has since recovered following the extremely strong set of interim results that were delivered in August 2004.

        However, as the chart indicates, Beijing Yanhua's H Share price has traded within a relatively narrow range until 2004. Beijing Yanhua's H Share price has rarely traded above the Cancellation Price. Its historical high of HK$4.03 was achieved back in 1997, in its initial year of listing. Between 1998 and 2003, Beijing Yanhua's H Share price never traded above the Cancellation Price. Beijing Yanhua's H Share price has closed above the Cancellation Price on only 3 days out of its entire trading history, on August 25, 1997, September 12, 1997 and September 15, 1997.

        We have also analyzed Beijing Yanhua's historical share price performance relative to its NAV per share. Price to NAV per share is the most relevant measure as any profitability-based multiples such as price to earnings and enterprise value (market capitalization plus net debt) to EBITDA (earnings before interest, tax, depreciation and amortization) are distorted by the cyclical nature of the industry, making interpretation of historical trends more challenging and less reliable. For cyclical industries, a decrease in profitability tends to outpace the fall in stock prices while an increase in profitability tends to lag the rise in stock price. For example, Beijing Yanhua's peak price to earnings multiple during the 1998 down cycle reached 43.7x compared to a peak price to earnings multiple of 5.7x during the current up cycle of 2004. Any enterprise value related ratios such as enterprise value to sales multiples and enterprise value to EBITDA multiples are distorted by changes in Beijing Yanhua's leverage. The chart below shows the price to NAV per share ratio of Beijing Yanhua since listing up to the Latest Practicable Date.

Chart 5: Historical Price to NAV per share Ratio of Beijing Yanhua

	1997	1998	1999	2000	2001	2002	2003	2004	2005
Low	0.8x	0.3x	0.3x	0.4x	0.3x	0.4x	0.5x	0.9x	2.0x
High	2.5x	1.0x	1.1x	0.8x	0.9x	0.8x	1.8x	2.0x	2.0x
Median	1.2x	0.6x	0.8x	0.5x	0.5x	0.7x	0.7x	1.6x	2.0x

Source: Bloomberg; price to NAV per share ratio based on each year end NAV per share; 2004 and 2005 NAV per share is based on unaudited NAV per share of HK$1.82 as of June 30, 2004.

        The chart indicates that Beijing Yanhua is trading at relatively high price to NAV per share ratio of 2.01x.

        The Cancellation Price represents an implied price to NAV per share ratio of 2.41x based on the NAV per share of HK$1.58 as at December 31, 2003 and an implied price to NAV per share ratio of 2.09x based on the unaudited NAV per share of HK$1.82 as at June 30, 2004.

  (ii)
  Premium Analysis

        The Cancellation Price represents:

  (i)
  a premium of approximately 10.9% over the closing price of HK$3.425 per Beijing Yanhua H Share, as quoted on the Hong Kong Stock Exchange on December 21, 2004 (being the last traded price prior to the suspension of trading in the H Shares pending the issue of the Announcement);

  (ii)
  a premium of approximately 15.9% over the average closing price of approximately HK$3.280 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 5 trading days up to and including December 21, 2004;

  (iii)
  a premium of approximately 22.7% over the average closing price of approximately HK$3.097 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 1-month period up to and including December 21, 2004;

  (iv)
  a premium of approximately 24.3% over the average closing price of approximately HK$3.057 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 3-month period up to and including December 21, 2004;

  (v)
  a premium of approximately 32.4% over the average closing price of approximately HK$2.870 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 6-month period up to and including December 21, 2004.

  (vi)
  a premium of approximately 34.8% over the average closing price of approximately HK$2.820 per Beijing Yanhua H Share, based on the daily closing prices as quoted on the Hong Kong Stock Exchange over the 12-month period up to and including December 21, 2004; and

  (vii)
  a premium of approximately 4.1% over the closing price of HK$3.650 per Beijing Yanhua H Share, as quoted on the Hong Kong Stock Exchange on the Latest Practicable Date.

        For comparison purposes, we have selected a list of previous transactions on a global basis that involve a majority shareholder privatizing a company by buying-out the remainder of the company it does not own ("Going-Private Transactions"). To make the comparison more meaningful, we have only included transactions where the transaction size exceeds US$150 million.

Table 2: Premium Paid in Going-Private Transactions

					Final Premia Paid over Average Price for
Announced Date	Target Name	Acquiror Name	Acquired Equity Value	% Acquired	1 Day	7 Days	30 Days	90 Days
			($million)
12/07/2004	Telecom Italia Mobile S.p.A.	Telecom Italia S.p.A.	$19,450.0	30.2%	8.3%	9.0%	13.7%	20.9%
08/02/2004	Cox Communications Inc.	Cox Enterprises Inc.	8,389.6	37.8%	26.0%	23.6%	24.1%	17.8%
03/23/2004	SAP SI	SAP	143.6	22.0%	28.7%	28.5%	26.9%	31.0%
02/20/2004	Wanadoo	France Telecom	4,879.4	29.0%	17.7%	5.1%	23.1%	31.6%
09/01/2003	Orange	France Telecom	7,238.9	13.7%	19.0%	20.9%	20.5%	27.7%
05/03/2003	Top Glory International Hldgs	COFCO (HK) Ltd.	190.7	41.7%	72.1%	72.1%	71.1%	63.5%
02/19/2002	Travelocity.com Inc.	Sabre Holdings Corp.	447.2	30.0%	45.8%	42.2%	25.9%	17.3%
10/10/2001	TD Waterhouse Group Inc.	Toronto-Dominion Bank	402.6	11.2%	53.2%	48.7%	49.8%	16.8%
05/23/2001	Unigraphics Solutions Inc.	Electronic Data Systems Corp.	208.5	14.0%	52.9%	61.3%	74.1%	70.6%
02/15/2001	Westfield America	Westfield America Trust	598.0	22.5%	12.5%	13.3%	12.8%	16.7%
09/21/2000	Hertz Corp.	Ford Motor Co.	734.0	18.5%	46.4%	44.0%	28.5%	18.6%
08/15/2000	AAPT Ltd.	Telecom Corp. of New Zealand	259.1	20.1%	22.9%	23.0%	24.3%	23.7%
08/14/2000	BHC Communications Inc.	News Corp. Ltd.	887.7	23.9%	16.4%	12.9%	11.3%	10.6%
07/24/2000	Phoenix Investment Partners	Phoenix Home Life Mutual	430.1	41.0%	45.7%	43.2%	45.4%	66.8%
03/27/2000	Hartford Life Inc.	Hartford Financial Services Group Inc.	1,325.0	18.5%	18.6%	25.6%	44.1%	32.6%
03/21/2000	Travelers Property Casualty Corp.	Citigroup Inc.	2,423.0	15.0%	24.5%	28.2%	32.2%	25.1%
03/17/2000	Vastar Resources Inc.	BP Amoco PLC	1,576.0	18.0%	16.2%	29.7%	48.1%	48.3%
03/14/2000	Howmet International Inc.	Alcoa Inc.	349.3	15.4%	13.5%	13.2%	13.1%	14.7%
12/01/1999	Boise Cascade Office Products Corp.	Boise Cascade Corp.	205.3	18.8%	43.5%	52.2%	53.7%	58.5%
05/07/1999	J Ray McDermott SA	McDermott International Inc.	514.5	37.0%	16.8%	14.2%	14.7%	28.1%
10/27/1998	Citizens Corp.	Allmerica Financial Corp.	212.4	18.0%	20.6%	17.4%	22.5%	23.6%
			Mean:	24.8%	32.9%	33.4%	34.7%	32.7%
			Median:	21.1%	23.7%	26.9%	26.4%	26.4%

Source: Thomson Financial.

        Based on this analysis, the implied premia of the Cancellation Price is comparable with the median premium paid in Going-Private Transactions of 23.7%, 26.4% and 26.4% over a 1 day, 1 month and 3 month time period, particularly after taking into consideration the significant appreciation of Beijing Yanhua's H Share price over the 6 months prior to the Announcement and the fact that some of the Going-Private Transactions were consummated when the target companies' business were undergoing a cyclical downturn or were undervalued by the market compared to Beijing Yanhua's business which is currently enjoying a cyclical upturn.

        However, we would note that this analysis involves companies listed on different exchanges that have different accounting standards and different market conditions which may lead to the different pricing of shares.

(iii)
Comparable Company Trading Multiples

        We have also analyzed the NAV and earnings multiples implied by the Cancellation Price relative to the current multiples at which comparable companies are currently trading at. We have concentrated our analyses on Asian petrochemical companies with similar products, with a significant percentage of sales in China, being of similar size and operating at similar profit margins. We have not included any U.S. and European companies in our analyses as those companies tend to be more integrated, focused on specialty products and operate in countries with different end markets and raw material dynamics.

NAV

        The table below shows the price to NAV per share that these comparable companies were trading at on the Latest Practicable Date.

Table 3: Market Price of Comparable Companies to NAV

(US$ million except otherwise noted) Company	Price per share(1) 13/01/2005	Market Capitalization(3)	Enterprise Value(2)(3)	Price/NAV per share
Beijing Yanhua	3.65	1,580	1,573	2.01x
LG Chem	39,500.0	2,455	4,294	1.32x
Sinopec Shanghai Petrochemical	2.8	2,541	3,404	1.32x
Honam Petrochemical	49,150.0	1,511	1,682	1.24x
Jilin Chemical Industrial	2.6	1,188	1,842	3.16x
LG Petrochemical	24,800.0	1,081	1,118	1.97x
			Mean:	1.80x
			Median:	1.32x

Source: Bloomberg and company reports.

1.
All prices per share of the comparable companies are in the currency of the country of their listing. For Beijing Yanhua, Sinopec Shanghai Petrochemical and Jilin Chemical Industrial the price per share is in Hong Kong dollars while for LG Chemical and Honam Petrochemical it is in Korean Won.

2.
Enterprise value represents market capitalization plus interest-bearing debt minus cash and cash equivalents.

3.
Based on Hong Kong dollar to US dollar exchange rate of 7.78 and Korean Won to US dollar exchange rate of 1,053.

        The multiple of Cancellation Price to unaudited NAV per share (as of June 30, 2004 of HK$1.82) of 2.09x represents a premium to the median multiple of price to NAV per share of the comparable companies of 1.32x. We have used the median as the measurement rather than the mean for comparison purposes as the median is, in statistical terms, less vulnerable to distortion by outlying data. We have used the NAV per share as of June 30, 2004 as the NAV per share for the comparable companies is based on the latest historical data.

Earnings

        We have analyzed the Cancellation Price relative to the consensus market views of the earnings prospects for Beijing Yanhua based on IBES estimates. IBES estimates give an indication of the views held by institutional stockbrokers in respect of the earnings prospects of the companies covered. IBES is a public source of information and can be accessed on Bloomberg and other financial market systems. IBES is commonly used by corporate finance advisers as a source of information.

        The multiples implied by the Cancellation Price of Beijing Yanhua's estimated earnings are in line with those of the comparable companies set out in Table 3 as of the Latest Practicable Date.

(iv)
Comparable Transaction Multiples

        We have also analyzed the Cancellation Price relative to a number of transactions involving companies in the petrochemical industry in Asia.

Table 4: Earnings Multiples of Selected Comparable Transactions

							Equity Value to LTM(2):
					Enterprise Value to LTM(2):				Margin of Target
Date Announced			Equity Value	Enterprise Value(1)			Net Income	Book Value		Net Income
	Target	Acquiror			Sales	EBITDA			EBITDA
			(US$ million)	(US$ million)
30-Dec-04	Beijing Yanhua	Sinopec Corp.	1,645	1,632	0.99x	4.3x	9.3x	2.09x	23.1%	10.8%
2-Nov-04	Chemicals assets of Sinopec Group	Sinopec Corp.	554	1,848	0.91x	5.2x	5.9x	n.a.	17.5%	4.6%
29-Jul-04	KP Chemical Corp	Honam Petrochemical Corp	153	696	0.73x	6.1x	25.7x	0.39x	11.9%	0.6%
26-Mar-04	Jinzhi Company	Sinopec Corp.	28	n.a.	n.a.	n.a.	8.0x	n.a.	n.a.	12.5%
28-Oct-03	Maoming Ethylene	Sinopec Corp	399	668	n.a.	n.a.	9.0x	n.a.	n.a.	n.a.
30-Jan-03	Hyundai Petrochemical	LG Chem/Honam Petrochemical	1,210	1,500	0.88x	4.5x	14.1x	1.71x	19.4%	5.1%
2-Dec-02	Samsung General Chemical	Atofina SA	1,529	2,529	1.77x	n.a.	9.3x	n.a.	n.a.	11.6%
18-May-02	Indian Petrochemicals	Reliance Industries	1,171	1,901	1.68x	10.2x	53.4x	2.03x	16.4%	1.9%
				Mean	1.20x	6.5x	17.9x	1.37x	16.3%	6.1%
				Median	0.91x	5.7x	9.3x	1.71x	17.0%	4.8%

Source: Thomson Financial and press releases.

1.
Enterprise value represents market capitalization plus interest bearing debt minus cash and cash equivalents.

2.
"LTM" refers to last twelve months

        The Cancellation Price implies an enterprise value to last twelve months sales multiple of 0.99x, an enterprise value to last twelve months EBITDA multiple of 4.3x, an equity value to last twelve months net income multiple of 9.3x and an equity value to last twelve months book value multiple of 2.09x. Except for the enterprise value to last twelve months EBITDA multiple, all of the implied valuation multiples fall within the range when compared to the trading multiples of the selected comparable transactions. We note that the enterprise value to last twelve months EBITDA multiple is less relevant given Beijing Yanhua's high last twelve month EBITDA margin of 23.1% compared to the median last twelve month EBITDA margin of 17.0% of the targets in the comparable transactions.

(v) Equity Research Target Prices

        The table below summarizes the recommendations and 12-month price targets of equity research analysts from major investment banks that we surveyed as of the date of the Announcement.

Table 5: Equity Research Analyst Recommendations and Price Targets for Beijing Yanhua

Investment Bank	Latest Report	Recommendation	Target Price
ABN Amro	24-Aug-04	Sell	HK$1.50
Citigroup	6-Oct-04	Sell-3	HK$2.23
Credit Suisse First Boston	13-Oct-04	Underperform	HK$2.10
Deutsche Bank	23-Aug-04	Buy	HK$4.20
Goldman Sachs	25-Aug-04	Outperform	HK$3.25
UBS	18-Nov-04	Reduce-2	HK$2.40

Source: Equity research reports.

        The table illustrates that the majority of the equity research analysts surveyed had issued sell recommendations for Beijing Yanhua, with price targets below the current Beijing Yanhua H Share price as of the date of the Announcement. 83% of the equity research analysts surveyed had target prices below the Cancellation Price. The key reason underlying these recommendations was the view that current share price has already factored in the current petrochemical cycle reaching its peak and that product prices and market conditions will not continue to improve and may decline.

(vi) Discounted Cash Flow ("DCF") Analysis

        We have also analyzed the Cancellation Price using the discounted cash flow methodology. We have relied solely on information provided by management in order to perform our DCF analysis and have not independently verified the information used. The Cancellation Price falls within our discounted cash flow analysis result range. The DCF analysis should not be regarded as an indication of what Beijing Yanhua H Share price should or could be achieved or indications of profit forecasts.

5.     Liquidity

        The daily trading volume of Beijing Yanhua H Shares since its listing in 1997 up to the Latest Practicable Date is shown in the chart below.

Chart 6: Historical Daily Trading Volume of Beijing Yanhua H Shares

	1997	1998	1999	2000	2001	2002	2003	2004	2005
	(shares in millions)
Low	2.2	0.2	0.3	1.2	0.4	0.4	1.0	4.0	4.1
High	98.1	72.3	60.3	141.8	128.2	70.9	178.6	153.2	55.9
Average	37.6	8.9	10.2	15.9	16.4	8.6	24.3	23.0	23.7
% of Free Float	3.7%	0.9%	1.0%	1.6%	1.6%	0.9%	2.4%	2.3%	2.4%

        The daily trading volume of Beijing Yanhua H Shares has increased since 2002, with an average daily trading volume in 2004 of approximately 23.0 million Beijing Yanhua H Shares. However, this only represented 2.3% of the free float of Beijing Yanhua of 1,012 million Beijing Yanhua H Shares. The Merger therefore represents a significant liquidity opportunity for the Independent Beijing Yanhua Shareholders.

6.     Prospect of an Alternative Proposal or Offer

        The Independent Beijing Yanhua Shareholders will not be able to consummate an alternative deal with a third party without the consent of Sinopec Corp. which owns 70% of the outstanding share capital of Beijing Yanhua. We understand that Beijing Yanhua has not received any competing offers from a third party.

SUMMARY

        Our opinion is based on the following considerations:

  (i)
  the market price of a Beijing Yanhua H Share has only closed above the Cancellation Price on 3 days out of its trading history since 1997;

  (ii)
  the premium implied by the Cancellation Price to Beijing Yanhua's recent share price history particularly after taking into the account the significant appreciation in the share price experienced over the 6 months prior to the date of Announcement;

  (iii)
  the NAV per share multiple implied by the Cancellation Price falls within the range when compared to selected comparable companies and transactions;

  (iv)
  the earnings multiples implied by the Cancellation Price falls within the range when compared to selected comparable companies and transactions;

  (v)
  a survey of equity research analysts indicates that the consensus view as of the date of Announcement was that Beijing Yanhua's current share price was fully valued;

  (vi)
  the Cancellation Price is within the discounted cash flow valuation of Beijing Yanhua based on management's projections provided to us;

  (vii)
  given the low level of trading volume, the Merger represents a significant liquidity opportunity for the Independent Beijing Yanhua Shareholders; and

  (viii)
  Sinopec Corp.'s significant and strategic interest in Beijing Yanhua makes the likelihood of any competing, higher bid extremely low.

OPINION

        Based upon and subject to the foregoing (including the assumptions, limitations and qualifications set out in this letter), we are of the opinion as of the date hereof that, from a financial point of view and having considered the financial and non-financial factors as set out in this letter, the terms of the Merger offered to the Independent Beijing Yanhua Shareholders in the Merger are fair and reasonable to the Independent Beijing Yanhua Shareholders.

Other Consideration

        We note that Independent Beijing Yanhua Shareholders who do not vote in favour of the Merger are able to request Beijing Yanhua and/or other Beijing Yanhua Shareholders who have voted for the Merger to acquire their Beijing Yanhua Shares at a "fair price". The Merger Agreement provides that if any Beijing Yanhua Shareholders who do not vote for the Merger (a "dissenting Beijing Yanhua Shareholder") elect to request Beijing Yanhua and/or other Beijing Yanhua Shareholders who have voted for the Merger to purchase their Beijing Yanhua Shares at a "fair price", Beijing Feitian shall at the request of Beijing Yanhua and/or such Beijing Yanhua Shareholder, assume any liability which Beijing Yanhua and/or such Beijing Yanhua Shareholder may have towards the dissenting Beijing Yanhua Shareholder. However, there is no administrative guidance on the substantive as well as procedural rules as to how the "fair price" will be determined. As we have not been mandated to opine on the "fair price" which may be obtained by any Independent Beijing Yanhua Shareholder who votes against the Merger and elects to request Beijing Yanhua and/or other Beijing Yanhua Shareholders who have voted for the Merger to purchase their Beijing Yanhua Shares at a "fair price", our opinion set forth in this letter should not be construed as providing any advice on this aspect of the Merger.

Yours faithfully, For and on behalf of Lehman Brothers Asia Limited Charles Alexander Managing Director

Annex E

Financial Information Relating to Beijing Yanhua

I.     THREE-YEAR FINANCIAL SUMMARY

        Set out below is a summary of the published results and the net asset value per Share of Beijing Yanhua for each of the three financial years ended December 31, 2003:

	For the years ended December 31,
	2001	2002	2003
	RMB'000	RMB'000	RMB'000
Turnover	5,975,255	9,443,061	11,473,928
Operating (loss)/profit	(350,644)	541,558	1,043,043
(Loss)/profit before taxation	(410,223)	330,728	877,107
Income tax benefit/(expense)	137,756	(121,629)	(243,222)
(Loss)/profit after tax but before minority interests	(272,467)	209,099	633,885
(Loss)/profit attributable to Beijing Yanhua Shareholders	(272,467)	209,099	633,885
Dividends	—	—	168,700
(Loss)/earnings per Beijing Yanhua Share (on a fully-diluted basis)	(RMB0.08)	RMB0.06	RMB0.19
(Loss)/earnings per Beijing Yanhua Share (on a weighted average basis)	(RMB0.08)	RMB0.06	RMB0.19
Net asset value per Beijing Yanhua Share	RMB1.43	RMB1.49	RMB1.68
Dividends per Beijing Yanhua Share	—	—	RMB0.05

(Note:    Beijing Yanhua did not have any extraordinary or exceptional items for each of the three financial years ended December 31, 2003).

II.    FINANCIAL STATEMENTS OF BEIJING YANHUA FOR THE YEAR ENDED DECEMBER 31, 2003

        Set out below is a summary of the income statement, the cash flow statement and the statement of changes in shareholders' equity for each of the two years ended December 31, 2003 and the balance sheets as at December 31, 2002 and December 31, 2003 together with the relevant notes as extracted from the audited financial statements of Beijing Yanhua for the year ended December 31, 2003.

INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2003
(Amounts in thousands, except per share data)

	Note	2003	2002
		RMB	RMB
Turnover	3	11,473,928	9,443,061
Cost of sales		(9,723,562)	(8,368,029)

Gross profit		1,750,366	1,075,032
Selling, general and administrative expenses		(721,418)	(530,571)
Other operating income		73,243	55,979
Other operating expenses		(59,148)	(58,882)

Profit from operations		1,043,043	541,558
Net financing costs	4(a)	(165,936)	(210,830)

Profit from ordinary activities before taxation	4	877,107	330,728
Income tax expense	5	(243,222)	(121,629)

Profit attributable to shareholders		633,885	209,099

Dividends attributable to the year:	7
Final dividend proposed after the balance sheet date		168,700	—

Basic earnings per share	8	0.19	0.06

BALANCE SHEET
AT DECEMBER 31, 2003
(Amounts in thousands)

	Note	2003	2002
		RMB	RMB
Non-current assets
Property, plant and equipment	9	7,388,120	7,900,990
Deferred tax assets	10	334,167	330,450

Total non-current assets		7,722,287	8,231,440

Current assets
Inventories	11	1,011,328	985,119
Trade receivables	12	207,686	285,594
Bills receivable	12	215,435	232,609
Prepayments and other current assets	13	157,128	262,410
Cash and cash equivalents		231,447	262,635

Total current assets		1,823,024	2,028,367

Current liabilities
Trade payables	14	169,800	150,185
Bills payable	14	30,000	130,000
Accruals and other payables	15	529,762	587,573
Income tax payable		128,964	—
Bank loans	17	1,088,401	1,776,402
Loans from parent companies and fellow subsidiaries	18	100,000	380,000

Total current liabilities		2,046,927	3,024,160

Net current liabilities		(223,903)	(995,793)

Total assets less current liabilities		7,498,384	7,235,647

Non-current liabilities
Bank loans	17	1,596,359	1,927,543
Deferred tax liabilities	10	246,193	286,157

Total non-current liabilities		1,842,552	2,213,700

Net assets		5,655,832	5,021,947

Shareholders' equity
Share capital	19	3,374,000	3,374,000
Share premium		774,630	774,630
Reserves	20	82,567	12,908
Retained earnings	20(e)	1,424,635	860,409

		5,655,832	5,021,947

CASH FLOW STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2003
(Amounts in thousands)

	Note	2003	2002
		RMB	RMB
Cash flows from operating activities
Cash generated from operations	(a)	1,926,959	1,220,949
Interest paid		(152,424)	(220,918)
Income tax paid		(157,939)	—
Income tax recovered		—	37,088

Net cash from operating activities		1,616,596	1,037,119

Cash flows from investing activities
Acquisition of property, plant and equipment		(356,334)	(722,492)
Interest received		2,391	2,063
Proceeds from disposal of property, plant and equipment		5,344	4,063

Net cash used in investing activities		(348,599)	(716,366)

Cash flows from financing activities
Proceeds from bank loans		2,765,665	5,467,127
Repayments of bank loans		(3,784,850)	(5,801,385)
Repayments of loans from parent companies and fellow subsidiaries		(280,000)	—

Net cash used in financing activities		(1,299,185)	(334,258)

Net decrease in cash and cash equivalents		(31,188)	(13,505)
Cash and cash equivalents at beginning of year		262,635	276,140

Cash and cash equivalents at end of year		231,447	262,635

NOTES TO THE CASH FLOW STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2003
(Amounts in thousands)

(a)
Reconciliation of profit from ordinary activities before taxation to cash generated from operations:

	2003	2002
	RMB	RMB
Profit from ordinary activities before taxation	877,107	330,728
Adjustments for:
Depreciation	890,779	806,124
Loss on disposal of property, plant and equipment, net	18,984	3,195
Interest income	(2,391)	(2,063)
Interest expense	142,824	195,113
Decrease/(increase) in trade and bills receivables	95,082	(103,994)
Increase in inventories	(26,209)	(247,341)
Decrease in prepayments and other current assets	105,282	182,362
Decrease in trade and bills payables	(80,385)	(32,160)
(Decrease)/increase in accruals and other payables	(94,114)	88,985

Cash generated from operations	1,926,959	1,220,949

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2003
(Amounts in thousands)

	Share capital	Share premium	Reserves	Retained earnings	Total
	RMB	RMB	RMB	RMB	RMB
At January 1, 2002	3,374,000	774,630	17,098	647,120	4,812,848
Profit attributable to shareholders	—	—	—	209,099	209,099
Revaluation surplus realised	—	—	(4,190)	4,190	—

At December 31, 2002	3,374,000	774,630	12,908	860,409	5,021,947

At January 1, 2003	3,374,000	774,630	12,908	860,409	5,021,947
Profit attributable to shareholders	—	—	—	633,885	633,885
Appropriations	—	—	104,452	(104,452)	—
Revaluation surplus realised	—	—	(34,793)	34,793	—

At December 31, 2003	3,374,000	774,630	82,567	1,424,635	5,655,832

NOTES TO THE FINANCIAL STATEMENTS

1.     ORGANISATION AND PRINCIPAL ACTIVITIES

        Sinopec Beijing Yanhua Petrochemical Company Limited (the "Company") was incorporated as a joint stock company with limited liability in the People's Republic of China (the "PRC") on April 23, 1997 as part of the reorganisation ("Reorganisation") of Beijing Yanshan Petrochemical Corporation ("Yanshan Company") in preparation for the listing of the Company's shares. The Company's shares and American Depository Shares ("ADSs") were listed on the Hong Kong Stock Exchange and the New York Stock Exchange respectively in June 1997.

        Upon the Reorganisation, the Company became a subsidiary of Yanshan Company. On February 25, 2000, China Petrochemical Corporation ("Sinopec Group" or "Ultimate Parent Company"), underwent a reorganisation, and formed a subsidiary, China Petroleum and Chemical Corporation ("Sinopec" or "Immediate Parent Company"). In accordance with the reorganisation agreement, Yanshan Company, previously the Company's parent company, transferred its 70% equity interest in the Company to Sinopec.

        The principal activities of the Company are the manufacturing and sale of petrochemical products in the PRC.

2.     SIGNIFICANT ACCOUNTING POLICIES

(a)   Statement of compliance

        The financial statements of the Company have been prepared in accordance with International Financial Reporting Standards ("IFRS") promulgated by the International Accounting Standards Board. IFRS includes International Accounting Standards ("IAS") and related interpretations. These financial statements also comply with the disclosure requirements of the Hong Kong Companies Ordinance and the applicable disclosure provisions of the Rules Governing the Listing of the Securities on The Stock Exchange of Hong Kong Limited.

(b)   Basis of preparation

        These financial statements are prepared on the historical cost convention as modified by the revaluation of property, plant and equipment as stated in accounting policy (d).

        The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

(c)   Translation of foreign currencies

        The functional and reporting currency of the Company is Renminbi. Transactions in foreign currencies are translated into Renminbi at the applicable exchange rates quoted by the People's Bank of China ("PBOC rates") prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into Renminbi at the applicable PBOC rates at the balance sheet date.

        Foreign currency translation differences relating to funds borrowed to finance the construction of property, plant and equipment are capitalised during the construction period to the extent that they are regarded as an adjustment to interest costs. All other exchange differences are dealt with in the income statement.

(d)   Property, plant and equipment

(i)
Property, plant and equipment are initially stated at cost less accumulated depreciation and impairment losses (refer to accounting policy (j)). The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to working condition and location for its intended use. Subsequent to the revaluation (Note 9(a)), property, plant and equipment are carried at revalued amount, being the fair value at the date of the revaluation less any subsequent accumulated depreciation and impairment losses. Revaluations are performed periodically to ensure that the carrying amount does not differ materially from that which would be determined using fair value at the balance sheet date. Expenditure incurred after the asset has been put into operation is capitalised only when it increases the future economic benefits embodied in the item of property, plant and equipment. All other expenditure is charged to the income statement in the period in which it is incurred.

  Construction in progress represents buildings, various plant and equipment under construction and pending installation, and is stated at cost less impairment losses (refer to accounting policy (j)). Cost comprises direct costs of construction as well as interest charges, and foreign exchange differences on related borrowed funds to the extent that they are regarded as an adjustment to interest charges during the periods of construction.

  Capitalisation of these borrowing costs ceases and the construction in progress is transferred to property, plant and equipment when the asset is substantially ready for its intended use.

(ii)
Gains or losses arising from the retirement or disposal of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised as income or expense in the income statement on the date of retirement or disposal. On disposal of a revalued asset, the related revaluation surplus is transferred from the revaluation reserve to retained earnings.

(iii)
Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of items of property, plant and equipment after taking into account the asset's estimated residual value. The estimated useful lives are as follows:

Buildings	20-40 years
Plant, machinery and equipment	4-20 years
Motor vehicles	8 years
Office equipment and others	5-30 years

        No depreciation is provided in respect of construction in progress.

(e)   Inventories

        Inventories, other than spare parts and consumables, are stated at the lower of cost and net realisable value. Cost includes the cost of purchase computed using the weighted average method and, in the case of work in progress and finished goods, direct labour and an appropriate proportion of production overheads. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

        Spare parts and consumables are stated at cost less any provision for obsolescence.

(f)    Trade and other receivables

        Trade and other receivables are stated at cost less allowance for doubtful accounts. An allowance for doubtful accounts is provided based upon the evaluation of the recoverability of these accounts at the balance sheet date.

(g)   Cash and cash equivalents

        Cash equivalents consist of time deposits with financial institutions with an initial term of less than three months at time of purchase. Cash equivalents are stated at cost, which approximates fair value.

(h)   Provisions and contingent liabilities

        Provisions are recognised for liabilities of uncertain timing or amount when the Company has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made.

        Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

(i)    Revenue recognition

        Revenue from the sale of goods is recognised in the income statement when the customer accepts the goods and the significant risks and rewards of the ownership and title have been transferred to the buyer. No revenue is recognised if there are significant uncertainties regarding recovery of the consideration due, the possible return of goods, or when the amount of revenue and the costs incurred or to be incurred in respect of the transaction cannot be measured reliably.

(j)    Impairment loss

        The carrying amounts of long-lived assets are reviewed periodically in order to assess whether the recoverable amounts have declined below the carrying amounts. These assets are tested for impairment whenever events or changes in circumstances indicate that their recorded carrying amounts may not be recoverable. When such a decline has occurred, the carrying amount is reduced to the recoverable amount. The recoverable amount is the greater of the net selling price and the value in use. In determining the value in use, expected future cash flows generated by the asset are discounted to their present value. The amount of the reduction is recognised as an expense in the income statement unless the asset is carried at revalued amount for which an impairment loss is recognised directly against any related revaluation reserve to the extent that the impairment loss does not exceed the amount held in the revaluation reserve for that same asset.

        The Company assesses at each balance sheet date whether there is any indication that an impairment loss recognised for an asset in prior years may no longer exist. An impairment loss is reversed if there has been a favourable change in the estimates used to determine the recoverable amount. A subsequent increase in the recoverable amount of an asset, when the circumstances and events that led to the write-down or write-off cease to exist, is recognised as income unless the asset is carried at revalued amount. Reversal of an impairment loss on a revalued asset is credited to the revaluation reserve except for impairment loss which was previously recognised as an expense in the income statement; a reversal of such impairment loss is recognised as income. The reversal is reduced by the amount that would have been recognised as depreciation had the write-down or write-off not occurred.

(k)   Research and development costs

        Research and development costs are recognised as expenses in the period in which they are incurred.

(l)    Operating leases

        Operating lease payments are charged to the income statement on a straight-line basis over the period of the respective leases.

(m)  Net financing costs

        Net financing costs comprise interest expense on borrowings, interest income from bank deposits, foreign exchange gains and losses, and other related costs incurred in connection with borrowings.

        Interest income from bank deposits is accrued on a time-apportioned basis on the principal outstanding and at the applicable rate.

        Interest and other related costs incurred in connection with borrowings are expensed as incurred, except to the extent that they are capitalised as being directly attributable to the construction of an asset which necessarily takes a substantial period of time to get ready for its intended use.

(n)   Repairs and maintenance expenses

        Repairs and maintenance expenses, including cost of major overhaul, are expensed as incurred.

(o)   Retirement benefits

        The contributions payable under the Company's retirement scheme are charged to the income statement according to the contribution determined by the scheme. Further information is set out in Note 21.

(p)   Income tax

        Income tax comprises current and deferred tax. Current tax is calculated on taxable income by applying the applicable tax rate. Deferred tax is provided using the balance sheet liability method on all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is calculated on the basis of the enacted tax rates that are expected to apply in the period when the asset is realised or the liability is settled. The effect on deferred tax of any changes in tax rates is charged or credited to the income statement.

        A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

(q)   Dividends

        Dividends are recognised as liability in the period in which they are declared.

(r)   Related parties

        For the purposes of these financial statements, parties are considered to be related to the Company if the Company has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

(s)   Segment reporting

        A business segment is a distinguishable component of the Company that is engaged in providing products or services and is subject to risks and rewards that are different from those of other segments.

3.     TURNOVER

        Turnover represents revenue from sales of goods to customers, net of value added tax.

4.     PROFIT FROM ORDINARY ACTIVITIES BEFORE TAXATION

        Profit from ordinary activities before taxation is arrived at after charging/(crediting):

(a)   Net financing costs

	2003	2002
	RMB'000	RMB'000
Interest expense	152,424	220,918
Less: Amount capitalised as construction in progress*	(9,600)	(25,805)

Interest expense, net	142,824	195,113
Interest income	(2,391)	(2,063)
Foreign exchange loss, net	8	142
Others	25,495	17,638

	165,936	210,830

*
Borrowing costs have been capitalised at a rate of between 1.67% to 5.31% (2002: 3.31% to 5.31%) per annum for construction in progress.

(b)   Other items

	2003	2002
	RMB'000	RMB'000
Cost of inventories#	9,723,562	8,368,029
Depreciation#	890,779	806,124
Repairs and maintenance expenses#	382,281	283,491
Research and development costs	79,036	59,028
Staff costs#
—Wages and salaries, welfare and other costs	334,621	274,968
—Contributions to defined contribution retirement scheme	42,674	40,654
Auditors' remuneration	2,980	2,352
Operating lease expenses in respect of machinery and equipment	15,504	16,024

#
Cost of inventories includes RMB1,483,608,000 (2002: RMB1,249,170,000) relating to staff costs, depreciation, repairs and maintenance expenses, which amount is also included in the respective total amounts disclosed separately.

5.     INCOME TAX EXPENSE

        Income tax expense in the income statement represents:

	2003	2002
	RMB'000	RMB'000
Provision for PRC income tax for the year	286,903	—
Deferred taxation (Note 10)	(43,681)	121,629

	243,222	121,629

        The provision for PRC income tax is calculated at the rate of 33% (2002: 33%) on the estimated assessable income of the Company determined in accordance with relevant income tax rules and regulations of the PRC. The Company did not carry on business overseas or in Hong Kong and therefore did not incur overseas and Hong Kong income taxes.

        A reconciliation of the expected income tax with the actual income tax expense is as follows:

	2003	2002
	RMB'000	RMB'000
Profit from ordinary activities before taxation	877,107	330,728

Expected PRC income tax at a statutory tax rate of 33%	289,445	109,140
Non-deductible expenses	240	25,013
Tax credit for capital expenditure (Note (a))	(36,858)	(11,834)
Non-taxable items	(9,605)	(690)

Income tax expense	243,222	121,629

Note (a):    Pursuant to the document "Cai Shui Zi (1999) No. 290" issued by the Ministry of Finance and the State Administration of Taxation of the PRC on December 8, 1999, the Company was entitled to an income tax credit of RMB36,858,000 (2002: RMB11,834,000) during the year which is determined based on a percentage of the purchased amount of equipment produced in the PRC for technological improvements.

6.     DIRECTORS' AND SUPERVISORS' EMOLUMENTS AND INDIVIDUALS WITH HIGHEST EMOLUMENTS

  (a)
  Directors' and supervisors' emoluments are as follows:

	Basic salaries and allowance				Retirement scheme contributions
			Bonus				Others		Total
Name
	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
(Amounts in RMB'000)
Directors:
Du Guosheng**	73	28	147	110	13	5	3	2	236	145
Yang Qingyu**	60	30	134	104	12	5	3	2	209	141
Xu Hongxing**	59	26	133	108	13	5	3	2	208	141
Zhao Qichao#	—	24	—	89	—	5	—	2	—	120
Wang Yuying**	—	—	—	—	—	—	—	—	—	—
Wang Yongjian**	—	—	—	—	—	—	—	—	—	—
Wang Ruihua**	—	—	—	—	—	—	—	—	—	—
Cui Guoqi**	—	—	—	—	—	—	—	—	—	—
Xiang Hanyin**	—	—	—	—	—	—	—	—	—	—
Sun Bingyi#	—	—	—	—	—	—	—	—	—	—
Wang Caijun#	—	—	—	—	—	—	—	—	—	—
Lu Changqin#	—	—	—	—	—	—	—	—	—	—
Qiao Xianyi#	—	—	—	—	—	—	—	—	—	—
Mo Zhenglin#	—	—	—	—	—	—	—	—	—	—
Independent directors:
Zhang Haoruo*	—	—	—	—	—	—	—	—	—	—
Zhang Yanning**	—	—	—	—	—	—	—	—	—	—
Liu Haiyan*	—	—	—	—	—	—	—	—	—	—
Yang Xuefeng**	—	—	—	—	—	—	—	—	—	—
Rui Xingwen#	—	—	—	—	—	—	—	—	—	—
Supervisors:
Shang Bo**	—	—	—	—	—	—	—	—	—	—
Ren Jinxiang*	—	—	—	—	—	—	—	—	—	—
Wang Guifen*	—	—	—	—	—	—	—	—	—	—
Wang Shulan**	—	—	—	—	—	—	—	—	—	—
Liu Changwei*	34	—	83	—	11	—	2	—	130	—
Rong Guozhong*	42	—	65	—	9	—	1	—	117	—
Zhang Jianjun*	—	—	—	—	—	—	—	—	—	—
Geng Dianming*	—	—	—	—	—	—	—	—	—	—
Zhao Shaohua*	—	—	—	—	—	—	—	—	—	—
Tao Guiying#	—	—	—	—	—	—	—	—	—	—
Wang Yihe#	—	—	—	—	—	—	—	—	—	—
Wang Weijun#	—	—	—	—	—	—	—	—	—	—
Yang Wancheng#	—	30	—	87	—	9	—	2	—	128
Zhang Jinlong#	—	—	—	—	—	—	—	—	—	—

	268	138	562	498	58	29	12	10	900	675

**
These are directors or supervisors re-elected in June 2003 with a term of three years.

*
These are directors or supervisors appointed in June 2003 with a term of three years.

#
These were directors or supervisors retired in June 2003.

        No directors or supervisors received any fees during the years ended December 31, 2003 and 2002.

        For the years ended December 31, 2003 and 2002, no emolument was paid to the directors or supervisors as an inducement to join or upon joining the Company or as compensation for loss of office.

(b)
Emoluments to the five highest paid individuals (including directors, supervisors and employees)

	2003	2002
	RMB'000	RMB'000
Basic salaries and allowance	292	138
Bonus	622	498
Retirement scheme contributions and others	75	39

	989	675

        For the year ended December 31, 2003, the five highest paid individuals of the Company included three directors (2002: four directors and one supervisor), whose emoluments had been included in Note (a) above. Each of the highest paid individuals received less than HK$ 1,000,000.

        For the years ended December 31, 2003 and 2002, no emolument was paid to the five highest paid individuals as an inducement to join or upon joining the Company or as compensation for loss of office.

7.     DIVIDENDS

        Dividends attributable to the year represent:

	2003	2002
	RMB'000	RMB'000
Final dividend proposed after the balance sheet date of RMB0.05 (2002: Nil) per share	168,700	—

        Pursuant to a resolution passed at the Directors' meeting on April 2, 2004, a final dividend of RMB0.05 (2002: Nil) per share totalling, RMB168,700,000 (2002: Nil) was proposed for shareholders' approval at the forthcoming Annual General Meeting. The final dividend proposed after the balance sheet date has not been recognised as a liability at the balance sheet date.

8.     BASIC EARNINGS PER SHARE

        The calculation of basic earnings per share is based on the profit attributable to shareholders of RMB633,885,000 (2002: RMB209,099,000) and the weighted average number of shares of 3,374,000,000 (2002: 3,374,000,000) during the year.

        Diluted earnings per share is not presented as there were no dilutive potential ordinary shares in existence during the years ended December 31, 2003 and 2002.

9.     PROPERTY, PLANT AND EQUIPMENT

	Buildings	Plant, Machinery and Equipment	Motor Vehicles	Office Equipment and Others	Construction in Progress	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Cost or valuation:
At January 1, 2003	768,752	13,695,992	102,083	397,971	266,400	15,231,198
Additions	17	41,795	1,971	4,907	353,547	402,237
Transfer in/(out)	—	551,850	—	45	(551,895)	—
Disposals	(3,379)	(304,192)	(6,742)	(7,280)	—	(321,593)
Reclassification	306,832	(791,219)	22,937	461,450	—	—

At December 31, 2003	1,072,222	13,194,226	120,249	857,093	68,052	15,311,842

Accumulated depreciation:
At January 1, 2003	(316,769)	(6,637,863)	(62,421)	(313,155)	—	(7,330,208)
Depreciation for the year	(46,344)	(781,641)	(12,070)	(50,724)	—	(890,779)
Written back on disposal	2,968	280,629	6,590	7,078	—	297,265
Reclassification	(57,906)	145,555	(1,478)	(86,171)	—	—

At December 31, 2003	(418,051)	(6,993,320)	(69,379)	(442,972)	—	(7,923,722)

Net book value:
At December 31, 2003	654,171	6,200,906	50,870	414,121	68,052	7,388,120

At December 31, 2002	451,983	7,058,129	39,662	84,816	266,400	7,900,990

(a)
The property, plant and equipment of the Company were valued by a firm of qualified independent valuers on April 23, 1997, using the depreciated replacement cost and open market value approach. The valuation was performed in compliance with the PRC laws and regulations as part of the Reorganisation. As a result of the appraisal, an increase in value of the property, plant and equipment of approximately RMB989 million was recorded as of April 23, 1997. The land use rights in respect of land located in the PRC granted in 1997 for a period of 50 years from the date of grant are stated at their historical costs less accumulated amortisation and impairment losses.

  In accordance with IAS 16 Property, Plant and Equipment, subsequent to this revaluation, property, plant and equipment are carried at revalued amount, being the fair value at the date of the revaluation less accumulated depreciation and impairment losses. Revaluation is performed periodically to ensure that the carrying amount does not differ materially from that which would be determined using fair value at the balance sheet date. Based on a revaluation performed at September 30, 1999, which was based on depreciated replacement costs, the carrying amounts of property, plant and equipment did not differ materially from their fair values.

10.   DEFERRED TAX ASSETS AND LIABILITIES

        Deferred tax assets and liabilities are attributable to the items detailed in the table below:

	2003	2002
	RMB'000	RMB'000
Deferred tax assets:
Current
Provision for receivables	77,793	57,327
Provision for inventories	21,404	32,733
Non-current
Land use rights	234,970	240,390

	334,167	330,450

Deferred tax liabilities:
Non-current
Property, plant and equipment	(166,074)	(193,002)
Accelerated depreciation	(55,581)	(69,768)
Interest capitalisation	(24,538)	(23,387)

	(246,193)	(286,157)

Net deferred tax assets	87,974	44,293

        Movements in the deferred tax assets and liabilities are as follows:

	Balance at January 1, 2003	Recognised in income statement	Balance at December 31, 2003
	RMB'000	RMB'000	RMB'000
Current
Provision for receivables	57,327	20,466	77,793
Provision for inventories	32,733	(11,329)	21,404
Non-current
Land use rights	240,390	(5,420)	234,970
Property, plant and equipment	(193,002)	26,928	(166,074)
Accelerated depreciation	(69,768)	14,187	(55,581)
Interest capitalisation	(23,387)	(1,151)	(24,538)

Net deferred tax assets	44,293	43,681	87,974

        A valuation allowance on deferred tax assets is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realised through recovery of taxes previously paid and/or future taxable income. The allowance is subject to ongoing adjustments based on changes in circumstances that affect the Company's assessment of the realisability of the deferred tax assets. The Company has reviewed its deferred tax assets at the balance sheet date. Based on the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes that it is more likely than not the Company will realise the benefits of these temporary differences. Therefore, no valuation allowances were provided for the years ended December 31, 2003 and 2002 in respect of deferred tax assets arising from temporary differences.

11.   INVENTORIES

	2003	2002
	RMB'000	RMB'000
Raw materials	361,463	327,647
Work in progress	207,272	208,545
Finished goods	184,498	199,768
Spare parts and consumables	322,955	348,351

	1,076,188	1,084,311
Less: Allowance for diminution in value of inventories	(64,860)	(99,192)

	1,011,328	985,119

        At December 31, 2003, the Company had inventories carried at net realisable value with carrying amount of RMB70,320,000 (2002: RMB84,913,000).

12.   TRADE RECEIVABLES AND BILLS RECEIVABLE

	2003	2002
	RMB'000	RMB'000
Trade receivables
—Third parties	309,071	346,615
—Parent companies and fellow subsidiaries (Note 16)	98,715	97,941
Less: Allowance for doubtful accounts	(200,100)	(158,962)

Subtotal	207,686	285,594

Bills receivable
—Third parties	213,435	198,034
—Parent companies and fellow subsidiaries (Note 16)	2,000	34,575

Subtotal	215,435	232,609

Total	423,121	518,203

        The ageing analysis of trade receivables and bills receivable is as follows:

	2003	2002
	RMB'000	RMB'000
Within one year	299,219	348,863
Between one and two years	85,399	92,257
Between two and three years	24,505	61,117
Over three years	214,098	174,928
Less: Allowance for doubtful accounts	(200,100)	(158,962)

	423,121	518,203

        Sales are generally on a cash term. Subject to negotiation, credit is generally only available for major customers with well-established trading records.

13.   PREPAYMENTS AND OTHER CURRENT ASSETS

	2003	2002
	RMB'000	RMB'000
Other receivables
—Third parties	74,753	99,126
—Parent companies and fellow subsidiaries (Note 16)	88,198	144,318
Less: Allowance for doubtful accounts	(35,633)	(14,758)

Subtotal	127,318	228,686

Prepayments
—Third parties	13,002	33,540
—Parent companies and fellow subsidiaries (Note 16)	16,808	184

Subtotal	29,810	33,724

Total	157,128	262,410

14.   TRADE PAYABLES AND BILLS PAYABLE

	2003	2002
	RMB'000	RMB'000
Trade payables
—Third parties	34,918	56,665
—Parent companies and fellow subsidiaries (Note 16)	134,882	93,520

Subtotal	169,800	150,185

Bills payable
—Parent companies and fellow subsidiaries (Note 16)	30,000	130,000

Total	199,800	280,185

        The ageing analysis of trade payables and bills payable is as follows:

	2003	2002
	RMB'000	RMB'000
Due within three months or on demand	199,374	137,477
Due after three months and within six months	—	130,000
Due after six months	426	12,708

	199,800	280,185

15.   ACCRUALS AND OTHER PAYABLES

	2003	2002
	RMB'000	RMB'000
Receipts in advance
—Third parties	143,003	159,564
—Parent companies and fellow subsidiaries (Note 16)	3,099	562

Subtotal	146,102	160,126
Amounts due to parent companies and fellow subsidiaries (Note 16)	38,827	89,351
Accrued expenses	302,156	290,468
Others	42,677	47,628

	529,762	587,573

16.   AMOUNTS DUE FROM/TO PARENT COMPANIES AND FELLOW SUBSIDIARIES

        Amounts due from/to parent companies and fellow subsidiaries are unsecured, interest free with no fixed repayment terms and arose in the ordinary course of business (See Note 22).

17.   BANK LOANS

        Bank loans are unsecured and are repayable as follows:

	2003	2002
	RMB'000	RMB'000
Between two to five years	887,166	1,909,150
Between one to two years	709,193	18,393

Subtotal	1,596,359	1,927,543

Within one year
Current portion of long-term loans	18,401	201,402
Short-term loans	1,070,000	1,575,000

Subtotal	1,088,401	1,776,402

Total	2,684,760	3,703,945

        Short-term loans are unsecured loans without guarantee and repayable in full when due. The Company's weighted average interest rate on short-term loans was 4.82% (2002: 5.15%).

        Long-term bank loans comprise:

	Interest rate	2003	2002
		RMB'000	RMB'000
U.S. Dollar denominated:
Due in 2003	Libor+0.5%	—	183,009
Due in 2006	Libor+0.5%5~Floating rate quoted by the PBOC	887,166	699,947
Payable semi-annually through 2005	Libor+1%	27,594	45,989
Renminbi denominated:
Due in 2005	Fixed at 4.94%	700,000	1,200,000

Total long-term loans outstanding		1,614,760	2,128,945
Less: Amounts due within one year		(18,401)	(201,402)

Amounts due after one year		1,596,359	1,927,543

18.   LOANS FROM PARENT COMPANIES AND FELLOW SUBSIDIARIES

        Loans from parent companies and fellow subsidiaries are unsecured and are repayable on demand as follows:

	Interest rate	2003	Interest rate	2002
		RMB'000		RMB'000
Loan from Sinopec	Interest free	30,000	Interest free	30,000
Loan from Sinopec	—	—	4.536%	150,000
Loan from Sinopec Group	Floating rate quoted by the PBOC	70,000	Floating rate quoted by the PBOC	200,000

		100,000		380,000

19.   SHARE CAPITAL

	2003	2002
	RMB'000	RMB'000
Registered, issued and fully paid
2,362,000,000 domestic shares of RMB1.00 each	2,362,000	2,362,000
1,012,000,000 H shares of RMB1.00 each	1,012,000	1,012,000

	3,374,000	3,374,000

        All the H shares and domestic shares rank pari passu in all material respects. Domestic shares are those issued to Yanshan Company in the PRC for the net assets transferred to the Company in connection with the Reorganisation. H shares are those issued to investors outside the PRC and traded on the Stock Exchange of Hong Kong and, in the form of ADSs, on the New York Stock Exchange.

20.   RESERVES

	Statutory surplus reserve	Statutory public welfare fund	Capital reserve	Revaluation reserve	Total
	RMB'000 Note (b)	RMB'000 Note (c)	RMB'000 Note (d)	RMB'000	RMB'000
At January 1, 2002	111,909	111,908	(951,146)	744,427	17,098
Revaluation surplus realised	—	—	—	(4,190)	(4,190)

At December 31, 2002	111,909	111,908	(951,146)	740,237	12,908

At January 1, 2003	111,909	111,908	(951,146)	740,237	12,908
Appropriations	52,226	52,226	—	—	104,452
Revaluation surplus realised	—	—	—	(34,793)	(34,793)

At December 31, 2003	164,135	164,134	(951,146)	705,444	82,567

(a)
According to the Company's Articles of Association, the net profit for the year can only be appropriated after offsetting the previous years' losses, if any, as determined in accordance with the PRC Accounting Rules and Regulations.

(b)
According to the Company's Articles of Association, the Company is required to transfer 10% of its net profit (subject to Note (a) described above), as determined in accordance with the PRC Accounting Rules and Regulations, to statutory surplus reserve until the reserve balance reaches 50% of the registered capital. The transfer to this reserve must be made before distribution of a dividend to shareholders.

The statutory surplus reserve can be used to make good previous years' losses, if any, and may be converted into share capital by the issue of new shares to shareholders in proportion to their existing shareholdings or by increasing the par value of the shares currently held by them, provided that the balance after such issue is not less than 25% of the registered capital.

For the year ended December 31, 2003, the Company transferred RMB52,226,000, being 10% of the current year's net profit after offsetting the previous years' losses determined in accordance with the PRC Accounting Rules and Regulations, to this reserve. At December 31, 2002, because the Company had accumulated losses of RMB91,024,000, being the amount determined in accordance with the PRC Accounting Rules and Regulations, no appropriation was made to the statutory surplus reserve for the year ended December 31, 2002.

(c)
According to the Company's Articles of Association, the Company is required to transfer 5% to 10% of its net profit (subject to Note (a) described above), as determined in accordance with the PRC Accounting Rules and Regulations, to the statutory public welfare fund. This fund can only be utilised on capital items for the collective benefits of the Company's employees such as the construction of dormitories, canteen and other staff welfare facilities. This fund is non-distributable other than in liquidation. The transfer to this fund must be made before distribution of a dividend to shareholders.

For the year ended December 31, 2003, the directors authorised a transfer of RMB52,226,000, subject to shareholders' approval, being 10% of the current year's net profit after offsetting the previous years' losses determined in accordance with the PRC Accounting Rules and Regulations, to this fund. At December 31, 2002, because the Company had accumulated losses of RMB91,024,000, being the amount determined in accordance with the PRC Accounting Rules and Regulations, no appropriation was made to the statutory welfare fund for the year ended December 31, 2002.

(d)
The capital reserve represents the difference between the total amount of the par value of shares issued to Yanshan Company and the amount of the net assets received from Yanshan Company in connection with the Reorganisation.

(e)
According to the Company's Articles of Association, the retained earnings available for distribution to shareholders of the Company is the lower of the amount determined in accordance with the PRC Accounting Rules and Regulations and the amount determined in accordance with IFRS. At December 31, 2003, the amount of retained profits available for distribution was RMB417,808,000 (2002: Accumulated losses of RMB91,024,000), being the amount determined in accordance with the PRC Accounting Rules and Regulations. Final dividend of RMB168,700,000 (2002: Nil) proposed after the balance sheet date has not been recognised as a liability at the balance sheet date.

21.   RETIREMENT SCHEME

        The Company's full-time employees are covered by a state-sponsored pension scheme, and are entitled to an annual pension equal to a fixed proportion of their basic salaries at their retirement dates. The PRC government is responsible for the pension liability to these retired employees. The Company is required to make contributions to the retirement scheme at a rate of 20% (2002: 19%) of the employees' salaries. The Company provides no retirement benefits other than the contributions described above.

22.   RELATED PARTY TRANSACTIONS

        A significant portion of the transactions undertaken by the Company is with, and on terms determined by Sinopec Group and Sinopec and its affiliates.

        The following is a summary of significant related party transactions with Sinopec Group and Sinopec and its affiliates:

	2003	2002
	RMB'000	RMB'000
Sale of goods	1,594,649	1,089,502
Purchase of inventories	6,226,765	5,147,244
Utilities provided to the Company	1,025,145	1,002,831
Social services (environmental protection, employee housing, health care, education, public security and other ancillary services) provided to the Company	115,093	108,482
Construction and repair services provided to the Company	52,776	42,398
Interest expense paid	5,528	17,968
Interest income received	218	119
Technological development expenses paid	30,000	30,000
Technological development fees received	23,130	44,984
Insurance premium paid	40,030	18,981
Insurance premium received	8,735	5,724

        In accordance with the supply agreement, Sinopec and its affiliates provide materials and services to the Company at state or market prices, and the Company provides products to Sinopec and its affiliates at state or market prices.

        Interest income received represents interest from deposits placed with Sinopec Group and its affiliates. The applicable interest rate is determined in accordance with the prevailing saving deposit rate. The balance of deposits at December 31, 2003 was RMB864,578 (2002: RMB13,781,000). The Company maintains insurance coverage on its properties, facilities and inventories with Sinopec Group.

Insurance premium is paid on a semi-annual basis and is determined on a percentage of the book value of the covered assets. The Company has no obligations to the insurance scheme maintained by Sinopec Group other than the payment of insurance premiums.

        At December 31, 2003, guarantees provided by Sinopec and its affiliates in respect of the Company's long-term bank loans which consisted of loans of USD 88,412,529 (2002: USD 106,672,061).

        The directors of the Company are of the opinion that the above transactions were entered into in the normal course of business and on normal commercial terms or in accordance with the agreements governing such transactions, all of which have been reviewed and approved by the non-executive directors.

23.   SEGMENT INFORMATION

        All of the Company's production and sales operations are conducted in the PRC.

        The Company's reportable business segments include resins and plastics, synthetic rubber, basic organic chemical products and others. The resins and plastics unit manufactures and sells petrochemical products including LDPE, polypropylene, HDPE, polyester chips and polystyrene. The synthetic rubber unit manufactures and sells cis-polybutadiene and SBS rubber. The basic organic chemical products unit manufactures and sells organic chemical products including phenol, acetone, ethylene glycol, ethylene and propylene. The others segment includes miscellaneous petrochemical products not classified in the above three business segments.

        The reportable business segments are each managed separately because they manufacture and/or distribute distinct products with different production processes and due to their distinct operating and gross margin characteristics. In view of the fact that Company operates mainly in the PRC, no geographical segmental information is presented.

        The Company evaluates the performance and allocates resources to its operating segments on a gross profit basis. The accounting policies of the Company's segments are the same as those described in the Significant Accounting Policies (see Note 2).

	2003	2002
	RMB'000	RMB'000
External sales
Resins and Plastics	6,332,332	5,514,147
Synthetic Rubber	1,923,773	1,418,899
Basic Organic Chemical Products	2,700,036	2,140,185
Others	517,787	369,830

Total external sales	11,473,928	9,443,061

Cost of sales
Resins and Plastics	(5,575,377)	(4,943,357)
Synthetic Rubber	(1,474,901)	(1,189,480)
Basic Organic Chemical Products	(2,172,872)	(1,877,542)
Others	(500,412)	(357,650)

Total cost of sales	(9,723,562)	(8,368,029)

Segment gross profit
Resins and Plastics	756,955	570,790
Synthetic Rubber	448,872	229,419
Basic Organic Chemical Products	527,164	262,643
Others	17,375	12,180

Total segment gross profit	1,750,366	1,075,032
Selling, general and administrative expenses	(721,418)	(530,571)
Net financing costs	(165,936)	(210,830)
Other operating income	73,243	55,979
Other operating expenses	(59,148)	(58,882)

Profit from ordinary activities before taxation	877,107	330,728
Income tax expense	(243,222)	(121,629)

Profit attributable to shareholders	633,885	209,099

        Assets and liabilities dedicated to a particular segment's operations are included in that segment's total assets and liabilities. Assets which benefit more than one segment or are considered to be corporate assets are not allocated. "Unallocated assets" consists primarily of cash and cash equivalents, deferred tax assets and office equipment. "Unallocated liabilities" consists primarily of bank loans, loans from parent companies and fellow subsidiaries, income tax payable and deferred tax liabilities.

	2003	2002
	RMB'000	RMB'000
Segment assets
Resins and Plastics	4,918,531	5,512,788
Synthetic Rubber	1,289,174	1,428,220
Basic Organic Chemical Products	2,154,306	2,073,242
Others	431,422	470,947

Total segment assets	8,793,433	9,485,197
Unallocated assets	751,878	774,610

Total assets	9,545,311	10,259,807

Segment liabilities
Resins and Plastics	232,731	310,253
Synthetic Rubber	58,355	74,251
Basic Organic Chemical Products	98,095	106,322
Others	18,139	25,174

Total segment liabilities	407,320	516,000
Unallocated liabilities	3,482,159	4,721,860

Total liabilities	3,889,479	5,237,860

        Segment capital expenditure is the total cost incurred during the year to acquire segment assets that are expected to be used for more than one year.

Capital expenditure
Resins and Plastics	230,628	207,862
Synthetic Rubber	61,013	50,016
Basic Organic Chemical Products	90,281	78,948
Others	20,315	15,354

	402,237	352,180

Depreciation
Resins and Plastics	510,740	475,786
Synthetic Rubber	135,116	114,484
Basic Organic Chemical Products	199,934	180,709
Others	44,989	35,145

	890,779	806,124

24.   COMMITMENTS AND CONTINGENT LIABILITIES

(a)   Operating lease commitments

        The Company leases machinery and equipment through non-cancellable operating leases. These operating leases do not contain provisions for contingent lease rentals. None of these operating lease agreements contain escalation provisions that may require higher future rental payments.

        At December 31, 2003, the future minimum lease payments under non-cancellable operating leases are payable as follows:

	2003	2002
	RMB'000	RMB'000
Within one year	12,978	12,978
Between one to two years	—	12,978

	12,978	25,956

(b)   Capital commitments

        At December 31, 2003, the Company had capital commitments as follows:

	2003	2002
	RMB'000	RMB'000
Authorised and contracted for	56,996	67,385
Authorised but not contracted for	196,330	—

	253,326	67,385

        These capital commitments relate to the purchase or construction of production facilities.

25.   FINANCIAL INSTRUMENTS

        Financial assets of the Company include cash and cash equivalents, trade receivables, bills receivable and other receivables. Financial liabilities of the Company include bank loans, trade payables, bills payable, other payables and loans from parent companies and fellow subsidiaries. The Company had no positions in derivative contracts that qualified or were designated as hedging instruments as at December 31, 2003 and 2002.

(a)   Interest rate risk

        The interest rates and terms of repayment of loans of the Company are disclosed in Notes 17 and 18.

(b)   Credit risk

        The carrying amounts of cash and cash equivalents, trade and bills receivables, and other receivables represent the Company's maximum exposure to credit risk in relation to financial assets.

        The majority of the Company's trade receivables relate to sales of chemical products to related parties and third parties operating in the chemical industries. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral on trade receivables. The Company maintains an allowance for doubtful accounts and actual losses have been within management's expectations. No single customer accounted for greater than 10% of total revenues.

        No other financial assets carry a significant exposure to credit risk.

(c)   Foreign currency risk

        Substantially all of the revenue generating operations of the Company are transacted in Renminbi, which is not fully convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted by the PBOC. However, the unification of the exchange rate does not imply convertibility of Renminbi into United

States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorised to buy or sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

(d)   Fair value

        The following disclosure of the estimated fair value of financial instruments is made in accordance with requirements of IAS 32 and IAS 39. Fair value estimates, methods and assumptions, set forth below for the Company's financial instrument, are made to comply with the requirements of IAS 32 and IAS 39 and should be read in conjunction with the Company's financial statements and related notes. The estimated fair value amounts have been determined by the Company using market information and valuation methodologies considered appropriate. However, considerable judgement is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realise in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The following table represents the carrying amounts and fair values of the Company's long-term bank loans at December 31, 2003 and 2002.

	2003		2002
	Carrying amount	Fair value	Carrying amount	Fair value
	RMB'000	RMB'000	RMB'000	RMB'000
Long-term bank loans	1,596,359	1,596,359	1,927,543	1,927,543

        The fair values of long-term bank loans are estimated by discounting future cash flows thereon using current market interest rates offered to the Company for debts with substantially the same characteristics and maturities.

        The fair values of other financial instruments approximate their carrying amounts due to the short-term maturity of these instruments.

26.   COMPARATIVE FIGURES

        Certain comparative figures have been reclassified to conform with the current year's presentation.

27.   PARENT COMPANIES

        The directors consider the immediate parent company and the ultimate parent company at December 31, 2003 to be Sinopec and Sinopec Group, respectively, which are incorporated in the PRC.

III.  UNAUDITED INTERIM FINANCIAL STATEMENTS OF BEIJING YANHUA FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2004

        Set out below is a summary of the unaudited income statement, the cash flow statement and the statement of changes in shareholders' equity for each of the six months ended June 30, 2003 and June 30, 2004 and the balance sheets as at December 31, 2003 and June 30, 2004 together with the relevant notes as extracted from the unaudited interim financial report of Beijing Yanhua for the period ended June 30, 2004.

Income statement
For the six month period ended June 30, 2004 (unaudited)
(Amounts in thousands, except per share data)

		Six-month period ended June 30,
	Note	2004	2003
		RMB	RMB
Turnover		7,669,587	5,493,482
Cost of sales		(5,662,559)	(4,783,443)

Gross profit		2,007,028	710,039
Selling, general and administrative expenses		(424,322)	(315,583)
Other operating income		6,551	6,551
Other operating expenses		(4,930)	(12,960)

Profit from operations		1,584,327	388,047
Net financing costs		(60,407)	(90,298)

Profit from ordinary activities before taxation	3	1,523,920	297,749
Income tax expense	4	(492,264)	(105,512)

Profit attributable to shareholders		1,031,656	192,237

Basic earnings per share	6	0.31	0.06

Balance sheet
At June 30, 2004 (unaudited)
(Amounts in thousands of RMB)

	Note	At June 30, 2004	At December 31, 2003
		RMB	RMB
ASSETS
Non-current assets
Property, plant and equipment		7,080,754	7,388,120
Deferred tax assets		355,493	334,167

Total non-current assets		7,436,247	7,722,287
Current assets
Inventories		906,560	1,011,328
Trade receivables	7	174,819	207,686
Bills receivable	7	228,129	215,435
Prepayments and other current assets		148,847	157,128
Cash and cash equivalents		303,178	231,447

Total current assets		1,761,533	1,823,024

Current liabilities
Trade payables	8	114,615	169,800
Bills payable	8	—	30,000
Accruals and other payables		468,865	529,762
Income tax payable		126,595	128,964
Bank loans		828,397	1,088,401
Loans from parent companies and fellow subsidiaries		30,000	100,000

Total current liabilities		1,568,472	2,046,927

Net current assets/(liabilities)		193,061	(223,903)

Total assets less current liabilities		7,629,308	7,498,384

Non-current liabilities
Bank loans		886,259	1,596,359
zDeferred tax liabilities		224,391	246,193

Total non-current liabilities		1,110,650	1,842,552

Net assets		6,518,658	5,655,832

Shareholders' equity
Share capital		3,374,000	3,374,000
Share premium		774,630	774,630
Reserves	9	82,567	82,567
Retained earnings	9	2,287,461	1,424,635

Total shareholders' equity		6,518,658	5,655,832

CONDENSED CASH FLOW STATEMENT
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2004 (UNAUDITED)
(Amounts in thousands of RMB)

	Six-month period ended June 30,
	2004	2003
	RMB	RMB
Net cash generated from operating activities	1,530,392	827,407
Net cash used in investing activities	(249,727)	(92,445)
Net cash used in financing activities	(1,208,934)	(788,157)

Net increase/(decrease) in cash and cash equivalents	71,731	(53,195)
Cash and cash equivalents at the beginning of the period	231,447	262,635

Cash and cash equivalents at the end of the period	303,178	209,440

STATEMENT OF CHANGES IN EQUITY
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2004 (UNAUDITED)
(Amounts in thousands of RMB)

	Share capital	Share premium	Reserves	Retained earnings	Total
	RMB	RMB	RMB	RMB	RMB
At January 1, 2004	3,374,000	774,630	82,567	1,424,635	5,655,832
Profit attributable to shareholders	—	—	—	1,031,656	1,031,656
Dividend paid (Note 5)	—	—	—	(168,830)	(168,830)

At June 30, 2004	3,374,000	774,630	82,567	2,287,461	6,518,658

At January 1, 2003	3,374,000	774,630	12,908	860,409	5,021,947
Profit attributable to shareholders	—	—	—	192,237	192,237
Revaluation surplus realised	—	—	(4,942)	4,942	—

At June 30, 2003	3,374,000	774,630	7,966	1,057,588	5,214,184

NOTES ON THE UNAUDITED INTERIM FINANCIAL REPORT

1    PRINCIPAL ACTIVITIES AND BASIS OF PREPARATION

        The Company was incorporated as a joint stock company with limited liability in PRC on April 23, 1997 as part of the reorganisation ("Reorganisation") of Beijing Yanshan Petrochemical Corporation ("Yanshan Company") in preparation for the listing of the Company's shares. The Company's shares and American Depository Shares ("ADSs") were listed on the Hong Kong Stock Exchange and the New York Stock Exchange respectively in June 1997.

        Upon the Reorganisation, the Company became a subsidiary of Yanshan Company. On February 25, 2000, China Petrochemical Corporation ("Sinopec Group"), underwent a reorganisation, and formed a subsidiary, China Petroleum and Chemical Corporation ("Sinopec"). In accordance with the reorganisation agreement, Yanshan Company, previously the Company's parent company, transferred its 70% equity interest in the Company to Sinopec.

        The principal activities of the Group are the manufacturing and sale of petrochemical products in the PRC.

        The interim financial report has been prepared in accordance with the requirements of the Rules Governing the Listing of Securities (the "Listing Rules") on The Stock Exchange of Hong Kong Limited (the "Stock Exchange"), including compliance with IAS 34 "Interim Financial Reporting" adopted by the International Accounting Standards Board ("IASB").

        The financial information relating to the financial year ended December 31, 2003 included in the interim financial report does not constitute the Company's annual accounts for that financial year but is derived from those accounts. Annual accounts for the year ended December 31, 2003 are available from the Company's registered office. The Company's independent auditors have expressed an unqualified opinion on those accounts in their report dated April 2, 2004.

        The accounting policies have been consistently applied by the Company and are consistent with those adopted in the 2003 annual accounts. The 2003 annual accounts have been prepared in accordance with International Financial Reporting Standards ("IFRS") promulgated by the IASB. IFRS includes International Accounting Standards and related interpretations.

2    SEGMENT INFORMATION

	Six-month period ended June 30,
	2004	2003
	RMB'000	RMB'000
External sales
Resins and Plastics	4,107,347	2,902,849
Synthetic Rubber	1,205,005	878,229
Basic Organic Chemical Products	1,993,924	1,406,757
Others	363,311	305,647

Total external sales	7,669,587	5,493,482

Cost of sales
Resins and Plastics	(3,039,293)	(2,650,511)
Synthetic Rubber	(863,114)	(685,224)
Basic Organic Chemical Products	(1,453,253)	(1,134,862)
Others	(306,899)	(312,846)

Total cost of sales	(5,662,559)	(4,783,443)

Segment gross profit
Resins and Plastics	1,068,054	252,338
Synthetic Rubber	341,891	193,005
Basic Organic Chemical Products	540,671	271,895
Others	56,412	(7,199)

Total segment gross profit	2,007,028	710,039
Selling, general and administrative expenses	(424,322)	(315,583)
Net financing costs	(60,407)	(90,298)
Other operating income/(expenses), net	1,621	(6,409)

Profit from ordinary activities before taxation	1,523,920	297,749

        In view of the fact that Company operates mainly in the PRC, no geographical segmental information is presented.

3    PROFIT FROM ORDINARY ACTIVITIES BEFORE TAXATION

        Profit from ordinary activities before taxation is arrived at after charging/(crediting):

	Six-month period ended June 30,
	2004	2003
	RMB'000	RMB'000
Interest expense	49,783	86,603
Less: Amount capitalised	—	(7,131)

Interest expense, net	49,783	79,472
Cost of inventories	5,662,559	4,783,443
Depreciation	465,653	450,374
Net (gain)/loss on disposal of property, plant and equipment	(1,426)	6,540

4    INCOME TAX EXPENSE

        Income tax expense in the income statement represents:

	Six-month period ended June 30,
	2004	2003
	RMB'000	RMB'000
Provision for PRC income tax	535,392	108,195
Deferred taxation	(43,128)	(2,683)

	492,264	105,512

        The provision for PRC income tax is calculated at the rate of 33% (2003: 33%) on the estimated assessable income of the period determined in accordance with relevant income tax rules and regulations of the PRC. The Company did not carry on business overseas or in Hong Kong and therefore did not incur overseas and Hong Kong income taxes.

5    DIVIDENDS

        The dividend declared and paid during the six-month period ended June 30, 2004 represented a final dividend in respect of the year ended December 31, 2003 of RMB0.05 per share totaling RMB168,830,000.

        The Directors do not recommend the payment of an interim dividend for the reporting period (2003: Nil).

6    BASIC EARNINGS PER SHARE

        The calculation of basic earnings per share is based on the profit attributable to shareholders for the period of RMB1,031,656,000 (2003: RMB192,237,000) and 3,374,000,000 (2003: 3,374,000,000) shares in issue during the reporting period.

        Diluted earnings per share is not presented as there were no dilutive potential ordinary shares in existence during the both periods.

7    TRADE RECEIVABLES AND BILLS RECEIVABLE

	At June 30, 2004	At December 31, 2003
	RMB'000	RMB'000
Trade receivables
—Third parties	319,963	309,071
—Parent companies and fellow subsidiaries	97,834	98,715
Less: Allowance for doubtful accounts	(242,978)	(200,100)

Subtotal	174,819	207,686

Bills receivable
—Third parties	228,129	213,435
—Parent companies and fellow subsidiaries	—	2,000

Subtotal	228,129	215,435

Total	402,948	423,121

        The ageing analysis of trade receivables and bills receivable is as follows:

	At June 30, 2004	At December 31, 2003
	RMB'000	RMB'000
Within one year	348,846	299,219
Between one and two years	51,426	85,399
Between two and three years	33,197	24,505
Over three years	212,457	214,098
Less: Allowance for doubtful accounts	(242,978)	(200,100)

	402,948	423,121

        Sales are generally on a cash term. Subject to negotiation, credit is generally only available for major customers with well-established trading records.

8    TRADE PAYABLES AND BILLS PAYABLE

	At June 30, 2004	At December 31, 2003
	RMB'000	RMB'000
Trade payables
—Third parties	96,942	34,918
—Parent companies and fellow subsidiaries	17,673	134,882

Subtotal	114,615	169,800

Bills payable
—Parent companies and fellow subsidiaries	—	30,000

Total	114,615	199,800

        The ageing analysis of trade payables and bills payable is as follows:

	At June 30, 2004	At December 31, 2003
	RMB'000	RMB'000
Due within three months or on demand	112,848	199,374
Due after six months	1,767	426

	114,615	199,800

9    RESERVE MOVEMENT

        No transfers have been made to the statutory surplus reserve, the statutory public welfare fund nor the discretionary surplus reserve from the income statement for the period (2003: Nil).

10    RELATED PARTY TRANSACTIONS

        A significant portion of the transactions undertaken by the Company is with, and on terms determined by Sinopec Group and Sinopec and its affiliates.

        The following is a summary of significant related party transactions with Sinopec Group and Sinopec and its affiliates:

	Six month period ended June 30,
	2004	2003
	RMB'000	RMB'000
Sale of goods	1,213,559	736,011
Purchase of inventories	4,403,059	2,894,670
Utilities provided to the Company	577,851	504,893
Social services (environmental protection, employee housing, health care, education, public security and other ancillary services) provided to the Company	54,394	31,940
Construction and repair services provided to the Company	3,660	113
Interest expense paid	1,085	1,612
Interest income received	116	148
Technological development fees received	—	9,650
Insurance premium paid	23,763	29,410
Insurance premium received	7,332	5,435

11    CAPITAL COMMITMENTS

        Capital commitments primarily relate to the purchase or construction of production facilities. Capital commitments outstanding at 30 June 2004 not provided for in the accounts were as follows:

	At June 30, 2004	At December 31, 2003
	RMB'000	RMB'000
Authorised and contracted for	42,098	56,996
Authorised but not contracted for	150,463	196,330

	192,561	253,326

12    COMPARATIVE FIGURES

        Certain comparative figures have been reclassified to conform with the current period's presentation.

IV.    SHARE CAPITAL

        The registered and issued share capital of Beijing Yanhua as at the Latest Practicable Date are as follows:

	Number of Shares	Nominal Value
	'000	RMB'000
Registered, issued and fully paid Domestic shares of RMB1.00 each	2,362,000	2,362,000
H shares of RMB1.00 each	1,012,000	1,012,000

	3,374,000	3,374,000

        There was no movement in the share capital for the period between December 31, 2003 and the Latest Practicable Date.

        As at the Latest Practicable Date, Beijing Yanhua did not have any warrants, options, convertible securities or other securities in issue. None of loan capital of Beijing Yanhua is subject to any warrants, options or conversion rights and it has not been agreed, conditionally or unconditionally, to put any of loan capital of Beijing Yanhua under any warrants, options or conversion rights.

V.    INDEBTEDNESS (UNAUDITED)

        As at the close of business on December 31, 2004, being the latest practicable date for the purpose of this indebtedness statement prior to the printing of this document, Beijing Yanhua had outstanding unsecured bank loans of approximately RMB100 million. Beijing Yanhua did not have any unsecured loans from parent companies and fellow subsidiaries.

        As at December 31, 2004, Beijing Yanhua did not have any contingent liabilities in respect of commitment of operation lease of machinery and equipment through non-cancelable leases. Beijing Yanhua had capital commitments in the amount of about RMB121.3 million in respect of purchase or construction of production facilities.

        Save as aforesaid and apart from intra-group liabilities and normal trade payables in the ordinary course of the business of Beijing Yanhua, Beijing Yanhua did not have any outstanding loan capital, bank overdrafts, loans or other similar indebtedness, debt securities, debentures, mortgages, charges, finance lease commitments, guarantees or other material contingent liabilities.

        Beijing Yanhua Directors are not aware of any material changes to the indebtedness and contingent liabilities of Beijing Yanhua since December 31, 2004.

VI.    MATERIAL CHANGES

        Beijing Yanhua Directors are not aware of any material changes in the financial or trading position or prospect of Beijing Yanhua since December 31, 2003, the date to which the latest audited financial statements of Beijing Yanhua were made up.

VII.    STATEMENT OF ADJUSTED NET TANGIBLE ASSETS VALUE

        Set out below is a statement of the adjusted net tangible assets value of Beijing Yanhua, which was arrived at based on the net tangible assets value as at December 31, 2003 as set out in Item II of this Annex E and adjusted as follows:

RMB'000
Net tangible asset value of Beijing Yanhua as at December 31, 2003	5,655,832
Less: Dividends of RMB0.05 per share paid out	168,830
Add: Profit attributable to Shareholders for the six-month ended June 30, 2004 as set out in Item III of this Annex E	1,031,656
Adjusted net tangible assets value	6,518,658
RMB
Adjusted net tangible assets value per share (based on 3,374,000,000 shares in issue as at the Latest Practicable Date)	1.93

Execution Copy

Annex F

Merger Agreement

AGREEMENT OF MERGER BY ABSORPTION

by and between

Beijing Feitian Petroleum & Chemical Co., Ltd.

and

SINOPEC Beijing Yanhua Petrochemical Co., Ltd.

dated as of

December 29, 2004

SECTION 9.9 TIME OF ESSENCE	F-25
SECTION 9.10 EXTENSION; WAIVER	F-25
SECTION 9.11 ASSIGNMENT	F-25
SECTION 9.12 LANGUAGE	F-25
SECTION 9.13 DISPUTES SETTLEMENT	F-25
SECTION 9.14 EFFECTING THIS AGREEMENT	F-26

AGREEMENT OF MERGER BY ABSORPTION

        AGREEMENT OF MERGER BY ABSORPTION dated as of December 29, 2004, by and between Beijing Feitian Petroleum & Chemical Co., Ltd., a People's Republic of China company ("Feitian"), and SINOPEC Beijing Yanhua Petrochemical Co., Ltd., a People's Republic of China company ("Yanhua").

        WHEREAS, the Board of Directors of each of Yanhua and Feitian has approved this Agreement and the Merger in accordance with the Company Law of the People's Republic of China and their respective Article of Association; and

        WHEREAS, Yanhua and Feitian desire to make certain representations, warranties, covenants and agreements in connection with the Merger and set forth the terms on which it will be carried into effect;

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I    DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions.

        For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise, certain capitalized terms used in this Agreement have the meanings set forth below:

        "ADS" shall mean American depository shares of Yanhua H Shares issued by the BONY and listed in New York Stock Exchange, each ADS representing 50 Yanhua H shares.

        "Affiliate" shall have its meaning set forth in Rule 12b-2 of the Exchange Act.

        "Agreement" or "this Agreement" shall mean this Agreement of Merger by Absorption.

        "Balance Sheet" shall mean the most recent published audited balance sheet of Yanhua and its consolidated subsidiaries included in the Financial Statements.

        "Balance Sheet Date" shall mean the date of the Balance Sheet.

        "BONY" shall mean the Bank of New York Company, Inc., which is the issuer of ADS.

        "Circular" shall mean any information statement or circulars prepared pursuant to Section 2.5 (a)(ii), together with all amendments and supplements thereto and including the exhibits thereto. In respect of Yanhua, the Circulars shall be the circular to shareholders of Yanhua as required under Listing Rules and Takeovers Code.

        "Company Law" shall mean the Company Law, as amended, of the People's Republic of China.

        "Copyrights" shall mean PRC and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases), rights of publicity and all registrations and applications to register the same.

        "Delisting Date" shall mean the date referred to in Section 6.7, being the fourteenth day after all the conditions referred to in Section 7.1(a) to (f) have been satisfied or waived (if applicable).

        "Effective Date" shall mean the date referred to in Section 2.2.

        "Environmental Claim" shall mean any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by Yanhua or any of its Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

        "Environmental Law" shall mean each national, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including, without limitation, each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Feitian Board of Directors" shall mean the board of directors of Feitian.

        "Feitian Charter" shall mean the articles of association of Feitian.

        "Financial Statements" shall mean the financial statements included in SEC and HKSE Documents.

        "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency of the People's Republic of China, or any provincial or municipal or other local jurisdictions thereof or of Hong Kong, or of the United States or any state thereof, to the extent there is jurisdiction.

        "HKD" shall mean Hong Kong dollars, the lawful currency of Hong Kong.

        "HKSE" shall mean The Stock Exchange of Hong Kong Limited.

        "Indemnified Party" shall mean each present and former officer and director of Yanhua and its Subsidiaries, and each person who becomes any of the foregoing prior to the Effective Date.

        "Interim Operations" shall mean the period from the date when this Agreement is executed to the Effective Date.

        "Intellectual Property" shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

        "Licenses" shall mean all licenses and agreements pursuant to which Yanhua has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which Yanhua has licensed or transferred the right to use any of the foregoing.

        "Listing Rules" shall mean Rules Governing the Listing of Securities on the HKSE.

        "Manufacture Factories" shall mean all the manufacture factories involving their key business completely owned, controlled or invested by Yanhua.

        "Materials of Environmental Concern" shall mean pollutants, contaminants, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon and lead or lead-based paints and materials.

        "Merger" shall mean the merger of Yanhua into Feitian referred to in Section 2.1.

        "Merger Consideration" shall mean HKD 3.80 per Yanhua H Share, payable in HKD.

        "Patents" shall mean issued PRC and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof.

        "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "PRC" shall mean the People's Republic of China.

        "Registrars" shall mean Hong Kong Registrars Limited.

        "RMB" shall mean Renminbi, the lawful currency of the PRC.

        "Record Time" shall mean the record time when the holders of Yanhua H Shares (except for Yanhua Dissenting Shares) entitled to receive the Merger Consideration are determined in accordance with Section 3.1, that is, 16:00 on the business day immediately prior to the Delisting Date.

        "Schedule 13E-3" shall mean the Schedule 13E-3 and all exhibits thereto, to be filed by Yanhua and its Affiliates to the SEC in connection with the Merger in accordance with the Exchange Act.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "SEC and HKSE Documents" shall mean each form, report, schedule, statement and other document filed by Yanhua with the SEC and HKSE.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "SFC" shall mean the Securities and Futures Commission of Hong Kong.

        "Subsidiary" shall mean, with respect to any party, any corporation, joint venture (equity or contractual) or other business organization, whether incorporated or unincorporated, of which (a) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, joint venture or other business organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (b) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership), or co-venturer owning at least 50% of the aggregate joint venture interests.

        "Surviving Company" shall mean Feitian after the Merger.

        "Takeovers Code" shall mean Hong Kong Code on Takeovers and Mergers.

        "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any national, provincial, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto.

        "Trademarks" shall mean PRC and foreign registered and unregistered trademarks, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

        "Voting Debt" shall mean indebtedness having general voting rights and indebtedness convertible into securities having such rights.

        "USA Securities Law" shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, state securities and Blue Sky laws, as amended.

        "USD" shall mean United States dollars, the lawful currency of the United States of America.

        "Yanhua Agreement" shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Yanhua or any Yanhua Subsidiary is a party or by which any of them or any of their properties or assets may be bound at the Effective Date.

        "Yanhua Charter" shall mean the articles of association of Yanhua.

        "Yanhua Dissenting Shares" shall mean any shares of Yanhua as to which the holder thereof has voted against this Agreement and the Merger and demanded the purchase of its shares at a "fair price" with respect to the Merger in accordance with Section 172 of the Yanhua Charter and as of the Delisting Date has neither effectively withdrawn nor lost his right thereto.

        "Yanhua Domestic Shares" shall mean nonnegotiable shares of Yanhua owned by China Petroleum & Chemical Corporation.

        "Yanhua H Shares" shall mean H Shares of Yanhua stock, only issued to and subscribed for by foreign investors.

Section 1.2    Interpretation.

(a)
When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)
Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

(c)
A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

(d)
A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e)
The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II    THE MERGER

Section 2.1    The Merger.

        Subject to the terms and conditions of this Agreement, at the Effective Date, Feitian and Yanhua shall consummate a merger by absorption pursuant to which (a) Yanhua shall be merged with and into Feitian and the separate corporate existence of Yanhua shall thereupon cease, (b) Feitian shall be the successor or surviving corporation in the Merger, (c) the separate corporate existence of Feitian with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, and (d) all the assets, debts and liabilities, business and employees of Yanhua, together with all the rights and obligations attached thereto, shall belong to Feitian. Feitian Charter shall be the Articles of Association of surviving corporation. The Merger shall have the effects specified in the Company Law.

Section 2.2    Effective Date.

        Feitian and Yanhua will cause the deregistration of Yanhua with the Administration for Industry and Commerce of Beijing. The Effective Date shall be the date when all the conditions referred to in Article VII have been satisfied or waived (if applicable) and such deregistration has been completed.

Section 2.3    Directors and Officers of the Surviving Company.

        At the Effective Date, the board of directors of Feitian shall be directors of the Surviving Company until their successors shall have been duly appointed or qualified or until their resignation or removal in accordance with the articles of association of the Surviving Company. The officers of Feitian shall, from and after the Effective Date, be the officers, of the Surviving Company until their successors shall have been duly appointed or qualified or until their resignation or removal in accordance with the articles of association of the Surviving Company.

Section 2.4    Subsequent Actions.

        If at any time after the Effective Date the Surviving Company considers or is advised that any applications, deeds, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of Yanhua or Feitian acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either Yanhua or Feitian, all such deeds, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 2.5    Shareholders' Meetings.

(a)
In order to consummate the Merger, each of Feitian and Yanhua, acting through their respective Board of Directors, shall, in accordance with the Company Law:

(i)
duly call, give notice of, convene and hold all necessary meetings of its shareholders and/or directors as promptly as practicable for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

(ii)
prepare the Circular and Schedule 13E-3 relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required to be included by law or relevant regulatory entities in the Circular and Schedule 13E-3;

(iii)
In respect of Yanhua, include in the Circular the recommendation of the Board that shareholders vote in favor of the approval of the Merger and the adoption of this Agreement; and

(iv)
In respect of Yanhua, use its best efforts to solicit from its shareholders proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Yanhua, advisable to secure any vote or consent of shareholders required by the Company Law and/or Takeovers Code to effect the Merger.

(b)
Unless applicable laws require otherwise, Feitian and Yanhua shall have the right to review in advance, and to the extent practicable, each will consult the other on, all the information relating to Feitian or Yanhua, as the case may be, that appear in any filing made with, or written materials submitted to, any third party and/or any Government entity in connection with the Merger. In exercising the foregoing right, each of Feitian and Yanhua shall act reasonably and as promptly as practicable.

ARTICLE III    PAYMENTS OF MERGER CONSIDERATION

Section 3.1    Rights to Receive Merger Consideration.

        As of the Delisting Date, by virtue of the Merger and without any further action on the part of the holders of Yanhua shares or holders of Feitian common stock, any holder of Yanhua H Shares (except for the Yanhua Dissenting Shares referred to in Section 3.3) recorded, at the Record Time, in the register of holders of Yanhua H Shares shall be entitled to enjoy the right to receive the Merger Consideration for each Yanhua H Shares, without interest. From and after the Record Time, no person not recorded, at the Record Time, in the register of holders of Yanhua H Shares shall be entitled to enjoy the right thereto.

Section 3.2    Payment of Merger Consideration.

(a)
Deposit Cash.

        Within 14 days after the satisfaction or waiver (if applicable) of the conditions referred to in Section 7.1(a) to (f), Feitian shall deposit with the Bank of China (Hong Kong) for the benefit of holders of Yanhua H Shares (including holders of ADSs) cash in an amount equal to the Merger Consideration multiplied by the aggregate number of Yanhua H Shares (including the Yanhua H Shares represented by ADSs).

(b)
Payment of the Merger Consideration.

        Feitian shall make proper arrangements to ensure the Registrars, within 10 business days after the Delisting Date, to pay the Merger Consideration for each Yanhua H Share to each holder of Yanhua H Share recorded, at the Record Time, in the register of shareholders of Yanhua H Shares (other than BONY or the custodian in relation to the Yanhua H Shares represented by ADSs). The relevant Yanhua H Shares shall be deemed as cancelled thereafter.

        Feitian shall make proper arrangements to ensure the BONY, within 10 business days after the Delisting Date, to establish procedures/distribute instructions to holders of ADRs for the payment of the U.S. dollar equivalent of the aggregated Merger Consideration for Yanhua H Shares represented by ADSs to each holder of ADSs or such other person entitled to receive the Merger Consideration through the ADSs. The relevant Yanhua H Shares represented by ADSs shall be deemed as cancelled thereafter.

        Feitian shall make proper arrangements to ensure the Bank of China (Hong Kong) to provide the funds, from the Merger Consideration deposited with Bank of China (Hong Kong) in accordance with Section 3.2(a), to enable the Registrars and the BONY to make the payments contemplated by this Section 3.2(b).

        Until the payment of the Merger Consideration as contemplated by Section 3.2, each Yanhua H Share shall be deemed at any time from and after the Delisting Date to represent only the right to receive the Merger Consideration as contemplated by Section 3.1.

(c)
Transfer Books; No Further Ownership Rights in the Shares.

        At the Record Time, Yanhua shall cause the register of holders of Yanhua H Shares and ADSs to be closed and thereafter there shall be no further registration of transfers of the shares on the records of Yanhua. From and after the Record Time, the holders of Yanhua H Shares outstanding immediately prior to the Record Time shall cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration, without any interest, in accordance with Section 3.1.

        Yanhua shall enter such agreements and arrangements with the BONY as will facilitate payment of Merger Consideration for Yanhua H Shares represented by ADSs in accordance with clause 3.2(b),

including, to the extent practicable, setting a record time for the cessation of registering transfers in ADSs and American depository receipts representing ADSs and deposits and withdrawals of Yanhua H Shares from the ADS facility.

(d)
Termination of Fund; No Liability.

        At any time following six years after the Record Time, Feitian or any successor to Feitian shall be entitled to require the Bank of China (Hong Kong) to deliver to it any funds, which have not been disbursed to holders of Yanhua H Shares (because any cheque has not been cashed or has been returned uncashed), and thereafter such holders shall be entitled to look only to Feitian or any successor to Feitian (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration without any interest thereon. Notwithstanding the foregoing, neither Feitian nor any successor to Feitian shall be liable to any holder of a Yanhua H Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.3    Yanhua Dissenting Shares.

(a)
Notwithstanding any provision of this Agreement to the contrary, Yanhua Dissenting Shares shall not represent a right to receive the Merger Consideration pursuant to Section 3.1, but the holder thereof shall be entitled to only such rights as are granted by the Yanhua Charter, which can be claimed from the date when the shareholder meeting referred to in Section 2.5(a) approves this Agreement and the Merger.

(b)
Notwithstanding the provisions of Section 3.3(a), if any holder of shares who demands the purchase of his shares at a "fair price" to Yanhua and/or Yanhua shareholders who have voted for this Agreement and the Merger under Article 172 of the Yanhua Charter effectively withdraws or loses (through failure to perfect or otherwise) his right thereto, then as of the Delisting Date or the occurrence of such withdrawal or loss, whichever is later, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1, without interest.

(c)
If any holder of any Yanhua Dissenting Shares request Yanhua and/or other Yanhua shareholders who have voted for this Agreement and the Merger to purchase his Yanhua shares at a "fair price", Feitian or any successor to Feitian shall assume any liabilities Yanhua and/or any Yanhua shareholder receiving such a request may have towards such holder of Yanhua Dissenting Shares, provided that, where requested by any holder of any Yanhua Dissenting Shares to purchase his Yanhua shares at a "fair price", Yanhua and/or any Yanhua shareholder receiving such a request and choosing to have Feitian assume the liabilities shall give Feitian or any successor to Feitian (i) notice of any written demands for the purchase of Yanhua shares at a "fair price", withdrawals of such demands, and any other instruments served on Yanhua pursuant to the Company Law or the Yanhua Charter received by Yanhua and/or such Yanhua shareholder; (ii) the opportunity to direct all negotiations and proceedings with respect to demands for determining the "fair price" under Yanhua Charter; and (iii) except with the prior written consent of Feitian or any successor to Feitian, Yanhua and/or any Yanhua shareholder receiving such a request and choosing to have Feitian assume the liabilities shall not voluntarily make any payment with respect to any demands for determining the "fair price", settle or offer to settle any such demands.

Section 3.4    Conversion of Yanhua Domestic Share.

        Before the Effective Date, Feitian shall increase its registered capital by an amount equal to the net asset value of Yanhua attributable to the domestic shareholders in accordance with the PRC legal procedures, and shall register Yanhua's domestic shareholder as the holder of the new registered capital thereof.

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF YANHUA

        Except as set forth in the SEC and HKSE Documents, Yanhua hereby represents and warrants to Feitian that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and correct as of the Delisting Date.

Section 4.1    Organization; Qualification.

        It (i) is a joint stock limited company duly organized, validly existing and in good standing under the PRC Laws; and (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

Section 4.2    Subsidiaries and Affiliates.

        All the outstanding capital stock of each Subsidiary is owned directly or indirectly by it free and clear of all liens, options or encumbrances of any kind and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable. Each Subsidiary (i) is a legal person duly organized, validly existing and in good standing under the PRC Laws; and (ii) has full legal person power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

Section 4.3    Capitalization.

(a)
The registered capital stock of Yanhua consists of 3,374,000,000 shares. As at the date hereof, 1,012,000,000 Yanhua H Shares are issued and outstanding. All the outstanding shares of capital stock of Yanhua are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of Yanhua authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Yanhua or any Yanhua Subsidiary, obligating Yanhua or any Yanhua Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Yanhua or any Yanhua Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Yanhua or any Yanhua Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of Yanhua or any Yanhua Subsidiary to repurchase, redeem or otherwise acquire any shares, or the capital stock of Yanhua, or any Yanhua Subsidiary or Affiliate of Yanhua or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Yanhua Subsidiary or any other entity.

(b)
No material indebtedness of it or any of its Subsidiaries contains any restriction upon (i) the prepayment of any Indebtedness of it or any of its Subsidiaries, (ii) the incurrence of indebtedness by it or any of its Subsidiaries or (iii) the ability of it or any of its Subsidiaries to grant any lien on the properties or assets of it or any of its Subsidiaries.

Section 4.4    Authorization; Validity of Agreement; Company Action.

        It has full corporate power and authority to execute and deliver this Agreement, and to consummate the Merger. The execution, delivery and performance by it of this Agreement and the consummation by it of the Merger, have been duly authorized by its Board of Directors and, except for obtaining the approval of its shareholders as contemplated by Section 2.5(a), no other corporate action on the part of it is necessary to authorize the execution and delivery by it of this Agreement or the consummation by it of the Merger. This Agreement have been duly executed and delivered by it and, assuming due and valid authorization, execution and delivery thereof by the other party, this Agreement is valid and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and similar laws.

Section 4.5    Board Approvals Regarding Merger.

        Its Board of Directors, at a meeting duly called and held, has (i) determined that each of the Agreement and the Merger is fair to and in the best interests of its shareholders, (ii) approved the Merger, (iii) resolved to recommend that its shareholders approve and adopt this Agreement and the Merger.

Section 4.6    Consents and Approvals; No Violations.

        Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the USA Securities Law, Listing Rules of HKSE, Takeovers Code, the Company Law or any other applicable law and regulation, none of the execution, delivery or performance of this Agreement by it, the consummation by it of the Merger or compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of association, or similar organizational documents of it or any Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Yanhua Agreement, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it, any Subsidiary or any of its or their properties or assets, excluding from the foregoing clauses (ii) and (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on it and Subsidiaries, taken as a whole.

Section 4.7    SEC and HKSE Documents and Financial Statements.

        It has filed with the SEC and the HKSE, and has heretofore made available to Feitian, true and complete copies of, SEC and HKSE Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, its SEC and HKSE Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC and the SFC thereunder. The Financial Statements have been prepared from, and are in accordance with, the books and records of it and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and the HKSE with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of it and its consolidated Subsidiaries as of the times and for the periods referred to therein.

Section 4.8    Absence of Certain Changes.

        Since the date of the Balance Sheet, (i) the business of it and each Subsidiary has been conducted only in the ordinary and usual course consistent with past practice; (ii) it is not aware of any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, individually or in the aggregate, a material adverse effect on it and its Subsidiaries, taken as a whole; (iii) its assets have not been affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance); and (iv) it has not taken any action which would have been prohibited under Section 6.1 if such section applied to the period between the Balance Sheet Date and the date of execution of this Agreement.

Section 4.9    Litigation.

        There is no material action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving it or any of its Subsidiaries, or which questions or challenges the validity of this Agreement or any action taken or to be taken by it or any of its Subsidiary pursuant to this Agreement or in connection with the Merger; and it does not know or have any reason to know of any valid basis for any such material action, proceeding or investigation. Neither it nor any of its Subsidiary is in default under or in violation of, or knows of any valid basis for any claim of material default under or material violation of, any contract, commitment or restriction to which it is a party or by which it is bound. Neither it nor any of its Subsidiaries is subject to any judgment, order or decree which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

Section 4.10    Employee Benefit Plans.

        Each material profit-sharing, pension plan, fund or program; each employment, or termination agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by it, or to which it is party, whether written or oral, for the benefit of any employee or former employee of it or any of its Subsidiaries. Neither it, any of its Subsidiaries has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing plan that would affect any employee or former employee of it or any of its Subsidiaries.

Section 4.11    Tax Matters; Government Benefits.

(a)
It and each of its Subsidiaries have duly filed all Tax Returns that are required to be filed excluding only such Tax Returns as to which any failure to file does not have a material adverse effect on it and its Subsidiaries and have duly paid or caused to be duly paid in full or made provision of all Taxes for all periods or portions thereof ending through the date hereof. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All Taxes owed and due by it and all Subsidiaries relating to operations on or prior to the Balance Sheet Date (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Financial Statements. Since the Balance Sheet Date, it has not incurred liability for any Taxes other than in the ordinary course of business. Neither it nor any Subsidiary has received written notice of any claim made by an authority in a jurisdiction where neither it nor any Subsidiary file Tax Returns, that it is or may be subject to taxation by that jurisdiction.

(b)
No national, provincial, or local audits, examinations or other administrative proceedings have been commenced or, to its knowledge, are pending with regard to any Taxes or Tax Returns or financial status or management of it or of any of its Subsidiaries. No written notification has been received by it or by any of its Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to it or any of its Subsidiaries or any Tax Return or financial status or management filed by or with respect to it or any of its Subsidiaries. To its knowledge, there is no dispute or claim concerning any Tax liability or financial status or management of its, or any of its Subsidiaries either claimed or raised by any taxing authority or auditing authority in writing.

Section 4.12    Title to Properties; Encumbrances.

        All material properties and assets reflected in the Balance Sheet and all the properties and assets purchased by it and its Subsidiaries since the date of the Balance Sheet (other than inventory and short term investments) are free and clear of all mortgages, title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) liens shown on the Balance Sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Balance Sheet, with respect to which no default exists; (b) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of it or any of its Subsidiaries and which have arisen only in the ordinary course of business and consistent with past practice; and (c) liens for current taxes not yet due. The rights, properties and other assets presently owned, leased or licensed by it and its Subsidiaries and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit it and its Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

Section 4.13    Manufacture Factory and Equipment.

        The Manufacture Factories, structures and equipment of it and each of its Subsidiaries are structurally sound with no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put. None of such Manufacture Factories, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost or overhaul in accordance with plan or required under relevant state policies. Neither it nor any of its Subsidiaries has received notification that it is in violation of any applicable building, zoning, environmental, health or other law, ordinance or regulation in respect of its Manufacture Factories or structures or their operations.

Section 4.14    Leases.

        The terms of all leases pursuant to which it or any of its Subsidiaries leases material real or personal property are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by it or any of its Subsidiaries thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the Merger without requiring modification in the rights or obligations of the lessee under such leases.

Section 4.15    Environmental Laws.

        (a) it and each of its Subsidiaries are in compliance in all material respects with all Environmental Laws, including, but not limited to, compliance with any permits or other governmental authorizations or the terms and conditions thereof; (b) neither it nor any of its Subsidiaries has received any communication or notice, whether from a governmental authority or otherwise, alleging any material violation of or noncompliance with any Environmental Laws by it or any of its Subsidiaries or for which any of them is responsible, and there is no pending or, to its knowledge, threatened Environmental Claim; and (c) to its knowledge, there are no past or present facts or circumstances that could form the basis of any Environmental Claim against it or any of its Subsidiaries or against any person or entity whose liability for any material Environmental Claim it or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a material adverse effect on it and its Subsidiaries taken as a whole.

Section 4.16    Compliance with Laws.

        It and its Subsidiaries are in compliance with, and have not violated any applicable law, rule or regulation of any PRC national, local, or foreign government or agency thereof and the securities laws and regulations of the jurisdictions where its securities are listed which materially affects the business, properties or assets of it and its Subsidiaries, and no notice, charge, claim, action or assertion has been received by it or any of its Subsidiaries or has been filed, commenced or, to its knowledge, threatened against it or any of its Subsidiaries alleging any such violation, except for any matter otherwise covered by this sentence which does not have, individually or in the aggregate, a material adverse effect on it and its Subsidiaries, taken as a whole. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not have a material adverse effect on it and its Subsidiaries taken as a whole.

Section 4.17    Intellectual Property.

        Either it or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use its Intellectual Property, and the consummation of the Merger will not alter or impair such ability in any respect. To its knowledge, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to its Intellectual Property that are reasonably likely to have a material adverse effect on it and its Subsidiaries. To its knowledge, the conduct of the business of it and its Subsidiaries and its Intellectual Property does not infringe any Intellectual Property rights or any other proprietary right of any person, and neither it nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of it or any of its Subsidiaries to use any of the Intellectual Property. Neither it nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property which is still pending.

Section 4.18    Insurance.

        All material policies of fire, liability, and other forms of insurance owned or held by it and each of its Subsidiaries are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies will not in any way be affected by, or terminate or lapse by reason of, the Merger.

Section 4.19    No Condemnation or Expropriation.

        Neither the whole nor any portion of the material leaseholds or any other material assets of it or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the best of its knowledge, has any such condemnation, expropriation or taking been proposed.

Section 4.20    Consents.

        Unless PRC laws or regulations require otherwise, no consent of any person is necessary, the failure to obtain of which will prevent the consummation of the Merger, including, without limitation, consents from parties to loans, contracts, leases or other agreements.

Section 4.21    Brokers or Finders.

        No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with the Merger, except the Bank of China (Hong Kong), whose fees and expenses will be paid by Yanhua in accordance with Yanhua's agreement with such firm.

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF FEITIAN

        Feitian hereby represents and warrants to Yanhua that all of the statements contained in this Article V are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and correct as of the Delisting Date.

Section 5.1    Organization; Qualification.

        It (i) is a company of limited liability duly organized, validly existing and in good standing under the PRC Laws; and (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

Section 5.2    Authorization; Validity of Agreement; Company Action.

        It has full corporate power and authority to execute and deliver this Agreement, and to consummate the Merger. The execution, delivery and performance by it of this Agreement and the consummation by it of the Merger, have been duly authorized by its Board of Directors and, except for obtaining the approval of its shareholders as contemplated by Section 2.5(a), no other corporate action on its part is necessary to authorize the execution and delivery by it of this Agreement or the consummation by it of the Merger. This Agreement have been duly executed and delivered by it and, assuming due and valid authorization, execution and delivery thereof by the other party, this Agreement is a valid and binding obligation enforceable against it in accordance with their terms, subject to bankruptcy or similar laws.

Section 5.3    Board Approvals Regarding Merger.

        Its Board of Directors, at a meeting duly called and held, has (i) determined that each of the Agreement and the Merger is fair to and in the best interests of its shareholders, (ii) approved the Merger, and (iii) resolved to recommend that its shareholders approve and adopt this Agreement and the Merger.

Section 5.4    Consents and Approvals; No Violations.

        Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the U.S. securities laws, Listing Rules, Takeovers Code and Company Law, none of the execution, delivery or performance of this Agreement by it, the consummation by it of the Merger or compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of association, or similar organizational documents of it or any Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or the passage of time, or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Agreement, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it, any Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on it and Subsidiaries, taken as a whole. There are no third party consents or approvals required to be obtained under Company Agreements prior to the consummation of the Merger.

Section 5.5    Sufficient Funds.

        Feitian has available or will, on and before the Delisting Date, have immediately available adequate funds to pay the Merger Consideration in respect of the Yanhua H Shares and ADSs and to pay all fees and expenses related to the Merger.

ARTICLE VI    COVENANTS

Section 6.1    Interim Operations.

        Yanhua covenants and agrees that prior to the Effective Date, except (i) as expressly contemplated by this Agreement, or (ii) required by applicable law, after the date hereof:

(a)
the business of it and its Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and each of it and its Subsidiaries shall use its best efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Effective Date;

(b)
neither it nor any of its Subsidiaries shall: (i) amend its articles of incorporation or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(c)
neither it nor any of its Subsidiaries shall (i) incur or modify any indebtedness or other material liability, other than in the ordinary and usual course of business and consistent with past practice; or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

(d)
neither it nor any of its Subsidiaries shall: (i) incur or assume any material long-term debt, or except in the ordinary course of business, incur or assume any material short-term indebtedness in amounts not consistent with past practice; (ii) modify the terms of any material indebtedness or other material liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person, as being in the ordinary course of business and consistent with past practice; (iv) make any material loans, advances or capital contributions to, or investments in, any other person (other than to or in wholly owned Subsidiaries of it) if; or (v) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate);

(e)
neither it nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice;

(f)
neither it nor any of its Subsidiaries shall enter into any contract or transaction relating to the purchase of material assets other than in the ordinary course of business consistent with prior practices;

(g)
neither it nor any of its Subsidiaries shall pay, repurchase, discharge or satisfy any of its material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of material claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of it and its consolidated Subsidiaries;

(h)
neither it nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the Merger);

(i)
neither it nor any of its Subsidiaries will change any of the accounting methods used by it unless required by PRC or GAAP;

(j)
neither it nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 6.2    Access; Confidentiality.

        Upon receiving reasonable advance notice, Yanhua shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Feitian, full access during regular office hours during the period prior to the Effective Date, to all its properties, books, contracts, commitments and records and, during such period, Yanhua shall (and shall cause each of its Subsidiaries to) furnish promptly to Feitian (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of PRC or U.S. federal securities laws or Listing Rules and (b) all other information concerning its business, properties and personnel as Feitian may reasonably request.

Section 6.3    Reasonable Best Efforts.

(a)
Prior to the Effective Date, upon the terms and subject to the conditions of this Agreement, Feitian and Yanhua agree to use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the satisfaction of the other parties' conditions to consummate the Merger, and (iii) for the avoidance of doubt, Yanhua shall, on the fourteenth day after satisfaction or waiver (if applicable) of the conditions referred to in Section 7.1(a) to (f), file all necessary documents for its deregistration with the Administration of Industry and Commerce of Beijing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Effective Date.

(b)
Prior to the Effective Date, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other party (or their respective counsel) with copies of, all filings made by such party with any Governmental and/or Regulatory Entity or any other information supplied by such party to a Governmental and/or Regulatory Entity in connection with this Agreement and the Merger. Each party hereto shall promptly inform the other party of any communication from a Governmental and/or Regulatory Entity regarding this Agreement and the Merger. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental and/or

  Regulatory Entity with respect to this Agreement and the Merger, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation the Merger it shall use its best efforts to effect such transfers, amendments or modifications.

Section 6.4    Publicity.

        The initial press release with respect to the execution of this Agreement shall be a press release acceptable to Feitian and Yanhua. Thereafter, until the date the Merger is terminated or abandoned pursuant to Article VII, neither party nor any of its Affiliates shall issue or cause the publication of any press release, other announcement or Circular with respect to the Merger, or this Agreement without prior consultation with the other party, except as may be required by law or by any listing agreement with a securities exchange or trading market or by other Governmental Entity.

Section 6.5    Directors' and Officers' Insurance and Indemnification.

        For three years after the Effective Date, Feitian (or any successor to Feitian) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Feitian or any successor to Feitian) arising out of actions or omissions related to the Agreement or the Merger occurring at or prior to the Effective Date to the full extent required under applicable law, as in effect at the date hereof; provided that, in the event any claim or claims are asserted or made within such three year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Meanwhile, Yanhua shall guarantee that its directors and officers will never claim to Feitian or any successor to Feitian based on their loses of positions because of the termination of Yanhua. The provisions in the Section shall survive the termination of the Agreement.

Section 6.6    Notice and Announcement for the Creditors.

        Upon obtaining the approvals from the shareholder meetings referred to in Section 2.5(a), Feitian and Yanhua shall inform their own creditors of the Merger by notice or announcement and satisfy their requirements of repayment or guarantee in accordance with the Company Law and their own articles of association.

Section 6.7    Withdrawal of listing of Yanhua.

        Yanhua shall ensure that the listing of its shares on the HKSE is withdrawn on the fourteenth date after all the conditions referred to in Section 7.1(a) to (f) have been satisfied or waived (if applicable). The date thereof shall be the Delisting Date.

ARTICLE VII    CONDITIONS TO THE MERGER

Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.

        The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to December 31, 2005 (or such later date as Yanhua and Feitian have agreed) of each of the following conditions, any and all of which may be waived in whole or in part by Yanhua or Feitian, as the case may be, to the extent permitted by applicable law:

(a)
Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the shareholders of both parties, in order to consummate the Merger;

(b)
Governmental and Regulatory Approvals. All necessary authorizations, registrations, filings, rulings, consents, permissions and approvals in connection with the Merger having been obtained or made from, with or by (as the case may be) appropriate governmental bodies and/or regulatory bodies, in Hong Kong and/or any other relevant jurisdictions (except the PRC);

(c)
PRC Governmental Approvals. All necessary PRC governmental approvals, including, without limitation, China Securities Regulation Commission (if necessary) and State-owned Asset Supervision Administration of the State Council, for this Agreement and the Merger shall have been obtained, and such approvals shall not contain terms and conditions that would have a material adverse effect on the operation of the Surviving Company;

(d)
Currency Exchange Approval. Feitian or/and its controlling shareholder shall have obtained the unqualified approval from the State Administration of Foreign Exchange on exchanging necessary foreign currency to pay the Merger Consideration and all expenses or fees in connection with the Merger, and such approvals shall not contain terms and conditions that would have a material adverse effect on the operation of the Surviving Company;

(e)
Schedule 13E-3. Schedule 13E-3 has been filed with the SEC at least 30 days before the shareholder meeting referred to in Section 2.5(a);

(f)
Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger;

(g)
Increasing the registered capital of Feitian. Feitian shall have filed all necessary documents for increasing its registered capital as referred to in Section 3.4 with the Administration of Industry and Commerce of Beijing; and

(h)
Deregistration of Yanhua. Yanhua shall have filed all necessary documents for its deregistration with the Administration of Industry and Commerce of Beijing.

Section 7.2    Conditions to Feitian's Obligations to Effect the Merger.

        The obligations of Feitian to consummate the Merger shall be subject to the satisfaction on or prior to December 31, 2005 (or such later date as Yanhua and Feitian have agreed) of each of the following conditions, any and all of which may be waived in whole or in part by Feitian, to the extent permitted by applicable law.

(a)
Representations and Warranties. The representations and warranties of Yanhua set forth in Article IV shall not contain mistakes or omissions which would be of material significance to the Merger as of the Delisting Date;

(b)
Covenants. Yanhua shall have complied in all material respects with its undertakings under the terms of this Agreement and, to the extent that there is failure to comply, such non-compliance shall not be of material significance to the Merger; and

(c)
Purchase of Shares at a Fair Price Demanded. The holders of no more than 5% of Yanhua H Shares shall have demanded the purchase of their shares at a "fair price" to Yanhua or any of the other shareholders who have voted for this Agreement and the Merger in accordance with Section 172 of the Yanhua Charter.

Section 7.3    Conditions to Yanhua's Obligations to Effect the Merger.

        The obligations of Yanhua to consummate the Merger shall be subject to the satisfaction on or prior to December 31, 2005 (or such later date as Yanhua and Feitian has agreed) of each of the following conditions, any and all of which may be waived in whole or in part by Yanhua, to the extent permitted by applicable law.

(a)
Representations and Warranties. The representations and warranties of Feitian set forth in Article V shall not contain mistakes or omissions which would be of material significance to the Merger as of the Delisting Date; and

(b)
Covenants. Feitian shall have complied in all material respects with its undertakings under the terms of this Agreement and, to the extent that there is failure to comply, such noncompliance shall not be of material significance to the Merger.

ARTICLE VIII    TERMINATION OF THE MERGER

Section 8.1    Termination.

        The Merger may be terminated or abandoned at any time prior to the Delisting Date, whether before or after shareholder approval thereof:

(a)
By either of Yanhua and Feitian:

(i)
if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(ii)
all the Conditions referred to in Article VII shall not have been satisfied or waived (if applicable) by December 31, 2005; or

(iii)
Yanhua has not obtained the requisite vote required by Section 2.5(a) at the duly held special shareholders meeting.

(b)
By Yanhua: if Feitian shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Yanhua to Feitian, as applicable; and

(c)
By Feitian: if Yanhua shall have breached any of its representation, warranty, covenant or other agreement contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Feitian to Yanhua, as applicable.

Section 8.2    Effect of Termination.

        In the event of the termination or abandonment of the Merger by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Merger is made, and there shall be no liability on the part of Feitian or Yanhua except (a) for fraud committed to the other party related to the Merger or for breach of this Agreement prior to such termination or abandonment of the Merger and (b) as set forth in Sections 8.1 (b) or 8.1(c).

ARTICLE IX    MISCELLANEOUS

Section 9.1    Fees and Expenses.

(a)
Except as specifically provided to the contrary in this Agreement, including Section 9.1(b) and (c), all costs and expenses incurred in connection with this Agreement and the consummation of the Merger shall be paid by the party incurring such expenses.

(b)
If Feitian shall terminate or abandon the Merger pursuant to Section 8.1(a)(iii) or Section 8.1(c), or if Yanhua shall terminate or abandon the Merger pursuant to Section 8.1(a)(iii), then Yanhua shall pay to Feitian an amount equal to Feitian's actual and reasonably documented out-of-pocket fees and expenses incurred by Feitian in connection with, the Merger, this Agreement and the consummation of the Merger.

(c)
If Yanhua shall terminate or abandon the Merger pursuant to Section 8.1(b), then Feitian shall pay to Yanhua an amount equal to Yanhua's actual and reasonably documented out-of-pocket fees and expenses incurred by Yanhua in connection with, the Merger, this Agreement and the consummation of the Merger.

Section 9.2    Amendment and Modification.

        Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of Yanhua contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Delisting Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by their respective shareholders, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

Section 9.3    Non-survival of Representations and Warranties.

        None of the representations and warranties in this Agreement or in any schedule or other document delivered pursuant to this Agreement shall survive the Effective Date. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Date.

Section 9.4    Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express and EMS in the PRC, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)
if to Feitian, to:

    Beijing Feitian Petroleum & Chemical Co., Ltd.
    No.A6 Huixin East Street
    Chaoyan District, Beijing, 100029, PRC
    Attention:
    Wang Lisheng
    Telephone No.:
    (8610) 6499-0008
    Telecopy No.:
    (8610) 6499-0477

  with a copy to:

    Haiwen & Partners
    Room 1711, Beijing Silver Tower
    No.2, Dong San Huan North Road
    Chao Yang District, Beijing, 100027, PRC
    Attention:
    He Fei
    Telephone No.:
    (8610) 6410-6566
    Telecopy No.:
    (8610) 6410-6928

  and

(b)
if to Yanhua, to:

    SINOPEC Beijing Yanhua Petrochemical Co.,Ltd.
    No. 1 North at Yingfeng Block 2, Yanshan
    Fangshan District, Beijing, 102500, PRC
    Attention:
    Zhou Quansheng
    Telephone No.:
    (8610) 6934-5924
    Telecopy No.:
    (8610) 6934-5448

  with a copy to:

    Coudert Brothers LLP
    39th Floor Gloucester Tower The Landmark
    11 Pedder Street, Central, Hong Kong
    Attention:
    Sherry X. Yin
    Telephone No.:
    (852) 2218-9100
    Telecopy No.:
    (852) 2218-9200

Section 9.5    Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement.

Section 9.6    Entire Agreement; No Third Party Beneficiaries.

        This Agreement (including the documents and the instruments referred to herein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 6.5 are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder.

Section 9.7    Severability.

        Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8    Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China.

Section 9.9    Time of Essence.

        Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.10    Extension; Waiver.

        At any time prior to the Effective Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.11    Assignment.

        Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.12    Language.

        This Agreement is prepared and executed in Chinese, with an English translation attached. Should there be any inconsistencies between the Chinese version and the English translation version, the Chinese version shall prevail.

Section 9.13    Disputes Settlement.

        All disputes arising from or in connection with this Agreement shall be settled through negotiation between the parties. If no agreement could be reached, the dispute shall be submitted to China International Economic and Trade Arbitration Committee for arbitration in accordance with the prevailing rules of the Commission.

Section 9.14    Effecting this Agreement.

        This Agreement shall become effective upon execution by both parties.

        IN WITNESS WHEREOF, Feitian have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Beijing Feitian Petroleum & Chemical Co., Ltd.

By: /s/
Name: Wang Lisheng Title: Chairman of the Board of Directors

        IN WITNESS WHEREOF, Yanhua have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SINOPEC Beijing Yanhua Petrochemical Co., Ltd.

By: /s/
Name: Wang Yongjian Title: Chairman of the Board of Directors

AMENDMENT TO THE AGREEMENT OF MERGER BY ABSORPTION

        WHEREAS, Beijing Feitian Petroleum & Chemical Co., Ltd. ("Feitian") and SINOPEC Beijing Yanhua Petrochemical Co., Ltd. ("Yanhua") entered into the Agreement of Merger by Absorption (the "Agreement") on December 29, 2004;

        WHEREAS, Feitian and Yanhua intend to amend certain provisions of the Agreement;

        NOW, THEREFORE, this AMENDMENT TO THE AGREEMENT OF MERGER BY ABSORPTION (this "Amendment") dated as of January 14, 2005, is entered into by and between Feitian and Yanhua to amend the Agreement as set forth below:

1.    Section 3.2(b) of the Agreement:

(b)
Payment of the Merger Consideration.

        Feitian shall make proper arrangements to ensure the Registrars, within 10 business days after the Delisting Date, to pay the Merger Consideration for each Yanhua H Share to each holder of Yanhua H Share recorded, at the Record Time, in the register of shareholders of Yanhua H Shares (other than BONY or the custodian in relation to the Yanhua H Shares represented by ADSs). The relevant Yanhua H Shares shall be deemed as cancelled thereafter.

        Feitian shall make proper arrangements to ensure the BONY, within 10 business days after the Delisting Date, to establish procedures/distribute instructions to holders of ADRs for the payment of the US dollar equivalent of the aggregated Merger Consideration for Yanhua H Shares represented by ADSs to each holder of ADSs or such other person entitled to receive the Merger Consideration through the ADSs. The relevant Yanhua H Shares represented by ADSs shall be deemed as cancelled thereafter.

        Feitian shall make proper arrangements to ensure the Bank of China (Hong Kong) to provide the funds, from the Merger Consideration deposited with Bank of China (Hong Kong) in accordance with Section 3.2(a), to enable the Registrars and the BONY to make the payments contemplated by this Section 3.2(b).

        Until the payment of the Merger Consideration as contemplated by Section 3.2, each Yanhua H Share shall be deemed at any time from and after the Delisting Date to represent only the right to receive the Merger Consideration as contemplated by Section 3.1.

        shall be amended to:

(b)
Payment of the Merger Consideration.

        Feitian shall make proper arrangements to ensure the Registrars, within 10 days after the Delisting Date, to pay the Merger Consideration for each Yanhua H Share to each holder of Yanhua H Share recorded, at the Record Time, in the register of shareholders of Yanhua H Shares (other than BONY or the custodian in relation to the Yanhua H Shares represented by ADSs). The relevant Yanhua H Shares shall be deemed as cancelled thereafter.

        Feitian shall make proper arrangements to ensure the BONY, within 10 days after the Delisting Date, to establish procedures/distribute instructions to holders of ADRs for the payment of the US dollar equivalent of the aggregated Merger Consideration for Yanhua H Shares represented by ADSs to each holder of ADSs or such other person entitled to receive the Merger Consideration through the ADSs. The relevant Yanhua H Shares represented by ADSs shall be deemed as cancelled thereafter.

        Feitian shall make proper arrangements to ensure the Bank of China (Hong Kong) to provide the funds, from the Merger Consideration deposited with Bank of China (Hong Kong) in accordance with

Section 3.2(a), to enable the Registrars and the BONY to make the payments contemplated by this Section 3.2(b).

        Until the payment of the Merger Consideration as contemplated by Section 3.2, each Yanhua H Share shall be deemed at any time from and after the Delisting Date to represent only the right to receive the Merger Consideration as contemplated by Section 3.1.

2.    Section 4.21 of the Agreement shall be deleted.

3.    Section 8.1(b) and Section 8.1(c):

  (a)
  By Yanhua: if Feitian shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Yanhua to Feitian, as applicable; and

  (b)
  By Feitian: if Yanhua shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice by Feitian to Yanhua, as applicable.

    shall be amended to:

  (c)
  By Yanhua: if Feitian shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach is of material significance to the Merger and cannot be or has not been cured within 30 days after the giving of written notice by Yanhua to Feitian, as applicable; and

  (d)
  By Feitian: if Yanhua shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach is of material significance to the Merger and cannot be or has not been cured within 30 days after the giving of written notice by Feitian to Yanhua, as applicable.

4.    MISCELLANEOUS

  i)
  Except as otherwise expressly provided in this Amendment, certain capitalized terms used in this Amendment have the same meanings set forth in the Agreement.

  ii)
  This Amendment shall be of the same effect as the Agreement.

  iii)
  This Amendment shall become effective upon execution by both parties.

        IN WITNESS WHEREOF, Feitian have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

Beijing Feitian Petroleum & Chemical Co., Ltd.

By: /s/
Name: Wang Lisheng Title: Chairman of the Board of Directors

        IN WITNESS WHEREOF, Yanhua have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

SINOPEC Beijing Yanhua Petrochemical Co., Ltd.

By: /s/
Name: Wang Yongjian Title: Chairman of the Board of Directors

Annex G

Notice of Special General Meeting

SINOPEC BEIJING YANHUA PETROCHEMICAL COMPANY LIMITED
(A joint stock limited company incorporated in the People's Republic of China with limited liability)
(Stock code: 0325)

NOTICE OF SPECIAL GENERAL MEETING

        NOTICE IS HEREBY GIVEN that a special general meeting of Sinopec Beijing Yanhua Petrochemical Company Limited (the "Company") will be held at 9:30 a.m. (Beijing time) on Friday, March 4, 2005 at Beijing Yanhua Hotel, No. 4 Ying Feng Zhong Lu, Yanshan, Fangshan District, Beijing, the People's Republic of China, for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as a special resolution (being a resolution which has to be approved by at least two-thirds of the votes attaching to the shares of the Company that are cast either in person or by proxy in the meeting):

SPECIAL RESOLUTION:

        "THAT subject to the passing of this same resolution by the independent shareholders of the Company, in a separate Special General Meeting, as approved by at least 75% of the votes attaching to the H shares of the independent shareholders of the Company that are cast either in person or by proxy at the Special General Meeting of the independent shareholders of the Company (with the number of votes cast against the resolution by the independent shareholders of the Company being not more than 10% of all the H shares held by all the independent shareholders of the Company):

  (a)
  the merger agreement and the related amendment agreement entered into between the Company and Beijing Feitian Petrochemical Co., Ltd. and dated December 29, 2004 ("Merger Agreement") and January 14, 2005 ("Amendment Agreement"), respectively, the execution of the Merger Agreement and the Amendment Agreement by or for and on behalf of the Company, and the transactions contemplated thereunder be and are hereby approved, ratified and confirmed; and

  (b)
  any director of the Company be and is hereby authorised to take such other action and execute such documents or deeds as he may consider necessary or desirable for the purpose of implementing the transactions contemplated by the Merger Agreement and the Amendment Agreement."

By order of the Board Sinopec Beijing Yanhua Petrochemical Company Limited Zhou Quansheng Secretary to the Board of Directors

Beijing, the People's Republic of China
January 17, 2005

Legal address of the Company:
No. 1, Beice, Yingfeng Er Li,
Yanshan, Fangshan District, Beijing,
The People's Republic of China
Postal Code: 102500

G-1

Notes:

1.
Holders of the Company's overseas listed foreign invested shares (in the form of H shares) whose names appear on the register of members of the Company at close of business on February 1, 2005 are eligible to attend the Special General Meeting.

2.
According to the Company's articles of association, the H share register of the Company will be closed 30 days before the Special General Meeting, which is from February 2, 2005 to March 4, 2005 (both days inclusive), during which time no H share transfer will be effected. In order to be entitled to attend and vote at the Special General Meeting, share transfer documents should be lodged with the Company's H share registrar no later than 4:00 p.m. on February 1, 2005.

  The address of the H shares registrar of the Company is as follows:

  Hong Kong Registrars Limited
  Rooms 1712-16, 17th Floor
  Hopewell Centre
  183 Queen's Road East
  Wanchai
  Hong Kong

3.
Each shareholder who has the right to attend and vote at the Special General Meeting is entitled to appoint one or more proxies, whether they are shareholders or not, to attend and vote on his behalf at the Special General Meeting.

4.
A proxy appointing a proxy must be in writing under the hand of the appointor or the attorney. If that instrument is signed by an attorney of the appointer, the power of attorney must be notarially certified. To be valid, the notarially certified power of attorney and the form of proxy must be delivered to the office of the H shares registrar of the Company, Hong Kong Registrars Limited, at 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong not less than 24 hours before the time appointed for the holding of the Special General Meeting.

5.
Shareholders intending to attend the Special General Meeting should return the accompanying rely slip attached to this notice to the office of the H shares registrar of the Company, Hong Kong Registrars Limited, at 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong before February 12, 2005 personally or by mail, cable or facsimile. Returning the proxy form will not affect shareholders' right to attend and vote in person.

6.
Shareholders attending the Special General Meeting are responsible for their own transportation and accommodation expenses.

  * As at the date of this notice, the Board comprises of Mr. Wang Yongjian (Chairman), Mr. Yang Qingyu (Vice-chairman) and Mr. Xu Hongxing (General Manager) as executive directors, Ms. Wang Yuying, Mr. Wang Ruihua, Mr. Cui Guoqi and Mr. Xiang Hanyin as non-executive directors, and Mr. Zhang Yanning, Mr. Liu Haiyan and Mr. Yang Xuefeng as independent non-executive directors.

G-2

Annex H

Notice of Special General Meeting of Independent Shareholders

SINOPEC BEIJING YANHUA PETROCHEMICAL COMPANY LIMITED
(A joint stock limited company incorporated in the People's Republic of China with limited liability)
(Stock code: 0325)

NOTICE OF SPECIAL GENERAL MEETING OF INDEPENDENT SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that a special general meeting of independent shareholders (the "Special General Meeting of Independent Shareholders") of Sinopec Beijing Yanhua Petrochemical Company Limited (the "Company") will be held at 10:30 a.m. (Beijing time) on Friday, March 4, 2005 at Beijing Yanhua Hotel, No. 4 Ying Feng Zhong Lu, Yanshan, Fangshan District, Beijing, the People's Republic of China, for the purpose of considering and, if thought fit, passing the following resolution which shall be approved by at least 75% of the votes attaching to the H shares of the Company held by the independent shareholders of the Company that are cast either in person or by proxy at the Special General Meeting of Independent Shareholders; and with the number of votes cast against the same resolution at the Special General Meeting of Independent Shareholders amounting to not more than 10% of all the H shares of the Company held by all of the independent shareholders of the Company. The independent shareholders of the Company for the present purposes mean the registered holders of shares in the Company other than China Petroleum & Chemical Corporation and parties acting in concert with it, Lehman Brothers Asia Limited and parties acting in concert with it and Bear Stearns Asia Limited and parties acting in concert with it.

SPECIAL RESOLUTION:

        "THAT subject to the passing of this same resolution by the shareholders of the Company as required by the relevant laws of the People's Republic of China:

  (a)
  the merger agreement and the related amendment agreement entered into between the Company and Beijing Feitian Petrochemical Co., Ltd. and dated December 29, 2004 ("Merger Agreement") and January 14, 2005 ("Amendment Agreement"), respectively, the execution of the Merger Agreement and the Amendment Agreement by or for and on behalf of the Company, and the transactions contemplated thereunder be and are hereby approved, ratified and confirmed; and

  (b)
  any director of the Company be and is hereby authorised to take such other action and execute such documents or deeds as he may consider necessary or desirable for the purpose of implementing the transactions contemplated by the Merger Agreement and the Amendment Agreement."

By order of the Board Sinopec Beijing Yanhua Petrochemical Company Limited Zhou Quansheng Secretary to the Board of Directors

Beijing, the People's Republic of China
January 17, 2005

H-1

Legal address of the Company:

No. 1, Beice, Yingfeng Er Li,
Yanshan, Fangshan District,
Beijing 100031
The People's Republic of China
Postal Code: 102500

Notes:

1.
Holders of the Company's overseas listed foreign invested shares (in the form of H shares) whose names appear on the register of members of the Company at close of business on February 1, 2005 are eligible to attend the Special General Meeting of Independent Shareholders.

2.
According to the Company's articles of association, the H share register of the Company will be closed 30 days before the Special General Meeting of Independent Shareholders, which is from February 2, 2005 to March 4, 2005 (both days inclusive), during which time no H share transfer will be effected. In order to be entitled to attend and vote at the Special General Meeting of Independent Shareholders, share transfer documents should be lodged with the Company's H share registrar no later than 4:00 p.m. on February 1, 2005.

  The address of the H share registrar of the Company is as follows:

  Hong Kong Registrars Limited
  Rooms 1712-16, 17th Floor
  Hopewell Centre
  183 Queen's Road East
  Wanchai
  Hong Kong

3.
Each shareholder who has the right to attend and vote at the Special General Meeting of Independent Shareholders is entitled to appoint one or more proxies, whether they are shareholders or not, to attend and vote on his behalf at the Special General Meeting of Independent Shareholders.

4.
A proxy appointing a proxy must be in writing under the hand of the appointor or the attorney. If that instrument is signed by an attorney of the appointer, the power of attorney must be notarially certified. To be valid, the notarially certified power of attorney and the form of proxy must be delivered to the office of the H shares registrar of the Company, Hong Kong Registrars Limited, at 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong not less than 24 hours before the time appointed for the holding of the Special General Meeting of Independent Shareholders.

5.
Shareholders intending to attend the Special General Meeting of Independent Shareholders should return the accompanying rely slip attached to this notice to the office of the H shares registrar of the Company, Hong Kong Registrars Limited, at 46th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong before February 12, 2005 personally or by mail, cable or facsimile. Returning the proxy form will not affect shareholders' right to attend and vote in person.

6.
Shareholders attending the Special General Meeting of Independent Shareholders are responsible for their own transportation and accommodation expenses.

  * As at the date of this notice, the Board comprises of Mr. Wang Yongjian (Chairman), Mr. Yang Qingyu (Vice-chairman) and Mr. Xu Hongxing (General Manager) as executive directors, Ms. Wang Yuying, Mr. Wang Ruihua, Mr. Cui Guoqi and Mr. Xiang Hanyin as non-executive directors, and Mr. Zhang Yanning, Mr. Liu Haiyan and Mr. Yang Xuefeng as independent non-executive directors.

H-2

Annex I

Schedule of Directors and Executive Officers of Beijing Yanhua, Sinopec Corp.,
Beijing Feitian and CPC

        The following persons are the directors, executive officers and supervisors of Beijing Yanhua as of the date of this document. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws of the United States or a finding of any violation of federal or state securities law of the United States. All of these persons are citizens of the PRC.

Name and Present Position with Beijing Yanhua	Current Business Address	Business Experience During the Past Five Years and Period Served
WANG Yongjian Chairman of the Board of Directors and Executive Director	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC	Mr. Wang joined Yanshan Company in 1982 and has served in various capacities including Director of the No. 3 Chemical Plant. Mr. Wang served as the Deputy General Manager of Yanshan Company from February 2000 to April 2002 and has been serving as the General Manager since April 2002. During the period from June 2000 to June 2003, Mr. Wang was appointed as Director of the second session of the Beijing Yanhua Board, and was re-elected as Director of the third session of the Beijing Yanhua Board in June 2003. In July 2004, Mr. Wang was elected Chairman of the Beijing Yanhua Board. Mr. Wang graduated from the East China Petroleum Institute and has a Master's degree in Business Administration from Dalian University of Technology.
YANG Qingyu Vice-chairman of the Board of Directors and Executive Director	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Mr. Yang joined Yanshan Company in 1970, serving in various capacities, and became Deputy General Manager of Yanshan Company in February 1993. From April 1997 to date, Mr. Yang has served as Director of the first, second, and third sessions of the Beijing Yanhua Board in succession, and as the Vice Chairman of Beijing Yanhua from August 2002 to the present. Mr. Yang graduated from Tianjin University.
XU Hongxing General Manager of and Executive Director	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Mr. Xu joined Yanshan Company in 1982 and has served in various capacities including Deputy Director of the Synthetic Rubber Unit. Mr. Xu served as the Deputy General Manager of Yanshan Company from February 2000 to April 2002. From August 2002 to date, he has held the post of the General Manager of Beijing Yanhua. He also served as Director of the second session of the Beijing Yanhua Board during the period from June 2000 to June 2003, and was re-elected as Director of the third session of the Beijing Yanhua Board in June 2003. Mr. Xu graduated from Tianjin University and has a Master's degree in Business Administration from People's University of China.

WANG Yuying Non-executive Director	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Ms. Wang joined Yanshan Company in 1970 and has served in various capacities. She has served as the Secretary of the Communist Party Committee of Yanshan Company and Vice-chairman of Yanshan Company from February 2000 to the present. Since April 1997, Ms. Wang has also been elected in succession as Director of the first, second, and third sessions of the Beijing Yanhua Board. Ms. Wang graduated from People's University of China with a master's degree in the administration of industrial enterprises.
WANG Ruihua Non-executive Director	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Mr. Wang joined Yanshan Company in 1969 and has served in various capacities. Mr. Wang served as Chairman of the Trade Union of the Yanshan Company from May 1996 to February 2000, and became Deputy General Manager of Yanshan Company in February 2000. Since April 1997, he has also been elected in succession as Director of the first, second, and third sessions of the Beijing Yanhua Board. Mr. Wang graduated from Beijing Junior College of Petro-Chemical Engineering and Beijing Economics Institute.
CUI Guoqi Non-executive Director	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Mr. Cui joined Yanshan Company in 1969 and has served in various capacities. Mr. Cui was appointed as Chairman of the Trade Union of the Yanshan Company in February 2000. Mr. Cui had served as Director of the second session of the Beijing Yanhua Board from June 2000 to June 2003, and was re-elected as Director of the third session of the Beijing Yanhua Board in June 2003. Mr. Cui graduated from the People's University of China with a Master's degree in Business Administration.
XIANG Hanyin Non-executive Director	Jia No.6, Huixin Dongjie, Chaoyang District, Beijing, PRC
Mr. Xiang joined the Chemicals Department of Sinopec Corp. in January 2000 as Deputy Director, served as Director of the second session of the Beijing Yanhua Board from March 2002 to June 2003, and was re-elected as Director of the third session of the Beijing Yanhua Board in June 2003. Mr. Xiang graduated from Nanjing Chemical Institute.
ZHANG Yanning Independent Non-executive Director	No. 17 Nanlu, Zizhuyuan, Haidian District, Beijing, PRC
Mr. Zhang has served in various governmental offices, holding positions such as Vice Minister of the State Economic Commission, Deputy Director of the Production Committee of the State Council, Deputy Chief of the Economic and Trade Office of the State Council, member of the Finance and Economic Affairs Committee of the National People's Congress. Since 1979, Mr. Zhang has served as the Secretary General of the China Enterprise Management Association, Director General of the China Enterprise Confederation and Executive Vice President of the China Enterprise Confederation. Mr. Zhang served as Director of the second session of the Beijing Yanhua Board from June 2000 to June 2003, and was re-elected as Director of the third session of the Beijing Yanhua Board in June 2003. Mr. Zhang graduated from the Dalian Engineering Institute.

LIU Haiyan Independent Non-executive Director	Huaxia Bank, No. 111, Bei Dajie, Xidan, Beijing, PRC
Mr. Liu joined Yanshan Company in 1969 and has served in various capacities, including Director of the Oil Refinery Plant and General Manager of the Yanshan Company. Mr. Liu has served as the Vice Mayor of Beijing Municipality since January 1998, and Chairman of the Board of Huaxia Bank, a leading PRC domestic bank with its headquarter located in Beijing, PRC, since April 2003. Mr. Liu was elected Director of the third session of the Beijing Yanhua Board in June 2003. Mr. Liu graduated from Xi'an Petroleum Institute and has obtained a master's degree from Beijing Petroleum Institute.
YANG Xuefeng Independent Non-executive Director	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Mr. Yang joined Sinopec Corp. in 1984 and has served in various capacities including Deputy Director of the Department of Production Management and Deputy Director of the Planning Department. Mr. Yang served as Director of the second session of the Beijing Yanhua Board from March 2002 to June 2003, and was re-elected as Director of the third session of the Beijing Yanhua Board in June 2003. Mr. Yang graduated from the Beijing Petroleum Institute.
SHANG Bo Chairman of the Board of Supervisors and Supervisor	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Mr. Shang joined Yanshan Company in 1969 and has served in various capacities. From May 1996 to date, Mr. Shang has served as Deputy Secretary of the Communist Party Committee of Yanshan Company. Mr. Shang has been both a Supervisor and the Chairman of the first, second and third sessions of the Supervisory Board of Beijing Yanhua since April 1997. Mr. Shang graduated from the Lanzhou Petroleum School and the Beijing Municipal Management Executive Training Institute.
REN Jinxiang Supervisor	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Mr. Ren joined Yanshan Company in 1969 and has served in various capacities. Mr. Ren has served as Deputy Chairman of the Trade Union of Yanshan Company since July 2002, and was elected a Supervisor of the third session of the Supervisory Board of Beijing Yanhua in June 2003. Mr. Ren graduated from the Self-taught Examinations Program of Beijing Higher Education and majored in executive management.
WANG Guifen Supervisor	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Ms. Wang joined Yanshan Company in 1971 and has served in various capacities. Ms. Wang served as Deputy Secretary of the Disciplinary Inspection Committee of Yanshan Company from April 1998 to November 2004, and Director of the Supervision Department of Yanshan Company from July 2002 to November 2004. Ms. Wang was elected a Supervisor of the third session of the Supervisory Board of Beijing Yanhua in June 2003. Ms. Wang graduated from the People's University of China.

WANG Shulan Supervisor	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Ms. Wang joined Yanshan Company in 1971 and has served in various capacities. Ms. Wang served as Deputy Chief of the Accounting Office of Yanshan Company from March 1998 to July 2000, and Director of the Auditing Department of Yanshan Company from July 2000 to November 2004. Ms. Wang was a Supervisor of the second session of the Supervisory Board of Beijing Yanhua from June 2000 to June 2003, and was re-elected as a Supervisor of the third session of the Supervisory Board of Beijing Yanhua in June 2003. Ms. Wang graduated from the People's University of China.
LIU Changwei Supervisor	No. 5 Yandonglu, Yanshan, Fangshan District, Beijing, PRC
Mr. Liu joined Yanshan Company in 1983 and has served in various capacities. Mr. Liu became Chief of the Management Committee of the Company's No. 1 Chemical Plant in July 2002, and was elected a Supervisor of the third session of the Supervisory Board of Beijing Yanhua in June 2003. Mr. Liu graduated from Fushun Petroleum Institute.
RONG Guozhong Supervisor	No. 1 Xiangyanglu, Yanshan, Fangshan District, Beijing, PRC
Mr. Rong joined Yanshan Company in 1976 and has served in various capacities. Mr. Rong became Chairman of the Trade Union of Yanshan Company's Polypropylene Department in August 2002, and was elected a Supervisor of the third session of the Supervisory Board of Beijing Yanhua in June 2003. Mr. Rong graduated from the People's University of China.
ZHANG Jianjun Supervisor	Jia No.6, Huixin Dongjie, Chaoyang District, Beijing, PRC
Ms. Zhang joined Yanshan Company in 1971 and has served in various capacities including Deputy Secretary of the Disciplinary Inspection Committee of Yanshan Company. Ms. Zhang became Deputy Director of the Supervision Department of CPC in January 2000, and was elected a Supervisor of the third session of the Supervisory Board of Beijing Yanhua in June 2003. Ms. Zhang graduated from Tianjin University.
GENG Dianming Supervisor	No. 21 Yingfengjie, Yanshan, Fangshan District, Beijing, PRC
Mr. Geng joined Yanshan Company in 1978, and has served in various capacities. Since 1993 he has also served as Chief Accountant in Zhonglei Accounting Firm Beijing Office (previously known as Beijing Zhongyan Accounting Firm), a PRC domestic accounting firm with its headquarters located in Beijing, PRC. Mr. Geng was elected a Supervisor of the third session of the Supervisory Board of Beijing Yanhua in June 2003. Mr. Geng graduated from the Graduate School of China Academy of Social Sciences.
ZHAO Shaohua Supervisor	No. 21 Yingfengjie, Yanshan, Fangshan District, Beijing, PRC
Mr. Zhao joined Yanshan Company in 1970 and has served in various capacities including Chief Accountant of Yanshan Company from June 1996 to February 2000. Mr. Zhao was elected a Supervisor of the third session of the Supervisory Board of Beijing Yanhua in June 2003. Mr. Zhao graduated from Xuzhou Normal College.

ZHAO Qichao Deputy General Manager	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Mr. Zhao joined Yanshan Company in 1983, and has served in various capacities including Director of the No.2 Chemical Plant of Beijing Yanhua since May 1997. Mr. Zhao became Deputy General Manager of Beijing Yanhua in August 2002. Mr. Zhao graduated from the Second Branch of Beijing Chemical Institute.
GUO Hong Chief Financial Officer	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Mr. Guo joined Yanshan Company in 1982 and has served in various capacities including Deputy Director of the Financial Department of the Company from August 1999 to July 2002. Mr. Guo became Deputy Chief Accountant and Financial Director General of Beijing Yanhua in August 2002. Mr. Guo obtained a master's degree from Wuhan University of Industry.
ZHOU Quansheng Secretary of the Board	No. 1 Gang Nanlu, Yanshang, Fangshan District, Beijing, PRC
Mr. Zhou joined Yanshan Company in 1990 and has served in various capacities, including his current positions as Head of the Secretariat of the Board of Directors since July 2000 and Secretary to the Board of Directors of the Beijing Yanhua since April 2003. Mr. Zhou graduated from Zhejiang University and obtained a Master's degree in Business Administration from the Dalian University of Technology.

        The following persons are the directors, executive officers and supervisors of Sinopec Corp. as of the date of this document. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws of the United States or a finding of any violation of federal or state securities law of the United States. Except Ho Tsu Kwok Charles, all of these persons are citizens of the PRC. Ho Tsu Kwok Charles is a British National (Overseas) passport holder.

Name and present Position with Sinopec Corp.	Current Business Address	Business Experience During the Past Five Years and Period Served
CHEN Tonghai Chairman of the Board of Directors	No. 6A huixin east st. Chaoyang district, Beijing	Mr. Chen is also the general manager of China Petrochemical Corporation. Mr. Chen graduated from Northeast Petroleum Institute in September 1976 specializing in petroleum production engineering. Mr. Chen is a professor level senior economist. He has extensive experience in petrochemical industry administration and macro-economic management. From March 1983 to December 1986, Mr. Chen was Deputy Head and then Head of Zhenhai Petroleum and Petrochemical Plant under former China Petrochemical Corporation. From December 1986 to July 1989, Mr. Chen served as Managing Deputy Mayor of Ningbo City. From July 1989 to June 1991, Mr. Chen served as Managing Deputy Director of Planning and Economic Committee of Zhejiang Province. From June 1991 to February 1992, Mr. Chen served as Acting Mayor of Ningbo City. From February 1992 to January 1994, Mr. Chen served as Mayor of Ningbo City, Zhejiang Province. From January 1994 to April 1998, Mr. Chen served as Vice Minister of the State Planning Commission. Mr. Chen served as Vice President of China Petrochemical Corporation from April 1998 to March 2003. Mr. Chen has been President of China Petrochemical Corporation since March 2003. Mr. Chen served as Director and Vice Chairman of the first session of the Board of Directors of Sinopec Corp. from February 2000 to April 2003. Mr. Chen was elected as Director and Chairman of the second session of the Board of Directors of Sinopec Corp. in April 2003.
WANG Jiming Vice Chairman of the Board of Directors and President	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Wang graduated from East China Chemical Institute in September 1964 specializing in petroleum refining. Mr. Wang is a professor level senior engineer with over 30 years' management experience in China's petroleum and petrochemical industry. From November 1984 to June 1993, Mr. Wang served as Vice President, Acting President and President of Shanghai Petrochemical Plant, a subsidiary of the former China Petrochemical Corporation. From June 1993 to February 1994, he served as Chairman of the board of directors and General Manager of Shanghai Petrochemical Company Limited. He served as Vice President of China Petrochemical Corporation (before reorganization) and Chairman of Shanghai Petrochemical Company from February 1994 to April 1998. Mr. Wang served as Vice President of China Petrochemical Corporation from April 1998 to February 2000. Mr. Wang has also served as Chairman of Shanghai SECCO Petrochemical Company Limited from December 2001 to July 2003. Mr. Wang served as Director of the first session of the Board of Directors and President of Sinopec Corp. from February 2000 to April 2003. In April 2003, Mr. Wang was elected as Director and Vice Chairman of the second session of the Board of Directors of Sinopec Corp. and was appointed as President of Sinopec Corp.

MOU Shuling Director and Senior Vice President	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Mou graduated from Beijing Petroleum Institute in July 1968 specializing in petroleum production engineering. Mr. Mou is a professor level senior engineer and has over 30 years' management experience in China's petroleum industry. From February 1990 to April 1997, Mr. Mou served as Deputy Director and Director of Jiangsu Petroleum Exploration Bureau. From April 1997 to April 1998, Mr. Mou served as Director of Shengli Petroleum Administration Bureau. Mr. Mou served as Vice President of China Petrochemical Corporation from April 1998 to February 2000. Mr. Mou served as Director of the first session of the Board of Directors and Vice President of Sinopec Corp. from February 2000 to April 2003. In April 2003, Mr. Mou was elected as Director of the second session of the Board of Directors of Sinopec Corp. and was appointed as Senior Vice President of Sinopec Corp.
ZHANG Jiaren Director, Senior Vice President and Chief Financial Officer	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Zhang graduated from Hefei Industrial University in July 1966 specializing in electrical engineering. Mr. Zhang is a professor level senior economist with over 30 years' management experience in China's petrochemical industry. From August 1987 to July 1994, Mr. Zhang served as Vice President and President of Zhenhai Petroleum and Petrochemical Plant under former China Petrochemical Corporation. From July 1994 to April 1998, Mr. Zhang served as Chairman and President of Zhenhai Refining and Chemical Company. Mr. Zhang served as Vice President of China Petrochemical Corporation from April 1998 to February 2000. Mr. Zhang served as Director of the first session of the Board of Directors and Vice President of Sinopec Corp. from February 2000 to April 2003. Mr. Zhang has been Chief Financial Officer of Sinopec Corp. since March 2000. In April 2003, Mr. Zhang was elected as Director of the second session of the Board of Directors of Sinopec Corp. and was appointed as Senior Vice President and Chief Financial Officer of Sinopec Corp.
CAO Xianghong Director and Senior Vice President of Sinopec Corp.	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Cao graduated from Nanjing Chemical Institute in July 1967 specializing in macro molecular chemistry. Mr. Cao is an academician of the China Academy of Engineering and a professor level senior engineer. Mr. Cao has over 30 years' management experience in China's petrochemical industry. From July 1984 to August 1997, Mr. Cao served as Vice President and Chief Engineer of Beijing Yansan Petrochemical Company under former China Petrochemical Corporation. From August 1997 to February 2000, Mr. Cao served as President, Vice Chairman and Chairman of Beijing Yansan Petrochemical Company Limited and Chairman of Beijing Yanhua Petrochemical Company Limited. Mr. Cao served as Director of the first session of the Board of Directors and Vice President of Sinopec Corp. from February 2000 to April 2003. In April 2003, Mr. Cao was elected as Director of the second session of the Board of Directors of Sinopec Corp. and was appointed as Senior Vice President of Sinopec Corp.

LIU Genyuan Director	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Liu graduated from Shanghai Science and Technology University in July 1968 specializing in radiation chemistry. He is a professor level senior economist and has over 30 years' extensive management experience in China's petrochemical industry. From May 1995 to July 2001, he served as President of Shanghai Gaoqiao Petrochemical Company under former China Petrochemical Corporation. Mr. Liu has been Vice President of China Petrochemical Corporation since July 2001. Mr. Liu was elected as Director of the second session of the Board of Directors of Sinopec Corp. in June 2003.
GAO Jian Director	No. 6A huixin east st. Chaoyang district, Beijing
In September 1982, Mr. Gao graduated from the Beijing Institute of Political Science and Law as a postgraduate specializing in politics and economics. In July 1992, he graduated from the Finance and Science Research Institute of the Ministry of Finance of the State with a Ph.D degree specializing in finance. From November 1997 to June 1998, he conducted postdoctoral researches at the Faculty of Economics at Harvard University, USA and is a Senior Economist. Mr. Gao has been engaged in researches in economic theories and financial management for a long period of time and has extensive experience in economics and financial management. From January 1989 to April 1994, he was the Deputy Director of the Department of Treaty and Law of the Ministry of Finance and the Deputy Director of the State Liabilities Management Department. From April 1994 to October 1998, he was the head of the State Liabilities Department and the head of the Department of Treaty and Law of the Ministry of Finance. From October 1998 to April 2001, he was the chief economist, the head of the Funds Bureau and, concurrently, the chief representative of the Hong Kong Representative Office of the State Development Bank. From April 2001 to July 2003, he was the Assistant to the Head of the Funds Bureau and, concurrently, the chief representative of the Hong Kong Representative Office of the State Development Bank. Since July 2003, he has been Deputy Governor of the State Development Bank. He was elected a director of Sinopec Corp. in May 2004.

FAN Yifei Director	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Fan graduated from Changzhou Financial and Economic School in July 1982 specializing in infrastructure finance and credit. He obtained a master's degree in finance from the Financial Science Research Institute of the Ministry of Finance in September 1990. In July 1993, he obtained a doctoral degree in finance from the Renmin University of China. He is a senior accountant. He has long engaged in financial management work, and has relatively extensive experience in financial management. From February 1994 to September 1994, he was the Assistant to the General Manager and Manager of the Planning and Finance Department of the Trust Investment Company of China Construction Bank. From September 1994 to July 1996, he served as Deputy Director of the Capital Planning Department of China Construction Bank. He was the General Manager of the Finance and Accounting Department of China Construction Bank from July 1996 to January 1998. He was the General Manager of the Planning and Finance Department of China Construction Bank from January 1998 to February 2000. He has been the Assistant to the Governor of China Construction Bank since February 2000. Mr. Fan was elected as Director of the second session of the Board of Directors of Sinopec Corp. in April 2003.
CHEN Qingtai Independent Non-executive Director	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Chen graduated from Tsinghua University in February 1964 specializing in power and dynamics engineering. Mr. Chen is a researcher and professor. Mr. Chen was engaged in business administration and macro-economic management over a long period of time, and has accumulated extensive experience in business administration and macro-economic management over a long period of time. From October 1982 to July 1992, Mr. Chen was Chief Engineer, President and Chairman of China No. 2 Automobile Works and Chairman of Shenlong Automobile Co., Ltd. From July 1992 to April 1993, Mr. Chen served as Deputy Director of the State Council Economic and Trade Office. From April 1993 to March 1998, Mr. Chen served as Deputy Director of State Economic and Trade Commission. Since July 2000, he has been Director of the Public Management College under Tsinghua University. Mr. Chen has been Vice Minister of State Council Development and Research Center and a member of the National Committee of the tenth session of Chinese People's Political Consultative Conference since March, 2003. Mr. Chen served as Independent Non-executive Director of the first session of the Board of Directors of Sinopec Corp. from February 2000 to April 2003. In April 2003, Mr. Cao was elected as Independent Non-executive Director of the second session of the Board of Directors of Sinopec Corp.

HO Tsu Kwok Charles Independent Non-executive Director	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Ho is Chairman of Hong Kong Tobacco Company Limited, a cigarette manufacturer and distributor in the Asia Pacific. Mr. Ho is also Chairman and Director of Global China Investments Limited, a joint venture between a Canadian provincial government pension fund and the Ontario Municipal Employees Retirement System. He is responsible for devising investment and management strategies for Global China Investments Limited. Mr. Ho is Chairman of Global China Investments Holdings Limited and Non-executive Director of China National Aviation Company Limited, each listed on the Hong Kong Stock Exchange. Mr. Ho is also a member of the Chinese People's Political Consultative Conference and a member of Economic Consultative Advisor to Shandong provincial government. He is a member of the Board of Trustees of the University of International Business and Economics of China and Honorary member of the Board of Trustees of Peking University and member of the Board of Trustees of Chinese University of Hong Kong. Mr. Ho is also a member of the tenth session of the National Committee of the Chinese People's Political Consultative Conference. Mr. Ho served as Independent Non-executive Director of the first session of the Board of Directors of Sinopec Corp. from June 2000 to April 2003. In April 2003, Mr. Ho was elected as Independent Non-executive Director of the second session of the Board of Directors of Sinopec Corp.
SHI Wanpeng Independent Non-executive Director	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Shi graduated from Northern Jiaotong University in August 1960 specializing in railway transportation administration. He is a professor level senior engineer. He has long engaged in economic management work, and has extensive experience in macro-economic management. From January 1983 to January 1987, he served as a Deputy Director of the Transport Bureau of the State Economic Commission. From January 1987 to May 1988, he was the Director of the Economic and Technical Co-operation Bureau of the State Economic Commission. From May 1988 to July 1991, he was the Director of the Production and Dispatch Bureau of the State Planning Commission. From July 1991 to July 1992, he served as Deputy Secretary General of the Production Office of the State Council. From July 1992 to April 1993, he served as a Deputy Director of the Economic and Trade Office of the State Council. From April 1993 to July 1997, he was a Vice Minister of the State Economic and Trade Commission. From July 1997 to March 1998, he was the Chairman (minister level) of the China Textiles Association. From March 1998 to February 2002, he served as a Vice Minister of the State Economic and Trade Commission. He has been a member of the National Committee of the tenth session of the Chinese People's Political Consultative Conference and Deputy Director of its Economic Committee since March 2003. Mr. Shi was elected as Independent Non-executive Director of the second session of the Board of Directors of Sinopec Corp. in April 2003.

ZHANG Youcai Independent Non-executive Director	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Zhang graduated from Nanjing Industrial University in August 1965 specializing in inorganic chemistry. He is a professor. He has long engaged in business administration, financial management and government work, and has extensive experience in industrial, economic, financial and accounting management. From January 1968 to August 1980, he served as a technician, Vice President, Deputy Secretary of the Party Committee and President, respectively, of Nantong Chemical Fertilizer Plant. From August 1980 to January 1982, he was a Deputy Director and a member of the Leading Party Group of the Industrial Bureau of Nantong Region. From January 1982 to February 1983, he served as a Deputy Director of the Planning Commission of Nantong Region. From February 1983 to November 1989, he served as a Deputy Mayor, Deputy Secretary of the Party Committee and Mayor, respectively, of Nantong City. He was a Vice Minister and a member of the Leading Party Group of the Ministry of Finance from December 1989 to July 2002 (from May 1994 to March 1998 of this period, he served concurrently as the Director of the State-owned Assets Administration Bureau). He has been the Chairman of The Chinese Institute of Chief Accountants since November 2002. He has also been the member of the standing committee of the tenth session of the National People's Congress and Deputy Director of its Financial and Economic Committee since March 2003. Mr. Zhang was elected as Independent Non-executive Director of the second session of the Board of Directors of Sinopec Corp. in April 2003.
CAO Yaofeng Director	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Cao graduated from the General Section of East China Petroleum Institute in September 1977 specializing in mining machinery. He obtained a master's degree in mechanical design and theories from the Petroleum University (East China) in June 2001. He is a professor level senior engineer. From April 1997 to December 2001, he was a Deputy Director of Shengli Petroleum Administration Bureau under China Petrochemical Corporation. He acted concurrently as a Vice-Chairman of the Board of Directors of Sinopec Shengli Oilfield Company Limited from May 2000 to December 2001. From December 2001 to December 2002, he was a Director and the General Manager of Sinopec Shengli Oilfield Company Limited. He has been the Chairman of the Board of Directors of Sinopec Shengli Oilfield Company Limited since December 2002. Mr. Cao was elected as Employee Representative Director of the second session of the Board of Directors of Sinopec Corp. in April 2003.

WANG Zuoran Chairman of the Supervisory Committee	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Wang graduated from Shandong Economic Administration Institute in September 1994 specializing in economic administration. Mr. Wang is a professor level senior economist and he has extensive experience in the management of petroleum industry. From October 1994 to February 2000, Mr. Wang served as Deputy Director and Party Secretary of Shengli Petroleum Administration Bureau. From February 2000 to July 2001, Mr. Wang was the Assistant to President of China Petrochemical Corporation. Mr. Wang has been Director of Disciplinary Supervision Committee of China Petrochemical Corporation since July 2001. Mr. Wang served as Supervisor of the first session of the Supervisory Committee of Sinopec Corp. from February 2000 to April 2003. In April 2003, Mr. Wang was elected as Supervisor and Chairman of the second session of the Supervisory Committee of Sinopec Corp.
ZHANG Chongqing Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Zhang graduated from China University of Science and Technology in July 1967 specializing in macro molecular chemistry. He is a professor level senior economist. From April 1991 to February 1993, Mr. Zhang served as Deputy President of Planning Institute of former China Petrochemical Corporation. From February 1993 to December 1998, Mr. Zhang served as Deputy Director and Director of General Administrative Office of former China Petrochemical Corporation. Mr. Zhang has been Director of General Administrative Office of China Petrochemical Corporation since December 1998. Mr. Zhang served as Supervisor of the first session of the Supervisory Committee of Sinopec Corp. from February 2000 to April 2003. In April 2003, Mr. Zhang was elected as Supervisor of the second session of the Supervisory Committee of Sinopec Corp.
WANG Peijun Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Wang graduated from Northeast Petroleum Institute in July 1970 specializing in oil and gas field engineering. He is a professor level senior economist. From June 1989 to August 1991, Mr. Wang was Vice Party Secretary of Qilu Petroleum and Petrochemical Company under former China Petrochemical Corporation. From August 1991 to December 1998, he served as Deputy Director and Director of Human Resources Department of former China Petrochemical Corporation. Since December 1998, Mr. Wang has been Director of Human Resources Department of China Petrochemical Corporation. Mr. Wang served as Supervisor of the first session of the Supervisory Committee of Sinopec Corp. from February 2000 to April 2003. In April 2003, Mr. Wang was elected as Supervisor of the second session of the Supervisory Committee of Sinopec Corp.

WANG Xianwen Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Wang graduated from Jilin University in July 1968 specializing in chemistry. He is a professor level senior economist. From April 1984 to March 1990, Mr. Wang served as Deputy Manager of Jinzhou Petrochemical Company of former China Petrochemical Corporation. From March 1990 to December 1998, Mr. Wang served as Deputy Director and Director of Auditing Bureau of former China Petrochemical Corporation. Mr. Wang has been Head of China Petrochemical Corporation's Auditing Bureau since December 1998. Mr. Wang has been Director of Sinopec Corp.'s Auditing Bureau since February 2000. Mr. Wang served as Supervisor of the first session of the Supervisory Committee of Sinopec Corp. from February 2000 to April 2003. In April 2003, Mr. Wang was elected as Supervisor of the second session of the Supervisory Committee of Sinopec Corp.
ZHANG Baojian Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Zhang graduated from Shandong Financial and Economic College in July 1968 specializing in accounting. He is a professor level senior accountant. From October 1985 to April 1989, he was the Chief Accountant of Yueyang Petrochemical General Plant. From April 1989 to October 1995, he served as the chief accountant and Deputy Director of the Finance Department of former China Petrochemical Corporation. He acted concurrently as the Vice Chairman of Sinopec Finance Company Limited from May 1993 to October 1995. From October 1995 to February 2000, he served as the Director of the Finance Department of former China Petrochemical Corporation, and concurrently served as Chairman of Sinopec Finance Company Limited. Mr. Zhang has been Director of the Finance & Planning Department of China Petrochemical Corporation, and has been acting concurrently as Vice Chairman of the Board of Directors of Sinopec Finance Company Limited since February 2000. Mr. Zhang has been Deputy Chief Accountant of China Petrochemical Corporation since March 2003. Mr. Zhang was elected as Supervisor of the second session of the Supervisory Committee of Sinopec Corp. in April 2003.

KANG Xianzhang Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Kang graduated from the Correspondence Teaching Department of the Party School of the Beijing Municipal Party Committee in March 1988 specializing in ideology politics (undergraduate course). He also graduated from the Correspondence Teaching College of the Party School of the Central Committee of the Communist Party of China in December 1992 specializing in party and political affairs management (bachelor course). He is a senior political worker. From June 1995 to April 1996, he was the Deputy Director of the Organization Department of the Communist Party Committee of the Tibet Autonomous Region. From April 1996 to May 1997, he was a senior researcher of the deputy director level in the Cadre Allocation Bureau of the Organization Department of the Central Committee of the Communist Party of China. He acted as the Deputy Secretary of the Communist Party Committee of the Coal Scientific Research Institute of the Ministry of Coal Industry from May 1997 to October 1998. From October 1998 to May 1999, he was a Supervisor of the deputy director level in the Discipline Inspection Group and the Supervisory Bureau of China Petrochemical Corporation, and acted as a Deputy Director of the Supervisory Bureau of the same company from May 1999 to March 2001. He was the Deputy Director of the Supervisory Department of Sinopec Corp. from February 2000 to March 2001. He has been a Deputy Head of the Discipline Inspection Group of the Leading Party Group and Director of the Supervisory Bureau of China Petrochemical Corporation, as well as Director of the Supervisory Department of Sinopec Corp. since March 2001. Mr. Kang was elected as Supervisor of the second session of the Supervisory Committee of Sinopec Corp. in April 2003.
CUI Jianmin Independent Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Cui graduated from the Renmin University of China in October 1962 specializing in planning. Mr. Cui is a senior auditor, certified accountant and has extensive management experience in audit and finance fields. From June 1983 to January 1985, Mr. Cui served as Director of Industry and Transportation Bureau of State Audit Administration. From January 1985 to April 1995, Mr. Cui has been Deputy Auditor-General and Managing Deputy Auditor-General of State Audit Administration. Mr. Cui has been Chairman of the Chinese Certified Public Accountants Association since December 1995. Mr. Cui served as Independent Supervisor in the first session of Supervisory Committee of Sinopec Corp. from April 2000 to April 2003 and was elected Independent Supervisor of the second session of Supervisory Committee of Sinopec Corp. in April 2003.

LI Yonggui Independent Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Li graduated from Shandong Financial and Economic College in July 1965 specializing in finance. He is a senior economist and a certified public accountant. He has long engaged in tax management work and has extensive management experience in the field of taxation. From February 1985 to December 1988, he was the Deputy Director of the Taxation Bureau of the Ministry of Finance. He served as the Chief Economist of the State Administration of Taxation from December 1988 to April 1991. From April 1991 to February 1995, he served as the Deputy Director of the State Administration of Taxation. He was the Chief Economist of the State Administration of Taxation of China from February 1995 to September 2001. Mr. Li has been the Chairman of the China Taxation Consulting Association since May 2000. Mr. Li was elected as Independent Supervisor of the second session of the Supervisory Committee of Sinopec Corp. in April 2000.
SU Wensheng Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Su graduated from Tsinghua University in December 1980 specializing in environmental engineering. He obtained a master's degree in management science and engineering from Petroleum University (Beijing) in June 2000. He is a senior engineer. From September 1986 to November 1996, he was a Deputy Secretary of the Party Committee of the Beijing Designing Institute under former China Petrochemical Corporation, and acted concurrently as the Secretary of the Disciplinary Committee of the same Institute. From November 1996 to December 1998, he was the Secretary of the Party Committee of Beijing Designing Institute of the former China Petrochemical Corporation. Mr. Su has been the Director of the Ideology & Politics Department and a Deputy Secretary of the Affiliated Party Committee of China Petrochemical Corporation since December 1998. He has acted concurrently as the Managing Deputy Secretary of the Party Working Committee of the Western New Region Exploration Headquarter of Sinopec Corp. since December 2001. Mr. Su was elected as Employee Representative Supervisor of the second session of the Supervisory Committee of Sinopec Corp. in April 2000.

CUI Guoqi Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Cui graduated from the Correspondence Teaching College of Renmin University of China in December 1985 specializing in industrial business management. In January 1997, he obtained a master's degree in business management from the Business Management School of Renmin University of China. He is a senior economist. Mr. Cui has served as Director of Sinopec Beijing Yanhua Petrochemical Company Limited and he has served concurrently as Chairman of the Trade Union of Sinopec Beijing Yanshan Company since February 2000. Mr. Cui has been a member of the Executive Committee of the All China Federation of Trade Unions since December 2000, and a member of the Standing Committee of the National Committee of the Union of Chinese Energy and Chemical Industries since December 2001. Mr. Cui was elected Supervisor of the second session of the Supervisory Committee of Sinopec Corp. in April 2003.
ZHANG Xianglin Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Zhang graduated from Beijing Machinery College in July 1970 specializing in precision machine tool. He is a Senior Political Worker. He has served as a Director and Chairman of the Trade Union of Sinopec Yangzi Petrochemical Company Limited since January 2000. Mr. Zhang was elected Supervisor of the second session of the Supervisory Committee of Sinopec Corp. in April 2003.
ZHANG Haichao Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Zhang graduated from Zhoushan Petrochemical School in December 1979 specializing in oil storage and transportation. He also graduated from Jilin Chemical Institute in July 1985 specializing in oil storage and transportation. From January 2001 to June 2002, he participated in the business administration programme at Macau Science & Technology University. He is an economist. He served as Deputy General Manager of Zhejiang Oil Products Company from March 1998 to September 1999. He has served as General Manager of Zhejiang Oil Products Company since September 1999, and has served as Manager of Sinopec Zhejiang Oil Products Company since February 2000. Mr. Zhang was elected Supervisor of the second session of the Supervisory Committee of Sinopec Corp. in April 2003.

WANG Tianpu Senior Vice President	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Wang graduated from Qingdao Chemical Institute specializing in basic organic chemistry in July 1985. He then graduated from Dalian Science and Technology University in July 1996 and obtained a master's degree in business administration. In August 2003, he graduated from Zhejiang University specializing in Chemical Engineering and obtained a doctor's degree. He is a professor level senior engineer, and has accumulated relatively extensive experience in production management in petrochemical industry. From March 1999 to February 2000, he was Vice President of Qilu Petrochemical Company under China Petrochemical Corporation. From February 2000 to September 2000, he was Vice President of Sinopec Qilu Company. From September 2000 to August 2001, he was President of Sinopec Qilu Company. Mr. Wang was Vice President of Sinopec Corp. from August 2001 to April 2003 and was appointed as Senior Vice President of Sinopec Corp. in April 2003.
WANG Zhigang Vice President	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Wang graduated from East China Petroleum Institute in January 1982 specializing in oil production, and then obtained a master degree from University of Petroleum in June 2000 specializing in oil and gas development engineering. He is a professor level senior engineer. From February to June in 2000, he was Vice President of Sinopec Shengli Oil Field Company Limited. From June 2000 to December 2001, Mr. Wang served as Director and President of Sinopec Shengli Oil Field Company Limited. He was appointed as Non-executive Vice Chairman of the Committee of Economics and Trade of Ningxia Hui Autonomous Region from November 2001 to May 2003. From June 2003, he has acted as the Director of Oilfield Exploration and Production Department of Sinopec Corp. Mr. Wang was appointed Vice President of Sinopec Corp. in April 2003.
ZHANG Jianhua Vice President	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Zhang graduated from East China Chemical Engineering Institute in July 1986 specializing in petroleum refining, and then obtained a master degree from East China University to Science and Technology specializing in chemical engineering in December 2000. He is a professor level senior engineer. Mr. Zhang was appointed Vice-president of Shanghai Gaoqiao Petrochemical Company under China Petrochemical Corporation from April 1999 to February 2000. From February to September in 2000, he was Vice President of Sinopec Shanghai Gaoqiao Company. From September 2000 to June 2003, he was the President of Sinopec Shanghai Gaogiao Company. Mr. Zhang has been Director of Production Management Department of Sinopec Corp. since November 2003. Mr. Zhang was appointed Vice President of Sinopec Corp. in April 2003.

CAI Xiyou Vice President	No. 6A huixin east st. Chaoyang district Beijing
Mr. Cai graduated from Fushun Petroleum Institute in August 1982 specializing in petroleum processing automation, and then obtained an MBA degree from China Industry and Science Dalian Training Center in October 1990. He is a senior economist. From June 1995 to May 1996, Mr. Cai was Vice President of Jinzhou Petrochemical Company under China Petrochemical Corporation before the reorganization. From May 1996 to December 1998, he was Vice President of Dalian West Pacific Petrochemical Limited Company. From December 1998 to June 2001, he acted as Vice President of Sinopec Sales Company Limited, and from June to December in 2001, he acted as Managing Vice President of Sinopec Sales Company Limited. He has been Director and President of China International United Petroleum & Chemicals Company Limited since December 2001. Mr. Cai was appointed as Vice President of Sinopec Corp. in April 2003.
LI Chunguang Vice President	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Li graduated from Heilongjiang Business Institute in January 1982 specializing in petroleum storage and transportation. He is a senior engineer. Mr. Li acted as Vice President of Sinopec Sales Company Limited from October 1995 to June 2001. From June 2001 to December 2001, he was President of Sinopec Sales Company limited, and has been Director of Marketing and Distribution Department of Sinopec Corp. since December 2001. Mr. Li was appointed as Vice President of Sinopec Corp. in April 2003.
CHEN Ge Secretary to the Board of Directors	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Chen graduated from Daqing Petroleum Institute in July 1983 specializing in petroleum refining, and then obtained an MBA degree from Dalian University of Science and Technology in July 1996. He is a senior economist. From July 1983 to February 2000, he worked in Beijing Yanshan Petrochemical Company. From February 2000 to December 2001, he was a Deputy Director of Sinopec Corp.'s Secretariat to the Board of Directors. Mr. Chen has been the Director of Sinopec Corp.'s Secretariat to the Board of Directors since December 2001. Mr. Chen was appointed as Secretary to the Board of Directors of Sinopec Corp. since April 2003.

        The following persons are the directors, executive officers and supervisors of Beijing Feitian as of the date of this document. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws of the United States or a finding of any violation of federal or state securities law of the United States. All of these persons are citizens of the PRC.

Name and present position with Beijing Feitian	Current Business Address	Business Experience During the Past Five Years and Period Served
Wang Lisheng Director	No. 6A huixin east st. Chaoyang district, Beijing	Ms Wang graduated from Shanghai Financial and Economic College in July 1969 specializing in finance. She is a professor level senior accountant. From January 1984 to February 1991, Ms Wang served as Deputy section chief and section chief of Zhenhai Petroleum and Petrochemical Plant under former China Petrochemical Corporation. From February 1991 to July 1994, she served as Deputy Chief Accountant of Zhenhai Petroleum and Petrochemical Plant. From July 1994 to February 2001, Ms Wang served as Executive Director and Chief Accountant of Sinopec Zhenhai Refining&Chemical Co.,Ltd. She has been Deputy Chief Financial Officer of Sinopec Corp. since September 2000. In June 2004, Ms. Wang was elected as a director of the first session of the Board of Directors of Beijing Feitian and was appointed as Chairman of board of directors of Beijing Feitian.
Luo Shijie Director	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Luo graduated from Tianjin University in July 1968 specializing in precision tool technologies. He is a senior engineer. From July 1985 to June 1988, Mr. Luo acted as Deputy Director of Machine Plant of Sichuan Vinylon Plant under the former China Petrochemical Corporation. From June 1988 to September 1996, Mr. Luo served as Deputy Director of Sichuan Vinylon Plant under the former China Petrochemical Corporation. From September 1996 to February 2000, he acted as Vice President of Sinopec Sales Company Limited. He has acted as Deputy Director and Director of Chemical Department of Sinopec Corp since February 2000. In June 2004, Mr. Luo was elected as director of the first session of the Board of Directors of Beijing Feitian and was appointed as President of Beijing Feitian.
Yang Sushan Director	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Yang graduated from Dalian Engineering College in August 1970 specializing in the science of macro molecular. He is a professor level senior economist. From December 1982 to June 1988, Mr. Yang served as Deputy Director and Director of Qianjin Petrochemical Plant of the former Beijing Yanshan Petrochemical Co., Ltd. under the former China Petrochemical Corporation. From July 1988 to September 2000, he acted as Deputy Manager and Manager of International Corporation under the former China Petrochemical Corporation, CPC and Sinopec Corp. He has been Chairman of Board of Directors and President of SINOPEC International Co., Ltd since September 2000. In June 2004, Mr. Luo was elected as a director of the first session of the Board of Directors of Beijing Feitian.
Zou Huiping Supervisor	No. 6A huixin east st. Chaoyang district, Beijing
Mr. Zou graduated from Jiangxi Financial and Economical College in July 1986 specializing in trade and economics. He is a senior accountant. From May 1995 to November 1998, Mr. Zou served as Deputy section chief and section chief of financial section of Guangzhou Petrochemical General Plant under the former China Petrochemical Corporation. From November 1998 to February 2000, He served as Chief Accountant of Guangzhou Petrochemical General Plant. From February 2000 to December 2001, he acted as Deputy Director of the Finance & Asset Department of CPC. Since December 2001. He has been Deputy Director of the Finance & Planning Department of CPC. In June 2004, Mr. Zou was elected as supervisor of Beijing Feitian.

        CPC is the ultimate parent company of Sinopec Corp. and Beijing Yanhua. It is a state-owned company that does not have a board of directors. The general manager is responsible for managing its business affairs. Mr. Chen Tonghai is the general manager of CPC. He has not been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has he been a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws of the United States or a finding of any violation of federal or state securities law of the United States. Mr. Chen Tonghai is a citizen of the PRC.

Annex J

General Information Required by Takeovers Code

RESPONSIBILITY STATEMENT

        The information in this document relating to Beijing Yanhua has been supplied by Beijing Yanhua Directors. The issue of this document has been approved by Beijing Yanhua Directors, who jointly and severally accept full responsibility for the accuracy of the information contained in this document (other than that relating to Sinopec Corp. and/or Sinopec Corp. Directors) and confirm, having made all reasonable enquiries that to their best knowledge, opinions expressed in this document have been arrived at after due and careful consideration and there are no other facts not contained in this document the omission of which would make any statement in this document misleading.

        The information in this document relating to Sinopec Corp. has been supplied by Sinopec Corp. Directors. The issue of this document has been approved by Sinopec Corp. Directors, who jointly and severally accept full responsibility for the accuracy of the information contained in this document (other than that relating to Beijing Yanhua and/or Beijing Yanhua Directors) and confirm, having made all reasonable enquiries that to their best knowledge, opinions expressed in this document have been arrived at after due and careful consideration and there are no other facts not contained in this document the omission of which would make any statement in this document misleading.

DISCLOSURE OF INTERESTS

        For the purpose of this paragraph, "interested" and "interests" have the same meanings as ascribed thereto in Part XV of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong). For the purposes of Note 1 to paragraph 4 of Schedule I of the Takeovers Code, holdings of Beijing Yanhua H Shares are the relevant shareholdings in Beijing Yanhua and holdings of shares in Sinopec Corp. are the relevant shareholdings in Sinopec Corp.

(a)   Holdings, interests and dealings in Beijing Yanhua Shares

  (i)
  Sinopec Corp. owned 2,362,000,000 Beijing Yanhua Domestic Shares as at the Latest Practicable Date. The table below sets out the shareholding structure of Beijing Yanhua as at the Latest Practicable Date:

	As at the Latest Practicable Date
	Number of Beijing Yanhua Shares		Class of Beijing Yanhua Shares	Percentage over the entire issued share capital of Beijing Yanhua (%)
Sinopec Corp	2,362,000,000		Domestic Shares	70.01
Beijing Feitian	0		—	0
Morgan Stanley	2,560,000		H Shares	0.08
Morgan Stanley (Note 1)	3,148,000		H Shares	0.09
Independent Financial Advisor	1,120,000	(Note 2)	H Shares	0.03
BSAL	1,000,000	(Note 3)	H Shares	0.03
Total number of Beijing Yanhua Shares held by Sinopec Corp., associates of Beijing Yanhua and parties acting in concert with them	2,369,828,000			70.24
Independent Beijing Yanhua Shareholders	1,004,172,000		H Shares	29.76

Total number of Beijing Yanhua Shares	3,374,000,000			100

(Note 1:	These shares are held by Morgan Stanley and represent exempt dealings to hedge positions arising from its client positions.)
(Note 2:
1,120,000 Beijing Yanhua H Shares were held by Lehman Brothers Finance S.A., ("LBFSA"), an associated company of Lehman Brothers Asia Limited and represent exempt dealings to hedge derivative position arising from its existing client transaction.)
(Note 3:	1,000,000 Beijing Yanhua H Shares as represented by 20,000 Beijing Yanhua ADSs were held by Bear Stearns & Co. Inc., an associated company of BSAL).

        The Beijing Yanhua Shareholders, inter alia, enjoy the following rights:

  (1)
  the right to dividends and other distributions in proportion to the number of shares held by them;

  (2)
  the right to attend or appoint a proxy to attend shareholders' meetings of Beijing Yanhua and to vote thereat;

  (3)
  the right to transfer Beijing Yanhua Shares in accordance with laws, regulations and provisions of the articles of association of Beijing Yanhua; and

  (4)
  in the event of termination or liquidation of Beijing Yanhua, to participate in the distribution of the remaining assets of Beijing Yanhua in accordance with the number of Beijing Yanhua Shares held.

  From the date of the Announcement to the Latest Practicable Date (both dates inclusive), Bear Stearns & Co. Inc. (an associated company of BSAL) had acquired for value Beijing Yanhua ADSs as follows:

Name of Acquiror	Date	Price		Number of Beijing Yanhua ADSs
Bear Stearns & Co. Inc.	30 December 2004	US$	23.41	1,600
Bear Stearns & Co. Inc.	30 December 2004	US$	23.35	5,000
Bear Stearns & Co. Inc.	31 December 2004	US$	23.41	2,500
Bear Stearns & Co. Inc.	31 December 2004	US$	23.34	1,900
Bear Stearns & Co. Inc.	31 December 2004	US$	23.28	600
Bear Stearns & Co. Inc.	31 December 2004	US$	23.47	5,700
Bear Stearns & Co. Inc.	31 December 2004	US$	23.45	2,700

Note:	Bear Stearns & Co. Inc. is an associated company of Bear Stearns Asia Limited. As a result of the above dealings, Bear Stearns & Co. Inc. holds 20,000 Beijing Yanhua ADSs (equivalent to 1,000,000 Beijing Yanhua H Shares.)

  From the date of the Announcement to the Latest Practicable Date (both dates inclusive), the Independent Financial Advisor and its affiliates have had the following dealings in Beijing Yanhua H Shares:

  1.
  Lehman Brothers International (Europe) ("LBIE") repurchased 341,750 Beijing Yanhua H Shares from LBIE Funding Trust, Series 2004-A pursuant to the terms of a global master repurchase agreement; and

  2.
  LBIE transferred the same 341,750 Beijing Yanhua H Shares to Lehman Brothers Finance S.A. ("LBFSA") pursuant to the terms of an overseas securities loan agreement.

  Transactions 1 and 2 did not involve any cash considerations.

  3.
  LBFSA purchased 670,000 Beijing Yanhua H Shares at the cost of HK$3.675 per share to hedge positions arising from existing derivative transaction.

  Each of LBFSA and LBIE are under the same control as the Independent Financial Advisor and the accounts of LBIE Funding Trust, Series 2004-A are consolidated into the Lehman Brothers group of companies. As a result of the above transactions, LBFSA held a total of 1,120,000 Beijing Yanhua H Shares as at the Latest Practicable Date.

  (ii)
  Save as disclosed in this section, Sinopec Corp. does not own any Beijing Yanhua Shares and has not dealt for value in any Beijing Yanhua Shares during the Disclosure Period.

  (iii)
  Save as disclosed in this section, none of the Beijing Yanhua Directors or the Sinopec Corp. Directors had any interest in any Beijing Yanhua Shares or dealt for value in any Beijing Yanhua Shares during the Disclosure Period.

  (iv)
  Save as disclosed in this section and in relation to: (i) non-concert party dealings of Morgan Stanley and persons controlling, controlled by or under the same control as Morgan Stanley; and (ii) dealings for the account of non-discretionary clients by the brokerage division of a subsidiary of CICC, none of the parties acting in concert with Sinopec Corp., or parties which are presumed to be acting in concert with Sinopec Corp. under the Takeovers Code, owned or controlled any Beijing Yanhua Shares as at the Latest Practicable Date or had dealt for value in any Beijing Yanhua Shares during the Disclosure Period.

  (v)
  Save as disclosed in this section, no pension fund of any member of the Sinopec Corp. Group, or any professional advisor to Beijing Yanhua as specified in class (2) of the definition of associate in the Takeovers Code, but excluding exempt principal traders, owned or controlled any Beijing Yanhua Shares as at the Latest Practicable Date or has dealt for value in any Beijing Yanhua Shares either on a proprietary basis or on account of clients for whom they have a discretionary management mandate during the period commencing from the date of the Announcement and ending on the Latest Practicable Date.

  (vi)
  No arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code existed between any person and Sinopec Corp. or Beijing Yanhua or any person acting in concert with Sinopec Corp. or any person who is an associate of Sinopec Corp. or of Beijing Yanhua by virtue of classes (1), (2), (3) or (4) of the definition of "associate" under the Takeovers Code during the period commencing from the date of the Announcement and ending on the Latest Practicable Date.

  (vii)
  No interest in Beijing Yanhua H Shares was managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Beijing Yanhua during the period commencing from the date of the Announcement and ending on the Latest Practicable Date.

(b)   Holdings, interests and dealings in the shares of Sinopec Corp. Shares

  (i)
  Beijing Yanhua did not own any Sinopec Corp. Shares and had not dealt in the Sinopec Corp. Shares during the Disclosure Period.

  (ii)
  None of the Beijing Yanhua Directors had any interest in the Sinopec Corp. Shares and none of the Beijing Yanhua Directors had dealt for value in any Sinopec Corp. Shares during the Disclosure Period.

(c)   Other interests

        As at the Latest Practicable Date:

  (i)
  no benefit was to be given to any Beijing Yanhua Director as compensation for loss of office or otherwise in connection with the Proposal;

  (ii)
  no agreement, arrangement or understanding, including any compensation arrangement, existed between Sinopec Corp. or any person acting in concert with Sinopec Corp. and any of the Beijing Yanhua Directors, recent Beijing Yanhua Directors, Beijing Yanhua Shareholders or recent Beijing Yanhua Shareholders having any connection with or dependence upon the Proposal;

  (iii)
  no agreement or arrangement existed between any Beijing Yanhua Director and any other person which is conditional on or dependent upon the outcome of the Proposal or otherwise connected with the Proposal;

  (iv)
  no material contract had been entered into by Sinopec Corp. in which any of the Beijing Yanhua Directors had a material personal interest;

  (v)
  each of the Beijing Yanhua Directors had in force a service contract with Beijing Yanhua for a term of three (3) years with effect from June 27, 2003 to June 26, 2006; and

  (vi)
  there were no outstanding options, warrants or convertible securities issued by Beijing Yanhua.

        No new Beijing Yanhua Share or new Beijing Yanhua ADS has been issued since December 31, 2004.

MARKET PRICES

        The Beijing Yanhua H Shares are traded on Hong Kong Stock Exchange.

        The table below shows the respective closing prices of Beijing Yanhua H Shares on the Hong Kong Stock Exchange: (i) on the last trading day of each of the six calendar months preceding the date of the Announcement; (ii) on December 21, 2004, being the last trading day prior to the suspension of trading in the Beijing Yanhua H Shares pending the issue of the Announcement; and (iii) on the Latest Practicable Date.

Date	Price per Beijing Yanhua H Share HK$
June 30, 2004	2.525
July 31, 2004	2.85
August 31, 2004	2.70
September 30, 2004	3.15
October 29, 2004	2.825
November 30, 2004	2.975
December 21, 2004	3.425
Latest Practicable Date	3.65

        The lowest and highest closing prices per Beijing Yanhua H Share recorded on the Hong Kong Stock Exchange during the period from June 30, 2004, being the date six months prior to the date of the Announcement, to the Latest Practicable Date were respectively HK$2.475 on August 16 and August 17, 2004 and HK$3.675 on December 31, 2004 and January 4 and January 5, 2005.

MATERIAL CONTRACTS

        During the two years prior to the date of this document, Beijing Yanhua had not entered into any contracts which are or may be material other than in the ordinary course of business carried out or intended to be carried out by Beijing Yanhua, save and except for the Merger Agreement. A copy of the English translation of the Merger Agreement is attached hereto as Annex F.

MATERIAL LITIGATION

        As at the Latest Practicable Date, Beijing Yanhua was not engaged in litigation or arbitration of material importance and no litigation or claim of material importance was known to the Beijing Yanhua Directors to be pending or threatened by or against Beijing Yanhua.

PROCEDURE FOR DEMANDING A POLL BY SHARESHOLDERS

        Set out below is the procedure by which Beijing Yanhua Shareholders and the chairman of any Beijing Yanhua Shareholders' meeting may demand a poll pursuant to article 73 of Beijing Yanhua Articles:

        "At any general meeting of shareholders, a resolution shall be decided on a show of hands unless a poll is demanded before or after any vote by show of hands by:

  (1)
  the chairman of the meeting;

  (2)
  at least two shareholders, who possess the right to vote, present in person or by proxy;

  (3)
  one or more shareholders (including proxies) representing, either calculated separately or in aggregate, one-tenth or more of all shares carrying the right to vote at the meeting.

        Unless a poll be so demanded, a declaration by the chairman of the meeting that a resolution has on a show of hands been carried and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution, that the resolution has been carried.

        A demand for a poll may be withdrawn by the person who made the demand."

QUALIFICATION OF EXPERTS

        The following are the qualifications of the experts who have given financial analysis or advice which are contained in this document:

Name	Qualifications
CICC	A company incorporated in Hong Kong, which is deemed licensed for Type 1 regulated activity (dealing in securities), Type 4 regulated activity (advising on securities), Type 6 regulated activity (advising on corporate finance) and Type 9 regulated activity (asset management) under the Securities and Futures Ordinance of Hong Kong
Morgan Stanley	A company incorporated in Hong Kong, which is licensed for Type 1 regulated activity (dealing in securities), Type 4 regulated activity (advising on securities), Type 6 regulated activity (advising on corporate finance) and Type 7 regulated activity (providing automated services) under the Securities and Futures Ordinance of Hong Kong
BSAL	A company incorporated in Hong Kong, which is licensed for Type 1 regulated activity (dealing in securities), Type 4 regulated activity (advising on securities), Type 6 regulated activity (advising on corporate finance), Type 7 regulated activity (providing automated services) and Type 9 regulated activity (asset management) under the Securities and Futures Ordinance of Hong Kong
Independent Financial Advisor	A company incorporated in Hong Kong, which is licensed for Type 1 regulated activity (dealing in securities), Type 2 regulated activity (dealing in future contracts), Type 4 regulated activity (advising on securities) and Type 6 regulated activity (advising on corporate finance) under the Securities and Futures Ordinance of Hong Kong

CONSENTS

        CICC, Morgan Stanley, BSAL and the Independent Financial Advisor have given and have not withdrawn their respective written consents to the issue of this document with the inclusion therein of their financial analysis letters, as the case may be, and the references to their names, financial analysis letters in the form and context in which they respectively appear.

DOCUMENTS AVAILABLE FOR INSPECTION

        Copies of the following documents are available for inspection at the offices of Coudert Brothers at 39th Floor, Gloucester Tower, The Landmark, Central, Hong Kong during normal business hours on any weekday (public holidays excepted) until the Effective Date or the date on which the Proposal lapses or is withdrawn, whichever is the earliest:

  (a)
  the articles of association of Sinopec Corp.;

  (b)
  the Beijing Yanhua Articles;

  (c)
  the audited accounts of Beijing Yanhua for each of the years ended December 31, 2002 and 2003;

  (d)
  the service contracts of Beijing Yanhua Directors;

  (e)
  the letter from the Independent Financial Advisor, the text of which is set out on pages D-1 to D-17 of this document;

  (f)
  the letters from CICC and Morgan Stanley respectively, the texts of which are set out on pages C-1 to C-3; and

  (g)
  the letters of consent referred to in the section headed "Consents" of this Annex J.

FEES AND EXPENSES

        Except as disclosed in this document and as set forth in the Merger Agreement, each of Sinopec Corp. and Beijing Yanhua agrees to pay its costs, fees and expenses in connection with the Merger. The costs in connection with the printing and mailing of this document will be borne by Beijing Yanhua. Estimated costs, fees and expenses to be incurred by Sinopec Corp. and Beijing Yanhua in connection with the Proposal are as follows:

—Filing fees	US$	189,973
—Financial advisor fees and expenses	US$	3,480,000
—Legal fees and expenses	US$	1,926,500
—Printing and solicitation costs	US$	25,700
—Miscellaneous	US$	50,000

MISCELLANEOUS

  (a)
  The registered office of Sinopec Corp. is at 6A, Huixindong Street, Chaoyang District, Beijing, the People's Republic of China.

  (b)
  The controlling shareholder of Beijing Yanhua is Sinopec Corp., a joint stock limited company incorporated in the PRC with limited liability.

  (c)
  The controlling shareholder of Sinopec Corp. is CPC. There is no other shareholder of Sinopec Corp. who holds 30% or more of the Sinopec Corp. Shares.

  (d)
  The controlling shareholder of Beijing Feitian is Sinopec Corp.. There is no other shareholder of Beijing Feitian who holds 30% or more of the shares of Beijing Feitian.

  (e)
  The directors of Beijing Yanhua are Wang Yongjian, Yang Qingyu, Xu Hongxing, Wang Yuying, Wang Ruihua, Cui Guoqi, Xiang Hanyin, Zhang Yanning, Liu Haiyan, and Yang Xuefeng.

  (f)
  The directors of Sinopec Corp. are Chen Tonghai, Wang Jiming, Mou Shuling, Zhang Jiaren, Cao Xianghong, Liu Genyuan, Gao Jian, Fan Yifei, Chen Qingtai, Ho Tsu Kwok Charles, Shi Wanpeng, Zhang Youcai and Cao Yaofeng.

  (g)
  The directors of Beijing Feitian are Wang Lisheng, Yang Shushan and Luo Shijie.

  (h)
  The Registers are open to inspection by the Beijing Yanhua Shareholders or any other person in accordance with the Beijing Yanhua Articles.

  (i)
  The English text of this document (except for the Merger Agreement), the forms of proxy and reply slip shall prevail over the Chinese text.

  (j)
  All announcements in relation to the Proposal will be published as a paid announcement in at least one leading English language newspaper and one leading Chinese language newspaper, being in each case a newspaper which is published daily and circulating generally in Hong Kong.

QuickLinks

  Exhibit 99.(a)(5)(v)
TO THE BEIJING YANHUA SHAREHOLDERS
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
DEFINITIONS
EXPECTED TIMETABLE
COMPARATIVE STOCK PRICES AND DIVIDENDS
SELECTED HISTORICAL FINANCIAL DATA
SPECIAL FACTORS REGARDING THE MERGER
Daily Closing Price of Beijing Yanhua H Shares
Historical Daily Trading Volume of Beijing Yanhua H Shares
THE SPECIAL GENERAL MEETINGS
PRC REGULATORY APPROVALS
THE COMPANIES
EXCHANGE RATE INFORMATION
CERTAIN PROVISIONS OF THE MERGER AGREEMENT
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OWNERSHIP OF SECURITIES OF BEIJING YANHUA
FUTURE INTENTIONS OF SINOPEC CORP.
FEES AND EXPENSES
WHERE TO FIND MORE INFORMATION
ANNEX INDEX
Annex A Letter from the Chairman of Beijing Yanhua Board
Annex B Letter from the Beijing Yanhua Independent Board Committee
Annex C Opinion of Financial Advisors to Sinopec Corp.
Annex D Letter from Independent Financial Advisor to Beijing Yanhua Independent Board Committee
Table 1: Financial Summary for 3 Years Ended December 31, 2003 and 6 Months Ended June 30, 2004
Chart 3: Daily Closing Price of Beijing Yanhua H Shares Relative to the H-share Index
Chart 4: Daily Closing Price of Beijing Yanhua H Shares
Chart 5: Historical Price to NAV per share Ratio of Beijing Yanhua
Table 3: Market Price of Comparable Companies to NAV
Table 4: Earnings Multiples of Selected Comparable Transactions
Annex E Financial Information Relating to Beijing Yanhua
  NOTES ON THE UNAUDITED INTERIM FINANCIAL REPORT
Annex F Merger Agreement
Table of Contents
AGREEMENT OF MERGER BY ABSORPTION
AMENDMENT TO THE AGREEMENT OF MERGER BY ABSORPTION
Annex G Notice of Special General Meeting
NOTICE OF SPECIAL GENERAL MEETING
Annex H Notice of Special General Meeting of Independent Shareholders
Annex I Schedule of Directors and Executive Officers of Beijing Yanhua, Sinopec Corp., Beijing Feitian and CPC
Annex J General Information Required by Takeovers Code